                                  SCHEDULE 14A
                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission
     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          U.S. FRANCHISE SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[X]  Fee paid previously with preliminary materials:

      $19,770.80

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                   USFG LOGO

To our Stockholders:

     You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of U.S. Franchise Systems, Inc. ("USFS"), which will be held on March 11, 1998, at 4:00 p.m., local time, at USFS's offices, 13 Corporate Square, Suite 250, Atlanta, Georgia 30329. At the Special Meeting, you will be asked to consider a series of proposed transactions designed to enable USFS to acquire (the "Acquisition") the entire interest in USFS's Hawthorn Suites brand of hotels currently owned by Hawthorn Suites Associates, an Illinois joint venture ("HSA"), and HSA Properties, Inc., a Delaware corporation ("HPI"), through their ownership collectively of a 99% membership interest in HSA Properties, L.L.C., a Delaware limited liability company ("HSA LLC"). The Acquisition will be accomplished by a merger (the "Merger") of USFS with and into USFS Hawthorn, Inc., a newly formed Delaware corporation ("USH" or the "Company"). USH will be the surviving corporation in the Merger. At the Special Meeting, shareholders of USFS will be asked to approve the Merger. HOLDERS OF SHARES OF USFS'S COMMON STOCK, INCLUDING MYSELF AND NEAL ARONSON, USFS'S EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, REPRESENTING 80.72% OF THE TOTAL OUTSTANDING VOTING POWER OF USFS, HAVE INDICATED TO USFS THEIR INTENTION TO APPROVE THE ACQUISITION AND THE MERGER. USFS has decided not to seek a fairness opinion from an investment banking firm with respect to the consideration being paid by it for the acquisition of HSA LLC. The terms of the Merger and the related transactions are described in detail in the accompanying Proxy Statement/Prospectus.

     Immediately prior to the Merger, pursuant to a Contribution Agreement (the "Contribution Agreement"), dated as of December 9, 1997, by and among HSA, HPI, USH and USFS, HSA and HPI will transfer to USH (the "Transfer") all of their respective membership interests in HSA LLC, on the terms, and subject to the conditions, contained in the Contribution Agreement. Pursuant to the Transfer, HPI will acquire 22,447 shares of Class A common stock, par value $.01 per share, of USH (the "Company Class A Common Stock"), and HSA will acquire 2,199,775 shares of Company Class A Common Stock. The terms of the Contribution Agreement are described in detail in the accompanying Proxy Statement/Prospectus.

     In the Merger, pursuant to the Agreement and Plan of Merger, dated as of December 9, 1997 (the "Merger Agreement"), between USFS and USH, each share of Class A Common Stock, par value $.01 per share, of USFS (the "USFS Class A Common Stock"), and Class B Common Stock, par value $.01 per share, of USFS (the "USFS Class B Common Stock" and, together with the USFS Class A Common Stock, collectively, the "USFS Common Stock") issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one share of Company Class A Common Stock or Company Class B Common Stock, par value $.01 per share (the "Company Class B Common Stock," and, together with the Company Class A Common Stock, the "Company Common Stock"), as applicable. Each share of Company Class A Common Stock issued to HSA and HPI pursuant to the Contribution Agreement will remain outstanding following consummation of the Merger. Company Common Stock will be identical to USFS Common Stock in all material respects, including voting rights, dividend and liquidation participation, pre-emptive rights and conversion rights and restrictions. The terms of the Merger Agreement are described in detail in the accompanying Proxy Statement/Prospectus.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER. HOLDERS OF SHARES REPRESENTING A MAJORITY OF USFS'S OUTSTANDING VOTING POWER HAVE INDICATED TO USFS THEIR INTENTION TO VOTE IN FAVOR OF THE MERGER.

     Upon consummation of the Merger, HSA and HPI will, collectively, own approximately 15.04% of the outstanding shares of Company Common Stock, representing approximately 5.68% of the voting power of the outstanding shares of Company Common Stock, while existing stockholders of USFS will own approximately 84.96% of the outstanding shares of Company Common Stock, representing approximately 94.32% of the voting power of the outstanding shares of Company Common Stock (in each case based upon the number of outstanding shares of USFS Common Stock as of the date hereof, which number is subject to change prior to completion of the Merger). The 2,222,222 shares of Company Common Stock to be issued to HSA and HPI in the Acquisition were valued at $17,777,776 on the date the Merger was publicly announced (based on the closing price of USFS's Common Stock on such date). Based on the closing price of USFS's Common Stock as of February 6, 1998, such shares would be valued at $23,333,331.

     By virtue of the Merger and the Contribution Agreement, USFS will acquire the remaining 99% interest in HSA LLC which it does not already own. Currently, USFS and HSA LLC are parties to the Master Franchise Agreement, dated as of March 27, 1996 (the "Hawthorn Acquisition Agreement"), pursuant to which USFS acquired the exclusive, worldwide rights to franchise and to control the development and operation of the Hawthorn Suites brand of hotels. The Hawthorn Acquisition Agreement requires that a percentage of royalties received by USFS from the franchising of Hawthorn Suites hotels be remitted to HSA LLC and also contains certain restrictions on USFS's operations and imposes standards relating to the development of the Hawthorn Suites brand of hotels. Accordingly, the Board of Directors of USFS has approved the acquisition of HSA LLC through the Merger, the Contribution Agreement and the Shareholders Agreement referred to below, in order to eliminate these provisions and has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, USFS and its stockholders.

     In addition, in connection with the Merger, HSA, HPI, USH and I and Neal K. Aronson, in our capacity as shareholders of USH, will enter into a Shareholders Agreement (the "Shareholders Agreement") pursuant to which HSA and HPI will be granted certain customary registration rights and "tag along" rights and pursuant to which HSA and HPI will agree not to enter into certain transactions regarding the Company's ownership or management and, for a specified period of time and subject to certain exceptions, not to transfer the shares of Company Class A Common Stock they will acquire under the Contribution Agreement. Furthermore, the Shareholders Agreement will provide that one representative of HSA will be nominated for election to the Company's Board of Directors provided that HSA and HPI maintain a specified level of ownership in the Company. The terms of the Shareholders Agreement are described in detail in the accompanying Proxy Statement/Prospectus.

     The attached Notice of Special Meeting and Proxy Statement/Prospectus contain detailed information concerning the Special Meeting. Please read the Notice and the Proxy Statement/Prospectus and consider this information carefully.

     Returning the proxy does NOT deprive you of your right to attend the Special Meeting and to vote your shares in person with respect to the matters to be acted upon at the Special Meeting. This solicitation is made on behalf of the Board of Directors of USFS.

     PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

     We look forward to your attendance at the Special Meeting. Thank you for your consideration and your continued support.

                                          Sincerely,

                                          /s/ MICHAEL A. LEVEN

                                          --------------------------------------
                                                     Michael A. Leven
                                                         Chairman

                          U.S. FRANCHISE SYSTEMS, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 11, 1998

TO THE STOCKHOLDERS OF
U.S. FRANCHISE SYSTEMS, INC.:

     Notice is hereby given that a Special Meeting of Stockholders of U.S. Franchise Systems, Inc., a Delaware corporation ("USFS"), will be held on March 11, 1998, 4:00 p.m., local time, at USFS's offices, 13 Corporate Square, Suite 250, Atlanta, Georgia 30329 for the following purposes:

          (i) To consider and vote upon the approval of the Agreement and Plan of Merger, dated as of December 9, 1997 (the "Merger Agreement"), between USFS Hawthorn, Inc., a Delaware corporation (the "Company" or "USH"), and USFS, that provides for the merger of USFS with and into the Company (the "Merger"). After the effective time of the Merger, the Company will be the surviving corporation.

          (ii) To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof. USFS does not currently intend to bring any business other than the approval of the Merger Agreement and the Merger before the Special Meeting or any adjournments or postponements thereof.

     The Merger is to be effected in connection with a series of transactions designed to enable USFS to acquire the entire interest in USFS's Hawthorn Suites brand of hotels currently owned by Hawthorn Suites Associates, an Illinois joint venture ("HSA"), and HSA Properties, Inc., a Delaware corporation ("HPI"), through their ownership collectively of a 99% membership interest in HSA Properties, L.L.C., a Delaware limited liability company ("HSA LLC"). Immediately prior to the Merger, pursuant to a Contribution Agreement (the "Contribution Agreement"), dated as of December 9, 1997, by and among HSA, HPI, USH and USFS, HSA and HPI will transfer to USH (the "Transfer") all of their respective membership interests in HSA LLC, on the terms, and subject to the conditions, contained in the Contribution Agreement. Pursuant to the Transfer, HPI will acquire 22,447 shares of Class A common stock, par value $.01 per share, of the Company (the "Company Class A Common Stock"), and HSA will acquire 2,199,775 shares of Company Class A Common Stock. The terms of the Contribution Agreement are described in detail in the accompanying Proxy Statement/Prospectus.

     In the Merger, each share of Class A Common Stock, par value $.01 per share of USFS (the "USFS Class A Common Stock"), and Class B Common Stock, par value $.01 per share, of USFS (the "USFS Class B Common Stock" and, together with the USFS Class A Common Stock, the "USFS Common Stock") issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one share of Company Class A Common Stock or Class B common stock, par value $.01 per share of USH (the "Company Class B Common Stock" and together with the Company Class A Common Stock, collectively, the "Company Common Stock"), respectively. Each share of Company Class A Common Stock issued to HSA and HPI pursuant to the Contribution Agreement will remain outstanding following consummation of the Merger. Company Common Stock is identical to USFS Common Stock in all material respects, including voting rights, dividend and liquidation participation, pre-emptive rights and conversion rights and restrictions. The terms of the Merger and the Merger Agreement are described in detail in the accompanying Proxy Statement/Prospectus.

     Upon consummation of the Merger, HSA and HPI will, collectively, own approximately 15.04% of the outstanding shares of Company Common Stock, representing approximately 5.68% of the voting power of the outstanding shares of Company Common Stock, while existing stockholders of USFS will own approximately 84.96% of the outstanding shares of Company Common Stock, representing approximately 94.32% of the voting power of the outstanding shares of Company Common Stock (in each case based upon the number of outstanding shares of USFS Common Stock as of the date hereof, which number is subject to change prior to completion of the Merger). The 2,222,222 shares of Company Common Stock to be issued to HSA and HPI in the Acquisition were valued at $17,777,776 on the date the Merger was publicly announced (based on the closing price of USFS's Common Stock on such date). Based on the closing price of USFS's Common Stock as of February 6, 1998, such shares would be valued at $23,333,331.

     By virtue of the Merger and the Contribution Agreement, USFS will acquire the remaining 99% interest in HSA LLC which it does not already own. Currently, USFS and HSA LLC are parties to a Master Franchise Agreement, dated as of March 27, 1996 (the "Hawthorn Acquisition Agreement"), pursuant to which USFS acquired the exclusive, worldwide rights to franchise and to control the development and operation of the Hawthorn Suites brand of hotels. The Hawthorn Acquisition Agreement requires that a percentage of royalties received by USFS from the franchising of Hawthorn Suites hotels be remitted to HSA LLC and also contains certain restrictions on USFS's operations and imposes standards relating to the development of the Hawthorn Suites brand of hotels. The Board of Directors of USFS has approved the acquisition of HSA LLC through the Merger, the Contribution Agreement and the Shareholders Agreement referred to below, in order to eliminate these provisions.

     In addition, in connection with the Merger, HSA, HPI, USH and I and Neal K. Aronson, in our capacity as shareholders of USH, will enter into a Shareholders Agreement (the "Shareholders Agreement") pursuant to which HSA and HPI will be granted certain customary registration rights and "tag along" rights and pursuant to which HSA and HPI will agree not to enter into certain transactions regarding the Company's ownership or management and, for a specified period of time and subject to certain exceptions, not to transfer the shares of Company Class A Common Stock they will acquire under the Contribution Agreement. Furthermore, the Shareholders Agreement will provide that one representative of HSA will be nominated for election to the Company's Board of Directors provided that HSA and HPI maintain a specified level of ownership in the Company. The terms of the Shareholders Agreement are described in detail in the accompanying Proxy Statement/Prospectus.

     Only stockholders of record at the close of business on January 30, 1998 are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof.

     THE BOARD OF DIRECTORS OF USFS HAS UNANIMOUSLY APPROVED THE MERGER AND BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, USFS AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS OF USFS RECOMMENDS UNANIMOUSLY THAT USFS STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER AT THE SPECIAL MEETING. HOLDERS OF SHARES REPRESENTING A MAJORITY OF USFS'S OUTSTANDING VOTING POWER HAVE INDICATED TO USFS THEIR INTENTION TO VOTE IN FAVOR OF THE MERGER.

     Holders of USFS Common Stock are not entitled to rights of appraisal or other dissenter's rights under Delaware law with respect to the Merger or any transactions contemplated by the Merger Agreement.

     The accompanying Proxy Statement/Prospectus describes in detail the Merger and the transactions contemplated by the Merger Agreement and the Contribution Agreement and contains certain other information regarding USFS and the Company. Please read the Proxy Statement/Prospectus carefully and then complete, sign and date the enclosed proxy card and return it promptly in the enclosed self-addressed postage prepaid reply envelope whether or not you plan to attend the Special Meeting.

                                          By Order of the Board of Directors,

                                          /s/ MICHAEL A. LEVEN

                                          --------------------------------------
                                                     Michael A. Leven
                                                  Chairman of the Board

February 13, 1998

                             ---------------------

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE PREPAID REPLY ENVELOPE. YOU MAY VOTE IN PERSON AT THE SPECIAL MEETING EVEN IF YOU HAVE PREVIOUSLY RETURNED A PROXY CARD.
                             ---------------------

     PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

PROXY STATEMENT/PROSPECTUS

                                   USFG LOGO
                             ---------------------

              PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
          OF U.S. FRANCHISE SYSTEMS, INC. TO BE HELD ON MARCH 11, 1998
                             ---------------------

                       PROSPECTUS OF USFS HAWTHORN, INC.
       9,844,972 SHARES OF CLASS A COMMON STOCK, PAR VALUE $.01 PER SHARE 2,707,919 SHARES OF CLASS B COMMON STOCK, PAR VALUE $.01 PER SHARE
                             ---------------------

     This Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to the stockholders of U.S. Franchise, Systems, Inc., a Delaware corporation ("USFS"), in connection with the solicitation of proxies by the Board of Directors of USFS (the "Board") for use at the Special Meeting of Stockholders of USFS to be held on March 11, 1998 at 4:00 p.m., local time, at USFS's offices, 13 Corporate Square, Suite 250, Atlanta, Georgia 30329, or any adjournments or postponements thereof (the "Special Meeting").
     At the Special Meeting, holders of shares of Class A Common Stock, par value $.01 per share, of USFS ("USFS Class A Common Stock"), and holders of Class B Common Stock, par value $.01 per share, of USFS ("USFS Class B Common Stock" and, together with the USFS Class A Common Stock, collectively, the "USFS Common Stock") will vote upon a proposal to approve the Agreement and Plan of Merger dated as of December 9, 1997 (the "Merger Agreement"), between USFS and USFS Hawthorn, Inc., a Delaware corporation ("USH"), pursuant to which USFS will merge with and into USH (the "Merger"). USH will be the surviving corporation of the Merger. The term "the Company," when used in this Proxy Statement/ Prospectus refers to USFS before the Merger and, following the completion of the Merger, to USH as the surviving corporation in the Merger and as the successor to the business of USFS.
     The Merger is to be effected in connection with the series of transactions (the "Merger Transactions") designed to enable USFS to acquire the entire interest in USFS's Hawthorn Suites brand of hotels currently owned by Hawthorn Suites Associates, an Illinois joint venture ("HSA"), and HSA Properties, Inc., a Delaware corporation ("HPI"), through their ownership collectively of a 99% membership interest in HSA Properties, L.L.C., a Delaware limited liability company ("HSA LLC"). USFS currently owns the remaining 1% membership interest in HSA LLC. Immediately prior to the Merger, pursuant to a Contribution

                                                        (continued on next page)
                             ---------------------

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS IN EVALUATING THE MERGER AND THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS," BEGINNING ON PAGE 18>.
                             ---------------------

     This Proxy Statement/Prospectus also constitutes the prospectus for the shares of Company Common Stock to be issued in the Merger. USH has filed a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") regarding the registration of such shares, of which this Proxy Statement/Prospectus is a part.

  THE SHARES OF COMPANY COMMON STOCK TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
  SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Proxy Statement/Prospectus is first being mailed to USFS stockholders on or about February 13, 1998.
                             ---------------------

       The date of this Proxy Statement/Prospectus is February 12, 1998.

Agreement (the "Contribution Agreement"), dated as of December 9, 1997, by and among HSA, HPI, USH and USFS, HSA and HPI will assign, transfer and convey to USH (the "Transfer") all of their respective ownership interests in HSA LLC, on the terms, and subject to the conditions, contained in the Contribution Agreement. Pursuant to the Transfer, HPI will acquire 22,447 shares of Class A common stock, par value $.01 per share, of USH (the "Company Class A Common Stock"), and HSA will acquire 2,199,775 shares of Company Class A Common Stock. In the Merger, each share of USFS Class A Common Stock and USFS Class B Common Stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one share of Company Class A Common Stock or one share of Class B Common Stock, par value $.01 per share, of USH (the "Company Class B Common Stock," and, together with the Company Class A Common Stock, collectively, the "Company Common Stock"), respectively. Each share of Company Class A Common Stock issued to HSA and HPI pursuant to the Contribution Agreement will remain outstanding following consummation of the Merger. Company Common Stock is identical to USFS Common Stock in all material respects, including voting rights, dividend and liquidation participation, pre-emptive rights and conversion rights and restrictions.
     Upon consummation of the Merger, HSA and HPI will, collectively, own approximately 15.04% of the outstanding shares of Company Common Stock, representing approximately 5.68% of the aggregate voting power of the outstanding shares of Company Common Stock, while existing stockholders of USFS will own approximately 84.96% of the outstanding shares of Company Common Stock, representing approximately 94.32% of the aggregate voting power of the outstanding shares of Company Common Stock (in each case based upon the number of outstanding shares of USFS Common Stock as of the date hereof, which number is subject to change prior to completion of the Merger). The 2,222,222 shares of Company Common Stock to be issued to HSA and HPI in the Acquisition were valued at $17,777,776 on the date the Merger was publicly announced (based on the closing price of USFS's Common Stock on such date). Based on the closing price of USFS's Common Stock as of February 6, 1998, such shares would have been valued at $23,333,331.
     By virtue of the Merger and the Contribution Agreement, USFS will acquire the remaining 99% interest in HSA LLC which it does not already own. Currently, USFS and HSA LLC are parties to the Master Franchise Agreement, dated as of March 27, 1996 (the "Hawthorn Acquisition Agreement"), pursuant to which USFS acquired the exclusive, worldwide rights to franchise and to control the development and operation of the Hawthorn Suites brand of hotels. The Hawthorn Acquisition Agreement requires that a percentage of royalties received by USFS from the franchising of Hawthorn Suites hotels be remitted to HSA LLC and also contains certain restrictions on USFS's operations and imposes certain standards relating to the development of the Hawthorn Suites brand of hotels. Accordingly, the Board has approved the acquisition of HSA LLC through the Merger, the Contribution Agreement, and the Shareholders Agreement referred to below, in order to eliminate these provisions and has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, USFS and its stockholders.
     In addition, in connection with the Merger, HSA, HPI, USH and Michael A. Leven and Neal K. Aronson, in their capacity as stockholders of USH, will enter into a Shareholders Agreement (the "Shareholders Agreement") pursuant to which HSA and HPI will be granted certain customary registration rights and "tag along" rights and pursuant to which HSA and HPI will agree not to enter into certain transactions with regard to the Company's ownership or management and, for a specified period of time and subject to certain exceptions, not to transfer the shares of Company Class A Common Stock they will acquire under the Contribution Agreement. Furthermore, the Shareholders Agreement will provide that a representative of HSA will be nominated for election to the Company's Board of Directors provided that HSA and HPI maintain a specified level of ownership in the Company.
     At the Special Meeting, stockholders of USFS also will be asked to consider and vote upon such other business, if any, as may properly be brought before the Special Meeting or any adjournments or postponements thereof. Neither USFS nor the Board currently intends to bring any business other than the approval of the Merger Agreement and the Merger before the Special Meeting or any adjournments or postponements thereof. HOLDERS OF SHARES REPRESENTING APPROXIMATELY 80.72% OF USFS'S OUTSTANDING VOTING POWER, PRINCIPALLY, MICHAEL A. LEVEN, USFS'S CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT, AND NEAL K. ARONSON, USFS'S EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, HAVE INDICATED TO USFS THEIR INTENTION TO VOTE IN FAVOR OF THE MERGER.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................    3

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS................................................    4

SUMMARY.....................................................    5
  THE COMPANIES.............................................    5
  THE SPECIAL MEETING OF STOCKHOLDERS OF USFS...............    7
  THE PROPOSED MERGER AND RELATED TRANSACTIONS..............    9
  MANAGEMENT................................................   12
  COMPARATIVE MARKET PRICES AND DIVIDENDS -- USFS AND USH...   12
  SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA OF USFS...   14
  SUMMARY OF HISTORICAL ROYALTY AND OTHER PAYMENTS..........   15
  HISTORICAL AND PRO FORMA PER SHARE DATA...................   16

RISK FACTORS................................................   18
  Limited Operating History; Net Losses.....................   18
  No Rights to Certain Royalties............................   18
  Dependence On, and Obstacles to, Hotel Openings...........   18
  Management, By Virtue of Ownership of Supervoting Class B
     Common Stock, Will Control
     The Company Following the Merger.......................   19
  Management of Growth......................................   19
  Successful Completion and Integration Acquisitions........   19
  Dependence on Senior Management...........................   19
  Risks Relating to Microtel Acquisition Agreement..........   20
  Competition for New Franchise Properties and Hotel
     Guests.................................................   20
  General Risks of the Lodging Industry.....................   21
  Development and Ownership Risk............................   21
  Risks Relating to the Financing of Franchisees............   22
  Regulation................................................   22
  Mandatory Redemption of Subordinated Debentures...........   22
  Absence of Dividends......................................   22
  Anti-Takeover Devices.....................................   23
  Certain Federal Income Tax Consequences...................   23
  Limited Trading Volume of Common Stock....................   23
THE COMPANY.................................................   24
  General...................................................   24
  Recent Developments.......................................   25
  Business Strategy.........................................   25
  The Hotel Franchising and Lodging Industries..............   26
  The Company's Lodging Franchise Systems...................   26
  Franchise Agreements......................................   31
  Acquisition of the Microtel and Hawthorn Suites Systems...   32
  Seasonality...............................................   34
  Competition...............................................   34
  Regulation................................................   35
  Employees.................................................   35
  Trademarks and Licenses...................................   35
  Properties................................................   36
  Legal Proceedings.........................................   36
  USFS Hawthorn, Inc........................................   36
  HSA Properties, LLC.......................................   36

                                                              PAGE
                                                              ----
THE SPECIAL MEETING.........................................   37
  General...................................................   37
  Matters to Be Considered..................................   37
  Vote Required.............................................   37
  Record Date; Proxies......................................   38
  Solicitation of Proxies...................................   38
THE PROPOSED MERGER AND RELATED TRANSACTIONS................   39
  General...................................................   39
  Background of the Merger and the Merger Transactions......   39
  USFS's Reasons for the Merger; Recommendation of USFS's
     Board of Directors.....................................   40
  Effective Time............................................   41
  Conversion of Shares of USFS Common Stock.................   42
  Certain Federal Income Tax Consequences...................   42
  Accounting Treatment......................................   43
  Resale of Company Common Stock by Affiliates..............   43
  Regulatory Approvals......................................   43
  NASDAQ National Market....................................   44
  Management of the Company After the Merger................   44
  Operations of the Company.................................   44
THE MERGER AGREEMENT AND RELATED AGREEMENTS.................   45
  Conversion of Securities..................................   45
  Contribution Agreement....................................   45
  Exchange Procedures.......................................   47
  Distributions with Respect to Unexchanged Shares..........   48
  No Further Rights in USFS Common Stock....................   48
  USFS Stock Options........................................   48
  Certain Representations and Warranties....................   48
  Conduct of Businesses Pending the Merger..................   49
  Conditions to Consummation of the Merger..................   50
  Termination...............................................   51
  Procedure and Effect of Termination.......................   51
  Fees and Expenses.........................................   51
  Amendment and Waiver......................................   51
  Shareholders Agreement....................................   52

RIGHTS OF APPRAISAL/DISSENTERS' RIGHTS......................   54

MANAGEMENT OF THE COMPANY...................................   55
  Executive Officers and Directors of the Company...........   55
  Agreements Regarding Board Positions......................   57
  Executive Compensation....................................   57
  Employment Agreements.....................................   58
  Compensation of Directors.................................   59
  Compensation Committee Interlocks and Insider
     Participation..........................................   60
  Stock Option Plans........................................   60

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............   62
  Transactions Entered into in Connection with the Company's
     Initial Public Offering................................   62
  Miscellaneous.............................................   63

                                                              PAGE
                                                              ----
DESCRIPTION OF THE COMPANY'S CAPITAL STOCK..................   63
  Common Stock..............................................   63
  Preferred Stock...........................................   64
  Certain Effects of Authorized but Unissued Stock..........   64
  Delaware Law and Certain Charter and By-Law Provisions....   64
  Indemnification of Officers and Directors.................   65

PRINCIPAL HOLDERS OF COMMON STOCK...........................   67
  Management's Shares of Common Stock.......................   68

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS.......   71

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET..............   72

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS...   73

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS...........   75
SELECTED HISTORICAL FINANCIAL DATA OF USFS AND
  SUBSIDIARIES..............................................   76
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF THE COMPANY..................   77
  General...................................................   77
  Results of Operations.....................................   77
  Liquidity and Capital Resources...........................   83
  Seasonality...............................................   84
  Inflation.................................................   84
CAPITALIZATION OF THE COMPANY...............................   85
LEGAL MATTERS...............................................   85
EXPERTS.....................................................   85
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................  F-1
Appendix A -- Agreement and Plan of Merger dated December 9, 1997
Appendix B-1 -- Contribution Agreement dated December 9, 1997
Appendix B-2 -- Form of Shareholders Agreement
Appendix C -- Form of Short-Form Tax Opinion of Paul, Weiss,
              Rifkind, Wharton & Garrison

                             LIST OF DEFINED TERMS

                                                              PAGE
                                                              -----
1996 Amendment..............................................     69
ADR.........................................................     26
AH&MA.......................................................     57
Amended Stock Purchase Agreements...........................     69
Aronson.....................................................     52
Assignors...................................................     45
Best hotels.................................................      6
Board.......................................................  cover
Certificates................................................     47
Closing Date................................................     41
CMS.........................................................     56
Code........................................................     11
Commission..................................................  cover
Company.....................................................  cover
Company Board...............................................     60
Company Class A Common Stock................................      2
Company Class B Common Stock................................      2
Company Common Stock........................................      2
Consent Termination.........................................     51
Contribution Agreement......................................      2
CSC.........................................................     28
Debentures..................................................     22
Designated Holder...........................................     52
DGCL........................................................     10
Directors Plan..............................................     60
Effective Time..............................................      9
Equity Interests............................................     45
Exchange Act................................................      3
Exchange Agent..............................................     47
Fees........................................................     79
FTC.........................................................     22
GDS.........................................................     28
Hawthorn Acquisition Agreement..............................      2
Hawthorn Suites.............................................      5
HPI.........................................................  cover
HSA.........................................................  cover
HSA LLC.....................................................  cover
HSA LLC Agreement...........................................     45
HSR Act.....................................................     47
Hudson......................................................     18
Hyatt.......................................................     28
Indemnification Agreements..................................     66
Intellectual Property.......................................      6
Leven.......................................................     52
Lockup Period...............................................     52
Losses......................................................     66
Merger......................................................  cover
Merger Agreement............................................  cover
Merger Transactions.........................................  cover
Microtel....................................................      5
Microtel Acquisition........................................     32
Microtel Acquisition Agreement..............................     18

                                                              PAGE
                                                              -----
Microtel Properties.........................................     33
Named Executive Officers....................................     57
NASDAQ......................................................      3
Offering....................................................     62
Old Common Stock............................................     62
Old Stock Purchase Agreements...............................     69
Option Committee............................................     60
Option Plan.................................................     60
Optional Termination........................................     51
Original Investors..........................................     70
Original Issue Price........................................     68
Outside Directors...........................................     60
Preferred Stock.............................................     64
Principal Stockholders......................................     52
Proprietary Marks...........................................     32
Proxy Statement/Prospectus..................................  cover
Reclassification............................................     62
Record Date.................................................      8
Redeemable Preferred Stock..................................     82
Registration Statement......................................  cover
Restated Stockholders' Agreement............................     62
Restricted Shares...........................................     69
Rockwood....................................................     46
Sabre.......................................................     28
Section 262.................................................     54
Securities Act..............................................      3
Securityholders.............................................     52
Seller......................................................      6
Shareholders Agreement......................................      2
Shares......................................................     52
Special Meeting.............................................  cover
Spirit......................................................     28
Spirit System Letter........................................     47
Starwood Capital............................................     56
Substitute Option...........................................     48
Termination Forfeiture......................................     70
Third Party Buyer...........................................      6
Transactions................................................     40
Transfer....................................................      2
UFOC........................................................     35
Unrestricted Shares.........................................     68
USFS........................................................  cover
USFS Bylaws.................................................     12
USFS Charter................................................     12
USFS Class A Common Stock...................................  cover
USFS Class B Common Stock...................................  cover
USFS Common Stock...........................................  cover
USFS Indemnitees............................................     46
USFS Options................................................      9
USH.........................................................  cover
USH Charter.................................................     12
Voting Securities...........................................     52

                             AVAILABLE INFORMATION

     USFS is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission (No. 0-29808). The reports, proxy statements and other information filed by USFS with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 1801 California Street, Suite 4800, Denver, Colorado 80202-2648. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a site on the world wide web that contains reports, proxy and information statements and other information on registrants, such as USFS, who must file such material with the Commission electronically. The Commission's internet address on the world wide web is http://www.sec.gov. USFS Class A Common Stock is quoted on the NASDAQ National Market System ("NASDAQ"), and certain of USFS's reports, proxy materials and other information may be available for inspection at the offices of NASDAQ at 1735 K Street, N.W., Washington, D.C. 20006.

     USH has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Company Common Stock to be issued pursuant to the Merger. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which were omitted as permitted by the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus pertaining to the content of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION AND THE OFFERING MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY USFS OR USH. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS OR THE SOLICITATION OF A PROXY FROM ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR PROXY SOLICITATION.

     NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF USFS OR USH OR ANY OF THEIR AFFILIATES OR SUBSIDIARIES SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

                        CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

     This Proxy Statement/Prospectus contains forward-looking statements, including, most importantly, information concerning possible or assumed future results of operations of the Company set forth under "Risk Factors," "The Company" and "The Proposed Merger and Related Transactions," and those preceded by, followed by or that include the words "may," "believes," "expects," "anticipates" or the negation thereof, or similar expressions. The achievement of the outcomes described in such forward-looking statements is subject to both known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the industries in which they operate generally, and of the Company in particular, to be materially different from any outcomes expressed or implied by such forward-looking statements. For those statements, USFS claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995; the safe harbor, though, is unavailable to USH (including as the surviving company in the Merger) and to HSA LLC. Several important factors, in addition to those discussed under "Risk Factors" herein and elsewhere in this document, could affect the future results of the Company, and could cause those results to differ materially from those expressed in the forward-looking statements contained herein. Such additional factors include, among other things: general economic and business conditions; competition in the lodging and franchising industries; success of acquisitions and operating initiatives; management of growth; dependence on senior management; brand awareness; general risks of the lodging and franchising industries; development risk; risk relating to the availability of financing for franchises; the existence of adverse publicity; changes in business strategy or development plan; availability, terms and deployment of capital; business abilities and judgment of personnel; availability of qualified personnel; labor and employee benefit costs; changes in, or failure to comply with, government regulations; construction schedules; the costs and other effects of legal and administrative proceedings; other factors referenced in this Proxy Statement/Prospectus; and other risks and uncertainties affecting the Company and its competitors, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. The Company will not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus and the Exhibits hereto. This Summary is not intended to be complete, and is qualified in its entirety by the more detailed information and financial statements and related notes appearing elsewhere in this Proxy Statement/Prospectus or the Exhibits hereto. Stockholders are urged to read carefully this Proxy Statement/Prospectus and the Exhibits hereto, and in particular the section herein entitled "Risk Factors," in their entirety. The term "the Company," when used in this Prospectus, refers to USFS before the Merger, and, following the completion of the Merger, to USH as the surviving corporation in the Merger and as the successor to the business of USFS. The following trademarks, which are referenced throughout this Proxy Statement/Prospectus, are registered to the Company (or HSA LLC and thus will be registered to the Company following the Merger): Microtel Inn(R), Microtel Inn & Suites(R), Microtel Suites(R), MicroSuites(R), Hawthorn Suites(R) and Hawthorn Suites LTD(R).

                                 THE COMPANIES

U.S. FRANCHISE SYSTEMS,
INC.
13 Corporate Square,
Suite 250
Atlanta, Georgia 30329
(404) 321-4045               USFS was formed in August 1995 to acquire, market
                             and service well-positioned brands with potential for rapid growth through franchising. USFS's initial brands, which are in the lodging industry, are the Microtel(R) budget hotel brand ("Microtel") and the Hawthorn Suites(R) upscale, extended-stay hotel brand ("Hawthorn Suites"). USFS acquired the rights to these brands because of their potential for significant growth, which reflects, among other things, their potential profitability for franchisees at the property level and their positions in attractive segments of the lodging industry.

                             At the time of acquisition of the Microtel brand in October 1995, there were 23 hotels open and 4 under development. As of January 22, 1998, the brand had 371 hotels open or under development, consisting of 64 open, 58 under construction and 249 executed franchise agreements relating to hotels not yet under construction. In addition, as of January 22, 1998, the Company had accepted franchise applications for an additional 81 franchises. This expands the number of states in which Microtel brand hotels are or may be located from 10 in 1995 to 48 as of such date. Based upon the Company's limited historical experience to date, 22% of accepted applications for Microtel hotels have terminated prior to resulting in open hotels. There can be no assurances that hotels under development or for which applications have been accepted will result in open hotels. See "Risk
                             Factors -- Dependence on, and Obstacles to, Hotel Openings."

                             At the time of acquisition of the Hawthorn Suites brand in March 1996, there were 17 Hawthorn Suites brand hotels open and under development. As of January 22, 1998, the brand had 98 hotels open or under development, consisting of 27 open, 19 under construction and 48 executed franchise agreements relating to hotels not yet under construction. In addition, as of January 22, 1998, the Company had accepted franchise applications for an additional 23 franchises. Based upon the Company's limited historical experience to date, 26% of accepted applications for Hawthorn Suites brand hotels have terminated prior to resulting in open hotels. There can be no assurances that hotels under development or for which applications have been accepted will result in open hotels. See "Risk
                             Factors -- Dependence on Hotel Openings."

                             On December 15, 1997 USFS signed a definitive agreement with the seller (the "Seller") to acquire the exclusive worldwide franchise rights to the Best Inns and Suites of America hotel brands ("Best hotels") along with the assets of the company that provides fee-based management services to 28 existing Best hotels. In connection with this acquisition, the Company expects to complete the following transactions with Highend Hospitality Partners, LLC (the "Third Party Buyer") if the Third Party Buyer agrees to acquire from the Seller 17 Best hotels, although the Company and the Third Party Buyer have not yet entered into definitive documentation: (i) the Company expects to make a $5,000,000 subordinated loan at an interest rate of 12% per annum to, or a $5,000,000 equity investment in, the Third Party Buyer, (ii) the Company expects to issue to the Third Party Buyer 200,000 shares of USFS Class A Common Stock (or Company Class A Common Stock if the Merger has been consummated by such date) at a cash price per share equal to $8.00 (the closing price of USFS Class A Common Stock on December 15, 1997), and (iii) the Company expects to issue for no additional cash consideration an additional 150,000 shares of USFS Class A Common Stock (or Company Class A Common Stock, as the case may be) to the Third Party Buyer, making the Third Party Buyer's total holdings an aggregate of 350,000 shares of USFS Class A Common Stock (or Company Class A Common Stock, as the case may be). The Company expects to issue such additional shares in lieu of issuing, as originally requested by the Third Party Buyer, a warrant to acquire a greater number of shares of USFS Class A Common Stock (or Company Class A Common Stock, as the case may be). No officer, director or, to the best of the Company's knowledge, 5% or greater shareholder of USFS or HSA LLC currently is a member, officer or director of the Third Party Buyer. The transaction is subject to the Company's completion to its satisfaction of its due diligence review, the execution and delivery of definitive documentation by the Company and the Third Party Buyer, and other customary conditions and no assurances can be made that the transaction will be completed on these terms or at all.

                             USFS was incorporated in Delaware in August 1995.

USFS HAWTHORN, INC.
13 Corporate Square, Suite
250
Atlanta, Georgia 30329
(404)321-4045 USH was incorporated in Delaware in November 1997 solely for the purpose of effecting the Merger Transactions. Immediately prior to the Merger, pursuant to the Contribution Agreement, by and among HSA, HPI, USH and USFS, HSA and HPI will Transfer to USH all of their respective membership interests in HSA LLC on the terms, and subject to the conditions, contained in the Contribution Agreement. Pursuant to the Transfer, HPI will acquire 22,447 shares of Company Class A Common Stock and HSA will acquire 2,199,775 shares of Company Class A Common Stock. Upon consummation of the Merger, USFS will be merged into USH with USH as the surviving company; USFS's separate corporate existence will thereupon cease. In connection with the Merger, USH will change its name to "U.S. Franchise Systems, Inc."

                             HSA LLC is a single purpose entity that owns all of the trademarks, copyrights and other intellectual property related to the Hawthorn Suites hotel brand (the "Intellectual Property"). HSA LLC has no employees, owns no properties other than the Intellectual Property and is a party to no material agreements that will not be terminated in connection with the Merger other than the Hawthorn Acquisition Agreement. Currently, HSA LLC licenses the Intellectual Property and certain other assets to USFS pursuant to the Hawthorn Acquisition Agreement. The membership interests of HSA LLC are owned 98% by HSA, 1% by HPI and 1% by USFS.

                             THE SPECIAL MEETING OF
                              STOCKHOLDERS OF USFS

Time and Place.............  The Special Meeting is scheduled to be held on
                             March 11, 1998, at 4:00 p.m., local time, at the Company's offices, 13 Corporate Square, Suite 250, Atlanta, Georgia 30329.

Matters To Be Considered...  At the Special Meeting, holders of USFS Common
                             Stock will consider and vote upon a proposal to approve the Merger Agreement and the Merger, and such other matters as may properly be brought before the Special Meeting or any adjournments or postponements thereof. USFS does not currently intend to bring any business other than the approval of the Merger Agreement and the Merger before the Special Meeting or any adjournments or postponements thereof.

Vote Required..............  Approval of the Merger Agreement and the Merger
                             requires the affirmative vote of a majority of the voting power of the outstanding shares of USFS Common Stock. HOLDERS OF APPROXIMATELY 80.72% OF SUCH VOTING POWER, PRINCIPALLY MICHAEL A. LEVEN, USFS'S CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT, AND NEAL K. ARONSON, USFS'S EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, HAVE INDICATED TO USFS THAT THEY INTEND TO VOTE IN FAVOR OF THE MERGER.

                             In determining whether the proposal regarding the Merger Agreement and the Merger has been approved, abstentions and broker nonvotes will be counted and will have the same effect as a vote against such proposal.

                             Holders of USFS Class A Common Stock are entitled to one vote at the Special Meeting for each share of USFS Class A Common Stock held of record at the close of business on the Record Date (as defined in "-- Record Date; Shares Entitled to Vote" below). Holders of USFS Class B Common Stock are entitled to ten votes at the Special Meeting for each share of USFS Class B Common Stock held of record at the close of business on the Record Date. Michael A. Leven and Neal K. Aronson beneficially own all of the outstanding shares of USFS Class B Common Stock.

                             As of the Record Date, directors and executive officers of USFS and their affiliates, in the aggregate, were entitled to vote 2,483,276 shares of USFS Class A Common Stock and 2,707,919 shares of USFS Class B Common Stock, representing approximately 80.06% of the total voting power of USFS Common Stock entitled to vote at the Special Meeting.

Voting of Proxies..........  A proxy in the form accompanying this Proxy
                             Statement/Prospectus is being solicited on behalf of the Board of USFS. Shares of USFS Common Stock represented by properly executed proxy cards received prior to the vote at the Special Meeting and that have not been revoked will be voted in accordance with the instructions indicated thereon. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT

                             AND THE MERGER AND IN THE DISCRETION OF THE PROXY HOLDER, AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING. In the event that a vote to adjourn the Special Meeting is taken at the Special Meeting, proxies voting AGAINST the Merger Agreement and the Merger will not be voted by management FOR adjournment pursuant to its discretionary authority.

Revocability of Proxies....  A USFS stockholder who has given a proxy may revoke such proxy at any time before it has been voted at the Special Meeting by (i) giving written notice of revocation bearing a later date than the proxy to the Secretary of USFS, (ii) properly submitting to USFS a duly executed proxy card relating to the same shares of USFS Common Stock and bearing a later date, or (iii) attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in and of itself revoke a proxy. All written notices of revocation and other communications with respect to revocation of proxies by USFS stockholders should be addressed as follows: U.S. Franchise, Systems, Inc., 13 Corporate Square, Suite 250, Atlanta, Georgia 30329, Attention: Neal K. Aronson, or hand-delivered to Neal K. Aronson at USFS before the vote is taken at the Special Meeting.

Solicitation of Proxies....  USFS will bear the expense of the proxy solicitation. In addition to the solicitation of proxies by mail, the directors, officers and employees of USFS may solicit proxies from stockholders personally or by telephone, telegraph or facsimile transmission. Such directors, officers and employees will not be compensated for such solicitation, but may be reimbursed for reasonable out-of-pocket expenses. Arrangements will also be made with banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held of record by such persons, and USFS will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith. See "The Special Meeting -- Solicitation of Proxies."

Record Date; Shares
    Entitled to Vote.......  The close of business on January 30, 1998 has been fixed as the record date (the "Record Date") for determining the holders of shares of USFS Common Stock entitled to notice of and to vote at the Special Meeting. As of the Record Date, 9,844,972 shares of USFS Class A Common Stock were issued and outstanding and held of record by 95 holders and 2,707,919 shares of USFS Class B Common Stock were outstanding and held of record by 3 holders.

Quorum.....................  The presence, in person or by proxy, of the holders of one-third of the outstanding shares of USFS Common Stock is necessary to constitute a quorum for the transaction of business at the Special Meeting. The Special Meeting may be adjourned if a quorum is not present for the purpose of obtaining additional proxies or votes or for any other purpose and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting (except for any proxies that have theretofore been revoked or withdrawn), notwithstanding that they may have been voted on at the same or any other matter at a previous meeting.

                  THE PROPOSED MERGER AND RELATED TRANSACTIONS

Terms of the Merger........  The Merger is part of a series of transactions designed to enable USFS to acquire the entire membership interests in HSA LLC, the entity through which HSA and HPI own an interest in USFS's Hawthorn Suites brand of hotels. At the effective time of the Merger (the "Effective Time"), USFS will merge into USH, with USH to be the surviving corporation. Thereafter, HSA LLC will become a wholly owned subsidiary of the Company. The Merger Agreement is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. See "The Proposed Merger and Related Transactions."

                             Each share of USFS Class A Common Stock and USFS Class B Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive one share of Company Class A Common Stock or one share of Class B Common Stock, as applicable.

                             At the Effective Time, all outstanding options to purchase USFS Class A Common Stock (the "USFS Options"), whether or not vested or exercisable at the Effective Time will, by virtue of the Merger and without any further action on the part of USFS or the holder thereof, be assumed by the Company, and each USFS Option assumed by the Company will become and represent an option exercisable for shares of Company Class A Common Stock with the same vesting schedules, if any, and expiration dates as existed with respect to such USFS Option immediately prior to the Effective Time. The Company will file as soon as practicable after the Effective Time, but in no event later than 45 days after the Effective Time, and keep current, one or more registration statements on Form S-8 (or any successor or appropriate form) with respect to the shares of Company Common Stock subject to such substitute options so long as such options remain outstanding. At the Effective Time, each share of USFS Common Stock held in treasury by USFS immediately prior to the Effective Time shall, by virtue of the Merger, be converted into a share of Company Class A Common Stock held in treasury by the Company.

                             On a pro forma basis (assuming consummation of the Merger Transactions as of September 30, 1997), USH (including HSA LLC) would have accounted for approximately 34% of the total assets of the Company and 36% of the total revenues of the Company for the nine months ended September 30, 1997. In addition, during the nine months ended September 30, 1997, USH had operating income of $1,065,188 as compared to the operating loss of $6,870,000 for USFS during such period.

                             The Board of USFS has determined that the terms of the Merger Agreement are fair to, and in the best interests of, USFS and its stockholders. Accordingly, the Board of USFS has unanimously approved the Merger Agreement and the Merger and unanimously recommends that the stockholders of USFS vote FOR approval of the Merger Agreement and the Merger. The USFS Board's recommendation is based on the factors described in "The Proposed Merger and Related Matters -- USFS's Reasons for the Merger; Recommendation of USFS's Board of Directors," and "-- Background of the Merger."

                             HOLDERS OF SHARES OF USFS COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH SECTIONS IN THEIR ENTIRETY.

Contribution of HSA LLC....  Immediately prior to the Merger, and pursuant to the Contribution Agreement, the 99% membership interests in HSA LLC owned collectively by HPI and HSA will be contributed to USH in exchange for an aggregate of 2,222,222 shares of the Company Class A Common Stock. As a result of the Merger Transactions, HSA LLC will become a wholly owned subsidiary of the Company and, consequently, all of the rights to, and Intellectual Property associated with, the Hawthorn Suites hotel brand will be owned entirely by the Company.

Effective Time of the
Merger.....................  The Effective Time will occur as promptly as practicable after the requisite approval of the Merger Agreement and the Merger by USFS's stockholders and the satisfaction or waiver of all other conditions to the Merger but in no event later than 10:00 a.m. New York City time on the first business day after the date on which the satisfaction or waiver of each of such conditions has occurred, or at such other time or on such other date as USFS and USH may mutually agree. Upon the terms and subject to the conditions of the Merger Agreement, the Effective Time will occur at such time as the Certificate of Merger, in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the "DGCL"), shall be duly filed with the Secretary of State of the State of Delaware (or at such later time as agreed to by the parties to the Merger Agreement and specified in the Certificate of Merger).

Conditions to Consummation
of the Merger..............  The obligations of USH and USFS to consummate the
                             Merger are subject to various conditions, including the approval of the Merger Agreement by USFS's stockholders in accordance with the DGCL and the consummation of the transactions contemplated by the Contribution Agreement. See "The Merger Agreement and Related Agreements -- Conditions to Consummation of the Merger."

Termination................  The Merger Agreement may be terminated and the
                             Merger may be abandoned at any time prior to the Effective Time (regardless of whether the stockholders of USFS have approved the Merger Agreement): (a) by the mutual written consent of each of USH and USFS; (b) by either USH or USFS if
                             (i) the Effective Time has not occurred on or before April 30, 1998, provided that the right to so terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date,
                             (ii) any governmental authority has issued an order or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Merger and such order or other action shall have become final and non-appealable, or (iii) if there has been a material breach of any representation, warranty, covenant or agreement on the part of USH, HSA or HPI, on the one hand, or USFS, on the other hand, as the case may be, set forth in the Merger Agreement or the Contribution Agreement, which breach, if not a willful breach, has not been cured within ten (10) business days following receipt by the breaching party of notice of such breach; and
                             (c) by USFS if the Merger Agreement and the Merger have not been approved at the Special Meeting by the requisite vote of the stockholders of USFS.

                             Pursuant to the Contribution Agreement, USFS and USH have agreed not to take any action to terminate the Merger Agreement without the prior written consent of HSA and HPI, which consent may not be unreasonably withheld.

Fees and Expenses..........  All costs and expenses incurred in connection with the Merger Agreement and the Merger will be paid by the party incurring such costs and expenses, whether or not the Merger is consummated. See "The Merger Agreement and Related Agreements -- Fees and Expenses."

NASDAQ National Market
    Quotation..............  USH will file an application to approve the shares of Company Common Stock to be issued in connection with the Merger for quotation and trading on the NASDAQ National Market. Approval of such quotation and trading, subject to official notice of issuance, is a condition to consummation of the Merger.

Regulatory Approvals.......  Other than the Commission declaring effective the
                             Registration Statement containing this
                             Prospectus/Proxy Statement, approvals in connection with compliance with applicable Blue Sky or state securities laws and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, none of the managements of USH, USFS, HPI or HSA believes that any filing with or approval of any governmental authority is necessary in connection with the consummation of the Merger Transactions.

Appraisal Rights...........  Holders of record of USFS Class A Common Stock are not entitled to rights of appraisal or other dissenters' rights under Delaware law with respect to the Merger or any transactions contemplated by the Merger Agreement.

Accounting Treatment.......  The Merger will be accounted for as the "reverse acquisition" of USH by USFS. Accordingly, USFS will account for the Merger under the "purchase" method of accounting in accordance with generally accepted accounting principles. Therefore, the fair value of the shares of USH Class A Common Stock to be issued to HSA and HPI and the estimated costs of the Merger incurred by USFS will be allocated to the USH assets acquired and liabilities assumed based on their fair values, and the results of operations of USH will be included in the results of operations of USFS only for the periods subsequent to the Effective Time. See "The Proposed Merger and Related Transactions -- Accounting Treatment" and "Unaudited Pro Forma Consolidated Financial Statements."

Certain Federal Income Tax
  Consequences.............  The Merger is intended to qualify for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), so that no gain or loss would be recognized by USFS stockholders on the exchange of their USFS Common Stock for Company Common Stock. No ruling has been (or will be) sought from the Internal Revenue Service as to the anticipated federal income tax consequences of the Merger. Under the Merger Agreement, USFS's obligation to consummate the Merger is conditioned on the receipt of an opinion from Paul, Weiss, Rifkind,

                             Wharton & Garrison, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

                             ALL STOCKHOLDERS SHOULD READ CAREFULLY THE
                             DISCUSSION UNDER "THE PROPOSED MERGER AND RELATED MATTERS -- CERTAIN FEDERAL INCOME TAX CONSEQUENCES." IN VIEW OF THE COMPLEXITIES OF FEDERAL INCOME AND OTHER TAX LAWS, EACH USFS STOCKHOLDER SHOULD CONSULT WITH HIS OR HER TAX ADVISOR REGARDING, AMONG OTHER THINGS, THE FEDERAL, STATE AND LOCAL INCOME TAX CONSEQUENCES OF THE MERGER APPLICABLE TO HIS OR HER SPECIFIC CIRCUMSTANCES.

Comparison of Rights of
  Stockholders of USH and
  USFS.....................  Upon the consummation of the Merger, USFS stockholders will become stockholders of USH and their rights as such will be governed by the USH's certificate of incorporation (the "USH Charter"), which will be identical in all material respects to USFS's certificate of incorporation (the "USFS Charter"), and by USFS's bylaws (the "USFS Bylaws"), as well as by Delaware law.

RISK FACTORS...............  STOCKHOLDERS OF USFS SHOULD CAREFULLY
                             EVALUATE THE MATTERS SET FORTH UNDER "RISK
                             FACTORS."

                                   MANAGEMENT

Directors..................  At the Effective Time, the directors of USFS will become the directors of the Company. In addition, pursuant to the Shareholders Agreement, the Board of Directors of the Company will increase the size of the Board by one director and one nominee designated by HSA will be elected by the Board of Directors to serve as a director of the Company. See "The Proposed Merger and Related
                             Transactions -- Management of the Company after the Merger" and "Management of the Company."

Officers...................  At the Effective Time, the officers of USFS will become the officers of the Company.

COMPARATIVE MARKET
  PRICES AND
  DIVIDENDS --
  USFS AND USH.............  The following tables set forth, for the quarters indicated (ended March 31, June 30, September 30 and December 31), the high and low sales prices per share of USFS Class A Common Stock as reported. Shares of USFS Class A Common Stock are quoted on the NASDAQ National Market under the symbol "USFS."

                                          USFS CLASS A COMMON STOCK

                                                                                   HIGH ($)    LOW ($)
                                                                                   --------    -------
                                       FISCAL YEAR 1996
                                         1st Quarter.............................    N/A         N/A
                                         2nd Quarter.............................    N/A         N/A
                                         3rd Quarter.............................    N/A         N/A
                                         4th Quarter (commencing October 25,
                                            1996)................................     16           8 5/8
                                       FISCAL YEAR 1997
                                         1st Quarter.............................     10 1/2       7 5/8
                                         2nd Quarter.............................     10 1/4       5
                                         3rd Quarter.............................     10 1/8       7
                                         4th Quarter.............................     10           7 1/8

                             As of December 9, 1997 the last full trading day preceding the day of the public announcement of the execution of the Merger Agreement, the closing sale price per share of USFS Class A Common Stock was $7.875. As of February 11, 1998, the last full trading day preceding the date of this Proxy Statement/Prospectus, the closing sale price per share of USFS Class A Common Stock was $10.375.

                             USFS has not paid a dividend on USFS Common Stock since its incorporation. The Company intends to retain any earnings to finance its growth and for general corporate purposes and therefore does not anticipate paying any cash dividends in the foreseeable future. In addition, future financing agreements may contain, limitations on the payment of cash dividends or other distributions of assets to the holders of Company Common Stock.

                             USH was formed on November 26, 1997. Currently, USH has 1,000 shares of USH Common Stock issued and outstanding, none of which are publicly traded.

                        SUMMARY HISTORICAL AND PRO FORMA
                             FINANCIAL DATA OF USFS

     The following tables set forth summary historical consolidated financial data of USFS and its subsidiaries for the periods and as of the dates indicated and summary consolidated pro forma financial data of the Company and its subsidiaries after giving effect to the Merger Transactions. The summary historical consolidated financial data of USFS and its subsidiaries as of December 31, 1996 and December 31, 1995 and for the periods then ended are derived from the consolidated financial statements of USFS and its subsidiaries audited by Deloitte & Touche LLP included elsewhere herein and should be read in conjunction therewith. The summary consolidated financial data of USFS and its subsidiaries as of and for the nine month periods ended September 30, 1997 and September 30, 1996 are derived from the unaudited consolidated financial statements of USFS and its subsidiaries included elsewhere herein and should be read in conjunction therewith. In the opinion of management, the unaudited financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The historical results for the nine months ended September 30, 1996 and 1997 are not necessarily indicative of the results for a full year. The summary consolidated pro forma financial data of the Company and its subsidiaries are derived from the Unaudited Pro Forma Consolidated Financial Statements included elsewhere herein and should be read in conjunction therewith.

                                      PERIOD FROM                                      ACTUAL                         PRO FORMA
                                      AUGUST 28,                                        NINE         ACTUAL NINE        NINE
                                         1995            ACTUAL       PRO FORMA        MONTHS          MONTHS          MONTHS
                                      (INCEPTION)      YEAR ENDED     YEAR ENDED        ENDED           ENDED           ENDED
                                          TO            DECEMBER       DECEMBER       SEPTEMBER       SEPTEMBER       SEPTEMBER
                                     DECEMBER 31,         31,            31,             30,             30,             30,
                                         1995             1996           1996           1996            1997            1997
                                    ---------------   ------------   ------------   -------------   -------------   -------------
                                                     (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE DATA)
Statement of Operations Data:
  Revenues........................    $        --     $     1,292    $     3,069     $       864     $     2,614     $     4,090
  Operating Expenses..............          1,327           8,628          9,233           6,206           9,129           9,540
  Operating Loss..................         (1,327)         (7,336)        (6,164)         (5,342)         (6,515)         (5,450)
  Interest Income.................            195             871            871             537           1,097           1,097
  Interest Expense................             36             126            126             108           1,452           1,452
  Net Loss........................         (1,168)         (6,591)        (5,419)         (4,913)         (6,870)         (5,805)
  Loss Applicable to Common
    Stockholders..................         (1,577)         (8,309)        (7,137)         (6,191)         (6,870)         (5,805)
  Net Loss applicable to Common
    Stockholders Per Share........    $     (0.15)    $     (0.75)   $     (0.54)    $     (0.58)    $     (0.55)    $     (0.39)
  Weighted Average Number of
    Common Shares
    Outstanding(1)................     10,755,409      11,059,576     13,281,798      10,755,409      12,567,398      14,789,620
Balance Sheet Data (at period
  end):
  Working Capital.................    $    13,265     $    28,115                    $     9,368     $    19,519     $    18,547
  Total Assets....................         18,072          40,105                         18,817          36,515          55,265
  Total Liabilities...............          1,845           9,022                          7,500          30,565          31,537
  Redeemable Preferred Stock(2)...         16,759          18,477                         18,037              --              --
  Redeemable Common Stock.........            330             330                            330             330             330
  Stockholders' Equity
    (deficit).....................    $      (862)    $    12,276                    $    (7,050)    $     5,620     $    23,398

---------------

(1) Includes 3,186,280 shares of Class A Common Stock that are redeemable under certain circumstances by the Company for reasons not under the Company's control.
(2) On January 1, 1997, all the outstanding shares of Redeemable Preferred Stock were converted into $18,477,000 aggregate principal amount of 10% Subordinated Debentures due September 29, 2007 (the "Subordinated Debentures").

                               SUMMARY OF HISTORICAL
                             ROYALTY AND OTHER PAYMENTS

     The following table sets forth unaudited historical royalty and other payment data with respect to royalties and other payments made by USFS to HSA LLC in accordance with the terms of the Hawthorn Acquisition Agreement during the periods indicated.

                                                             PERIOD FROM
                                                       MARCH 27, 1996 (DATE OF
                                                       THE HAWTHORN ACQUISITION
                                                            AGREEMENT) TO
                                                             DECEMBER 31,          NINE MONTHS ENDED
                                                                 1996              SEPTEMBER 30, 1997
                                                       ------------------------    ------------------
Royalties and Other Payments.........................         $1,776,634               $1,518,817

                            HISTORICAL AND PRO FORMA
                                 PER SHARE DATA

     The following table sets forth certain historical and pro forma unaudited information giving effect to the Merger Transactions (see "Unaudited Pro Forma Consolidated Financial Statements"). The data is based on the historical and pro forma unaudited financial statements included elsewhere herein and should be read in conjunction therewith.

                                                           YEAR ENDED               NINE MONTHS ENDED
                                                        DECEMBER 31, 1996          SEPTEMBER 30, 1997
                                                    -------------------------   -------------------------
                                                    HISTORICAL   PRO FORMA(1)   HISTORICAL   PRO FORMA(2)
                                                    ----------   ------------   ----------   ------------
Per share(3)
  Net loss applicable to common stockholders per
     share........................................    $(0.75)       $(0.54)       $(0.55)       $(0.39)
  Book value per share of common stock (including
     redeemable shares)...........................      1.00          2.12          0.47          1.75
  Book value per share of common stock (excluding
     redeemable shares)...........................      1.31          2.67          0.60          2.20

---------------

(1) The pro forma weighted average shares outstanding during the year ended December 31, 1996 and the outstanding shares at December 31, 1996 used to complete the pro forma data after giving effect to the Merger Transactions was 13,281,798 and 11,059,576, respectively.
(2) The pro forma weighted average shares outstanding during the nine months ended September 30, 1997 and the outstanding shares at September 30, 1997 used to compute the pro forma data after giving effect to the Merger Transactions was 14,789,620 and 12,567,398, respectively.
(3) USFS did not make any cash distributions for the periods presented.

                   CHART OF ORGANIZATIONAL STRUCTURE PRIOR TO
        MERGER TRANSACTIONS AND CHART OF ORGANIZATIONAL STRUCTURE AFTER
                              MERGER TRANSACTIONS.

                                  RISK FACTORS

     This Proxy Statement/Prospectus contains forward-looking statements that involve risks and uncertainties. See "Cautionary Statement Concerning Forward-Looking Statements." Holders of USFS Common Stock should consider carefully all the information contained in this Proxy Statement/Prospectus and, in particular, the following risk factors:

LIMITED OPERATING HISTORY; NET LOSSES

     The Company began operating in October 1995 and therefore has a very limited operating history upon which investors can evaluate its performance. While the Company believes that it has a well-conceived strategy and that it has assembled an experienced and well-qualified management team to implement this strategy, the Company has incurred losses to date and there can be no assurance that it will be profitable in the future. As of September 30, 1997, USFS had an accumulated deficit of $15,237,000. Additionally, the Company reported net losses applicable to common stockholders of $6,870,000 for the nine month period ended September 30, 1997, $8,309,000 for the fiscal year 1996 and $1,577,000 for the period from August 28, 1995 (inception date) to December 31, 1995. On a pro forma basis, assuming consummation of the Merger Transactions, the Company would have had operating losses and net losses applicable to common stockholders of $6,164,204 and $7,137,204, respectively, for the fiscal year 1996, and $5,449,812 and $5,804,812, respectively, for the nine months ended September 30, 1997. There can be no assurance that the Company's operating results will improve in future periods.

NO RIGHTS TO CERTAIN ROYALTIES

     The terms of the agreement pursuant to which the Company acquired the rights to franchise the Microtel brand (the "Microtel Acquisition Agreement") expressly provide that the Company is not entitled to royalties with respect to Microtel hotels that were open or under construction, or with respect to which franchise agreements had been executed or applications accepted, at the time of the acquisition by the Company of the right to franchise this brand. Similarly, the Company is not currently entitled to royalties with respect to the 22 additional Microtels and the 10 Microtel all-suites hotels that Hudson Hotels Corporation, the entity from which the Company acquired the Microtel brand ("Hudson"), its affiliates and certain other persons are entitled to franchise pursuant to the terms of the Microtel Acquisition Agreement. Of the existing Microtel properties, the Company is entitled to receive royalty fees from 36 Microtels. Accordingly, the Company will be dependent upon future hotel openings to recognize franchise application fees as revenue and to generate franchise royalty fees. See "-- Dependence On, and Obstacles to, Hotel Openings."

DEPENDENCE ON, AND OBSTACLES TO, HOTEL OPENINGS

     The Company expects that in the future a principal source of revenues will be royalty fees received from its franchisees. Accordingly, future revenues will be highly dependant on the number of open hotels. There are numerous factors beyond the control of the Company which affect the probability of a hotel opening. These factors include, but are not limited to, the ability of a potential hotel owner to (i) secure adequate financing or satisfy financing payments during the construction period, (ii) locate an appropriate site for a hotel, and (iii) obtain all necessary state and local construction, occupancy or other permits and approvals. As a result, based on the Company's limited historical experience, the current average time from the initial filing of an application to the opening of a hotel is approximately 14 months for a Microtel and seven months for a Hawthorn Suites brand hotel. The Company expects that, consistent with historical rates, approximately 22% of accepted applications for Microtels and approximately 26% of accepted applications for Hawthorn Suites brand hotels will not result in an open hotel, although there can be no assurances, based on various factors including the Company's limited operating history, that the percentage of accepted applications not resulting in an open hotel will not be higher than the historical rates. Accordingly, there can be no assurance that accepted franchise applications will result in executed franchise agreements or that executed franchise agreements will result in open properties.

MANAGEMENT, BY VIRTUE OF OWNERSHIP OF SUPERVOTING CLASS B COMMON STOCK, WILL CONTROL THE COMPANY FOLLOWING THE MERGER

     Following the Merger, holders of Company Class A Common Stock will be entitled to one vote per share and holders of Company Class B Common Stock will be entitled to ten votes per share. Each share of Company Class B Common Stock will be convertible at any time into one share of the Company Class A Common Stock and, with limited exceptions, will convert automatically upon any transfer thereof. Immediately after the Merger, Mr. Leven and Mr. Aronson will have the right to vote all of the outstanding shares of Company Class B Common Stock, which, together with shares of Company Class A Common Stock which they beneficially own, will represent approximately 73.56% of the combined voting power of the outstanding Company Common Stock. By reason of their right to vote the Company Class B Common Stock, Messrs. Leven and Aronson will be able to (i) elect all of the Company's directors (except as otherwise contractually provided), (ii) amend the Charter with respect to most matters, (iii) effect a merger, sale of assets or other major corporate transaction, (iv) defeat an unsolicited takeover attempt and (v) generally direct the affairs of the Company (including in a manner that may benefit themselves disproportionately relative to other shareholders). For instance, on October 30, 1996, USFS and Messrs. Leven and Aronson amended the respective agreements pursuant to which Messrs. Leven and Aronson had previously been issued, cumulatively, 51% of the shares of USFS and which agreements contained significant vesting and forfeiture provisions. These amendments, in part, relaxed certain of the vesting provisions for some of their shares, eliminated the vesting and forfeiture provisions for others of their shares, converted certain of their shares into the then newly created USFS Class B Common Stock and eliminated the ability of USFS to compel the repurchase of shares from Messrs. Leven and Aronson in order to reissue such shares to other members of management. See "Principal Holders of Common
Stock -- Management's Shares of Common Stock -- 1996 Amendment." However, Mr. Leven and Mr. Aronson do not have any agreements or other obligations to vote together on matters involving the Company (although Mr. Aronson has granted Mr. Leven the right to vote some of his shares of Company Class A Common Stock and some of his shares of Company Class B Common Stock). See "Description of the Company's Capital Stock," and "Principal Holders of Common Stock."

MANAGEMENT OF GROWTH

     The Company has experienced rapid growth in the number of its employees and the scope of its operations since its inception. This growth has resulted in, and is expected to continue to create, new and increased responsibilities for management personnel, as well as added demands on the Company's operating and financial systems. The Company's success will depend on its ability to manage this growth while implementing its strategy. The efforts of key management personnel and the Company's ability to attract or develop new management personnel and to integrate these new employees into its overall operations will be crucial to continued growth. If the Company is unable to manage growth effectively, the Company's business and results of operations could be materially and adversely affected. See "Management of the Company."

SUCCESSFUL COMPLETION AND INTEGRATION ACQUISITIONS

     One element of the Company's business strategy is to continuously evaluate acquisitions and business combinations to augment its businesses. These acquisitions may be of brands that the Company would expect to franchise, which may be in the lodging industry or in other industries, or of businesses that the Company does not expect to franchise, which would require the Company to develop expertise in areas that it does not currently operate. There can be no assurance that the Company will identify and complete suitable acquisitions or if completed, that such acquisitions will be successfully integrated. Acquisitions involve numerous risks, including difficulties assimilating new operations and brands. There can be no assurance that any acquisitions would result in long-term benefits to the Company or that management would be able to manage effectively the resulting business.

DEPENDENCE ON SENIOR MANAGEMENT

     The success of the Company is largely dependent on the efforts and abilities of its senior management and certain other key personnel, particularly Mr. Leven, Chairman, President and Chief Executive Officer,

Mr. Aronson, Executive Vice President and Chief Financial Officer, David E. Shaw, Executive Vice President -- Administration, Steve Romaniello, Executive Vice President, Franchise Sales and Development, and James Darby, Executive Vice President -- Franchise Operations. The Company's success will depend in large part on its ability to retain these individuals and other current members of its senior management team and to attract and retain qualified personnel in the future. The loss of members of senior management or of certain other key employees or the Company's inability to retain other qualified employees could have an adverse impact on the Company's business and results of operations. As of February 23, 1998 the Company will not maintain key person life insurance on behalf of the lives of any of its officers or employees. See "Management of the Company."

RISKS RELATING TO MICROTEL ACQUISITION AGREEMENT

     The Microtel Acquisition Agreement obligates the Company to execute new franchise agreements and have open or under construction a specified number of Microtels each year. Specifically, the Microtel Acquisition Agreement requires that there are, on a cumulative basis, at least 50 new Microtels open or under construction by December 1997, 100 by December 1998, 175 by December 1999, and 250 by December 2000. As of January 22, 1998, there were 122 Microtels open or under construction. The Microtel Acquisition Agreement further provides that if the Company is unable to comply with the development schedule for two consecutive years but opens or has under construction at least 75% of the number of Microtels required by such schedule, the Company may cure the default by paying a $1 million penalty within 30 days of notice of such default. If the Company fails to comply with this development schedule and to make the requisite cure payment or payments, all rights to the Microtel system automatically revert to Hudson. Accordingly, the Company's ability to comply with the development schedule will depend on its ability to attract franchisees that are willing to invest in lodging properties. See "-- General Risks of the Lodging Industry." There can be no assurance that the Company will comply with the foregoing development schedule, and the Company's failure to meet such schedule or to pay the requisite cure payments would have a material adverse effect on the Company. See "The Company -- Acquisition of the Microtel and Hawthorn Suites Systems."

COMPETITION FOR NEW FRANCHISE PROPERTIES AND HOTEL GUESTS

     Competition among national brand franchisors and smaller chains in the lodging industry to grow their franchise systems is intense. The management of the Company believes that competition for the sale of lodging franchises is based principally upon (i) the perceived value and quality of the brand, (ii) the nature and quality of services provided to franchisees, (iii) the franchisees' view of the relationship of building or conversion costs and operating expenses to the potential for revenues and profitability during operation and upon sale and (iv) the franchisee's ability to finance and buy or sell the property. The Company's franchisees are generally in intense competition for guests with franchisees of other hotel chains, independent properties and owner-operated chains. The success of the Company's franchisees will affect the profitability of the Company, as the Company's receipt of royalty fees under its franchise agreements is tied directly to the gross room revenues earned by its franchisees.

     In choosing a particular hotel or motel, consumers consider differences in room rates, quality and condition of accommodations, name recognition, availability of alternative lodging (including short-term lease apartments), service levels, reputation, safety, reservation systems and convenience of location.

     Both among consumers and potential franchisees, Microtel competes with budget and economy hotels such as Comfort Inn(R), Days Inn(R), Econo Lodge(R), Fairfield Inn(R), Sleep Inn(R), Red Roof Inn(R), Budgetel Inn(R), Super 8(R), Ramada Limited(R), Motel 6(R), Jameson Inns(R), Travelodge(R), Thriftlodge(R), Knights Inn(R), Red Carpet Inn(R) and Scottish Inns(R). In the upscale, extended-stay sector, Hawthorn Suites hotels compete for consumers and/or potential franchisees with Residence Inn(R), Homewood Suites(R), Summerfield Suites(R) and Woodfin Suite(R). In the transient suites sector of the lodging industry, where the Company competes through its Hawthorn Suites LTD brand, the Company's principal competitors include AmeriSuites(R), Hampton Inn and Suites(R), Fairfield Suites(SM), MainStay(SM), Candlewood(SM), Wingate Inn(SM), Towne Place(SM) and Courtyard by Marriott(R) among others. Many of the Company's competitors are affiliated with larger chains with substantially more properties, greater marketing budgets and greater brand identity than the Company. There can be no assurance that the Company can franchise a sufficient number of properties to generate operating efficiencies that will enable it to compete with these larger chains.

GENERAL RISKS OF THE LODGING INDUSTRY

     Although the Company does not currently own any operating hotel properties, because the Company's revenues vary directly with its franchisees' gross room revenues, the Company's business is, and will be, impacted by the effects of risks experienced by hotel operators generally. Additionally, the Company owns three Microtel properties currently under construction which it expects to sell after completion. However, no assurances can be given that such sales will take place. The Company has contracted to lease, as tenant, two Microtel properties currently under construction. It intends to assign these leases to suitable tenants, but no assurances can be given that such assignments will occur. In the future, the Company may acquire ownership interests in additional hotel properties or develop additional hotels. It may also enter into management contracts under which the Company operates hotel properties in exchange for a management fee. The budget, extended-stay and transient suite segments of the lodging industry, the segments in which hotels franchised under the Company's brands currently operate or plan to operate, may be adversely affected by changes in national or local economic conditions and other local market conditions, such as an oversupply of or a reduction in demand for lodging or a scarcity of potential sites in a geographic area, changes in travel patterns, extreme weather conditions, changes in governmental regulations that influence or determine wages, prices, construction costs or methods of operation, changes in interest rates, the availability of financing for operating or capital needs and changes in real estate tax rates and other operating expenses. In addition, due in part to the strong correlation between the lodging industry's performance and economic conditions, the lodging industry is subject to cyclical changes in revenues and profits. These risks may be exacerbated by the relatively illiquid nature of real estate holdings. Downturns or prolonged adverse conditions in real estate or capital markets or in national or local economies could have a material adverse impact on the Company's ability to locate new franchisees. In addition to the aforementioned risks associated with the budget, extended-stay and transient suite segments of the lodging industry, the Company's current and potential future ownership of hotel properties creates a risk of decreased earnings due to losses related to start-up expenses or ongoing losses due to shortfalls in expected performance of a hotel. In addition, any guaranty required to secure construction or permanent loan financing could adversely affect the Company's financial condition.

     The Company expects to experience seasonal revenue patterns similar to those experienced by participants in the lodging industry generally. Accordingly, the summer months, because of increases in leisure travel, are expected to produce higher franchise royalty revenues for the Company than other periods during the year. In addition, developers of new hotels typically attempt, when feasible, to schedule the opening of a new property to occur prior to the spring and summer seasons. This may have a seasonal impact on the Company's revenues, a significant portion of which is not recognized until the opening of a property. Accordingly, the Company may experience lower revenues and profits in the first and fourth quarters and higher revenues and profits in the second and third quarters.

DEVELOPMENT AND OWNERSHIP RISK

     Although the Company does not currently own any operating hotel properties, because its revenues are dependent on the revenues of its franchisees, the Company is subject to risks associated with developing hotel properties. In addition, the Company owns three Microtel properties currently under construction which it expects to sell after completion. However, no assurances can be given that such sales will take place. The Company has contracted to lease, as tenant, two Microtel properties currently under construction. It intends to assign these leases to suitable tenants, but no assurances can be given that such assignments will occur. In the future, the Company may acquire ownership interests in additional hotel properties or develop additional hotels. These risks, which are applicable to Microtels as new construction properties and Hawthorn Suites as both new construction and conversion properties, include delays in completion of construction, failure to obtain all necessary zoning and construction permits, discovery of environmental hazards, unavailability of financing on favorable terms, if at all, the failure of developed properties to achieve desired revenue or profitability levels once opened, competition for suitable development sites from competing franchise chains, the risk of incurring substantial costs in the event a development project must be abandoned prior to completion, changes in governmental rules, regulations and interpretations and general economic and business conditions. The Company's revenues may also be adversely affected by increases in interest rates, which could increase the costs of financing new hotel construction or the conversion of existing hotels. Any one of these risks could discourage or prohibit potential franchisees from beginning or completing hotel projects. To the extent the Company leases and/or owns hotel properties it would be subject to risks experienced by hotel operators generally. In addition to the aforementioned risks associated with the budget, extended-stay and transient suite segments of the lodging industry, the Company's current and potential future ownership of hotel properties creates a risk of decreased earnings due to losses related to start-up expenses or ongoing losses due to shortfalls in expected performance of a hotel. In addition, any guaranty required to secure construction or permanent loan financing could adversely affect the Company's financial condition.

RISKS RELATING TO THE FINANCING OF FRANCHISEES

     The Company participates, from time to time, in construction loans, equity investments, and long-term mortgage loans made to franchisees. In such cases, the Company would be subject to the risks experienced by lenders generally, including risks of franchisee/borrower defaults and bankruptcies and as an equity investor. In the event of a default under such loans, the Company, as a lender, would bear the risk of loss of principal to the extent the value of the collateral was not sufficient to pay lenders which may be more senior in the capital structure. See "-- Regulation."

REGULATION

     The sale of franchises is regulated by various state laws, as well as by the Federal Trade Commission (the "FTC"). The FTC requires that franchisors make extensive disclosure to prospective franchisees, although it does not require registration of offers to prospective franchisees. A number of states require registration and disclosure in connection with franchise offers and sales. In addition, several states have "franchise relationship laws" that limit the ability of franchisors to terminate franchise agreements or to withhold consent to the renewal or transfer of these agreements. While the Company's franchising operations currently are not materially adversely affected by such regulations, the Company cannot predict the effect any future legislation or regulation may have on its business operations or financial condition.

     Additionally, various national, state and local laws and regulations may affect activities undertaken by the Company in connection with providing financing to franchisees. In particular, the Company may be required to obtain a license or to register in certain states in order to arrange loans to be made to franchisees. See "The Company -- Regulation."

MANDATORY REDEMPTION OF SUBORDINATED DEBENTURES

     On January 1, 1997, USFS exercised its option to exchange its 10% Cumulative Redeemable Exchangeable Preferred Stock at the Liquidation Value of $18,477,000 into 10% Subordinated Debentures due September 29, 2007 (the "Debentures"). The Company is required to pay interest expense by issuing additional Debentures for 50% of the expense with the remaining 50% to be paid in cash. Interest is payable semi-annually on the last business day in June and December of each year. If Mr. Michael A. Leven's employment with the Company terminates for any reason or the Company were to otherwise experience a Change of Control (which includes the termination for any reason of Michael A. Leven's employment), the Company would be obligated to redeem all outstanding Subordinated Debentures. Failure to make payments of interest and principal on the Debentures when due could have a material adverse effect on the Company.

ABSENCE OF DIVIDENDS

     USFS has not paid a dividend on USFS Common Stock since its inception. The Company intends to retain any earnings to finance its growth and for general corporate purposes and therefore does not anticipate paying any cash dividends in the foreseeable future. In addition, future financing agreements may contain limitations on the payment of cash dividends or other distributions of assets to the holders of Company Common Stock.

ANTI-TAKEOVER DEVICES

     Certain identical provisions of the Charter and the By-Laws of USH and USFS may be deemed to have anti-takeover effects and may delay, deter or prevent a change in control of the Company that stockholders might otherwise consider in their best interests. These provisions (i) allow only the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer of the Company to call special meetings of the stockholders, (ii) eliminate the ability of stockholders to take any action without a meeting, (iii) establish certain advance notice procedures for nomination of candidates for election as directors and for stockholder proposals to be considered at stockholders' meetings, (iv) generally authorize the issuance of one or more classes of "blank check" preferred stock, with such designations, rights and preferences as may be determined from time to time by the Board of Directors, (v) require approval of holders of 75% of the outstanding Company Class B Common Stock for the Board of Directors to create a series of Preferred Stock with general voting rights or with the right to elect a majority of directors under any circumstances and (vi) require approval of holders of 75% of the outstanding voting power to amend or repeal items (i), (ii), (v) and (vi) above.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger is expected to be a tax-free reorganization within the meaning of Section 368(a) of the Code for federal income tax purposes, so that no gain or loss will be recognized by USFS's stockholders on the exchange of USFS Common Stock for Company Common Stock. Although counsel to the Company will render an opinion that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a), no ruling will be obtained from the Internal Revenue Service. If the Merger is not treated as a tax-free reorganization within the meaning of Section 368(a), USFS stockholders would recognize taxable gain or loss with respect to each share of USFS Common Stock surrendered equal to the difference between the stockholder's tax basis in such share and the fair market value, as of the Effective Time, of the Company Common Stock received in exchange therefor. See "The Proposed Merger and Related Transactions -- Certain Federal Income Tax Consequences."

LIMITED TRADING VOLUME OF COMMON STOCK

     Historically, the shares of the USFS Common Stock have had relatively low trading volume in the public markets. During the four week period ended December 1, 1997, for example, the weekly trading volume averaged 21,660 shares. There can be no assurance that the trading volume for the Company Class A Common Stock will increase or remain constant after the Merger. Low trading volume can influence the trading price of a security, hamper the liquidity of an investment in a security and result in volatility of the price of a security.

                                  THE COMPANY

GENERAL

     The Company was formed in August 1995 to acquire, market and service well-positioned brands with potential for rapid unit growth primarily through franchising. The Company's initial brands, which are in the lodging industry, are the Microtel and Hawthorn Suites brands. The Company acquired the rights to these brands because of their potential for significant growth, which reflects, among other things, their potential profitability for franchisees at the property level and their positions in attractive segments of the lodging industry.

     At the time of the acquisition of the Microtel brand in October 1995, there were 27 hotels open or under development, consisting of 23 that were open and 4 that were under construction. As of January 22, 1998, the brand had 371 hotels open or under development, consisting of 64 that were open, 58 that were under construction and 249 for which franchise agreements had been executed but that were not under construction. In addition, as of January 22, 1998, the Company had accepted applications from prospective franchisees for an additional 81 franchises. The hotels open or under development or for which franchise applications had been accepted expands the number of states in which Microtel hotels are or may be located from 10 in 1995 to 48 as of January 22, 1998. Based upon the Company's limited historical experience to date, 22% of accepted applications for Microtel hotels have terminated prior to resulting in open hotels. Accordingly, there can be no assurances that hotels under development or for which applications have been accepted will result in open hotels. See "Risk Factors -- Dependence on, and Obstacles to, Hotel Openings."

     At the time of the acquisition of the Hawthorn Suites brand in March 1996, there were 18 hotels open or under development, consisting of 17 that were open and 1 that was under construction. As of January 22, 1998, the brand had 98 hotels open or under development, consisting of 27 that were open, 19 under construction and 48 for which franchise agreements had been executed but that were not under construction. In addition, the Company had accepted applications from prospective franchisees for an additional 23 franchises. Based upon the Company's limited historical experience to date, 26% of accepted applications for Hawthorn Suites brand hotels have terminated prior to resulting in open hotels. Accordingly, there can be no assurances that hotels under development or for which applications have been accepted will result in open hotels. See "Risk Factors -- Dependence on, and Obstacles to, Hotel Openings."

     As a franchisor, the Company licenses the use of its brand names to independent hotel owners and operators (i.e., franchisees). The Company provides its franchisees with a variety of benefits and services designed to (i) decrease the development costs, (ii) shorten the time frame and reduce the complexity of the construction process and (iii) increase the occupancy rates, revenues and profitability of the franchised properties. The Company offers prospective franchisees access to financing, a business format, design and construction assistance (including architectural plans), quality standards, training programs, national reservations systems, national and local advertising and promotional campaigns and volume purchasing discounts.

     During the nine months ended September 30, 1997, approximately 40% of the Company's revenues was from franchise royalty fees and franchise application fees, approximately 54% was from reservation and marketing fees and approximately 6% was from various fees and other revenues including from the Company's own lending or investment, or from third-party financing arranged by the Company for its franchisees. In addition, the Company in the future may acquire ownership interests in hotel and other properties in brands that it franchises or otherwise may operate franchised or other properties pursuant to management contracts under which it would receive a management fee. The Company currently owns three Microtel properties currently under construction which it expects to sell after completion. However, no assurances can be given that such sales will take place. The Company has contracted to lease, as tenant, two Microtel properties currently under construction. It intends to assign these leases to suitable tenants, but no assurances can be given that such assignments will occur. The Company also receives cash from its franchisees in the form of application fees, which are recognized as revenue only upon the opening of the underlying hotels.

     The Company's predecessor, USFS, was incorporated in Delaware in August 1995. The Company's executive offices are located at 13 Corporate Square, Suite 250, Atlanta, Georgia 30329 and its telephone number is (404) 321-4045.

RECENT DEVELOPMENTS

     On December 15, 1997 USFS signed a definitive agreement with the Seller to acquire the exclusive worldwide franchise rights to the Best Inns and Suites of America hotel brands. In addition, USFS will acquire the assets of the company that provides fee-based management services to 28 existing Best hotels. In the proposed transaction, each of the 34 existing Best properties will enter into franchise agreements and management contracts with USFS. In connection with this acquisition, USFS expects to complete the following transactions with Highend Hospitality Partners, LLC, (the "Third Party Buyer") if the Third Party Buyer agrees to acquire from the Seller 17 Best hotels, although the Company and the Third Party Buyer have not yet entered into definitive documentation: (i) the Company expects to make a $5,000,000 subordinated loan at an interest rate of 12% per annum to, or a $5,000,000 equity investment in, the Third Party Buyer,
(ii) the Company expects to issue to the Third Party Buyer 200,000 shares of USFS Class A Common Stock (or Company Class A Common Stock if the Merger has been consummated by such date) at a cash price per share equal to $8.00 (the closing price of the USFS Class A Common Stock on December 15, 1997), and (iii) the Company expects to issue an additional 150,000 shares of Class A Common Stock (or Company Class A Common Stock, as the case may be) to the Third Party Buyer for no additional cash consideration, making its total holdings an aggregate of 350,000 shares of USFS Class A Common Stock (or Company Class A Common Stock, as the case may be). The Company expects to issue such additional shares in lieu of issuing, as originally requested by the Third Party Buyer, a warrant to acquire a greater number of shares of USFS Class A Common Stock (or Company Class A Common Stock, as the case may be). No officer, director or, to the best of the Company's knowledge, 5% or greater shareholder of USFS or HSA LLC is a partner, officer or director of the Third Party Buyer. USFS expects to extend the loan to, or make the investment in, the Third Party Buyer and to issue the shares to the Third Party Buyer in order to induce it to purchase from the Seller 17 of the existing Best hotels, which is a condition to USFS's ability to acquire the assets it proposes to acquire in the transaction. The Seller has imposed this condition because it wishes to sell all of its Best hotels assets, but the Company wished only to purchase the franchise rights and management service company assets. The transaction is subject to the Company's completion to its satisfaction of its due diligence review, the execution and delivery of definitive documentation by the Company and the Third Party Buyer, and other customary conditions and no assurances can be made that the transaction will be completed or that it will be completed on the foregoing terms.

BUSINESS STRATEGY

     The Company's business strategy is to (i) rapidly increase the number of open Microtels and Hawthorn Suites, (ii) operate its administrative and franchisee support departments in order to maximize the operating leverage inherent in the franchising business and (iii) acquire additional lodging or other service-oriented brands that provide attractive unit economics to franchisees and significant growth opportunities for the Company. To successfully accomplish the growth strategy, the responsibilities of the Company's franchise service personnel include, among other things, supporting franchisees in their efforts to develop, construct and open hotels. For example, the Company's franchise services department reviews site plans and construction drawings and aids franchisees in the areas of public relations, marketing, finance, national accounts purchasing and training. The Company also, from time to time, may make loans and/or equity investments in certain hotels in order to assist a franchisee with its financing needs. The Company expects to use its existing cash balance to fund these activities during 1998.

     Additionally, the Company intends to continually examine acquisition opportunities that have the potential to expand its portfolio of franchised brands both inside and outside of the lodging industry. No assurances can be made, however, that the Company will consummate any acquisitions. Such acquisitions would be financed through combinations of the Company's cash reserves, the issuance of equity securities and/or debt financing provided by third party lenders, although there can be no assurances that financing would be available on terms acceptable to the Company or at all.

     In addition, the Company, from time to time, may acquire ownership interests in properties, certain of which may operate under brands franchised by the Company and may in the future enter into management contracts to operate properties, certain of which may be franchised by the Company.

THE HOTEL FRANCHISING AND LODGING INDUSTRIES

     Hotel Franchising. In recent years, owners of hotels not affiliated with regional or national lodging companies have increasingly chosen to join hotel franchise chains. The Company and other hotel franchise chains provide a number of services designed to directly or indirectly increase hotel occupancy rates, revenues and profitability. The Company believes that hotel operators often view franchise chain membership as an important means of remaining competitive with hotels that are either owned by or affiliated with national or regional lodging companies. In determining whether to affiliate with a franchise chain, hotel operators will compare costs of affiliation with the incremental revenues anticipated to be derived from chain membership. Costs of affiliation include capital expenditures and operating costs required to meet a chain's quality and operating standards, plus the ongoing payment of franchise royalties and assessments for the reservations system and marketing programs maintained by the franchisor.

     Lodging Industry. The lodging industry has traditionally been divided into five segments, each of which is identified by the average daily room rate generally charged by hotel operators in the segment (the "ADR"). These categories include, in descending order of ADR, luxury, upscale, mid-price, economy and budget. Hotels are further segmented into limited-service and full-service, depending on the degree of food and beverage and other services offered, and hotels are also segmented into transient hotels, which serve short-term guests, and extended-stay hotels, which serve guests on multiple night or multiple week stays. The Company's franchised properties operate in the budget and economy segments of the limited-service sectors through its Microtel brand, the upscale segment of the extended-stay and transient suite sectors through its Hawthorn Suites brand and the mid-priced segment through its Hawthorn Suites LTD brand.

THE COMPANY'S LODGING FRANCHISE SYSTEMS

     Microtel. Microtels include three types of properties: Microtel Inns, which have single and double rooms; Microtel Suites, which are all-suite properties; and Microtel Inn & Suites, which contain singles, doubles, and suites. All Microtels, which had an average daily room rate for the 10 months ended October 31, 1997 of approximately $40.85, operate in the budget or economy segments of the lodging industry, which are the lowest priced segments in the industry. Microtels are distinctively styled hotels with a residential look that offer travelers an attractive and consistent appearance, clean, comfortable rooms and the safety of interior corridor room access, all for a competitive room rate.

     Microtels feature a distinctive architectural design that minimizes construction costs and maintenance expenses through smaller room sizes, limited common areas, smaller land requirements and built-in standardized furniture, all of which enable franchisees to own and operate a Microtel at a lower cost. These lower costs may reduce a franchisee's equity investment and may broaden its debt financing alternatives, thereby expanding the appeal of the Microtel brand to prospective franchisees. There is no minimum capital requirement for new franchises. Each franchise application is reviewed on an individual basis.

     Since acquiring the Microtel brand in October 1995 and establishing its sales force by January 1996, the Company has realized franchise sales growth as follows:

                            MICROTEL FRANCHISE DATA*

                                AS OF               AS OF               AS OF               AS OF
                          DECEMBER 31, 1996   DECEMBER 31, 1995   SEPTEMBER 30, 1997   JANUARY 22, 1998
                          -----------------   -----------------   ------------------   ----------------
Hotels Open.............         23                   28                  58                  64
Hotels Under
  Development:
  Executed, Under
     Constr.............          4                   25                  40                  58
  Executed, not Under
     Constr.............          3                  169                 224                 249
Total Under
  Development...........          7                  194                 264                 307
Applications Accepted...         12                   82                  92                  81
                                 --                  ---                 ---                 ---
  Total Under Develop.
     and
     Accepted
     Applications.......         19                  276                 356                 388
Total Open, Under
  Develop. and Accepted
  Applications..........         42                  304                 414                 452

---------------

* The Company will not receive royalties from 28 of the 64 open hotels as of January 22, 1998 (it does and will receive marketing and reservation fees from the franchisees of these properties). The Company will not receive royalties from four of the 249 executed but not under construction locations when and if opened. All of the properties currently under construction will pay royalties to the Company. Only one of the 107 accepted applications falls into the non-royalty paying category. There can be no assurances that hotels under development or for which applications have been accepted will result in open hotels. See "Risk Factors -- Dependence on, and Obstacles to, Hotel Openings."

                            MICROTEL INNS AND SUITES
                    ANALYSIS OF ADR, OCCUPANCY, AND REVPAR*
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                              YEAR ENDED DECEMBER 31, 1997                YEAR ENDED DECEMBER 31, 1996
                                        -----------------------------------------   -----------------------------------------
                                        AVERAGE                          REVENUE    AVERAGE                          REVENUE
                                        NUMBER                AVERAGE      PER      NUMBER                AVERAGE      PER
                                          OF       AVERAGE     DAILY    AVAILABLE     OF       AVERAGE     DAILY    AVAILABLE
                                         ROOMS    OCCUPANCY    RATE       ROOM       ROOMS    OCCUPANCY    RATE       ROOM
                                        -------   ---------   -------   ---------   -------   ---------   -------   ---------
South East(1).........................     96       69.5%     $42.71     $29.70        96       68.2%     $41.09     $28.01
North Central(2)......................     96       67.7%     $38.02     $25.73        96       70.3%     $37.33     $26.26
South Central(3)......................    100       66.6%     $37.87     $25.22       100       65.9%     $36.55     $24.08
North East(4).........................    100       74.0%     $38.23     $28.27       100       73.1%     $37.34     $27.28
Total.................................     99       69.9%     $39.22     $27.42        99       69.4%     $37.91     $26.31

---------------

 *  Data presented is for 27 properties open more than one year.
(1) Consists of a total of 7 properties located in Georgia, North Carolina and West Virginia.
(2) Consists of a total of 2 properties located in Ohio.
(3) Consists of a total of 9 properties located in Alabama, Kentucky, Tennessee and Texas.
(4) Consists of a total of 9 properties located in New York and Pennsylvania.

     Hawthorn Suites. As an upscale, extended-stay hotel, Hawthorn Suites provide the traveler with the convenience of a hotel and the amenities typically found in an apartment. Hawthorn Suites' hotel rooms contain full-service kitchens with appliances, cookware and utensils, video cassette players, modem ports, exercise facilities and valet service. Hawthorn Suites hotels also offer a hot breakfast buffet every morning and guests are invited to an evening social hour held four times a week. A center courtyard, an outdoor pool, a multi-use sport court, a barbecue area and a retail store selling sundry and meal items, snacks and beverages, will also be part of newly constructed Hawthorn Suites hotels. There is no minimum capital requirement for new franchises. Each franchise application is reviewed on an individual basis.

     In addition to participating in the upscale, extended-stay segment through its Hawthorn Suites brand, the Company also franchises Hawthorn Suites LTD, a mid-price, all suites hotel brand that is designed to meet the needs of both the extended-stay and transient guests. Hawthorn Suites LTD targets development costs and average daily rates approximately 20% below those for Hawthorn Suites hotels.

     Hotels that are part of the Hawthorn Suites system use the Spirit Reservation System ("Spirit"). Spirit is operated under contract with Hyatt Hotels Corporation ("Hyatt") by CSC Outsourcing, Inc. ("CSC") and Sabre Technology Solutions ("Sabre"). Spirit receives and processes calls made to a toll-free number dedicated to Hawthorn Suites. The Spirit system is directly linked by computer to all Hawthorn Suites hotels. Spirit also currently operates the reservations system for Hyatt hotels. Hyatt manages the voice and Global Distribution System ("GDS") reservation activities for both Hawthorn Suites and Hyatt through the Spirit Reservation Center located in Omaha, Nebraska. Persons calling the Hyatt toll-free number who experience a sold out Hyatt or no Hyatt in their desired market are automatically referred to the nearest Hawthorn Suites hotel. There can be no assurance, however, that CSC and Sabre will continue to service the Hawthorn Suites' reservation needs in the future.

     The extended-stay segment, targeting travelers staying five or more consecutive nights, is a growing segment of the lodging industry, as travelers demand better value and environments that feel more like home. Corporate downsizing has resulted in an increased need for consultants, long-term project work and growth in corporate training programs. Moreover, with extensive corporate relocations each year, more people are away from home on longer trips. Leisure and vacation travelers are also discovering the value of extended-stay hotels. Due to the longer average stay of the extended-stay guest and lower guest turnover, operators of extended-stay hotels enjoy reduced staffing needs, both at the front desk and in housekeeping, relative to operators of transient hotels. At the same time, reduced guest turnover contributes to lower supply costs, as hotel operators are not required to replenish amenities such as soap and shampoo on a daily basis.

                             HAWTHORN SUITES DATA*

                                                    AS OF        AS OF           AS OF           AS OF
                                                  MARCH 31,   DECEMBER 31,   SEPTEMBER 30,    JANUARY 22,
                                                   1996**         1996            1997           1998
                                                  ---------   ------------   --------------   -----------
Hotels Open.....................................     17            19              22              27
Hotels Under Development:
  Executed, Under Constr........................      0             2               9              19
  Executed, not Under Constr....................      0            17              51              48
  Total Under Development.......................      0            19              60              67
Applications Accepted...........................      0            19              23              23
                                                     --            --             ---             ---
  Total Under Develop. and Applications
     Accepted...................................      0            38              83              90
Total Open, Under Develop. and Applications
  Accepted......................................     17            57             105             117

---------------

 * The Company will not receive royalties from 19 of 27 open hotels as of January 22, 1998 (it does and will receive marketing and reservation fees from the franchisees of these properties). There can be no assurances the hotels under development or for which applications have been accepted will result in open hotels. See "Risk Factors -- Dependence On, and Obstacles to, Hotel Openings."
** The Hawthorn Suites brand was not franchised by USFS until March 27, 1996.

             HAWTHORN SUITES ANALYSIS OF ADR, OCCUPANCY AND REVPAR*
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                              YEAR ENDED DECEMBER 31, 1997                YEAR ENDED DECEMBER 31, 1996
                                        -----------------------------------------   -----------------------------------------
                                        AVERAGE                          REVENUE    AVERAGE                          REVENUE
                                        NUMBER                AVERAGE      PER      NUMBER                AVERAGE      PER
                                          OF       AVERAGE     DAILY    AVAILABLE     OF       AVERAGE     DAILY    AVAILABLE
                                         ROOMS    OCCUPANCY    RATE       ROOM       ROOMS    OCCUPANCY    RATE       ROOM
                                        -------   ---------   -------   ---------   -------   ---------   -------   ---------
South East(1).........................    178       71.4%     $92.85     $66.34       178       76.0%     $92.88     $70.58
North Central(2)......................    118       80.7%     $85.17     $68.69       118       81.2%     $82.32     $66.85
South Central(3)......................    111       76.6%     $75.84     $58.08       111       75.6%     $75.47     $57.05
North East(4).........................    151       68.0%     $75.69     $51.44       151       76.1%     $72.63     $55.25
West(5)...............................    113       78.6%     $93.66     $73.66       113       70.9%     $81.98     $58.16
Total.................................    129       75.3%     $83.64     $63.02       129       76.3%     $81.40     $62.11

---------------

*  Data presented is for 19 properties open more than one year.
(1) Consists of a total of 4 properties located in Florida, Georgia, North Carolina and South Carolina.
(2) Consists of a total of 3 properties located in Illinois, Minnesota and Nebraska.
(3) Consists of a total of 9 properties located in Oklahoma and Texas.
(4) Consists of a total of 1 property located in Pennsylvania.
(5) Consists of a total of 2 properties in Washington.

OPERATIONS

     The following departments of the Company are responsible for identifying potential franchisees and locations, obtaining franchise applications, executing franchise agreements, assisting franchisees in building and opening properties and providing ongoing support, training and services:

     Franchise Sales. The Company employs a national franchise sales force consisting of 39 people. The primary objectives of the Company's franchise sales strategy are to identify potential franchisees and possible locations for each of the Company's brands and to create an awareness and general acceptance of its products with numerous participants in the hospitality industry, including hotel owners, lodging consultants, vendors, operators, and educational institutions. The sales force seeks to achieve these objectives through the implementation of a multi-faceted sales strategy, which includes cold calling, telemarketing, direct mail, trade advertising and public relations. The compensation program is structured so that each franchise salesperson is expected to earn at least 50% of his or her annual income in sales commissions.

     Design and Construction. The Company's design and construction department provides development expertise in the disciplines associated with new construction and renovation, with emphasis on low development costs, low maintenance expense, quality construction and profit maximization for its franchisees. The Company provides detailed architectural plans, CAD-CAM computer files, specifications, system standards and manuals, and makes the services of the department available to franchisees at various stages of the development process. In addition, in order to maintain consistent product quality and brand identity, the design and construction department approves, among other things, all architectural plans of Microtel and Hawthorn Suites franchisees.

     Quality Assurance. Franchise quality control is accomplished through inspections prior to a franchisee's entry into the system and on an ongoing basis. Quality assurance programs promote uniform standards throughout each of the Company's franchise systems. The Company inspects each property two times per year. Hotels that fail to meet certain franchise standards are notified and are generally given 30 days to either correct the conditions that led to the failure or to implement a plan to correct the failure. If they do not correct the deficiencies, the Company can terminate the license. Since the Company acquired the Microtel brand, two properties have been terminated from the Microtel system due to quality deficiencies.

     Marketing. Among the franchise community, the focus of the Company's marketing and advertising support is on publications that target the hospitality industry, direct mail and attendance at industry shows. To reach consumers, franchisees are supplied with a detailed marketing guide, print advertising, local radio spots, outdoor billboard designs and rack cards. In addition, in the case of Hawthorn Suites, direct sales plays a significant role, with advertising and marketing materials targeted to travel agents, planners and buyers of extended-stay accommodations, print advertising runs in Business Travel News, and targeted human resources, training and relocation publications. Separate Microtel and Hawthorn directories are published twice annually and distributed via direct mail and to existing properties.

     In addition, Microtel's media plan is designed to reach the maximum number of travelers, garner the most impressions and give the brand a local, regional and national presence. 1997 highlights include:

        - USA Today -- 110 insertions appeared throughout 1997 to reinforce the message, "There's Room for Everyone."

        - The "Microtel Get To Know US Tour" was introduced as, the Company believes, the hospitality industry's first replica on wheels to include full-size models of the chain's single, double and suite accommodations. The 60-foot trailer on wheels covers the U.S. to give franchisees' local customer base a look inside a Microtel before it is actually built.

        - Truckside Advertising -- Microtel uses this innovative moving billboard concept on 16 trucks traveling 34 interstate highways through 24 states, to reach travelers every month.

        - AAA Tour Books -- an official appointment ran for every open Microtel in these trade books. In 1998, Microtel expects to advertise on the prominent inside front cover of the AAA Triple-A Road Atlas.

        - The Internet -- Microtel's web site at www.microtelinn.com includes its "Travelers Disability Survey" plus the "Micro PI Game." In addition, consumers and other travel decision-makers can now make reservations for Hawthorn Suites at www.hawthorn.com. Both sites offer visitors a full directory of property listings with information and maps for every location.

     Public Relations. A targeted public relations program supports marketing and franchise sales efforts by promoting awareness of the Company as the Company becomes a more significant participant in the lodging industry. The public relations department works with all facets of the corporate organization, from sales and franchise services to design and construction to the franchisees themselves to establish the Company in the industry and in the minds of consumers.

     The Company's public relations efforts focus on the lodging industry trade publications. The Company works closely with such publications as Hotel Business, Hotel & Motel Management, Lodging, Lodging Hospitality, Business Travel News, The Cornell Quarterly, AAHOA (the magazine dedicated to Asian American hoteliers) and Franchise Times. Such outlets communicate the Company's news to the lodging community and to the many top name travel writers and newspaper journalists who read the trades regularly as well. In 1997, trade publications have covered many facets of the Company's rapid growth, including the opening of its 50th hotel, the debut of the brand extension, Hawthorn Suites LTD., "FIRST" (the Company's new central reservations system, initially intended to support the Microtel brand and any other brands of the Company not supported by Spirit), the expansion of its sales staff, its international expansion, its presence at airports around the country, and the Company's second anniversary celebration.

     The Company has reached traveling consumers via advertisements or news stories in the Wall Street Journal, and USA Today's "Business Travel Today" column. No less important have been the Company's placements at the local level, where daily and business publications report on individual property ground breaks and grand openings.

     Training. The Company maintains mandatory training programs for its franchisees that are designed to teach franchisees how to best utilize the Company's reservations system and marketing programs, as well as the fundamentals of hotel operations, such as recruiting, housekeeping, repairs and maintenance and personnel policies. The Company also provides special on-site training upon request. The Company has developed and maintains a library of training videos, cassettes and tapes, as well as printed training material, which are available to franchisees. In addition, each franchise sales person must complete a structured initial training program and regular retraining.

     Franchise Services. The franchise services department functions as a single point of contact for all franchisees to call for support on all issues prior to, during, and after construction. Franchise services acts as a liaison between the franchisee and all departments of the Company. The Company recognizes the personal service aspect of the franchising business and intends to assign a designated member of the franchise service department to each franchisee.

     Purchasing. The Company provides its franchisees with volume purchasing discounts for certain products, services, furnishings, and equipment used in construction and ongoing operations. The Company has established relationships with vendors to the lodging industry and negotiates discounts for purchases by its customers. In certain cases, the Company receives payments from the vendors as well. Currently, the Company does not maintain inventory, directly supply any of the products, or extend credit to franchisees for such purchases.

FRANCHISE AGREEMENTS

     The Company's franchise agreements grant hotel owners the right to utilize one of the brand names associated with the Microtel or Hawthorn Suites hotel systems under long-term franchise agreements. In order to qualify for a franchise from the Company, a candidate must undergo a screening process, which typically includes a review of the potential franchisee's operational ability and financial condition and the proposed lodging location. A representative of the Company conducts a site inspection to determine whether the location meets standards and whether the brand name selected is appropriate at that location. The Company considers such factors as accessibility, visibility, location, economics, demographics, the extent of commercial development and, in the case of Hawthorn Suites conversions, facility condition. When executed, both Microtel and Hawthorn Suites franchise agreements offer an area of exclusivity to each location, the degree of which is negotiated individually with each franchisee.

     The Company's current standard agreements are for 20-year terms for new construction properties and 10-year terms for conversion properties (in the case of Hawthorn Suites only). The standard franchise agreements generally require franchisees to satisfy certain development milestones, including a requirement that construction begin within six to nine months of execution of the franchise agreement, although generally there exists a 30-day cure period. Franchisees are required to pay royalty fees to the Company based upon the gross room revenues of the franchised hotel during the term of the agreement and an application fee. Franchise application fees are non-refundable and are generally collected from potential franchisees upon execution of the franchise agreement.

     Franchise fees are comprised of two components: a royalty portion and a reservation and marketing portion, both of which are based upon a percentage of the franchisee's gross room revenues. The royalty portion of the franchise fee is intended to cover the operating expenses of the franchisor, such as costs incurred in providing quality assurance, administrative support and other franchise services, and to provide the Company with operating profits. The reservation and marketing portion of the franchise fee is intended to reimburse the Company for the expenses associated with providing such franchise services as a reservation system, national advertising and certain promotional programs. Marketing and reservation fees do not produce any profit (and could result in a loss) for the Company, but mitigate a significant cost of business for franchisees and are an important consideration for potential franchisees when evaluating competing brands. The Company does not currently receive royalty fees from those Microtel and those Hawthorn Suites hotels that were open or under development at the time the Company acquired the right to franchise the respective brands. The Company does, however, receive reservation and marketing fees from the franchisees of these properties.

     The terms of the Company's current standard forms of franchise agreements state that, by year of operation, franchisees are required to pay the following ongoing royalty fees and reservation and marketing fees (each, as a percentage of gross room revenues), although the actual fees may vary:

                                                              MICROTEL   HAWTHORN
                                                              --------   --------
SUITES
FRANCHISE ROYALTY FEES
  Year 1....................................................    4.0%       5.0%
  Year 2....................................................    5.0%       5.0%
  Year 3 and thereafter.....................................    6.0%       5.0%
RESERVATION AND MARKETING FEES
  Year 1....................................................    3.0%       2.5%
  Year 2....................................................    2.5%       2.5%
  Year 3 and thereafter.....................................    2.0%       2.5%
TOTAL FRANCHISE FEES
  Year 1....................................................    7.0%       7.5%
  Year 2....................................................    7.5%       7.5%
  Year 3 and thereafter.....................................    8.0%       7.5%

     During the first quarter of 1996, when the Company began its full-time franchise sales efforts, prospective Microtel franchisees were offered a three month royalty-free period during year one as an inducement to join the Company's franchise system. The Company is no longer offering this discount and currently has no intention to do so in the future. With respect to Hawthorn Suites, a wide range of incentives have been offered to various franchisees, although no assurances can be given that such incentives will be offered in the future. With respect to both Microtel and Hawthorn Suites, the Company also has agreed in certain situations to dedicate a portion of a particular franchisee's marketing fees to local (as opposed to national) promotion of the applicable brand.

     The Company believes that it has a franchisee-friendly franchise agreement, making the Company's franchises more attractive to potential franchisees without sacrificing the protection typically afforded to franchisors under franchise agreements. The Company's standard form of franchise agreement is terminable by the Company if the franchisee fails to maintain certain quality standards or to pay royalties, reservation and marketing fees or other charges. In the event of termination, the Company is generally entitled to liquidated damages.

ACQUISITION OF THE MICROTEL AND HAWTHORN SUITES SYSTEMS

     Microtel Acquisition. On September 7, 1995, the Company entered into the Microtel Acquisition Agreement with Hudson, a public company then called Microtel Franchise and Development Corporation, to acquire the exclusive worldwide franchising rights and operating assets of the Microtel hotel system (the "Microtel Acquisition"). The purchase price for these franchise rights and operating assets was $3,037,000, of which the Company paid $1,600,000 at the closing on October 5, 1995 and agreed to pay a total of $1,437,000 plus interest at 10% over the following three years (for a total payment of approximately $1,700,000). In addition, royalties are payable to Hudson, as described below, for the right to all trade names, trademarks, service marks and other intellectual property used in connection with the Microtel business, including the Microtel name (the "Proprietary Marks").

     The operating assets of the Microtel system acquired from Hudson included
(i) all prototype architectural plans and designs used in connection with the Microtel business and (ii) the Microtel reservation referral system, directories, manuals and marketing materials.

     Pursuant to the Microtel Acquisition, the Company also acquired Hudson's rights under then existing Microtel franchising agreements relating to the 27 Microtels open or under development at the time of the acquisition. Although the Company acquired the existing franchises from Hudson and is obligated to fulfill all the obligations of the franchisor thereunder, Hudson retained the right to receive all franchise royalties and franchise renewal fees payable by the existing franchisees under such agreements. The Microtel Acquisition Agreement does, however, permit the Company to retain any reservation and marketing fees (which do not result in any profit, and could result in a loss, to the Company) and any other one-time or non-recurring fees or charges payable to the franchisor under the applicable franchise agreement such as those relating to the initial placement, substitution, amendment, organization, termination or transfer of the franchise.

     The Microtel Acquisition Agreement also grants Hudson the right to retain franchise fees and royalty payments from a total of 50 Microtels and an additional 10 Microtel all-suites hotels provided Hudson, its affiliates or such other persons own and operate the hotels covered by such franchises. In addition to the 27 existing hotels either open or under construction as of October 5, 1995, Hudson, its affiliates and certain other persons had the right to acquire from the Company up to an additional 23 Microtel hotel franchises and up to an additional 10 Microtel all-suites hotels. As of January 22, 1998, two of the original 27 agreements had been terminated and three additional agreements had been executed and opened. Thus, the Company will not receive royalties from 28 open hotels and Hudson currently retains the right to acquire an additional 22 Microtel franchises and 10 additional Microtel all-suite hotels. Four of these additional 22 Microtel franchise agreements have been executed as of January 22, 1998, but none of the properties subject thereto are currently under construction.

     In consideration for the transfer of the Proprietary Marks, the Microtel Acquisition Agreement provides that, for each new Microtel or Microtel all-suites hotel (collectively, the "Microtel Properties") opened after the closing of the Microtel Acquisition, other than the additional franchises referred to in the preceding paragraph, the Company is required to pay monthly royalties in cash to Hudson as follows: 1.0% of the "revenues subject to royalties" on the first 100 Microtels Properties opened after the closing, 0.75% of such revenues for the next 150 Microtels Properties opened, and 0.50% of such revenues for each Microtel Property opened after the first 250 have opened. "Revenues subject to royalties" generally are those payable by the franchisees to the Company based on gross room revenues, as well as other royalty payments payable by such franchisees under the applicable franchise agreement. The Company is entitled to all other fees (other than termination fees, which must be shared with Hudson) payable by the Microtel franchisees, including the franchise application fees, all of the remaining royalties, reservation and marketing fees and fees applicable to any financing arranged through the Company.

     The Microtel Acquisition Agreement requires the Company to satisfy a development schedule, which requires that new Microtel Properties be opened or under construction in the following numbers, on a cumulative basis, by December of each of the following years:

                                                               NUMBER OF
YEAR                                                     MICROTEL PROPERTIES(*)
----                                                     ----------------------
1997...................................................            50
1998...................................................           100
1999...................................................           175
2000...................................................           250

---------------

* Excludes the 28 open Microtel Properties not currently paying royalties to the Company and the additional 22 Microtel Properties and ten Microtel all-suite hotels that are currently entitled to be franchised without the payment of royalties to the Company pursuant to the Microtel Acquisition Agreement. As of December 12, 1997, five franchise agreements in respect of these additional properties had been executed.

     Under the Microtel Acquisition Agreement, the development schedule is deemed to have been complied with unless such schedule has not been met for two consecutive years (including 1996, where applicable). That is, the Company will not violate its development obligations under the Microtel Acquisition Agreement unless it has failed to meet the targets for two consecutive years. If, however, at the end of any two year period, at least 75% (but less than 100%) of the number of Microtel Properties scheduled to have been opened by such date have been opened, the Microtel Acquisition Agreement permits the Company to cure the default by paying a fee of $1 million. Upon such payment, the Company will be deemed to have fully complied with the development schedule for such two year period (including determination of whether it complied with such schedule in future periods).

     The Microtel Acquisition Agreement further provides that, in the event the Company fails to satisfy the development schedule, fails to pay any monies due to Hudson or otherwise fails to fulfill its material obligations under the Microtel Acquisition Agreement, in each case subject to the Company's right to cure such breach within the applicable notice and cure periods, all of the rights to the Microtel system and all operating assets associated therewith will revert to Hudson. In such instance, the Company will, however, retain the rights to any franchise royalty payments due to it under franchise agreements entered into by the Company after the closing of the Microtel Acquisition, less a servicing fee payable to Hudson in an amount equal to 0.75% of all revenues subject to royalties under such agreements.

     Also, in connection with the Microtel Acquisition, Hudson agreed to provide consulting services to the Company over the three-year period beginning October 5, 1995, for which the Company agreed to pay Hudson a total of $700,000 ($400,000 of which was paid at the closing of the Microtel Acquisition). The Company also received warrants to purchase 100,000 common shares of Hudson at an exercise price of $8.375 per share, none of which have been exercised. The warrants expire on September 1, 2000.

     Hawthorn Acquisition. On March 27, 1996, the Company entered into the Hawthorn Acquisition Agreement with HSA LLC, an entity indirectly controlled by trustees of trusts for the benefit of members of the Pritzker family, pursuant to which the Company acquired the exclusive rights to franchise and to control the development and operation of the Hawthorn Suites brand of hotels. At such time, all of the intellectual property related to the Hawthorn Suites brand was transferred to HSA LLC, a newly-formed Delaware limited liability company, and USFS was issued a 1% membership interest in HSA LLC to permit it to vote on certain matters related to the operation of HSA LLC. As a result of the Merger Transactions, HSA LLC will become a wholly owned subsidiary of the Company and the Hawthorn Acquisition Agreement will be terminated. Thereafter, the Company will have the exclusive right to franchise the Hawthorn Suites brand of hotels and to retain 100% of the royalties derived therefrom without the restrictions contained in the Hawthorn Acquisition Agreement.

SEASONALITY

     Royalties generated by gross room revenues of franchised properties are expected to be the principal source of revenue for the Company for the immediate future, although the Company may in the future franchise non-lodging brands and may derive revenues from other activities, such as management fees and returns on debt and equity investments in properties. During 1996 and the nine months ended September 30, 1997, such royalty revenues were $5,000 and $191,000, respectively. As a result, the Company expects to experience seasonal revenue patterns similar to those experienced by the lodging industry generally. Accordingly, the summer months, because of increase in leisure travel, are expected to produce higher revenues for the Company than other periods during the year. In addition, developers of new hotels typically attempt, whenever feasible, to schedule the opening of a new property to occur prior to the spring and summer seasons. This also may have an impact on the seasonality of the Company's revenues, a significant portion of which is not recognized until the opening of a property. Accordingly the Company may experience lower revenues and profits in the first and fourth quarters and higher revenues and profits in the second and third quarters.

COMPETITION

     Competition among national brand franchisors and smaller chains in the lodging industry to expand their franchise systems is intense. The Company believes that competition for the sale of lodging franchises is based principally upon (i) the perceived value and quality of the brand, (ii) the nature and quality of services provided to franchisees, (iii) the franchisee's view of the relationship of building or conversion costs and operating expenses to the potential for revenue and profitability during operation and upon sale, and (iv) the franchisee's ability to finance and buy or sell the property. The Company's franchisees compete for guests with franchisees of, and properties owned or operated by, other hotel chains, independent properties and owner-operated chains. The success of the Company's franchisees affects the profitability of the Company, as the Company's receipt of royalty fees under its franchise agreements is tied directly to the gross room revenues earned by its franchisees.

     In choosing a particular hotel, consumers consider differences in room rates, quality and condition of accommodations, name recognition, availability of alternative lodging (including short-term lease apartments), service levels, reputation, safety, reservation systems and location.

     Both among consumers and potential franchisees, Microtel competes with budget and economy hotels such as Comfort Inn(R), Days Inn(R), Econo Lodge(R), Fairfield Inn(R), Sleep Inn(R), Red Roof Inn(R), Budgetel Inn(R), Super 8(R), Ramada Limited(R), Motel 6(R), Jameson Inns(R), Travelodge(R), Thriftlodge(R), Knights Inn(R), Red Carpet Inn(R) and Scottish Inns(R).

     Hawthorn Suites hotels compete for consumers and/or potential franchisees with Residence Inn(R), Homewood Suites(R), Summerfield Suites(R) and Woodfin Suites(R). In the transient suites sector of the lodging industry, where the Company will be competing through its Hawthorn Suites LTD brand, the Company's principal competitors include AmeriSuites(R), Hampton Inn and Suites(R), Fairfield Suites(SM), MainStay(SM), Candlewood(SM), Wingate Inn(SM), Towne Place(SM) and Courtyard by Marriott(R), among others. Many of the Company's competitors are affiliated with larger chains with substantially more properties, greater marketing budgets and greater brand identity than the Company.

REGULATION

     The sale of franchises is regulated by various state laws, as well as by the FTC. The FTC requires that franchisors make extensive disclosure to prospective franchisees, although it does not require registration of offers to prospective franchisees. The required disclosure is made through a Uniform Franchise Offering Circular ("UFOC"), which must be provided to potential franchisees at least 10 days prior to execution of a franchise agreement. A number of states require registration and disclosure in connection with franchise offers and sales. In addition, several states have "franchise relationship laws" that limit the ability of franchisors to terminate franchise agreements or to withhold consent to the renewal or transfer of these agreements. While the Company's franchising operations have not been materially adversely affected by such existing regulations, the Company cannot predict the effect of any future legislation or regulation.

     Additionally, various federal, state, and local laws and regulations may affect activities undertaken by the Company in connection with the financing of franchisees that the Company may undertake. In particular, the Company may be required to obtain a license or to register in certain states in order to underwrite or promote loans to be made by third party lenders or in the event the Company determines to make loans itself to franchisees.

EMPLOYEES

     As of January 22, 1998 the Company employed approximately 87 full time and 3 part time persons. None of the Company's employees are represented by unions. Management considers its employee relations to be satisfactory.

TRADEMARKS AND LICENSES

     The Company owns and uses certain trademarks and service marks, including, among others, US FRANCHISE SYSTEMS, U.S. Franchise Systems, Inc., US FUNDING CORP., MICROTEL, MICROTEL with design, MICROTEL INN, MICROTEL SUITES, MICROTEL INN & SUITES, AMERICAN DREAM, AMERICAN DREAM with design, MICROTEL INN with design, MICROINN, MICROTEL INN & SUITES with design, MICROTEL SUITES with design, MICROSUITES, US TRAINING INSTITUTE with design, "FIRST THE HOTEL, THEN THE MOTEL, NOW MICROTEL" and "SAVINGS YOU CAN SLEEP ON". The Company's rights to such trademarks and service marks will last indefinitely so long as the Company continues to use and police the marks and, with respect to registered marks, to renew filings with the applicable government agencies.

     Currently, the Company is the exclusive licensee of the Hawthorn Suites brand of hotels and, upon consummation of the Merger Transactions, will own the marks and other intellectual property used in the Hawthorn Suites brand, including, among others, the trademarks HAWTHORN SUITES, the tree logo, HAWTHORN SUITES with the tree logo and HAWTHORN SUITES LTD. with design.

     The Company considers the foregoing marks to be material to its business and certain of such marks are registered with or applications for registration are pending in the United States Patent and Trademark Office. Certain of the marks are also registered with or applications for registration are pending with various state and foreign government agencies. The Company is not aware of any adverse claim concerning its owned or licensed marks.

PROPERTIES

     The principal executive and administrative offices of the Company are located at 13 Corporate Square, Suite 250, Atlanta, Georgia 30329. The Company currently leases a total of 12,667 square feet of office space at the foregoing address, pursuant to a lease and a sublease that expire on September 30, 2000 and June 30, 1999, respectively.

LEGAL PROCEEDINGS

     The Company is not a party to any material litigation. However, claims and litigation may arise in the normal course of business.

USFS HAWTHORN, INC.

     USFS Hawthorn, Inc. was formed in Delaware on November 26, 1997 solely for the purpose of effecting the Merger. Immediately prior to the Merger, pursuant to the Contribution Agreement among HSA, HPI, USH and USFS, it is anticipated that HSA and HPI will transfer to USH all of their respective membership interests in HSA LLC on the terms, and subject to the conditions, contained in the Contribution Agreement. Pursuant to the Transfer, HPI shall acquire 22,447 shares of Company Class A Common Stock and HSA shall acquire 2,199,775 shares of Company Class A Common Stock. Upon consummation of the Merger, USFS will be merged into USH with USH as the Surviving Company; USFS's separate corporate existence will thereupon cease. As part of the Merger, the Company will change its name to "U.S. Franchise Systems, Inc." The mailing address of the Company's principal executive offices is 13 Corporate Square, Suite 250, Atlanta, Georgia 30329, and its telephone number is (404) 321-4045.

HSA PROPERTIES, LLC

     HSA Properties, LLC is a Delaware limited liability company formed in March 1996, the sole members of which are HSA, HPI and USFS. The sole material assets of HSA LLC consist of the trademarks, service marks, designs, logos, trade names, brand names, copyrights and other items of intellectual property related to the Hawthorn Suites brand of hotels, all of which HSA LLC licenses to USFS exclusively for its use as franchisor of the Hawthorn Suites hotel brand. HSA LLC has no other properties or operations, no employees and is not a party to any other material agreement that will not be terminated on or prior to the consummation of the Merger. HSA LLC has had no material revenues since its formation from any source other than payments by USFS under the Hawthorn Acquisition Agreement.

                              THE SPECIAL MEETING

GENERAL

     This Proxy Statement/Prospectus is being furnished to stockholders of USFS in connection with the solicitation of proxies by the Board of Directors of USFS for use at the Special Meeting to be held on March 11, 1998 at 4:00 p.m., local time, at the Company's Offices, 13 Corporate Square, Suite 250, Atlanta, Georgia 30329, and any adjournments or postponements thereof.

MATTERS TO BE CONSIDERED

     At the Special Meeting, holders of USFS Common Stock will consider and vote upon a proposal to approve the Merger Agreement, which provides for the merger of USFS into USH with USH being the surviving corporation, and such other matters as may properly be brought before the Special Meeting or any adjournments or postponements thereof. Neither the Board nor USFS currently intends to bring any business other than the approval of the Merger Agreement and the Merger before the Special Meeting or any adjournments or postponements thereof. See "The Proposed Merger and Related Transactions."

VOTE REQUIRED

     Approval of the Merger Agreement and the Merger requires the affirmative vote of a majority of the outstanding voting power of the USFS Common Stock. A vote by a stockholder of USFS to approve the Merger Agreement will constitute a vote to approve the terms of, and the transactions contemplated by, the Merger Agreement (including the Merger). Holders of shares representing a majority of the outstanding voting power of USFS, principally consisting of Michael A. Leven and Neal K. Aronson, have indicated to the Company their intention to vote in favor of the Merger.

     One-third of the shares entitled to vote at the Special Meeting, represented in person or by proxy, constitutes a quorum. The Special Meeting may be adjourned if a quorum is not present for the purpose of obtaining additional proxies or votes or for any other purpose, and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting (except for any proxies that have theretofore been revoked or withdrawn), notwithstanding that they may have been voted on the same or any other matter at a previous meeting. In the event that a vote to adjourn the Special Meeting is taken at the Special Meeting, proxies voting AGAINST the Merger Agreement and the Merger will not be voted by management FOR adjournment pursuant to its discretionary authority.

     Under the DGCL, in determining whether the proposal regarding the approval of the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker nonvotes will be counted and will have the same effect as a vote against such proposal. Holders of USFS Class A Common Stock are entitled to one vote at the Special Meeting for each share of USFS Class A Common Stock held of record at the close of business on the Record Date. Holders of USFS Class B Common Stock are entitled to ten votes at the Special Meeting for each share of USFS Class B Common Stock held of record at the close of business on the Record Date. As of the Record Date, directors and executive officers of USFS and their affiliates who, in the aggregate, were entitled to vote 2,483,276 shares of USFS Class A Common Stock and 2,707,919 of USFS Class B Common Stock, representing approximately 80.06% of the total shares entitled to vote at the Special Meeting.

     THE BOARD OF DIRECTORS OF USFS HAS UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT THE STOCKHOLDERS OF USFS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER. HOLDERS OF A MAJORITY OF THE OUTSTANDING VOTING POWER OF USFS HAVE INDICATED TO USFS THEIR INTENTION TO VOTE IN FAVOR OF THE MERGER.

RECORD DATE; PROXIES

     The Board of Directors of USFS has fixed the close of business on January 30, 1998 as the Record Date for determining the stockholders of USFS entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were 9,844,972 shares of USFS Class A Common Stock outstanding and entitled to vote, held of record by 95 holders and 2,707,919 shares of USFS Class B Common Stock outstanding and entitled to vote, held of record by 3 holders. Holders of shares of USFS Common Stock entitled to vote at the Special Meeting (including any adjournments or postponements thereof) and which are represented by properly executed proxies in the form enclosed with this Proxy Statement/Prospectus will, unless such proxies have previously been revoked, be voted in accordance with the instructions indicated in such proxies. To the extent instructions are not indicated on an otherwise properly executed proxy, shares will be voted in favor of the approval of the Merger Agreement and the Merger and in the discretion of the proxy holder as to any other matter that may properly come before the Special Meeting. A USFS stockholder who has given a proxy may revoke such proxy at any time prior to its exercise at the Special Meeting by (i) giving written notice of revocation bearing a later date than the proxy to the Secretary of USFS, (ii) properly submitting to USFS a duly executed proxy card relating to the same shares bearing a later date or (iii) attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in and of itself revoke a proxy. All written notices of revocation and other communications with respect to the revocation of proxies by USFS stockholders should be addressed as follows: U.S. Franchise Systems, Inc., 13 Corporate Square, Suite 250, Atlanta, Georgia 30329, Attention: Secretary, or hand-delivered to the Secretary of USFS before the vote is taken at the Special Meeting.

     HOLDERS OF USFS COMMON STOCK SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER AGREEMENT AND THE MERGER ARE APPROVED, HOLDERS OF USFS COMMON STOCK WILL BE SENT A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR SURRENDERING THEIR CERTIFICATES REPRESENTING SHARES OF USFS COMMON STOCK.

SOLICITATION OF PROXIES

     USFS will bear the expense of the proxy solicitation. In addition to solicitation of proxies by mail, the directors, officers and employees of USFS may solicit proxies from stockholders personally or by telephone, telegraph or facsimile transmission. Such directors, officers and employees will not be compensated for such solicitation but may be reimbursed for reasonable out-of-pocket expenses. Arrangements will also be made with banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held of record by such persons, and USFS will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

                  THE PROPOSED MERGER AND RELATED TRANSACTIONS

GENERAL

     The discussion in this Proxy Statement/Prospectus of the Merger Agreement, the Merger and the Merger Transactions and the description of the principal terms of the Merger Agreement, the Contribution Agreement and the Shareholders Agreement are subject to and qualified in their entirety by reference to the Merger Agreement, the Contribution Agreement and the form of the Shareholders Agreement, copies of which are attached to this Proxy Statement/Prospectus as Appendices A, B-1 and B-2, respectively, and are incorporated herein by reference.

BACKGROUND OF THE MERGER AND THE MERGER TRANSACTIONS

     The terms and conditions of the Merger and the Merger Transactions were agreed upon as a result of arm's-length negotiations between the senior management and Board of Directors of USFS and senior management and representatives of HSA and HPI, the owners of 99% of the membership interests of HSA LLC. The Merger Transactions were structured to include as a "reverse merger" of USFS into USH so that the acquisition by USFS of HSA LLC not result in taxable gain to HSA or HPI. The following is a summary of the primary contacts, meetings and negotiations which occurred in connection with this transaction:

     In late summer 1996, shortly before the Company filed a registration statement in connection with its initial public offering of its Class A Common Stock, representatives of USFS contacted a representative of HSA and HPI to explore a transaction in which the Company's continuing obligations under the Hawthorn Acquisition Agreement would be terminated in exchange for shares of the Company's Class A Common Stock. In response, the representative of HSA and HPI proposed a transaction in which 15% of the fully diluted shares of the Company's common stock would be exchanged for termination of the Company's continuing obligations under the Hawthorn Acquisition Agreement. The USFS Board of Directors rejected this proposal, having considered the number of shares requested to be too numerous based upon the Company's relatively short experience with the operations of the Hawthorn Suites brand.

     In September 1997, representatives of HSA, HPI and USFS, renewed discussions. The discussions focused primarily on the considerations outlined below, including, but not limited to, potential Board representation, tag-along rights and the number of shares of USFS Class A Common Stock to be transferred to HSA and HPI and the related stock price per share. The Company's Board of Directors had concluded that the Company's experience with the Hawthorn Suites brand since the summer of 1996 made it attractive to pursue the transaction previously proposed by the HSA and HPI. Such factors included the acceleration of the Company's franchise sales efforts for the Hawthorn Suites brand, the breaking of ground for several new hotels, and the realization that certain restrictions imposed by the Hawthorn Acquisition Agreement were potentially hindering USFS's growth plans by precluding it from franchising or acquiring certain other hotel brands. The Company faxed a new proposal to a representative of HSA and HPI on October 8, 1997. The new proposal offered 2.08 million shares consisting of 1.25 million shares of USFS Class A Common Stock plus $10 million of preferred stock exchangeable into 0.83 million shares of USFS Class A Common Stock at a conversion price based upon a 50% premium to the then current stock price. HSA and HPI responded to the Company's proposal on October 17, 1997 and a series of conversations ensued and resulted in a revised proposal being submitted by the Company on October 20, 1997. The revised proposal increased the number of shares of USFS Class A Common Stock to 2.25 million based upon a reduced conversion premium of 25%. The revised proposal also offered a USFS Board seat to a representative of HSA and HPI and certain tag-along and piggyback registration rights. The final proposal introduced the "reverse merger" structure, eliminated the preferred stock component, fixed the number of shares at 2.22 million shares of USFS Class A Common Stock, offered a USFS Board seat to Mr. Doug Geoga or the then current president of Hyatt Hotels Corporation and resolved all remaining issues relating to standstill provisions, tag-along provisions and registration rights. Further discussions among the parties resulted in an agreement in principle being reached on November 6, 1997 and definitive documentation being executed on December 9, 1997.

USFS'S REASONS FOR THE MERGER;

RECOMMENDATION OF USFS'S BOARD OF DIRECTORS

     USFS has determined that the terms of the Merger Agreement and the transactions contemplated thereby (the "Transactions") are fair to, and in the best interests of, USFS and its stockholders. Accordingly, the USFS Board of Directors has unanimously approved the Merger Agreement and recommends unanimously that the stockholders of USFS vote FOR approval of the Merger Agreement and the Merger. In reaching its determination, the USFS Board consulted with USFS's management, as well as its special legal counsel, Paul, Weiss, Rifkind, Wharton and Garrison and considered the following material factors:

          1. the Merger Transactions will result in the Company owning all of the rights to, and intellectual property associated with, the Hawthorn Suites hotel brand and permit the Company to terminate the Hawthorn Acquisition Agreement;

          2. the Merger Transactions will permit the Company to retain the revenue stream currently required to be paid to HSA LLC in the form of franchise royalty fees, which currently is 66.7% of the franchise royalty fees paid to the Company by franchisees of Hawthorn Suites brand hotels;

          3. the Merger Transactions will eliminate certain restrictions contained in the Hawthorn Acquisition Agreement which prevent the Company from franchising any lodging brand other than (i) Hawthorn Suites hotels,
     (ii) Microtel hotels and (iii) other limited-service, non-suite hotels with an ADR of $49 and under;

          4. the Merger Transactions will eliminate the risk that the Company will be required to pay additional royalty fees to HSA LLC as a result of the failure to achieve certain development milestones contained in the Hawthorn Acquisition Agreement;

          5. the Merger Transactions will eliminate the risk that the Company will be required to forfeit the right to franchise Hawthorn Suites brand hotels, such forfeiture which may be triggered by, among other things, the death, disability, retirement, resignation or termination of the employment of Mr. Leven as Chief Executive Officer of the Company prior to the attainment of certain development milestones contained in the Hawthorn Acquisition Agreement; and

          6. certain financial analyses prepared by management of the Company. The financial analysis prepared by management consisted of a determination of the present value, based upon a discounted cash flow analysis, of the royalty payments that management projects that the Company will during the next 25 years pay to HSA LLC under the Hawthorn Acquisition Agreement in respect of (a) Hawthorn Suites hotels that are currently franchised by USFS and (b) Hawthorn Suites hotels that are projected to be franchised by the Company in the future. Management's valuation was based upon the following assumptions: (a) three of the 18 Hawthorn Suites hotels currently franchised will in 1998, 2004 and 2005, respectively, cease to be franchisees of USFS, (b) the remaining 15 currently franchised Hawthorn Suites hotels will renew their license agreements upon expiration for a period of 15 additional years upon terms and conditions similar to those currently in effect, and (c) USFS will begin paying taxes on its projected royalty stream during the year 2000. In its analysis, management utilized a discount rate of 15%. Management's valuation with respect to Hawthorn Suites hotels that are projected to be franchised in the future was based upon the Company's projections concerning the timing and number of such openings and the amount of future payments projected to be payable to HSA LLC under the Hawthorn Acquisition Agreement in respect of such properties. Based on this analysis, management calculated a valuation of greater than $20 million with respect to the royalty obligation to HSA LLC that would be eliminated as a result of the Merger Transactions. Management, however, did not seek to quantify the additional benefits to the Company that will result from the elimination of certain restrictions on the Company's franchising activities contained in the Hawthorn Acquisition Agreement.

     While discounted cash flow analysis is a widely used valuation methodology, it relies on numerous assumptions regarding the future performance of the Company and the future economic environment, all of which are inherently uncertain because they are predicated upon future events and circumstances not under the Company's control. Additionally, the selection of an appropriate discount rate is an inherently subjective process and is affected by such factors as the Company's cost of capital, the uncertainty associated with achieving the projections referred to and transaction risk generally. The discounted cash flow analysis was the only financial analysis undertaken by USFS.

     For a number of reasons, the Management and the Board of Directors of USFS decided that it was unnecessary to seek a fairness opinion from an investment banking firm in support of its approval and recommendation of the Merger Transactions. First, although the Merger Transactions are structured as a "reverse merger" of USFS into USH, the Board of Directors noted that the Merger Transactions do not result in a transfer of control of USFS and are more properly viewed not as a sale of USFS but rather as the acquisition by USFS of HSA LLC in exchange for the issuance of shares representing approximately 15% of USFS's Common Stock. Second, the value of the assets to be acquired, essentially the Intellectual Property associated with the Hawthorn Suites brand, is directly and entirely dependent upon the Company's success in franchising Hawthorn Suites hotels. As a result, the Board concluded that Managements's financial and other analysis of the Merger Transaction, which were based on Management's extensive experience in the lodging industry and its specific experiences with the Hawthorn Suites brand, was sufficient to enable the Board to evaluate the Merger Transactions.

     In view of the wide variety of factors considered by the USFS Board, it did not find it practicable to quantify, or otherwise attempt to assign relative priorities or weights to the factors listed above. Consequently, the USFS Board did not quantify the assumptions and results of its analysis in reaching its determination that the terms of the Merger Agreement and the Merger Transactions are fair to, and in the best interests of, USFS and its stockholders. THE USFS BOARD UNANIMOUSLY RECOMMENDS THAT USFS STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

EFFECTIVE TIME

     If the Merger Agreement and the Merger are approved by the requisite vote of USFS's stockholders and all other conditions to the Merger are satisfied or waived (other than those conditions that can be satisfied on the closing date), the Merger will be consummated and effected at such time as the Certificate of Merger, in accordance with the relevant provisions of the DGCL, shall have been accepted for filing by the Secretary of State of the State of Delaware (or at such later time as agreed to by the parties to the Merger Agreement and specified in the Certificate of Merger). The Merger Agreement provides that USH and USFS will cause the closing of the Merger (the "Closing Date") to occur as promptly as practicable following the satisfaction or waiver of all of the conditions (other than those conditions that can be satisfied on the Closing
Date) set forth in the Merger Agreement, subject to receipt of consent of HSA and HPI pursuant to the Contribution Agreement, but in no event later than 10:00 a.m. New York City time on the first business day after the date on which the satisfaction or waiver of each of such conditions has occurred, or at such other time or on such other date as USH and USFS may mutually agree. The Merger Agreement also provides that the officers and directors of USFS immediately prior to the Effective Time will be the officers and directors of the surviving corporation, in each case until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the surviving corporation. Subject to the terms of the Merger Agreement, at the Effective Time, (a) the USH Charter, as in effect immediately prior to the Effective Time, shall become the Certificate of Incorporation of the surviving corporation (except that the name of USH shall be changed to "U.S. Franchise Systems, Inc.") and (b) the USH Bylaws, as in effect immediately prior to the Effective Time, shall become the Bylaws of the surviving corporation until thereafter amended as provided by law and such Bylaws. The Merger Agreement may be terminated prior to the Effective Time by either USH or USFS in certain circumstances, whether before or after approval of the Merger Agreement by the USFS stockholders (subject to receipt of consent of HSA and HPI pursuant to the Contribution Agreement). See "The Merger Agreement and Related Agreements -- Termination."

CONVERSION OF SHARES OF USFS COMMON STOCK

     If the Merger Agreement and the Merger are approved by the requisite vote of USFS's stockholders and all other conditions to the Merger are satisfied or waived, then USFS will be merged into USH, which will be the Surviving Corporation. In the Merger, each share of USFS Class A Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive one share of Company Class A Common Stock, and each share of USFS Class B Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive one share of Company Class B Common Stock.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following describes the material federal income tax consequences of the Merger to USFS and holders of USFS Common Stock who are citizens or residents of the United States. It does not discuss all the tax consequences that may be relevant to USFS stockholders in special tax situations (such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations or non-U.S. persons) or to USFS's stockholders who acquired their shares of USFS Common Stock pursuant to the exercise of employee stock options or warrants, or otherwise as compensation. It also does not discuss tax consequences to holders of outstanding USFS stock options. Finally it does not discuss the consequences of the transactions to HPI, HSA or their owners.

     Neither USH nor USFS has obtained a ruling from the IRS with regard to any of the federal income tax consequences of the Merger. The opinion of counsel to USFS as to the federal income tax consequences of the Merger set forth in the next paragraph will not be binding on the IRS or the courts.

     Paul, Weiss, Rifkind, Wharton & Garrison, special tax counsel to USFS, is of the opinion that, under present federal income tax law, and based on (i) certain representations regarding factual matters and certain covenants as to future actions made by USH, USFS and major holders of USFS Common Stock, and
(ii) the assumption that the Merger and related transactions will take place as described in the Merger Agreement, the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code. USFS stockholders should be aware that if these representations are incorrect, if these covenants are not complied with, or if the transactions do not occur as described in the Merger Agreement, the conclusions reached by counsel in its opinion might be jeopardized. Under the Merger Agreement, it is a condition precedent to USFS's obligation to consummate the Merger that Paul, Weiss, Rifkind, Wharton & Garrison, counsel to USH, deliver to USFS an opinion to the effect of the foregoing.

     Provided that the Merger qualifies as a reorganization, (i) USFS will not recognize any taxable gain or loss as a result of the Merger, (ii) no gain or loss will be recognized by USFS's stockholders upon the conversion of their shares of USFS Common Stock into shares of Company Common Stock pursuant to the terms of the Merger, (iii) the aggregate tax basis of the shares of Company Common Stock into which shares of USFS Common Stock are converted pursuant to the Merger will be the same as the aggregate tax basis of such USFS Common Stock surrendered in the exchange and (iv) the holding period for shares of Company Common Stock into which shares of USFS Common Stock are converted pursuant to the Merger will include the period that such shares of USFS Common Stock were held by the holder, provided that such shares were held as a capital asset by the holder at the Effective Time.

     A successful IRS challenge to the reorganization status of the Merger would result in USFS stockholders recognizing taxable gain or loss with respect to each share of USFS Common Stock surrendered equal to the difference between the stockholder's tax basis in such share and the fair market value, as of the Effective Time, of the Company Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Company Common Stock so received would equal the fair market value of such stock as of the Effective Time, and the stockholder's holding period for such stock would begin the day after the Effective Time.

     THE DISCUSSION SET FORTH ABOVE IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS, AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL THE FOREGOING IS

SUBJECT TO CHANGE, AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. NO INFORMATION IS PROVIDED WITH RESPECT TO THE TAX CONSEQUENCES, IF ANY, OF THE MERGER UNDER APPLICABLE FOREIGN, STATE AND LOCAL LAWS. USFS'S STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND THE POSSIBLE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

ACCOUNTING TREATMENT

     The Merger will be accounted for as the "reverse acquisition" of USH by USFS. Accordingly, USFS will account for the Merger under the "purchase" method of accounting in accordance with generally accepted accounting principles. Therefore, the fair value of USFS's Class A Common Stock at the date the Merger was announced to be issued to HSA and HPI (approximately $17.8 million) and the estimated costs of the Merger incurred by USFS will be allocated to the USH assets acquired and liabilities assumed based on their fair values and the results of operations of USH will be included in the results of operations of USFS only for the periods subsequent to the Effective Time.

RESALE OF COMPANY COMMON STOCK BY AFFILIATES

     The shares of Company Common Stock to be issued in the Merger will be registered under the Securities Act pursuant to the Registration Statement of which this Proxy Statement/Prospectus is a part, thereby allowing such shares of Company Common Stock to be freely transferable under the Securities Act, except for shares issued pursuant to the terms of the Merger Agreement to any holder of USFS Common Stock who may be deemed to be an "affiliate" of USFS or USH for purposes of Rule 145 under the Securities Act. Such affiliates may not sell their shares of Company Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 145, Rule 144 or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of an entity generally include individuals or entities that control, are controlled by or are under common control with such entity, and may include the directors, the executive officers and the principal stockholders of such entity.

     In addition to the restrictions described in the previous paragraph, 35.24% of the number of shares of currently outstanding USFS Common Stock which are currently beneficially owned or voted by Messrs. Leven and Aronson are, and after the Merger Transactions will continue to be, subject to certain contractual restrictions on transfer and forfeiture provisions contained in an Amended and Restated Employee Stock Purchase Agreement between USFS and Michael
A. Leven, dated as of October 30, 1996, and an Amended and Restated Employee Stock Purchase Agreement between USFS and Neal K. Aronson, dated as of October 30, 1996. This Proxy Statement/Prospectus cannot be used for resales of Company Common Stock received by any person who may be deemed an affiliate of the Company.

REGULATORY APPROVALS

     Other than the Commission declaring effective the Registration Statement containing this Proxy Statement/Prospectus, approvals in connection with compliance with applicable Blue Sky or state securities laws and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the expiration or termination of applicable waiting periods under the HSR Act, neither the management of USH nor the management of USFS believes that any filing with or approval of any governmental authority is necessary in connection with the consummation of the Merger. Pursuant to the Merger Agreement, USH and USFS have each agreed to take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger Agreement and the consummation of the Merger. Each of USH and USFS have agreed to take, and cause their subsidiaries to take, all reasonable actions necessary to obtain any consent, authorization, order or approval of, any governmental authority or other third party required to be obtained or made by USH or USFS in connection with the Merger and the transactions contemplated by the Merger Agreement.

NASDAQ NATIONAL MARKET

     USH will file an application for the shares of Company Common Stock to be issued in connection with the Merger to be approved for quotation and trading on the NASDAQ National Market. Such approval, subject to official notice of issuance, is a condition to consummation of the Merger.

MANAGEMENT OF THE COMPANY AFTER THE MERGER

     The Merger Agreement provides that the directors and officers of the Company at the Effective Time shall be the directors and officers of USFS immediately prior to the Effective Time. The term of office of all directors will expire at the 1998 annual meeting of stockholders when their successors are duly elected and qualified.

     In addition, the Shareholders Agreement provides that, as long as HSA and HPI maintain a specified minimum ownership in the Company, HSA may propose a nominee for director of the Company and the Company will use its best efforts to cause such nominee's election. Pursuant to the terms of the Shareholders Agreement, it is expected that on the date of the Effective Time HPI and HSA shall nominate, and the Board of the Company shall elect, Mr. Doug Geoga to the Board of the Company. See "The Merger Agreement and Related
Agreements -- Shareholders Agreement."

     For biographical information with respect to the proposed directors and proposed officers of the Company, see "Management of the Company."

OPERATIONS OF THE COMPANY

     The business and operations of the Company will be substantially the same as the business and operations of USFS prior to the Merger.

                  THE MERGER AGREEMENT AND RELATED AGREEMENTS

     The following is a summary of the material provisions of the Merger Agreement, the Contribution Agreement and the Shareholders Agreement not summarized elsewhere in this Proxy Statement/Prospectus. The Merger Agreement, the Contribution Agreement and the form of the Shareholders Agreement are attached as Appendices A, B-1 and B-2 to this Proxy Statement/Prospectus and are incorporated herein by reference. This summary is qualified in its entirety by reference to such agreements.

CONVERSION OF SECURITIES

     At the Effective Time, by virtue of the Merger and without any action on the part of USH, USFS or the holders of any of USFS's securities, each share of USFS Class A Common Stock and USFS Class B Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive one share of Company Class A Common Stock or Company Class B Common Stock, respectively. At the Effective Time, each share of USFS Common Stock held in the treasury of USFS immediately prior to the Effective Time will, by virtue of the Merger, be converted into a share of Company Class A Common Stock held in treasury by the Company.

CONTRIBUTION AGREEMENT

     In connection with the Merger, HSA, HPI, USH, and USFS have entered into the Contribution Agreement. Under the Contribution Agreement, each of HPI and HSA (together the "Assignors") have agreed to sell, assign, transfer, convey, grant and set over to the Company all of its rights, title, and interest in and to their one percent (1%) and ninety-eight percent (98%) membership interest, respectively, in HSA LLC as well as all of their rights as members in HSA LLC (collectively, the "Equity Interests"), other than the right to receive allocations of income, gain, loss, deduction, credit and similar items and distributions in respect of the period prior to the Closing Date. Correspondingly, USH has agreed to accept, assume, take over and succeed to all of the Assignors' right, title and interest in and to the Equity Interests and has agreed to assume and perform and discharge in full, when due, all of the obligations and commitments of the Assignors related thereto pursuant to the terms of the Operating Agreement of HSA Properties L.L.C., dated as of March 27, 1996 ("HSA LLC Agreement"), and to be bound by all of the provisions of the HSA LLC Agreement. In exchange for the Equity Interests, on the Closing Date, USH will issue to the Assignors an aggregate of 2,222,222 shares of Company Class A Common Stock. The closing of the transactions contemplated under the Contribution Agreement is to take place on the day of, and immediately prior to, the Effective Time.

     In the Contribution Agreement, USFS and USH have made certain representations and warranties to the Assignors including, without limitation, representations and warranties as to the truthfulness and correctness of the representation and warranties contained in Articles 3 and 4 of the Merger Agreement; the due authorization, valid issuance, full payment and non-assessability of the shares of Company Class A Common Stock to be issued pursuant to the Agreement; due incorporation of USFS and USH and the capitalization of USH; and liabilities of USH.

     In the Contribution Agreement, each Assignor has made certain representations and warranties to the Company and USFS including, without limitation, as to the title to the Equity Interests; the capitalization of HSA LLC; the validity of the HSA LLC Agreement; numerous aspects of the Intellectual Property (as defined in the Contribution Agreement) owned by HSA LLC; compliance with laws, including the receipt of all material licenses, permits, orders or approvals of any governmental authority necessary for the conduct of the Hawthorn System as now conducted; the financial statements of HSA LLC; the absence of any undisclosed liabilities; and the accuracy of the information relating to HSA LLC supplied or to be supplied by HSA LLC or the Assignors for inclusion in the Registration Statement (including this Proxy Statement/Prospectus). Notwithstanding any of the representations and warranties made by the Assignors in the Contribution Agreement, the Company and USFS have agreed that neither of the Assignors shall have any liability or obligation (including indemnification obligations described below) for any inaccuracies contained in, or omissions from, any of the representations and warranties (including the schedules and other deliveries contemplated thereby) to the extent that such (a) arise or result from or were or are caused by any act or omission of USFS or any of its Affiliates (as defined the Contribution Agreement) since the date of the Hawthorn Acquisition Agreement in respect of the management, control, franchising, licensing or operation of the Hawthorn Brand or Hawthorn System (each as defined in the Contribution Agreement) and/or in USFS's capacity as a member of HSA LLC, or (b) are actually known to USFS or any of its Affiliates on the date hereof or as of the Closing Date.

     In the Contribution Agreement, the Assignors jointly and severally have agreed to indemnify USH and USFS (and its officers, directors, shareholders, employees, agents, successors, permitted assigns and affiliates) (collectively, the "USFS Indemnitees") from Losses (as defined in the Contribution Agreement) arising under or relating to: (i) any representation or warranty of HSA LLC contained in the Hawthorn Acquisition Agreement being untrue or incorrect as of the date of the Hawthorn Acquisition Agreement; (ii) any representation or warranty of an Assignor therein contained being untrue or incorrect as of the date made or as of the Closing Date; (iii) the failure of HSA LLC to have performed or complied with any of its covenants, agreements contained in the Hawthorn Acquisition Agreement to have been performed or complied with on or prior to the Closing Date; (iv) the failure of an Assignor to have performed or complied with any of its covenants or agreements contained in the Contribution Agreement; (v) the operation of the Hawthorn System, including without limitation any matters pertaining to the Existing Licenses (as defined in the Contribution Agreement), prior to the date of the Hawthorn Acquisition Agreement; (vi) the grant of any Hawthorn License (as defined in the Contribution Agreement), or the execution of any agreement, by HSA LLC or any of its Affiliates prior to the date of the Hawthorn Acquisition Agreement; (vii) any Restrictive Agreements (as defined in the Hawthorn Acquisition Agreement) that relates to or that is asserted against any Hawthorn Brand hotel for which Deemed Approval (as defined in the Hawthorn Acquisition Agreement) was given under Section 2.4(b) of the Hawthorn Acquisition Agreement or which is not on
Schedule I to the Hawthorn Acquisition Agreement; (viii) any matters pertaining to any UFOC prepared or delivered by USH, USFS or any of their Affiliates (as defined in the Contribution Agreement) or the Registration Statement (as defined in the Contribution Agreement), in each case solely to the extent such losses are the result of information that was provided by HSA LLC, HSA, HPI or their Affiliates to USH or USFS or any of their Affiliates for inclusion therein; (ix) the operation of HSA LLC on or prior to the Closing Date; or (x) any claim made by any Affiliate, shareholder or joint venture partner of HSA or HPI in respect of the transactions contemplated thereby or the operation of HSA LLC on or prior to the Closing Date except in each case to the extent that such arise or result from or were or are caused by any act or omission of USFS or any of its Affiliates since the date of the Hawthorn Acquisition Agreement in respect of the management, control, franchising, licensing or operation of the Hawthorn Brand or Hawthorn System or in USFS's capacity as a Member of HSA LLC (other than an act or omission taken or not taken, as the case may be, in reliance on any representation, warranty, covenant or agreement of HSA LLC under the Hawthorn Acquisition Agreement).

     In addition, Rockwood & Co. ("Rockwood"), an affiliate of the Assignors, has agreed to indemnify the USFS Indemnitees against certain Losses for which indemnification is also available from the Assignors.

     The indemnification obligations of the Assignors and Rockwood are subject to a $200,000 deductible, with certain exceptions, and a cap of $20 million. Claims for indemnification must be brought prior to the first anniversary of the Closing Date, except for certain claims, which must be brought prior to the fifth anniversary of the Closing Date.

     In addition, USH and USFS, jointly and severally have agreed to indemnify, defend and hold HSA and HPI (and officers, directors, shareholders, employees, agents, successors, permitted assigns and Affiliates) completely free and harmless from any and all manner of Losses arising under or relating to the operation of the Hawthorn System or any other acts or omissions of USH, USFS or their affiliates, with respect to the Hawthorn Brand or the Hawthorn System, to the extent the same relates to matters occurring or events arising or otherwise in any respect relating to the period on and after the date of the Hawthorn Acquisition Agreement, except for such matters that entitle USH to indemnity from HSA, HPI pursuant to the Contribution Agreement.

     The obligations of USH to complete the transaction contemplated in the Contribution Agreement are subject to the fulfillment of the following conditions: (a) the Assignors shall have assigned, transferred and set over their respective Equity Interests to the Assignee; (b) all required filings and all consents, approvals, permits and authorizations required to be obtained from governmental entities shall have been made or obtained and all Hart-Scott-Rodino Antitrust Improvement Acts of 1976 (the "HSR Act"), as amended, waiting periods shall have expired or been terminated; (c) the representations and warranties of the Assignors shall be true and correct as of the Closing Date as if made at such time; (d) the conditions to the Merger contained in the Merger Agreement in accordance with their terms; (e) the Assignors shall have executed and delivered the Shareholders Agreement; (f) USH and USFS shall have received the opinion of Neal, Gerber & Eisenberg, in the form reasonably acceptable to the parties to the Contribution Agreement; and (g) Hyatt Hotels Corporation shall have delivered a letter to the Company substantially in the form of the letter dated March 27, 1996 (the "Spirit System Letter"), addressed to USFS, confirming the matters contained in the Spirit System Letter. The obligations of the Assignors to complete the transactions in the Contribution Agreement are subject to the following conditions: (a) the Assignors shall have been issued the shares of Company Class A Common Stock of USH pursuant to the Contribution Agreement; (b) all required filings and all consents, approvals, permits and authorizations required to be obtained from governmental entities will have been made or obtained and all HSR Act waiting periods, if any, shall have expired or been terminated; (c) the representations and warranties of USH contained in the Contribution Agreement shall be true and correct as of the Closing Date as if made at such time; (d) the conditions to the Merger Agreement shall have been satisfied in accordance with their terms (without waiver or modification); (e) the Assignors shall have received the opinion of Paul, Weiss, Rifkind, Wharton & Garrison dated the Closing Date in the form reasonably acceptable to the parties to the Contribution Agreement; (f) the Company, Michael A. Leven and Neal K. Aronson shall have duly executed and delivered the Shareholders Agreement; (g) USFS shall have duly executed and delivered a Release Agreement and Covenant Not to Sue, in the form reasonably acceptable to the parties to the Contribution Agreement, releasing Rockwood from all liabilities and obligations arising under or related to the Hawthorn Acquisition Agreement (other than as otherwise provided in Section 6.1(b) of the Contribution Agreement); and (h) USFS shall have duly executed and delivered an Estoppel Certificate, in the form reasonably acceptable to the parties.

EXCHANGE PROCEDURES

     As of the Effective Time, USH will deposit, or will cause to be deposited, with Wachovia Bank of North Carolina, N.A. or such other bank or trust company as may be designated by USH and approved by USFS (the "Exchange Agent"), for the benefit of the holders of USFS Common Stock, for exchange in accordance with the exchange procedures of the Merger Agreement through the Exchange Agent, certificates evidencing such number of shares of Company Class A Common Stock and Company Class B Common Stock in order to enable the Exchange Agent to effect the exchange of certificates as contemplated in the Merger Agreement.

     As soon as reasonably practicable after the Closing Date, the Company will instruct the Exchange Agent to deliver to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of USFS Common Stock (collectively, the "Certificates") (i) a letter of transmittal (which specifies that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company may reasonably specify), and (ii) instructions for the procedure for effecting the surrender of the Certificates in exchange for certificates representing shares of Company Common Stock. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereon, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate will be entitled to receive in exchange therefor a certificate representing that number of shares of Company Common Stock which such holder has the right to receive in respect of the shares of USFS Common Stock formerly represented by such Certificate (after taking into account all shares of USFS Common Stock then held by such holder), and the Certificate so surrendered will then be canceled. At the Effective Time, the USFS Common Stock transfer books will be closed and no further transfer of shares of USFS Common Stock will be made thereafter, other than transfers of shares of USFS Common Stock that have occurred prior to the

Effective Time. Until surrendered as contemplated by these provisions of the Merger Agreement, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive that number of shares of Company Common Stock into which shares USFS Common Stock evidenced thereby have been converted pursuant to the Merger Agreement. Any shares of USH Common Stock that have not been paid to any holder of shares of USFS Common Stock pursuant to these exchange provisions prior to the second anniversary of the Effective Time shall be paid to the Company and any stockholder who has not theretofore complied with these exchange provisions thereafter shall look, subject to escheat and other similar laws, solely to the Company for payment of such shares of Surviving Company Common Stock to which they are entitled under the Merger Agreement.

DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES

     No dividends or other distributions declared or made after the Effective Time with respect to Company Common Stock with a record date at or after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of USFS Common Stock represented thereby, until the holder of such Certificate surrenders such Certificate. Upon surrender of any such Certificate, there will be paid to the person in whose name the shares of Company Common Stock is issued in exchange therefor, without interest, the amount of any dividends which will have become payable with respect to such shares of Company Common Stock between the Effective Time and the time of such surrender and at the appropriate payment date, the amount of dividends or other distributions, with a record date at or after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Company Common Stock, subject in each case to deductions required by applicable law to be withheld and any applicable escheat laws or unclaimed property laws.

NO FURTHER RIGHTS IN USFS COMMON STOCK

     All shares of Company Common Stock issued upon conversion of the shares of USFS Common Stock in accordance with the terms of the Merger Agreement will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of USFS Common Stock.

USFS STOCK OPTIONS

     Each USFS Option issued by USFS that is exercisable for USFS Class A Common Stock and outstanding immediately prior to the Effective Time shall, effective as of the Effective Time, and without any action on the part of the holder thereof, be assumed by USH and become and represent an option exercisable for an equal number of shares of Company Class A Common Stock (a "Substitute Option") on the same terms and conditions as such USFS Option immediately prior to the Effective Time.

CERTAIN REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of USH and USFS relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) the due organization, valid existence, power, authority and good standing of, capitalization of, and similar corporate matters with respect to, each of USH and USFS and, with respect to USH, its subsidiaries; (ii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement by each party thereto; and (iii) with respect to the Merger Agreement and the Merger, the absence of conflict with the certificate of incorporation and bylaws of each of USFS and its subsidiaries, the certificate of incorporation and bylaws of USH and with applicable law or any material contracts to which USFS or USH, as the case may be, is a party or by which they may be bound.

     In addition, the Merger Agreement contains certain additional representations and warranties of USFS and its subsidiaries relating to, among other things, (i) the reports and other documents filed with the Commission and other regulatory authorities by USFS, the financial statements included therein and the accuracy of the information contained in each of them; (ii) the absence of certain changes or events since September 30, 1997 having a material adverse effect with respect to USFS; (iii) its subsidiaries;

(iv) compliance with laws; and (v) the absence of pending or threatened litigation affecting USFS or any of its subsidiaries.

     Unless otherwise provided for in the Merger Agreement, the respective representations and warranties of USFS and USH contained in the Merger Agreement or in any certificates or other documents delivered prior to or at the Closing shall survive the execution and delivery of the Merger Agreement and shall terminate at the Effective Time.

CONDUCT OF BUSINESSES PENDING THE MERGER

     Pursuant to the Merger Agreement, USH has agreed that, prior to the Effective Time, it shall not engage in any activity or business, other than executing and delivering the Merger Agreement and the Contribution Agreement and consummating the transactions contemplated hereby and thereby.

     Each of USH and USFS has made certain covenants to each other, including
(i) to take all action necessary in accordance with applicable law to convene the Special Meeting as promptly as practicable to consider and vote upon the Merger Agreement and the transactions contemplated thereby (and USFS agreed, through its Board of Directors, to recommend that its stockholders vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby and USH agreed to obtain the approval of its stockholders of the Merger Agreement and the transactions contemplated thereby); (ii) upon the terms and subject to the conditions of the Merger Agreement, to use all reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement, including using all reasonable efforts to (a) obtain all consents, amendments to or waivers under the terms of any of their respected borrowing or other contractual arrangements required by the transactions contemplated by the Merger Agreement (other than consents, amendments or waivers the failure of which to obtain could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (as defined in the Merger Agreement)), (b) effect promptly all necessary or appropriate registrations and filings with Governmental Entities (as defined in the Merger Agreement), including, without limitation, filings and submissions pursuant to the HSR Act, the Securities Act, the Exchange Act, the DGCL and state "Blue Sky" laws (it being agreed that a copy of each of such registration and filing shall be delivered to HSA and HPI), (c) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (d) fulfill or cause the fulfillment of the conditions to closing set forth in the Merger Agreement; (iii) if, at any time after the Effective Time, the Company determines or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Company the right, title or interest in, to or under any of the rights, properties or assets of USFS or its subsidiaries acquired or to be acquired by the Company as a result of, or in connection with, the Merger or otherwise to carry out the Merger Agreement, to authorize the officers and directors of the Company to execute and deliver, in the name and on behalf of USFS or its subsidiaries or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of USFS or its subsidiaries or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Company or otherwise to carry out the Merger Agreement; and (iv) to give notice to each other (and to HSA and HPI) of the receipt of any communications that would adversely affect the Merger or of any material adverse change in their businesses, including any nascent claims, actions, procedures or investigations, or of any occurrence, or failure to occur, of any event, which occurrence or failure to occur has caused or could reasonably be expected to cause any representation or warranty in the Merger Agreement to be untrue or inaccurate in any material respect at any time after the date hereof and prior to the Effective Time or any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it thereunder. In addition, USH agreed to use its reasonable best efforts to cause the shares of Company Class A Common Stock to be issued in the Merger to be approved for quotation and trading on the NASDAQ National Market, subject only to official notice of issuance thereof. In addition, each of the Company and USFS agreed that through the Effective Time, except as contemplated by the Merger

Agreement and the Contribution Agreement or as otherwise disclosed to HSA and HPI or pursuant to the Repurchase Option (as defined in the Merger Agreement) or any employee or director stock option plan described in the USFS SEC Filings (as defined in the Merger Agreement), it shall not (a) issue, or authorize the issuance of, any additional shares of its capital stock, (b) grant, or agree to grant, any options, warrants, rights, contract, calls, put, rights to subscribe, conversion rights or enter into, or agree to enter into, any other agreements or commitments providing for the issuance, disposition or acquisition of any shares of its capital stock, (c) grant, or agree to grant, any stock appreciation, phantom stock or similar rights with respect to shares of its capital stock, (d) enter into, or agree to enter into, any voting trusts, proxies or any other agreements or understandings with respect to the voting of its capital sock, (e) incur any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or (f) declare or distribute any cash dividend.

CONDITIONS TO CONSUMMATION OF THE MERGER

     The obligations of USFS and USH to consummate the Merger are subject to the satisfaction or, if permitted by applicable law, waiver at the Effective Time of the following conditions: (i) the Merger Agreement and the Merger shall have been approved and adopted by the affirmative vote of the stockholders of USFS and USH in accordance with applicable law, (ii) no Legal Requirements (as defined in the Merger Agreement) have been enacted, entered, promulgated or enforced by any Government Entity (as defined in the Merger Agreement) that prohibits or prevents consummation of the Merger; (iii) the Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement will be in effect and no proceedings for such purpose will have been initiated or threatened by the Commission; (iv) any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated; (v) all actions by or in respect of or filing with any Governmental Entity required to permit the consummation of the Merger will have been obtained or made (as the case may be) and such approval shall be in full force and effect, except for those the failure to obtain will not have a material adverse effect on the business, assets, properties, condition (financial or otherwise) or the results of operations of USFS or USH; (vi) all required consents or approvals of any person to the Merger or the transactions contemplated thereby shall have been obtained and be in full force and effect, except for those the failure to obtain would not have a material adverse effect on the business, assets, properties, financial condition or the results of operations of the Company and its subsidiaries taken as a whole; (vii) the shares of Company Common Stock to be issued in the Merger shall have been approved for quotation and trading on the NASDAQ National Market, subject to official notice of issuance; and (viii) all approvals required under state securities or "Blue Sky" laws shall have been obtained.

     The obligation of USFS to consummate the Merger is subject to the satisfaction or, if permitted by applicable law, waiver at the Effective Time of the following further conditions: (i) USH shall have performed in all material respects all of its respective covenants and obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time; (ii) each of USH, HSA and HPI shall have performed in all material respects the covenants and obligations required to be performed by it under the Contribution Agreement, at or prior to the Effective Time; (iii) each of the representations and warranties of USH contained in the Merger Agreement shall be true and correct, in each case as of the Effective Time as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date which need only be true and accurate as of such date); (iv) each of representations and warranties of HSA and HPI contained in the Contribution Agreement shall be true and correct in all material respects, in each case as of the Closing (as defined in the Contribution Agreement) as if made at and as of such time (except for those representations or warranties that address matters only as of a particular date which need only be true and correct as of such date); (v) the transactions contemplated by the Contribution Agreement shall have been consummated in accordance with its terms; (vi) USFS shall have received a certificate signed by an executive officer of (y) USH to the effect of clauses (i), (ii) and (iii) above, and (z) HSA and HPI to the effect of paragraphs (iv) and (v) above; (vii) HSA and HPI shall have executed and delivered to the Company the Shareholders Agreement; and (viii) USFS shall have received the opinion of Paul, Weiss, Rifkind, Wharton & Garrison, dated the Closing Date, that, under federal income tax law, and based on (x) certain representations regarding factual matters and certain covenants as to future actions made by the Company, USFS and major holders of USFS Common Stock, and (y) the assumption that the Merger and related transactions will take place as described herein, the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code.

     The obligations of USH to consummate the Merger are subject to the satisfaction or, if permitted by applicable law, waiver at the Effective Time of the following further conditions: (i) USFS will have performed in all material respects all of its covenants and obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time; (ii) each of the representations and warranties of USFS contained in the Merger Agreement will be true and correct as of the Effective Time as if made at and as of such time; (iii) the Company shall have received a certificate signed by an executive officer of USFS to the effect of clauses (i) and (ii) above; and (iv) Michael A. Leven and Neal K. Aronson shall have executed and delivered to the Company the Shareholders Agreement.

TERMINATION

     Subject to receipt of prior approval of HSA and HPI (which approval may not be unreasonably withheld), the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the stockholders of USFS have approved the Merger Agreement, (i) by the mutual written consent of USH and USFS (a "Consent Termination"); (ii) by either USH or USFS (in each case, an "Optional Termination"), if (A) the Effective Time has not occurred on or before April 30, 1998, provided that the right to so terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date,
(B) any governmental authority has issued an order or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Merger, and such order or other action shall have become final and non-appealable, or (C) if there has been a material breach of any representation, warranty, covenant or agreement on the part of USH, HSA or HPI, on the one hand, or USFS, on the other hand, as the case may be, set forth in the Merger Agreement or the Contribution Agreement which breach, if not a willful breach, has not been cured within ten (10) Business Days following receipt by the breaching party of notice of such breach; or (iii) by USFS if the Merger Agreement and the Merger have not been approved at the Special Meeting by the requisite vote of the stockholders of USFS.

PROCEDURE AND EFFECT OF TERMINATION

     Except as otherwise provided in the Merger Agreement, in the event that the Merger Agreement is terminated and the Merger is abandoned by USFS, on the one hand, or by USH, on the other hand, written notice of such termination and abandonment shall forthwith be given to the other party (and to HSA and HPI) and the Merger Agreement shall terminate and the Merger shall be abandoned without any further action. If the Merger Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party under the terms of the Merger Agreement except with respect to the willful breach by any party.

FEES AND EXPENSES

     All costs and expenses incurred in connection with the Merger Agreement and the Merger will be paid by the party incurring such costs and expenses, whether or not the Merger is consummated.

AMENDMENT AND WAIVER

     Subject to applicable law and the provisions of the Contribution Agreement requiring the prior written consent of HSA and HPI, the Merger Agreement may be amended by a written agreement signed by each of the parties to the Merger at any time prior to the Effective Time; provided, however, that after the approval of the Merger Agreement by the stockholders of USFS, no amendment or modification may be made which would alter or change the amount or kind of the consideration to be received in exchange for or on conversion of all or any of the capital stock of USFS, alter or change any term of the certificate of incorporation of the

Company (other than as contemplated in the Merger Agreement) to be effected by the Merger, or alter or change any of the terms and conditions of the Merger Agreement if such alteration or change would adversely affect the holders of the capital stock of USFS.

     Any failure of USFS, on the one hand, or USH, on the other hand, to comply with any obligation, covenant, agreement or condition set forth in the Merger Agreement may be waived by USFS or USH (with the prior consent, in either case, of HSA and HPI), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

SHAREHOLDERS AGREEMENT

     In connection with the Merger, HSA and HPI (the "Securityholders" and with certain permitted transferees, the "Designated Holders"), Michael A. Leven ("Leven"), Neal K. Aronson ("Aronson"), and USH will enter into the Shareholders Agreement pursuant to which each Designated Holder will agree, subject to certain exceptions, not to, directly or indirectly, offer, sell, exchange, pledge, hypothecate, encumber, transfer, assign or otherwise dispose of any of the shares of Company Class A Common Stock which it received in the Contribution Agreement (the "Shares") for a period of two years from the Closing Date (the "Lockup Period").

     The Shareholders Agreement also provides that the Company shall have certain rights of first refusal with respect to certain transfers during the Lockup Period, and that HSA and HPI will have certain tag-along rights on certain sales of Company Common Stock made by either or both of Aronson and/or Leven or certain of their permitted transferees.

     Pursuant to the Shareholders Agreement, during such period as (x) Leven is Chairman, Chief Executive Officer or President of the Company and (y) Leven and Aronson and their Included Transferees (as defined in the Shareholders Agreement), in the aggregate, own at least one-half of the shares of Company Common Stock owned by such entities, in the aggregate, on the Closing Date, each of the Designated Holders will agree not to and to use its reasonable best efforts to cause each of its affiliates not to, directly or indirectly, participate in the following activities without the prior written consent of the Board of Directors of the Company specifically expressed in a resolution adopted by a majority of the directors of the Company who are not affiliates of the Designated Holders: (i) acquire, announce an intention to acquire, offer or propose to acquire, or agree to acquire (except, in any case, by way of stock, dividends or other distributions or offerings made available to holders of any Company Common Stock generally, provided, that any such securities shall be subject to the provisions thereof), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another Person (as defined in the Shareholders Agreement), by joining a partnership, limited partnership, syndicate or other "group" (within the meaning of Section 13(d)(3) of the Exchange Act) or otherwise, any equity securities of the Company that would result in such Designated Holder and its Affiliates, in the aggregate, owning Voting Securities (as defined below) representing a greater amount of the voting power of the Company than would be held by any other entity or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) following such transaction other than Michael A. Leven and/or Neal K. Aronson (the "Principal Stockholders"), their Included Transferees or a "group" which includes any of the Principal Stockholders or their Included Transferees; (ii) make, or in any way participate, directly or indirectly, in any "solicitation" (as such term is used in the proxy rules of the Commission as of the Closing Date) of proxies or consents (whether or not relating to the election or removal of directors), seek to advise, encourage or influence any person with respect to the voting of any securities of the Company entitled to vote generally in the election of directors ("Voting Securities"), initiate, propose or otherwise "solicit" (as such term is used in the proxy rules of the Commission as of the Closing Date) stockholders of the Company for the approval of stockholder proposals made pursuant to Rule 14a-8 of the Exchange Act, or induce or attempt to induce any other person to initiate any such stockholder proposal; (iii) seek, propose, or make any statement (whether written or oral) with respect to, any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities (except as and to the extent specifically permitted in the Shareholders Agreement), dissolution, liquidation, restructuring, recapitalization or similar transactions of or involving the Company or any of its affiliates or solicit or encourage any other person to make any such statement or proposal;
(iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities, other than groups consisting solely of one or more of the Securityholders, directors of the Company, other parties thereto and their respective Affiliates;
(v) deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of any Voting Securities (except as otherwise set forth in Section 5 of the Shareholders Agreement); (vi) execute any written consent with respect to the Company or its Voting Securities (except as set forth in Section 5 of the Shareholders Agreement); (vii) otherwise act, alone or in concert with others, to control or seek to control or influence or seek to influence the management, Board of Directors or policies of the Company; (viii) seek, alone or in concert with others, representation on the Board of Directors of the Company or seek the removal of any member of the Board of Directors; (ix) make any publicly disclosed proposal or enter into any discussion regarding any of the foregoing;
(x) make any proposal, statement or inquiry, or disclose any intention, plan or arrangement (whether written or oral) inconsistent with the foregoing, or make or disclose any request to amend, waive or terminate any provision of the Shareholders Agreement or the certificate of incorporation or by-laws of the Company; (xi) have any discussions or communications or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other person in connection with any of the foregoing, or make any investment in or enter into any arrangement with, any other person that engages, or offers or proposes to engage, in any of the foregoing; or (xii) request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provisions of the Shareholders Agreement or take any action which might require the other party to make a public announcement regarding the possibility of a merger, consolidation, tender or exchange offer or other business combination or extraordinary transaction.

     The Shareholders Agreement will provide that the Securityholders and their affiliates may acquire Voting Securities and other securities of the Company without regard to the foregoing limitations if any of the following events shall occur: (A) a tender or exchange offer is made by any person or 13D Group (as defined below) (other than an affiliate of, or any person acting in concert with, a Securityholder or any of its affiliates and, any affiliate thereof or 13D Group including, which person or 13D Group has the financial wherewithal to consummate such a transaction) to acquire Voting Securities in an amount which, together with Voting Securities (if any) already owned by such person or 13D Group, would represent more than 50% of the total combined voting power of all Voting Securities then outstanding or (B) it is publicly disclosed that Voting Securities representing more than 50% of the total combined voting power of all Voting Securities then outstanding have been acquired subsequent to the Closing Date by a person or 13D Group (other than the Securityholders or any of their respective affiliates and other than Leven and/or Aronson, any affiliate thereof or 13D Group including Leven and/or Aronson). As used herein, the term "13D Group" shall mean any group of persons formed for the purpose of acquiring, holding, voting or disposing of Voting Securities which would be required under
Section 13(d) of the Exchange Act and the rules and regulations thereunder (as now in effect) to file a statement on Schedule 13D with the Commission as a "person" within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Voting Securities representing more than 5% of the total combined voting power of all Voting Securities then outstanding.

     In addition, the Securityholders will agree in the Shareholder Agreement that, except with respect to transfers pursuant to the tag-along provisions, they shall not effect any transfer of any of the Shares to any person who such Securityholder believes, after due inquiry, would, after giving effect to such transfer, beneficially own, together with its affiliates, more than 5% of the total combined voting power of all Voting Securities then outstanding unless it shall have obtained prior to such transfer a written instrument from such transferee agreeing to be bound by the standstill provisions described above.

     In the Shareholders Agreement, the Designated Holders will agree, so long as they or any of their respective Affiliates beneficially own any Voting Securities, to vote in accordance with the Board of Directors' recommendation on all stockholder proposals made pursuant to Rule 14a-8 under the Exchange Act.

     The Shareholders Agreement also will provide the Designated Holders with certain "demand" and "piggyback" registration rights.

     The Shareholders Agreement will provide that as long as the Securityholders and/or their affiliates beneficially own more than 1,100,000 shares of Company Common Stock (such number of shares which shall be adjusted to take into account any stock splits or reverse stock splits, reclassifications and other similar transactions or adjustments) the Securityholders shall be entitled to nominate a candidate to serve on the Board of Directors of the Company, and the Company will use its best efforts to cause such person to be elected by the stockholders of the Company and also solicit proxies in favor of such nominee. The Shareholders Agreement will provide that Mr. Doug Geoga is to be elected as a director of the Company by the Company's Board of Directors on the Closing Date.

     The Shareholders Agreement contains mutual standard representations and warranties by and to each of the parties thereto as to, among other things, due authorization, execution, delivery and enforceability of the Shareholders Agreement.

                     RIGHTS OF APPRAISAL/DISSENTERS' RIGHTS

     Pursuant to Section 262 of the DGCL ("Section 262") holders of USFS Class A Common Stock are not entitled to rights of appraisal or other dissenters' rights with respect to the Merger or any transactions contemplated by the Merger Agreement.

                           MANAGEMENT OF THE COMPANY

EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

     Pursuant to the Merger Agreement, the officers and directors of USFS immediately prior to the Effective Time will become the officers and directors of the Company, each to hold office in accordance with the certificate of incorporation and bylaws of the Company then in effect and until the successor of each is duly elected and qualified. In addition, pursuant to the Shareholders Agreement, Mr. Doug Geoga will be elected to the Board of Directors of the Company.

     The following table sets forth certain information regarding those persons who will serve as the executive officers and directors of the Company.

                 NAME                    AGE                   OFFICE OR POSITION HELD
                 ----                    ---                   -----------------------
Michael A. Leven.......................  60    Chairman, President and Chief Executive Officer
Neal K. Aronson........................  33    Executive Vice President, Chief Financial Officer and
                                               Director
David E. Shaw..........................  54    Executive Vice President -- Administration
Steven Romaniello......................  31    Executive Vice President -- Franchise Sales and
                                               Development
James Darby............................  41    Executive Vice President -- Franchise Operations
Dean S. Adler..........................  40    Director
Irwin Chafetz..........................  61    Director
Richard D. Goldstein...................  46    Director
Jeffrey A. Sonnenfeld..................  43    Director
Barry S. Sternlicht....................  37    Director
Doug Geoga.............................  42    Director (to be effective upon completion of the
                                               Merger).

     Each director is elected to serve until a successor is elected and qualified or, if earlier, until the director's death, resignation or removal. Officers, subject to the terms of their respective employment agreements, serve at the pleasure of the Board of Directors. Each of the directors of the Company, other than Dean Adler, Jeffrey A. Sonnenfeld and Doug Geoga has served as such since September 30, 1995. Messrs. Adler and Sonnenfeld were elected to the Board of Directors on October 11, 1996, effective as of October 30, 1996.

     Michael A. Leven. Mr. Leven, age 60, has been Chairman, President and Chief Executive Officer of USFS since October 1995. From October 1990 to September 1995, Mr. Leven was President and Chief Operating Officer for Holiday Inn Worldwide in Atlanta, Georgia. From April 1985 to May 1990, he was President and Chief Operating Officer of Days Inn of America, Inc. in Atlanta, Georgia. Mr. Leven is a Director of both Starwood Lodging Trust, one of the nation's largest hotel REITs, and Servico, Inc., a publicly traded hotel and resort company which owns and manages a portfolio of hotels. Mr. Leven is also a member of the Board of Governors of the American Red Cross, Chairman of the Biomedical Services Board of the American Red Cross, a Trustee of National Realty Trust, the largest franchisee of Coldwell Banker Corporation and a member of the Board of Directors of The Fourth Network, a private company which provides internet services to the hotel industry. Mr. Leven is an uncle of Mr. Aronson.

     Neal K. Aronson. Mr. Aronson, age 33, has been Executive Vice President and Chief Financial Officer of USFS since October 1995. Mr. Aronson was founding partner of Growth Capital Partners in New York, New York, and was with the partnership from September 1994 to October 1995. From December 1993 to September 1994, he was Managing Director of Rosecliff, Inc., a private equity investment group in New York, New York. From January 1992 to December 1993, he was principal of Odyssey Partners, L.P. in New York, New York. From June 1989 to December 1991, Mr. Aronson was a principal of Acadia Partners, L.P. in New York, New York. Mr. Aronson is a nephew of Michael A. Leven.

     David E. Shaw. Mr. Shaw has been Executive Vice President, Administration of USFS since October 1995. From January 1991 to September 1995 he was Vice President of Operations Administration for Holiday Inn Worldwide in Atlanta, Georgia. From July 1990 to January 1991, Mr. Shaw was Executive Vice

President, Administration for Hospitality Franchise Systems, Inc. (now known as HFS Incorporated) in Wayne, New Jersey.

     Steven Romaniello. Mr. Romaniello has been Executive Vice President, Franchise Sales and Development of USFS since October 1996. From October 1995 through September 1996, he served as Senior Vice President, Franchise Sales and Development of USFS. From March 1991 through September 1995, Mr. Romaniello was Vice President, Franchise Sales and Services for Holiday Inn Worldwide in Atlanta, Georgia. From December 1988 to March 1991 he was Regional Vice President, Franchise Sales for Days Inn of America, Inc. in both Atlanta, Georgia and Boston, Massachusetts.

     James Darby. Mr. Darby has been Executive Vice President -- Franchise Operations of USFS since January 1997. From March 1991 to January 1997, Mr. Darby served in various capacities with Holiday Inn Worldwide, including most recently as Vice President of Franchise Services and Administration.

     Dean S. Adler. Mr. Adler, age 40, is currently a principal of Lubert-Adler Partners, L.P., a private equity group specializing in the acquisition of real estate and operating companies. From 1988 to 1996, Mr. Adler was a principal and Managing Director of private equity investments for CMS Companies ("CMS"), a Philadelphia based investment firm that manages approximately $1.7 billion of assets. Mr. Adler is a member of the Board of Directors of the Lane Company, which specializes in management and development of multifamily housing, Developers Diversified, a leading shopping center real estate investment trust, RMS Technologies, a leading provider of information technology services to federal and other governmental institutions, and Transworld Entertainment, a NYSE company which owns music retail stores.

     Irwin Chafetz. Since 1990, Mr. Chafetz, age 61, has been the President and a Director of Interface Group-Massachusetts, Inc., a privately held company that owns and operates GWV International, New England's largest vacation charter tour operator. From 1982 until April 1995, Mr. Chafetz was a Vice President and Director of the Interface Group-Nevada, Inc., which owned and operated COMDEX, a computer industry exposition and conference that is the largest American trade show. From 1989 to 1995, Mr. Chafetz was also a Vice President and a Director of Las Vegas Sands, Inc., which owned the Sands Hotel and Casino in Las Vegas and the adjacent Sands Expo and Convention Center. From 1984 to 1990, Mr. Chafetz was President of Five Star Airlines, a charter air carrier owning and operating Lockhead L-1011 aircraft. Mr. Chafetz is a director of Back Bay Restaurant Group, a publicly held NASDAQ listed company.

     Richard D. Goldstein. Since 1990, Mr. Goldstein, age 46, has been a Managing Director and then a Senior Managing Director of Alpine Capital Group Inc., a specialized investment-merchant banking firm located in New York, and related entities. Prior to joining Alpine, Mr. Goldstein was a partner at the law firm of Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Goldstein serves as Trustee and member of the Executive Committee of the Queens College Foundation, Trustee of the North Shore-Long Island Jewish Health System and as Chairman of the Corporate Advisory Board of the State University of New York at Stony Brook.

     Jeffrey A. Sonnenfeld. Currently, Mr. Sonnenfeld is the Chairman and President of The Chief Executive Institute, a non-profit leadership school. From 1989 to 1997, Dr. Sonnenfeld, age 43, was a Professor of Organization and Management at the Robert C. Goizueta Business School of Emory University in Atlanta, Georgia, where he was the Director of the Center for Leadership and Career Studies. Previously, Dr. Sonnenfeld was at Harvard University for 18 years, serving as a Professor at the Harvard Business School for 10 years. Dr. Sonnenfeld has published five books and numerous articles in the areas of career management, executive training and development, and the management of corporate social performance. Dr. Sonnenfeld serves on the board of Magellan Health Services, 360 Communications, the National Council on the Aging, the Governors Personnel Oversight Commission in Georgia, and has served on additional boards such as, Mosley Securities Corporation and Norwegian Cruise Lines.

     Barry S. Sternlicht. Since 1993, Mr. Sternlicht, age 37, has been the President and Chief Executive Officer of Starwood Capital Group, L.P. ("Starwood Capital"), a real estate investment firm that he founded in 1993. From 1991 to 1993, Mr. Sternlicht was the President of Starwood Capital Partners, L.P., predecessor of Starwood Capital. Mr. Sternlicht is the Chairman of the Board of Starwood Lodging Trust and

Corporation, the nation's largest hotel REIT, and is the owner of Westin Hotel & Resorts Company, which Starwood purchased in 1995 for $537 million. Mr. Sternlicht is also a trustee of Equity Residential Properties Trust, a multi-family REIT, and is Chairman of the Board of Angeles Participating Mortgage Trust, which is also a REIT.

     Doug Geoga. Since 1994, Mr. Geoga, age 42, has been President of Hyatt Hotels Corporation, operator of Hyatt Hotels & Resorts in the United States, Canada and the Caribbean. From 1983 to 1994, Mr. Geoga held various positions with Hyatt Development Corporation, the development/transactional arm of the Hyatt chain domestically, most recently as its Executive Vice President. Mr. Geoga is a director of United Way of Suburban Chicago, a trustee of the Educational Institute of the American Hotel & Motel Association ("AH&MA"), chairman of the Government Affairs Committee of the AH&MA, a director of the National Tourism Organization, Inc., and a director of various closely-held companies affiliated with Hyatt.

     Except as disclosed above, there are no family relationships between any director or executive officer and any other director or executive officer of the Company.

AGREEMENTS REGARDING BOARD POSITIONS

     The Shareholders Agreement will provide that, subject to HSA and HPI and/or their affiliates together owning more than 1,100,000 million shares of Company Common Stock (as adjusted for stock splits, reverse stock splits, reclassifications and other similar transactions or adjustments), HSA and HPI may propose a nominee for director of the Company and the Company will use its best efforts to cause such nominee's election. Pursuant to the terms of the Shareholders Agreement, it is expected that at the Effective Time, HPI and HSA shall nominate, and the Board of the Company shall elect, Mr. Doug Geoga to the Board of the Company. At such time that a successor to Mr. Geoga no longer is a director of the Company, HSA and HPI may propose to the Company as a nominee for election as a director of the Company a person who (i) has recognized standing in the business community, (ii) is not a former director, officer or employee of the Company and (iii) does not have a conflict of interest with the Company and is at such time either the President of Hyatt Hotels Corporation or a person who is otherwise reasonably acceptable to the Company.

EXECUTIVE COMPENSATION

     The following table provides certain summary information for the fiscal years ended December 31, 1997, 1996 and 1995 concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and the other executive officers of the Company whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 1997 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                    ANNUAL COMPENSATION
                                      -----------------------------------------------
                                                                           OTHER         NUMBER OF
                                                                          ANNUAL          OPTIONS
    NAME AND PRINCIPAL POSITION       YEAR     SALARY      BONUS      COMPENSATION(1)     AWARDED
    ---------------------------       ----    --------    --------    ---------------    ---------
Michael A. Leven....................  1997    $389,063    $184,725        $37,971             --
  Chairman of the Board,              1996    $375,000    $140,497        $33,327             --
  President and Chief                 1995(2) $ 93,750    $153,000(3)(4)     $ 3,000          --
  Executive Officer
Neal K. Aronson.....................  1997    $207,500    $ 92,363        $11,588             --
  Executive Vice President            1996    $200,000    $ 70,298        $11,517             --
  and Chief Financial Officer         1995(2) $ 50,000    $151,500(3)(4)     $ 2,250          --
David E. Shaw.......................  1997    $155,625    $ 25,000        $ 2,384          1,000
  Executive Vice President --         1996    $150,000    $ 25,000        $ 2,316          3,000
  Administration                      1995(2) $ 37,500          --             --             --
Steven Romaniello...................  1997    $110,000    $265,200        $ 2,384          2,000
  Executive Vice President --         1996    $101,667    $213,600        $ 2,316          6,000
  Franchise Sales and                 1995(2) $ 25,000    $  3,600             --             --
  Development
James Darby.........................  1997    $142,708    $ 22,000        $ 2,384         27,000
  Executive Vice
  President -- Franchise Operations

---------------

(1) Includes: life insurance, health insurance, long-term disability insurance, automobile allowance and/or long-term home care.
(2) Includes the period from August 28, 1995, the date of USFS's inception, through December 31, 1995.
(3) Mr. Leven and Mr. Aronson each received a transaction bonus of $150,000 for their efforts in organizing USFS and successfully negotiating and completing the acquisition of the Microtel brand hotels on behalf of USFS.
(4) Mr. Leven and Mr. Aronson, pursuant to the terms of their respective employment agreements with USFS, are each entitled to receive bonuses based upon the number of franchises sold each year. See "-- Employment Agreements." During 1995, neither Mr. Leven nor Mr. Aronson received a bonus for the three franchises sold during 1995, although USFS accrued $3,000 and $1,500 for bonuses owed to Mr. Leven and Mr. Aronson, respectively, with respect to such franchise agreements.

EMPLOYMENT AGREEMENTS

     USFS has entered into employment agreements with Messrs. Leven and Aronson, the material terms of which are described below.

     Michael A. Leven. Mr. Leven's employment agreement with the Company provides for his employment as Chairman of the Board of Directors, President and Chief Executive Officer of the Company for a ten year term expiring on September 30, 2005. Mr. Leven is entitled to a base salary of at least $375,000 per year, subject to annual cost of living increases and other annual increases determined by the Company based on the performance of Mr. Leven and the Company and on prevailing economic circumstances.

     Certain insurance benefits, if available on commercially reasonable terms, are to be provided to Mr. Leven under his Employment Agreement, including term life insurance in the amount of $1,500,000, executive health, dental and medical insurance, long term disability and long term home care. USFS has obtained all of the foregoing benefits for Mr. Leven. In addition, Mr. Leven is entitled to a monthly automobile allowance in the amount of $1,000.

     Mr. Leven's employment agreement provides for a performance bonus of (i) $1,000 for each franchise agreement executed in a given Year (defined as each 12 month period commencing October 1st and ending on September 30th of each year during the term of such agreement) up to 150 franchise agreements and (ii) $2,000 for each franchise agreement above the first 150 franchise agreements entered into in a given Year.

     Mr. Leven's employment agreement also contains confidentiality provisions that prohibit him from disclosing Company trade secrets at any time in the future and from disclosing any confidential information relating to the Company for a period extending five years after the termination of his employment agreement. In addition, the agreement contains non-competition provisions that prohibit Mr. Leven from competing in the franchising business generally and in the business of franchising, operating or managing of hotels and motels for a period of five years following the termination of his employment for "cause" or his resignation without "good reason." The enforceability of these non-disclosure and non-competition provisions under Georgia law, which governs Mr. Leven's agreement, is uncertain.

     In addition to allowing Mr. Leven to resign at any time for "good reason," his employment agreement provides that, after the first five years of such agreement and provided the redeemable preferred stock sold to Mr. Leven has been redeemed, Mr. Leven may resign at any time upon six months notice. If his resignation is without "good reason," the Company is required to pay Mr. Leven only his base salary, unused vacation time, and performance bonus actually earned through the effective date of resignation. The employment agreement further provides that if Mr. Leven resigns without good reason during the first five years, he will not be liable for any consequential damages or damages for loss of economic opportunity or profits to the Company. If Mr. Leven resigns for "good reason," or if his employment is terminated "without cause," he is entitled to severance pay in accordance with the terms of his employment agreement. For the purpose of Mr. Leven's employment agreement, "good reason" includes, but is not limited to, the failure to elect and continue Mr. Leven's membership on the Board of Directors of the Company or his involuntary relocation outside of Atlanta, Georgia. In addition, pursuant to the Company's By-Laws, Mr. Leven's employment agreement may not be terminated without the approval of 75% of the Board of Directors (excluding Mr. Leven). Except as noted above concerning Mr. Leven's right to resign for "good reason" if he is not re-elected to the Board, Mr. Leven's employment agreement does not contain any change of control provisions.

     Neal K. Aronson. Mr. Aronson's employment agreement, pursuant to which he serves as Chief Financial Officer of the Company, is substantially similar to Mr. Leven's agreement, except that (i) his base salary is $200,000 per year (subject to annual cost of living increases and other annual increases determined by the Company, based on the performance of Mr. Aronson and the Company and on prevailing economic circumstances), (ii) the term life insurance benefit is $500,000, (iii) his automobile allowance is $750 per month, (iv) the bonus is $500 for each franchise agreement executed within a Year (as defined above) up to 150 franchise agreements, and $1,000 for each agreement executed in any Year in excess of 150 and (v) Mr. Aronson is not entitled to receive supplemental long-term disability or long-term home care insurance coverage from the Company. Pursuant to the Company's By-Laws, Mr. Aronson's employment agreement may not be terminated without the approval of 75% of the Board of Directors (excluding Mr. Aronson). Mr. Aronson's employment agreement does not contain any change of control provisions.

     See "Principal Holders of Common Stock -- Management's Shares of Common Stock" as to the effect of termination of employment on the Company Class A Common Stock held by Messrs. Leven and Aronson.

COMPENSATION OF DIRECTORS

     On October 24, 1996 each non-employee director of the Company received an option to purchase 2,000 shares of Class A Common Stock exercisable at a price of $13.50 per share. In addition, each non-employee director of the Company receives an automatic grant of options to purchase 2,000 shares of Class A Common Stock on January 1st of each calendar year, commencing on January 1, 1998 and each new non-employee director shall receive a grant of options to purchase 2,000 shares of Class A Common Stock on the date such person becomes a director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors is currently comprised of Michael A. Leven, Irwin Chafetz and Jeffrey A. Sonnenfeld. With the exception of Mr. Leven, who serves as Chairman of the Board, President and Chief Executive Officer of the Company, none of the members of the Compensation Committee served as an officer or employee of the Company or any of its subsidiaries during fiscal 1996. There were no material transactions between the Company and any of the members of the Compensation Committee during fiscal 1996.

     Howard and Lawrence Chafetz, sons of Irwin Chafetz, a Director of the Company, have established a limited liability company to acquire and operate Microtels. To date, the limited liability company has entered into three franchise agreements with the Company regarding the same.

     Michael A. Leven, the Chairman of the Board and Chief Executive Officer of the Company, serves as a director of Starwood Lodging Trust and also serves on its Compensation Committee. Barry S. Sternlicht, a director of the Company, serves as Chairman of the Board of Starwood Lodging Trust.

STOCK OPTION PLANS

     1996 Stock Option Plan. On September 27, 1996, the Board of Directors of the Company (the "Company Board") adopted, subject to the approval of the Company's stockholders, the U.S. Franchise Systems, Inc. 1996 Stock Option Plan (the "Option Plan"). The Company's stockholders approved the Option Plan on October 11, 1996. The purpose of the Option Plan is to promote the interests of the Company and its stockholders by (i) attracting and retaining exceptional officers and other key employees of the Company and its subsidiaries, and consultants, advisors and others whose skills would be an asset to the Company or any of its subsidiaries; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals; and
(iii) enabling such individuals to participate in the long-term growth and financial success of the Company. Any officer or other key employee of the Company or any of its subsidiaries who is not a member of the committee that administers the Option Plan (the "Option Committee") shall be eligible to participate under the Option Plan. The Option Plan authorizes the grant of awards to participants of a maximum of 325,000 shares of USFS's Class A Common Stock, which maximum number is subject to adjustment in certain circumstances to prevent dilution or enlargement. After the Effective Time, the Option Plan, by virtue of the Merger, shall be assumed by the Company with the same terms and conditions as the Option Plan immediately prior to the Effective Time.

     Directors Plan. On September 27, 1996, the Board of Directors adopted, subject to the approval of the Company's stockholders, the U.S. Franchise Systems, Inc. 1996 Stock Option Plan for Non-Employee Directors (the "Directors Plan"). The Directors Plan was approved by USFS's stockholders on October 11, 1996. The purpose of the Directors Plan is to secure for USFS the benefits of the additional incentive inherent in the ownership of Shares by non-employee directors of USFS and to help USFS secure and retain the services of such non-employee directors. The Directors Plan is intended to be a self-governing formula plan. To this end, the Directors Plan requires minimal discretionary action by any administrative body with regard to any transaction under the Directors Plan. To the extent, if any, that questions of administration arise, such issues will be resolved by the Board of Directors. Eligible persons under the Directors Plan are directors of USFS who are not employees of USFS or any affiliate of USFS ("Outside Directors"). A maximum of 125,000 shares of Class A Common Stock has been reserved by USFS for issuance pursuant to options under the Directors Plan, which number is subject to adjustment in certain circumstances in order to prevent dilution or enlargement. On October 24, 1996, each Outside Director was granted an option to purchase 2,000 shares of Class A Common Stock. Thereafter, each person who is an Outside Director as of January 1st of each calendar year beginning January 1, 1998 during the term of the Directors Plan shall receive an option to purchase 2,000 shares of Class A Common Stock as of such date. All options granted under the Directors Plan shall be "nonqualified" stock options subject to the provisions of section 83 of the Code. After the Effective Time, the Directors Plan, by virtue of the Merger, shall be assumed by the Company with the same terms and conditions as the Directors Plan immediately prior to the Effective Time.

     The following table provides certain information concerning individual grants of stock options under USFS's Option Plan made during the year ended December 31, 1997 to the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                     INDIVIDUAL GRANTS
                                     -------------------------------------------------    POTENTIAL REALIZABLE
                                               % OF TOTAL                                   VALUE AT ASSUMED
                                                OPTIONS                                  ANNUAL RATES OF STOCK
                                               GRANTED TO                                PRICE APPRECIATION FOR
                                     OPTIONS   EMPLOYEES     EXERCISE OR                     OPTION TERM(1)
                                     GRANTED   IN FISCAL     BASE PRICE     EXPIRATION   ----------------------
NAME                                   (#)        YEAR      ($ PER SHARE)      DATE         5%          10%
----                                 -------   ----------   -------------   ----------   ---------   ----------
Michael A. Leven...................      --         --             --              --           --           --
Neal K. Aronson....................      --         --             --              --           --           --
James Darby........................  25,000(2)    30.1          $9.63        01/20/04      $98,000     $228,400
                                      2,000(3)     2.4          $8.13        12/01/04      $ 6,619     $ 15,426
Steven Romaniello..................   2,000(4)     2.4          $8.13        12/01/04      $ 6,619     $ 15,426
David E. Shaw......................   1,000(5)     1.2          $8.13        12/01/04      $ 3,310     $  7,713

---------------

(1) The dollar amounts under these columns represent the potential realizable value of each grant of option assuming that the market price of USFS's Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the price of USFS's Common Stock.
(2) Options vest in increments of 25% per year commencing on January 20, 1998.
(3) Options vest in increments of 25% per year commencing on December 1, 1998.
(4) Options vest in increments of 25% per year commencing on December 1, 1998.
(5) Options vest in increments of 25% per year commencing on December 1, 1998.

     The following table provides certain information concerning options exercised during fiscal 1997 and the value of unexercised options held by the Named Executive Officers under USFS's Option Plan as of December 31, 1997. No stock options were exercised by the Named Executive Officers and there were no SARs outstanding during fiscal 1997.

                                                                                    VALUE OF UNEXERCISED
                                                      NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                                   OPTIONS AT FISCAL YEAR END        FISCAL YEAR-END(A)
                                                   ---------------------------   ---------------------------
NAME                                               EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                               -----------   -------------   -----------   -------------
Michael A. Leven.................................        --             --               --             --
Neal K. Aronson..................................        --             --               --             --
James Darby......................................     6,250         20,750        $2,312.50     $10,677.50
Steven Romaniello................................     1,500          6,500        $    0.00     $ 3,740.00
David E. Shaw....................................       750          3,250        $    0.00     $ 1,870.00

---------------

(a) Dollar values were calculated by determining the difference between the closing price of the Common Stock on December 31, 1997 as reported on the NASDAQ National Market ($10.00 per share) and the exercise price of the options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS ENTERED INTO IN CONNECTION WITH THE COMPANY'S INITIAL PUBLIC
OFFERING

     Reclassification. In connection with the Company's initial public offering completed in October 1996 (the "Offering"), USFS effected a reclassification (the "Reclassification") of its common stock outstanding prior to the Offering (the "Old Common Stock"). Pursuant to the Reclassification, each share of Old Common Stock was converted into 9.67 shares of USFS Class A Common Stock. Also in connection with the Offering, pursuant to the 1996 Amendment (see "Principal Holders of Common Stock -- Management's Shares of Common Stock"), Mr. Leven, his wife, Andrea Leven, and Mr. Aronson exchanged 2,707,919 shares of USFS Class A Common Stock held directly by them (which shares do not include those shares of USFS Class A Common Stock that continue to be held as Restricted Shares (as defined herein) pursuant to the 1996 Amendment) for the same number of shares of USFS Class B Common Stock.

     Voting. Simultaneously with the completion of the Offering, Mr. Leven entered into a voting agreement with his wife, Andrea, pursuant to which she granted him the right to vote all of the 233,032 shares of Company Class A Common Stock and all of the 770,801 shares of Company Class B Common Stock owned by her following the Offering. At the same time, Mr. Leven entered into a voting agreement with Mr. Aronson, pursuant to which Mr. Aronson granted Mr. Leven the right to vote 111,347 shares of his Company Class A Common Stock and 311,007 shares of his Company Class B Common Stock. Mr. Aronson will continue to vote the remaining 1,198,466 shares of his Company Class B Common Stock. As a result of these agreements, Mr. Leven currently votes a total of 910,617 shares of Company Class A Common Stock and 1,509,473 shares of Company Class B Common Stock, which shares together represent approximately 43.4% of the total outstanding voting power of USFS.

     Messrs. Leven and Aronson currently beneficially own a total of 1,715,721 shares of Company Class A Common Stock and 2,707,919 shares of Company Class B Common Stock, which represents approximately 77.98% of the outstanding voting power of the Company Common Stock. Accordingly, Messrs. Leven and Aronson will be able to (i) elect all of USFS's directors, (ii) amend the Certificate of Incorporation with respect to most matters, (iii) effect a merger, sale of assets or other major corporate transaction, (iv) defeat an unsolicited takeover attempt and (v) generally direct the affairs of the Company. However, notwithstanding the voting agreement granting Mr. Leven the right to vote certain of Mr. Aronson's shares of Company Common Stock, Mr. Leven and Mr. Aronson do not have any agreements or other obligations to vote together on matters involving the Company. See "Principal Holders of Common
Stock -- Management's Shares of Common Stock."

     Restated Stockholders' Agreement. Simultaneously with the closing of the Offering, USFS amended and restated the Old Stockholders' Agreement that was entered into with the Original Investors (as defined below) in connection with the initial capitalization of USFS (the "Restated Stockholders' Agreement"). The purpose of the amendment was to remove certain voting and corporate governance provisions that were determined to be more suitable for a private company, including provisions (i) restricting the transfer of shares of Old Common Stock,
(ii) authorizing each of the Original Investors to cause the Company's remaining stockholders to sell their interests in the Company in certain circumstances,
(iii) that generally prohibited Messrs. Leven and Aronson from transferring their shares of Old Common Stock for a three-year period ending in September 1998 and (iv) granting the Original Investors preemptive rights in certain circumstances. The Restated Stockholders' Agreement continues only to grant the Original Investors certain piggy-back registration rights, although such rights are not exercisable until 20% of USFS's outstanding Common Stock has been registered under the Securities Act, and the right to cause USFS to file a registration statement under the Securities Act on one occasion, commencing September 29, 2000.

     1996 Amendment. On October 30, 1996, USFS and Messrs. Leven and Aronson amended the respective agreements pursuant to which Messrs. Leven and Aronson had previously been issued, cumulatively, 51% of the shares of USFS and which agreements contained significant vesting and forfeiture provisions. These amendments, in part, relaxed certain of the vesting provisions for some of their shares, eliminated the vesting and forfeiture provisions for others of their shares, converted certain of their shares into the then newly created USFS Class B Common Stock and eliminated the ability of USFS to compel the repurchase of shares from Messrs. Leven and Aronson in order to reissue such shares to other members of management.

MISCELLANEOUS

     In consideration for their efforts in organizing USFS and negotiating and consummating the Microtel Acquisition, Messrs. Leven and Aronson each received a bonus of $150,000 from USFS in 1995.

     To date, the Company has invested $6,237 in the general partner of Equity Partners, L.P., a limited partnership which invests from time to time in certain Microtel and Hawthorn Suites franchisees with a successful track record of multi-unit development. Dean Adler, a director of USFS, owns a profits interest in CMS Entrepreneurial Associates, L.P., one of the limited partners of Equity Partners, L.P.

                   DESCRIPTION OF THE COMPANY'S CAPITAL STOCK

     At the Effective Time, the authorized capital stock of the Company will consist of 30,000,000 shares of Company Class A Common Stock of which 12,067,194 shares will be issued and outstanding and 57,807 are treasury shares, 5,000,000 shares of Company Class B Common Stock, of which 2,707,919 shares will be issued and outstanding, and 1,000,000 shares of Preferred Stock, none of which will be issued and outstanding.

     THE RELATIVE PREFERENCES AND RIGHTS OF THE COMPANY'S CAPITAL STOCK ARE SET FORTH IN THE COMPANY'S CHARTER. SET FORTH BELOW IS A SUMMARY DESCRIPTION OF SUCH RIGHTS AND PREFERENCES. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED BY REFERENCE TO THE COMPANY'S CHARTER.

COMMON STOCK

     Holders of Company Class A Common Stock are entitled to one vote per share and holders of Company Class B Common Stock are entitled to ten votes per share on all matters to be voted upon by the stockholders. Holders of Company Class A Common Stock and Company Class B Common Stock do not have cumulative voting rights and, therefore, holders of shares possessing a majority of the voting power can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

     Holders of Company Class A Common Stock and Company Class B Common Stock are entitled to share ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the terms of the Redeemable Preferred stock and of agreements governing the Company's indebtedness. The Company does not anticipate paying cash dividends in the foreseeable future. In the event of the liquidation, dissolution or winding up of the Company, the holders of the Company's Class A Common Stock and Class B Common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference and any accrued but unpaid dividends with respect to any then outstanding Preferred Stock.

     In the event of any merger or consolidation of the Company with or into any other corporation pursuant to which shares of Company Class A Common Stock and Company Class B Common Stock are converted into other securities, cash or other property, shares of Company Class A Common Stock and shares of Company Class B Common Stock shall be converted into the identical consideration at the same rate per share, except that any voting securities into which Company Class B Common Stock shall be converted shall have ten times the voting power of any otherwise identical securities into which Company Class A Common Stock is converted, unless the holders of a majority of the shares of each class shall have approved such merger or consolidation.

     Shares of Company Class B Common Stock are convertible at the option of the holder into shares of the Company Class A. Common Stock on a share-for-share basis. In addition, shares of Company Class B Common Stock will automatically convert into shares of Company Class A Common Stock upon any transfer thereof, other than a transfer by a holder of Company Class B Common Stock to (i) an immediate family member of such holder or (ii) any trust or partnership of which all of the beneficiaries or partners as the case may be, are such holder and/or immediate family members of such holder, so long as the transferee authorizes Mr. Leven or Mr. Aronson to vote such transferred shares. Holders of Company Class A Common Stock and Company Class B Common Stock have no preemptive or redemption rights and are not subject to further calls or assessments by the Company, except as otherwise provided in the Amended Stock Purchase Agreements.

     Application has been made to have the Company Class A Common Stock approved for quotation and trading on the National Market system of the NASDAQ Stock Market under the symbol "USFS."

PREFERRED STOCK

     The Board of Directors has the authority, without any vote or action by the stockholders, to issue Preferred Stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations, and restrictions thereof, including the voting rights, dividend rights, dividend rate, conversion rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series; provided, however, that the Board of Directors may not create a series of Preferred Stock with general voting rights or with the right to elect more than 50% of the Board under any circumstances without the approval of holders of 75% of the outstanding Company Class B Common Stock.

     On September 29, 1995, pursuant to the "blank-check" authority vested in the Board by the Company's Charter, the Board of Directors adopted a resolution creating the Redeemable Preferred Stock, consisting of up to 525,000 shares (which number may be decreased, but not increased, by the Board without a vote of the stockholders). By its terms, the Redeemable Preferred Stock ranks prior to the Common Stock and all other classes of the Company's capital stock with respect to dividend rights and rights upon the liquidation, dissolution or winding up of the Company Shares of Redeemable Preferred Stock accrue dividends cumulatively in additional shares of Redeemable Stock at an annual rate of 10% on the $100 liquidation preference. On January 1, 1997, the Company exercised its option to exchange the Redeemable Preferred Stock at the Liquidation Value of $18,477,000 into 10% Subordinated Debentures due September 29, 2007.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

     Authorized but unissued shares of Company Common Stock and Preferred Stock are available for future issuance without stockholder approval, except as may otherwise be required under NASDAQ rules or Delaware law. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

     The existence of authorized but unissued and unreserved Company Common Stock and Preferred Stock may enable the Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger, or otherwise, and thereby protect the continuity of the Company's management.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     The Company is a Delaware corporation and is subject to Section 203 of the DGCL. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in such section) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation, and held by certain employee stock ownership plans) or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Messrs. Leven and Aronson are interested stockholders under the DGCL. However, since their acquisition of the Company's securities was approved in advance by the Board, they would not be prohibited from engaging in a business combination with the Company.

     In addition, certain provisions of the Company's Charter and By-laws summarized in the following paragraphs will become operative prior to or simultaneously with the completion of the Offering and may be deemed to have an anti-takeover effect and may delay, defer or prevent an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or other transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

     Special Meeting of Stockholders. The Company's Charter provides that special meetings of stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer. This provision will make it more difficult for stockholders to take actions opposed by the Board of Directors. This provision may not be amended or repealed without the approval of holders of at least 75% of the outstanding voting power of the Company. This provision of the Charter may not be amended or repealed without the approval of holders of at least 75% of the outstanding voting power of the Company.

     Stockholder Action by Written Consent. The Company's Charter provides that no action required or permitted to be taken at any annual or special meeting of the stockholders of the Company may be taken without a meeting, and the power of stockholders of the Company to consent in writing, without a meeting, to the taking of any action is specifically denied. This provision may not be amended or repealed without the approval of holders of at least 75% of the outstanding voting power of the Company. This provision of the Charter may not be amended or repealed without the approval of holders of at least 75% of the outstanding voting power of the Company.

     Prohibition on Issuance of Voting Preferred Stock. The Company's Charter provides that the Board of Directors cannot create a series of Preferred Stock with general voting rights or with the right to elect more than 50% of the Board under any circumstances without the approval of holders of 75% of the outstanding Class B Common Stock. This provision may not be amended or repealed without the approval of holders of at least 75% of the outstanding voting power of the Company.

     Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Company's By-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 70 days nor more than 90 days prior to the meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days or delayed by more than 70 days from such anniversary date, notice by the stockholder to be timely must be received no earlier than the close of business on the ninetieth day prior to such annual meeting and not later than the close of business on the later of the seventieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The Company's By-laws also specify certain requirements for a stockholder's notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

     Termination of Employment Agreements. The Company's By-laws provide that approval of 75% of the Board of Directors is required to terminate the employment agreements of Messrs. Leven or Aronson.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The USFS Charter provides that to the fullest extent permitted by the DGCL, a director of USFS shall not be liable to USFS or its stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware law, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to USFS or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision of the USFS Charter is to eliminate the rights of USFS and its stockholders (through stockholders' derivative suits on behalf of USFS) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through
(iv) above. This provision does not limit or eliminate the rights of USFS or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Charter provides that USFS shall indemnify its directors, officers, employees and agents to the extent not prohibited by Delaware law.

     In addition, USFS has entered into agreements (the "Indemnification Agreements") with each of the directors of USFS pursuant to which USFS has agreed to indemnify each such director against claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement (collectively, "Losses") incurred by such director and arising out of his capacity as a director, executive officer, employee and/or agent of USFS to the maximum extent permitted by applicable law. In addition, such director or officer shall be entitled to an advance of expenses to the maximum extent authorized or permitted by law to meet the obligations indemnified against. The Indemnification Agreements also obligate USFS to purchase and maintain insurance for the benefit and on behalf of its directors insuring against all liabilities that may be incurred by such director in or arising out of his capacity as a director, officer, employee and/or agent of USFS. It is anticipated that a similar agreement will be entered into with Mr. Doug Geoga and that similar contracts may be entered into, from time to time, with future directors and with executive officers of USFS.

     To the extent that the Board of Directors or the stockholders of USFS may in the future wish to limit or repeal the ability of USFS to indemnify directors, such repeal or limitation may not be effective as to directors who are currently parties to the Indemnification Agreements, because their rights to full protection are contractually assured by the Indemnification Agreements.

     All of the indemnification provisions discussed above are equally applicable to the Company.

                       PRINCIPAL HOLDERS OF COMMON STOCK

     The following table sets the beneficial ownership as of by each person known by USFS to be the beneficial owner of more than 5% of the outstanding shares of USFS Common Stock, each director and "named executive officer" (as defined in Item 402(a)(3) of Regulation S-K) of USFS as of December 10, 1997, and all directors and officers of USFS as a group:

     Each share of USFS Class B Common Stock is entitled to ten votes per share.

                                          SHARES OF                SHARES OF
                                           CLASS A                  CLASS B                  PERCENT OF
                                           COMMON       PERCENT     COMMON       PERCENT    TOTAL VOTING
NAME OF BENEFICIAL OWNER                  STOCK(1)      OF CLASS   STOCK(1)      OF CLASS      POWER
------------------------                  ---------     --------   ---------     --------   ------------
Michael A. Leven........................    910,617(2)     9.3     1,509,473(3)    55.7         43.4
Neal K. Aronson.........................    916,811(4)     9.3     1,509,473(5)    55.7         43.4
Dean Adler..............................      9,000(6)       *             0          0            *
Irwin Chafetz...........................    292,100(6)     3.0             0          0            *
James Darby.............................      6,250(7)       *             *          0            *
Richard D. Goldstein....................    161,555(8)     1.6             0          0            *
Andrea Leven............................    233,032(9)     2.4       770,801(10)   28.5            *
Jeffrey A. Sonnenfeld...................      7,000(6)       *             0          0            *
Barry S. Sternlicht.....................    301,770(11)    3.1             0          0            *
Steven Romaniello.......................    194,716(12)    2.0             0          0            *
David E. Shaw, Sr.......................    109,499(13)    1.1             0          0            *
All officers and directors as a group
  (10 persons)**........................  2,501,776      25.41     2,707,919      100.0        80.11

---------------

   * Represents less than 1% of the outstanding shares, both in number and in terms of voting power.
  ** Duplications eliminated.
 (1) "Beneficial Ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options which are exercisable within sixty days of the date of this Proxy Statement. All of the listed persons have sole voting and investment power over the shares listed opposite their names unless otherwise indicated in the notes below.
 (2) Consists of (i) 123,805 Restricted Shares (as defined herein) held directly by Mr. Leven and as to which Mr. Leven has sole voting power, (ii) 233,032 Restricted Shares held by Mr. Leven's wife, which are voted by Mr. Leven,
     (iii) 346,461 Unrestricted Shares (as defined herein), which have been reallocated to other members of management and are voted in the same manner that Mr. Leven votes his shares, (iv) 95,972 shares that were designated as Restricted Shares pursuant to Mr. Leven's Old Stock Purchase Agreement (as defined herein), which have been reallocated to other members of management and by virtue of the 1996 Amendment (as defined herein) are voted in the same manner that Mr. Leven votes his Unrestricted Shares, and (v) 111,347 Restricted Shares owned by Mr. Aronson, which are voted by Mr. Leven. Mr. Leven's address is 13 Corporate Square, Suite 250, Atlanta, Georgia 30329.
 (3) Consists of (i) 427,665 Unrestricted Shares, as to which Mr. Leven has sole voting power, (ii) 770,801 shares held by Mr. Leven's wife as Unrestricted Shares, which are voted by Mr. Leven, and (iii) 311,007 Unrestricted Shares owned by Mr. Aronson, which are voted by Mr. Leven.
 (4) Consists of (i) 589,865 Restricted Shares held directly by Mr. Aronson and as to which Mr. Aronson has sole voting power, (ii) 95,972 shares that were designated as Restricted Shares pursuant to Mr. Aronson's Old Stock Purchase Agreement, which have been reallocated to other members of management and by virtue of the 1996 Amendment are voted by them in the same manner that Mr. Aronson votes his shares and (iii) 230,974 shares that were designated as Unrestricted Shares under the Old Stock Purchase Agreements, which have been reallocated to other members of management and are voted by them in the same manner that Mr. Aronson votes his shares. Mr. Aronson has transferred voting power to Mr. Leven with respect to 111,347 of such shares. Mr. Aronson's address is 13 Corporate Square, Suite 250, Atlanta, Georgia 30329.

 (5) Consists of 1,509,473 shares designated as Unrestricted Shares, of which Mr. Aronson has sole voting power as to 1,198,466 shares and has transferred voting power to Mr. Leven as to 311,007 shares.
 (6) Includes stock options for 2,000 shares of Class A Common Stock at $13.50 per share which are fully vested.
 (7) Consists of stock options for 6,250 shares of Class A Common Stock exercisable at a price of $9.63 per share which vested on January 20, 1998.
 (8) Such shares consist of (i) 159,555 shares owned by G2 Investment Partners, an investment partnership of which Mr. Goldstein is a general partner and
     (ii) 2,000 shares of underlying currently exercisable stock options personally owned by Mr. Goldstein. Mr. Goldstein shares voting and investment power with respect to shares owned by G2 Investment Partners.
 (9) Represents shares that were designated under Mr. Leven's Old Stock Purchase Agreement as Restricted Shares and which have been transferred to Mrs. Leven. Pursuant to a voting agreement, Mrs. Leven has transferred voting power with respect to these shares to Mr. Leven. Mrs. Leven's address is 13 Corporate Square, Suite 250, Atlanta, Georgia 30329, c/o U.S. Franchise Systems, Inc.
(10) Represents shares of Class B Common Stock that were originally designated as Unrestricted Shares under Mr. Leven's Old Stock Purchase Agreement, which were subsequently transferred to Mrs. Leven and which, pursuant to a voting agreement, are voted by Mr. Leven.
(11) Such shares consist of (i) 299,770 shares owned by Starwood Opportunity Fund II, L.P., a Delaware limited partnership whose general partner is Starwood Capital, which is indirectly controlled by Mr. Sternlicht and (ii) 2,000 shares of underlying currently exercisable stock options personally owned by Mr. Sternlicht.
(12) Consists of (i) 5,000 shares as to which Mr. Romaniello has sole voting and investment power, (ii) 147,883 Unrestricted Shares, of which 88,730 shares must be voted in the same manner as Mr. Leven votes his shares and 59,153 shares which must be voted in the same manner as Mr. Aronson votes his shares, (iii) 40,333 Restricted Shares, of which 20,167 shares must be voted in the same manner as Mr. Leven votes his shares and 20,166 shares which must be voted in the same manner as Mr. Aronson votes his shares and
     (iv) 1,500 shares underlying currently exercisable stock options owned by Mr. Romaniello.
(13) Consists of (i) 1,200 shares as to which Mr. Shaw has sole voting and investment power, (ii) 80,662 Unrestricted Shares, of which 48,397 shares must be voted in the same manner as Mr. Leven votes his shares and 32,265 shares which must be voted in the same manner as Mr. Aronson votes his shares, (iii) 26,887 Restricted Shares, of which 13,444 shares must be voted in the same manner as Mr. Leven votes his shares and 13,443 shares which must be voted in the same manner as Mr. Aronson votes his shares and
     (iv) 750 shares underlying currently exercisable stock options owned by Mr. Shaw.

MANAGEMENT'S SHARES OF COMMON STOCK

     Effect of the Merger. Messrs. Leven and Aronson are parties to certain agreements, described below, which among other things, govern the voting of, and impose forfeiture provisions upon, shares of USFS Common Stock which USFS has issued to them (some of which shares have since been repurchased by USFS and reissued to members of management). After the Merger, to the extent these agreements are currently in effect, they will remain operative and continue to govern the shares of USH Common Stock which Messrs. Leven and Aronson receive in the Merger (as well as shares of USH Common Stock other members of management receive in the Merger in exchange for shares of USFS Common Stock such members of management received that were originally repurchased by USFS from Messrs. Leven and Aronson).

     Background. On October 5, 1995, Messrs. Leven and Aronson purchased 5,485,259 shares or 51% of the USFS Class A Common Stock then outstanding for an aggregate purchase price of $567,245 or $.1034 per share (the "Original Issue Price"). Twenty-five percent (25%) of such USFS Class A Common Stock was acquired by Messrs. Leven and Aronson outright (i.e., without restriction on their ability to vote or receive dividends with respect to such shares and free of any risk of forfeiture), although a limited number of such shares could be repurchased from Messrs. Leven and Aronson and reissued to other employees under certain circumstances described below (the "Unrestricted Shares"). Immediately following such acquisition,

Mr. Leven owned 15% and Mr. Aronson owned 10% of the then outstanding USFS Class A Common Stock in the form of Unrestricted Shares. The remaining shares of USFS Class A Common Stock acquired by Messrs. Leven and Aronson, representing 26% of such USFS Class A Common Stock at the time of such acquisition, were subject to significant restrictions with respect to voting and dividend rights and substantial risks of forfeiture (the "Restricted Shares"), as described below. Mr. Leven and Mr. Aronson each acquired 13% of the then outstanding USFS Class A Common Stock in the form of Restricted Shares. On August 23, 1996, the Board of Directors voted to amend the respective Employee Stock Purchase Agreements pursuant to which Messrs. Leven and Aronson purchased the USFS Class A Common Stock (the "Old Stock Purchase Agreements") to eliminate the restrictions with respect to one-half of the Restricted Shares (the "1996 Amendment"). See "Principal Holders of Common Stock -- Management's Shares of Common Stock -- 1996 Amendment" below for a description of the amendment.

     Resale of Shares to Other Management. The Old Stock Purchase Agreements provide that Unrestricted Shares representing 5% of the USFS Class A Common Stock then outstanding and Restricted Shares representing 6% of the USFS Class A Common Stock then outstanding could be repurchased by USFS from Messrs. Leven and Aronson at $.1034 per share and then reissued to other members of USFS's management at fair market value. As of April 1, 1997, a total of approximately 826,833 shares of outstanding USFS Class A Common Stock have been repurchased from Messrs. Leven and Aronson and reissued to other members of management. By virtue of the 1996 Amendment, members of management who acquired these shares are required to vote those shares that are Restricted Shares, on a one vote per share basis, one-half in the same manner as Mr. Leven votes his shares and one-half as Mr. Aronson votes his shares. With respect to those shares that are Unrestricted Shares, the management holders continue to be required to vote 60% of such shares in the manner that Mr. Leven votes his shares and 40% in the manner that Mr. Aronson votes his shares. USFS's right to cause the redemption and reissuance of the remaining shares was eliminated by the 1996 Amendment. All shares which have been repurchased from Messrs. Leven and Aronson and reissued to other members of management pursuant to the Old Stock Purchase Agreements are subject to a vesting schedule, which provides that Unrestricted Shares vest over a five year period and Restricted Shares vest over a 10 year period, in each case provided that the management employee remains employed by the Company (and with Restricted Shares subject to further vesting requirements based on the Company's performance). Any unvested shares that are forfeited upon the termination of such employment are to be repurchased by the Company and resold to Mr. Leven or Mr. Aronson, as the case may be (depending on who owned the shares originally), at the Original Issue Price. As of December 1, 1997, 57,807 unvested shares have been repurchased by the Company and are currently being held as treasury shares pending resale to Messrs. Leven and Aronson. In the event any of such shares are forfeited and reissued to Messrs. Leven or Aronson at the Original Issue Price, the Company will recognize compensation expense for the difference between the Original Issue Price and the market value of the stock on the date such shares are repurchased by Messrs. Leven and Aronson. Upon such resale, the shares will continue as Unrestricted Shares or Restricted Shares in the same manner as had they not been so forfeited.

     Unrestricted Shares. Following the 1996 Amendment, there are no restrictions on the Unrestricted Shares of other management, and such shares may not be repurchased from Messrs. Leven and Aronson and reissued to other members of management.

     Restricted Shares. The Old Stock Purchase Agreements imposed, and the Old Stock Purchase Agreements as amended by the 1996 Amendment (the "Amended Stock Purchase Agreements") impose substantial risks of forfeiture on Restricted Shares. Messrs. Leven and Aronson are entitled to vote all Restricted Shares (on a one vote per share basis), including Restricted Shares which have been reallocated to other members of management as provided above, prior to such shares being "earned" by the holders thereof, and to receive dividends thereon. See "Principal Holders of Common Stock -- Management's Shares of Common
Stock -- 1996 Amendment."

     Under both the Old Stock Purchase Agreements and the Amended Stock Purchase Agreements, Restricted Shares become "Earned Shares" upon the Company's attaining certain performance criteria. However, notwithstanding that they have been "earned," Earned Shares (other than the USFS Class A Common Stock that was deemed to have been earned by virtue of the 1996 Amendment) will be forfeited if the management holder of such shares (including either of Messrs. Leven or Aronson) resigns from his or her employment with the Company without "good reason" or is terminated for "cause" prior to the tenth anniversary of the date such shares were acquired by the holder thereof from the Company ("Termination Forfeiture"). See "Principal Holders of Common Stock -- Management's Shares of Common Stock -- 1996 Amendment."

     Pursuant to the 1996 Amendment, one-half of the Restricted Shares were deemed to be Unrestricted Shares.

     Under both the Old Stock Purchase Agreements and the Amended Stock Purchase Agreements, Earned Shares will be permanently vested (i.e., they will no longer be subject to Termination Forfeiture) on September 29, 2005. Any Restricted Shares that have not become Earned Shares by September 29, 2005 will be redeemed by the Company at the Original Issue Price and offered to the original investors (the "Original Investors") of USFS (other than Messrs. Leven and Aronson) pro rata at the Original Issue Price based on their original holdings of Old Common Stock.

     Under both the Old Stock Purchase Agreements and the Amended Stock Purchase Agreements, any remaining Restricted Shares will automatically become Unrestricted Shares to the extent that value for the entire Company indicated by the gross sale price in such transaction results in an internal rate of return to the Original Investors of at least 40% on a compounded annual basis (after taking into account the amount and timing of all distributions and payments received by such Original Investors from USFS, after considering Unrestricted and Earned Shares then held by Messrs. Leven and Aronson, and after giving effect to Restricted Shares that become Unrestricted Shares as a result of such transaction).

     1996 Amendment. On October 30, 1996, USFS and Messrs. Leven and Aronson amended their respective Old Stock Purchase Agreements. The 1996 Amendment provided that (i) one-half of their Restricted Shares will be deemed to be Unrestricted Shares, notwithstanding the fact that certain performance criteria had not been met, (ii) their remaining Restricted Shares will become Earned Shares at the rate of 1/13 of all of the remaining number of Restricted Shares (including the Restricted Shares held by other members of management) for every $1,000,000 of annual Adjusted EBITDA of USFS (defined as earnings before interest, taxes, depreciation, amortization and other non-cash charges, adjusted to exclude one-time or non-recurring expenses or credits), but only after Adjusted EBITDA for a fiscal year equals or exceeds $14,000,000, (iii) the Unrestricted Shares held by Messrs. Leven and Aronson and by Mr. Leven's wife, including the Unrestricted Shares referred to in clause (i) above, will be shares of USFS Class B Common Stock (with ten votes per share), (iv) the remaining Restricted Shares held by Messrs. Leven and Aronson will be USFS Class A Common Stock (with one vote per share), including if and when such shares become Earned Shares, and will continue to be subject to Termination Forfeiture,
(v) Messrs. Leven and Aronson will have the right to vote their Restricted Shares and to receive dividends, if any, declared thereon before they become Earned Shares, (vi) no additional shares will be repurchased from Messrs. Leven and Aronson and reissued to other members of management and (vii) in calculating Adjusted EBITDA for any given year, there generally shall be subtracted 10% of the consideration paid by the Company in connection with any future acquisitions by USFS and/or its subsidiaries of another corporation or other entity. As part of the 1996 Amendment, one-half of the Restricted Shares previously allocated to other members of management were also be deemed to be Unrestricted Shares. Such shares, representing approximately 1.6% of the USFS Class A Common Stock outstanding as of April 1, 1997, will be voted by the management holders thereof 60% in the same manner that Mr. Leven votes his shares, and 40% in the same manner that Mr. Aronson votes his shares. As to any Restricted Shares still held by such management holders, 50% of such shares will be voted by the management holders thereof in the same manner that Mr. Leven votes his shares and 50% will be voted in the same manner Mr. Aronson votes his shares.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma consolidated balance sheet of the Company and its subsidiaries as of September 30, 1997 and unaudited pro forma consolidated statement of operations of the Company and its subsidiaries for the year ended December 31, 1996 and for the nine months ended September 30, 1997 have been prepared by adjusting the related historical financial statements of USFS and its subsidiaries as at such dates and for such periods to reflect the consummation of the Merger Transactions as if they had occurred as of the date presented, in the case of the balance sheet, and as of January 1, 1996, in the case of the statements of operations.

     The Merger will be accounted for as the "reverse acquisition" of USH by USFS. Accordingly, USFS will account for the Merger under the "purchase" method of accounting in accordance with generally accepted accounting principles. Therefore, the fair value of USFS's Class A Common Stock at the date the Merger was announced to be issued to HSA and HPI (approximately $17.8 million) and the estimated costs of the Merger incurred by USFS will be allocated to the USH assets acquired and liabilities assumed based on their fair values. The allocation of the purchase price of the acquisition of USH on the pro forma consolidated balance sheet and the effect thereof on the pro forma adjustments to the pro forma consolidated statements of operations are based on preliminary estimates and are subject to finalization. See "-- Notes to Unaudited Pro Forma Financial Statements." Such pro forma adjustments are described in the accompanying notes to the pro forma consolidated balance sheet and statements of operations which should be read in conjunction with such statements. The unaudited pro forma consolidated financial statements should also be read in conjunction with USFS's audited and unaudited consolidated financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein. The unaudited pro forma consolidated financial statements do not purport to be indicative of the actual consolidated financial position or consolidated results of operations of the Company and its subsidiaries had such transactions actually been consummated on the dates assumed or of the future consolidated financial position or consolidated results of operations of the Company.

                        UNAUDITED PRO FORMA CONSOLIDATED

                                 BALANCE SHEET

                                                              USFS
                                                           HISTORICAL        PRO FORMA          PRO FORMA
                                                       SEPTEMBER 30, 1997   ADJUSTMENTS     SEPTEMBER 30, 1997
                                                       ------------------   -----------     ------------------
ASSETS
CURRENT ASSETS:
  Cash and temporary cash investments................     $21,740,000                          $21,740,000
  Accounts receivable................................         195,000                              195,000
  Deposits...........................................         106,000                              106,000
  Prepaid expenses...................................         529,000                              529,000
  Promissory notes receivable........................       1,381,000                            1,381,000
  Deferred Commissions...............................       1,775,000                            1,775,000
                                                          -----------                          -----------
         Total current assets........................      25,726,000                           25,726,000

PROMISSORY NOTES RECEIVABLE..........................       1,532,000                            1,532,000
EQUIPMENT -- Net.....................................         849,000                              849,000
FRANCHISE RIGHTS.....................................       3,140,000       18,750,000(1)       21,890,000
DEFERRED COMMISSIONS.................................       2,827,000                            2,827,000
OTHER ASSETS.........................................       2,441,000                            2,441,000
                                                          -----------                          -----------
                                                          $36,515,000                          $55,265,000
                                                          ===========                          ===========
LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Accounts payable...................................     $   216,000                          $   216,000
  Commissions payable................................       1,022,000                            1,022,000
  Deferred application fees..........................       3,301,000                            3,301,000
  Accrued expenses...................................       1,391,000          972,224(2)        2,363,224
  Due to Hudson Hotels Corporation...................         277,000                              277,000
                                                          -----------                          -----------
    Total current liabilities........................       6,207,000                            7,179,224

DUE TO HUDSON HOTELS CORPORATION.....................         454,000                              454,000
DEFERRED APPLICATION FEES............................       4,729,000                            4,729,000
SUBORDINATED DEBENTURES..............................      19,175,000                           19,175,000
                                                          -----------                          -----------
         Total liabilities...........................      30,565,000                           31,537,224

REDEEMABLE STOCK:
  Preferred shares...................................               0                                    0
  Common shares......................................         330,000                              330,000

STOCKHOLDERS' EQUITY
  Common shares......................................          96,000           22,000(3)          118,222
  Treasury stock.....................................          (4,000)                              (4,000)
  Capital in excess of par...........................      20,765,000       17,755,554(3)       38,520,554
  Accumulated deficit................................     (15,237,000)                         (15,237,000)
                                                          -----------                          -----------
         Total stockholders' equity..................       5,620,000                           23,397,776
                                                          -----------                          -----------
                                                          $36,515,000                          $55,265,000
                                                          ===========                          ===========
LOSS APPLICABLE TO COMMON STOCKHOLDERS...............     $(8,309,000)                         $(7,137,204)
                                                          ===========                          ===========

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING........................................      11,059,576        2,222,222(4)       13,281,798
                                                          ===========                          ===========

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS PER
  SHARE..............................................     $     (0.75)                         $     (0.54)
                                                          ===========                          ===========

                        UNAUDITED PRO FORMA CONSOLIDATED

                            STATEMENTS OF OPERATIONS

                                                        USFS
                                                     HISTORICAL        PRO FORMA          PRO FORMA
                                                 SEPTEMBER 30, 1997   ADJUSTMENTS     SEPTEMBER 30, 1997
                                                 ------------------   -----------     ------------------
REVENUES:
  Marketing and reservation fees...............     $ 1,409,000                          $ 1,409,000
  Franchise application and royalty fees.......       1,057,000        1,475,998(5)        2,532,998
  Other........................................         148,000                              148,000
                                                    -----------                          -----------
                                                      2,614,000                            4,089,998
EXPENSES:
  Marketing and reservations...................       1,447,000                            1,447,000
  Royalties paid to third parties..............          73,000          (42,819)(6)          30,181
  Franchise sales commissions..................         496,000                              496,000
  Other franchise sales and advertising........       2,237,000                            2,237,000
  Corporate salaries, wages, and benefits......       2,519,000                            2,519,000
  Other general and administrative.............       1,948,000                            1,948,000
  Depreciation and amortization................         409,000          453,629(7)          862,629
                                                    -----------                          -----------
                                                      9,129,000                            9,539,810
                                                    -----------                          -----------
LOSS FROM OPERATIONS...........................      (6,515,000)                          (5,449,812)

OTHER INCOME (EXPENSE):
  Interest income..............................       1,097,000                            1,097,000
  Interest expense.............................      (1,452,000)                          (1,452,000)
                                                    -----------                          -----------

NET LOSS.......................................     $(6,870,000)                         $(5,804,812)
                                                    ===========                          ===========
LOSS APPLICABLE TO COMMON STOCKHOLDERS.........     $(6,870,000)                         $(5,804,812)
                                                    ===========                          ===========

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING..................................      12,567,398        2,222,222(4)       14,789,620
                                                    ===========                          ===========

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS PER
  SHARE........................................     $     (0.55)                         $     (0.39)
                                                    ===========                          ===========

                        UNAUDITED PRO FORMA CONSOLIDATED

                            STATEMENTS OF OPERATIONS

                                                       USFS
                                                    HISTORICAL        PRO FORMA          PRO FORMA
                                                 DECEMBER 31, 1996   ADJUSTMENTS     DECEMBER 31, 1997
                                                 -----------------   -----------     -----------------
REVENUES:
  Marketing and reservation fees...............     $ 1,197,000                         $ 1,197,000
  Franchise application and royalty fees.......          20,000       1,776,634(5)        1,796,634
  Other........................................          75,000                              75,000
                                                    -----------                         -----------
                                                      1,292,000                           3,068,634
EXPENSES:
  Marketing and reservations...................       1,419,000                           1,419,000
  Royalties paid to third parties..............           1,000                               1,000
  Franchise sales commissions..................          29,000                              29,000
  Other franchise sales and advertising........       2,772,000                           2,772,000
  Corporate salaries, wages, and benefits......       2,218,000                           2,218,000
  Other general and administrative.............       1,652,000                           1,652,000
  Depreciation and amortization................         537,000         604,838(7)        1,141,838
                                                    -----------                         -----------
                                                      8,628,000                           9,232,838
                                                    -----------                         -----------
LOSS FROM OPERATIONS...........................      (7,336,000)                         (6,164,204)

OTHER INCOME (EXPENSE):
  Interest income..............................         871,000                             871,000
  Interest expense.............................        (126,000)                           (126,000)
                                                    -----------                         -----------

NET LOSS.......................................     $(6,591,000)                        $(5,419,204)
                                                    ===========                         ===========
LOSS APPLICABLE TO COMMON STOCKHOLDERS.........     $(8,309,000)                        $(7,137,204)
                                                    ===========                         ===========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING..................................      11,059,576       2,222,222(4)       13,281,798
                                                    ===========                         ===========
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS PER
  SHARE........................................     $     (0.75)                        $     (0.54)
                                                    ===========                         ===========

                          NOTES TO UNAUDITED PRO FORMA

                              FINANCIAL STATEMENTS

(1) Reflects the allocation of the purchase price of the "reverse acquisition" of USH by USFS. Such purchase price is the fair value of the shares of USH Class A Common Stock (which is based on the fair value of USFS Class A Common Stock) on the date the Merger was announced (November 6, 1997) to be issued to HSA and HPI and the estimated costs of the Merger incurred by USFS. The determination of the final purchase price allocation is expected to be completed once all transaction expenses have been determined (currently estimated to be $1 million) which is expected to be within 60 days after the Closing of the Merger and is not expected to be materially different from the preliminary allocation.
(2) Reflects the estimated costs of the Merger incurred by USFS.
(3) Reflects the fair value of the shares of USH Class A Common Stock (which is based on the fair value of USFS Class A Common Stock) to be issued to HSA and HPI.
(4) Reflects the shares of USH Class A Common Stock to be issued to HSA and HPI as if the Merger had occurred effective January 1, 1996.
(5) Reflects the franchise revenue which was paid to HSA LLC related to the 18 franchise arrangements that had been executed at the time of USFS's acquisition of certain rights to the Hawthorn Suites brand in March 1996.
(6) Reflects the elimination of royalties paid by USFS to HSA LLC related to franchise arrangements executed subsequent to USFS's acquisition of certain rights to the Hawthorn Suites brand in March 1996.
(7) Reflects the amortization of the franchise rights acquired in the Merger over their estimated life of 31 years.

                       SELECTED HISTORICAL FINANCIAL DATA
                                    OF USFS
                                AND SUBSIDIARIES
           (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

                                                PERIOD FROM
                                                 AUGUST 28,
                                                    1995                          NINE MONTHS     NINE MONTHS
                                               (INCEPTION) TO     YEAR ENDED         ENDED           ENDED
                                                DECEMBER 31,     DECEMBER 31,    SEPTEMBER 30,   SEPTEMBER 30,
                                                    1995             1996            1996            1997
                                               --------------   --------------   -------------   -------------
Statement of Operations Data:
  Revenues...................................     $       --      $    1,292      $      864      $    2,614
  Operating Expenses.........................          1,327           8,628           6,206           9,129
  Operating Loss.............................         (1,327)         (7,336)         (5,342)         (6,515)
  Interest Income............................            195             871             537           1,097
  Interest Expense...........................             36             126             108           1,452
  Net Loss...................................         (1,168)         (6,591)         (4,913)         (6,870)
  Loss Applicable to Common Stockholders.....         (1,577)         (8,309)         (6,191)         (6,870)
  Net Loss applicable to Common Stockholders
     Per Share...............................     $    (0.15)     $    (0.75)     $    (0.58)     $    (0.55)
  Weighted Average Number of Common Shares
     Outstanding(1)..........................     10,755,409      11,059,576      10,755,409      12,567,398

Balance Sheet Data (at period end):
  Working Capital............................     $   13,265      $   28,115      $    9,368      $   19,519
  Total Assets...............................         18,072          40,105          18,817          36,515
  Total Liabilities..........................          1,845           9,022           7,500          30,565
  Redeemable Preferred Stock(2)..............         16,759          18,477          18,037              --
  Redeemable Common Stock....................            330             330             330             330
  Stockholders' Equity (deficit).............           (862)         12,276          (7,050)          5,620

---------------

(1) Includes 3,186,280 shares of Class A Common Stock that are redeemable under certain circumstances by the Company for reasons not under the Company's control.
(2) On January 1, 1997, all the outstanding shares of Redeemable Preferred Stock were converted into $18,477,000 aggregate principal amount of 10% Subordinated Debentures due September 29, 2007 (the "Subordinated Debentures").

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
                           OPERATIONS OF THE COMPANY

GENERAL

     USFS was formed in August 1995 to acquire, market and service well-positioned brands with potential for rapid unit growth through franchising. The Company's initial brands, which are in the lodging industry, are the Microtel and the Hawthorn Suites brands. The Company acquired the rights to these brands because of their potential for significant growth, which reflects, among other things, their potential profitability for franchisees at the property level and their positions in attractive segments of the lodging industry.

     As a franchisor, USFS licenses the use of its brand names to independent hotel owners and operators (i.e., franchisees). The Company provides its franchisees with a variety of benefits and services designed to (i) decrease the development costs, (ii) shorten the time frame and reduce the complexity of the construction process and (iii) increase the occupancy rates, revenues and profitability of the franchised properties. The Company offers prospective franchisees access to financing, a business format, design and construction assistance (including architectural plans), uniform quality standards, training programs, national reservations systems, national and local advertising and promotional campaigns and volume purchasing discounts.

     The Company expects that its future revenues will consist primarily of (i) franchise royalty fees, (ii) franchise application fees, (iii) reservation and marketing fees and (iv) various fees and other revenues from third-party financing arranged by the Company for its franchisees and (v) payments made by vendors who supply the Company's franchisees with various products and services. The Company also receives cash from its franchisees in the form of application fees, which are recognized as revenue only upon the opening of the underlying hotels.

     The Company was incorporated in Delaware in August 1995. The Company's executive offices are located at 13 Corporate Square, Suite 250, Atlanta, Georgia 30329 and its telephone number is (404) 321-4045.

     Comparisons have been made between the three and nine months ended September 30, 1996 and the three and nine months ended September 30, 1997 and between the fourth quarter ended December 31, 1995 and the fiscal year ended December 31, 1996 for the purposes of the following discussion:

RESULTS OF OPERATIONS

     FRANCHISE SALES GROWTH -- Since acquiring the Microtel brand in October 1995 and establishing its sales force by January 1996, USFS has realized franchise sales growth as follows:

                                              AS OF                AS OF               AS OF
MICROTEL FRANCHISE DATA                 SEPTEMBER 30, 1996   DECEMBER 31, 1996   SEPTEMBER 30, 1997
-----------------------                 ------------------   -----------------   ------------------
Properties open(1)....................          27                   28                  58
  Executed agreements & under
     construction(2)..................          10                   25                  40
  Executed franchise agreements but
     not under construction(3)........         140                  168                 224
  Accepted applications(4)............          80                   82                  92
                                               ---                  ---                 ---
Total under development and accepted
  applications(5).....................         230                  275                 356
OPEN PLUS UNDER DEVELOPMENT PLUS
  ACCEPTED APPLICATIONS...............         257                  303                 414

---------------

(1) The Company does not receive royalties from 26, 27, and 28 hotels open as of September 30, 1996, December 31, 1996, and September 30, 1997, respectively.

(2) The Company will not receive royalties from three, two, and zero of the hotels under construction as of September 30, 1996, December 31, 1996, and September 30, 1997, respectively.
(3) The Company will not receive royalties from, two, two and five of the executed franchise agreements as of September 30,1996, December 31,1996, and September 30, 1997, respectively.
(4) The Company will not receive royalties from six, six, and two of the franchise applications accepted as of September 30, 1996, December 31, 1996, and September 30, 1997, respectively.
(5) There can be no assurances that properties under development or for which applications have been accepted will result in open hotels. See "Risk Factors -- Dependence on, and Obstacles to, Hotel Openings."

     Since acquiring the Hawthorn Suites brand in March 1996 and establishing its sales force by July 1996, the Company has realized franchise sales growth as follows:

                                              AS OF                AS OF               AS OF
HAWTHORN SUITES FRANCHISE DATA          SEPTEMBER 30, 1996   DECEMBER 31, 1996   SEPTEMBER 30, 1997
------------------------------          ------------------   -----------------   ------------------
(INCEPTION TO DATE)
Properties open(1)....................          18                  19                   22
Executed agreements & under
  construction(2).....................           2                   2                    9
Executed franchise agreements but not
  under construction(3)...............           4                  17                   51
Accepted applications.................          16                  14                   23
                                                --                  --                   --
Total under development and accepted
  applications(4).....................          22                  33                   83
OPEN PLUS UNDER DEVELOPMENT PLUS
  ACCEPTED APPLICATIONS...............          40                  52                  105

---------------

(1) The Company does not receive royalties from 18 hotels open as of September 30 1996, December 31, 1996, and September 30, 1997.
(2) The Company will not receive royalties from zero, one, and one of the hotels under construction as of September 30 1996, December 31, 1996, and September 30, 1997, respectively.
(3) The Company will not receive royalties from one, zero, and zero of the executed franchise agreements as of September 30 1996, December 31, 1996, and September 30, 1997, respectively.
(4) There can be no assurances that properties under development or for which applications have been accepted will result in open hotels. See "Risk Factors -- Dependence on, and Obstacles to, Hotel Openings."

     The average franchise application fee was $28,000 and $26,000 for the nine months ended September 30, 1996 and year ended December 31, 1996, respectively, compared to $24,000 for the nine months ended September 30, 1997. Such fees are recognized as revenue when the underlying hotel opens.

     REVENUE -- USFS has had revenues from the following sources:

                           THREE           THREE                                          THREE
                          MONTHS          MONTHS        NINE MONTHS     NINE MONTHS       MONTHS      FISCAL YEAR
                           ENDED           ENDED           ENDED           ENDED          ENDED          ENDED
                       SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                           1996            1997            1996            1997            1995           1996
                       -------------   -------------   -------------   -------------   ------------   ------------
Franchise application
  and royalty fees...    $ 15,000       $  551,000       $ 15,000       $1,057,000         $  0        $   20,000
Other fees...........       2,000           73,000          2,000          148,000            0            75,000
Marketing and
  reservation fees...     452,000          552,000        847,000        1,409,000            0         1,197,000
                         --------       ----------       --------       ----------         ----        ----------
TOTAL................    $469,000       $1,176,000       $864,000       $2,614,000         $  0        $1,292,000
                         --------       ----------       --------       ----------         ----        ----------

     Three and nine months ended September 30, 1996 to three and nine months ended September 30, 1997.

     Franchise application and royalty fees (the "Fees") were $551,000 and $1,057,000 for the three and nine months ended September 30, 1997, respectively compared with $15,000 for the three and nine months ended September 30, 1996. Fees for the three months ended September 30, 1997 represent application fees from seventeen of the eighteen properties opened during the quarter, and royalties received from twenty-five of the eighty hotels which were open as of September 30, 1997. The Fees earned for the nine months ended September 30, 1997, in addition to the above, included application fees from fourteen hotel openings and one transfer fee received during the first two quarters of 1997. The Fees earned for the three and nine months ended September 30, 1996 are the application fees from one hotel which opened during the third quarter of 1996.

     Other fee income was $73,000 and $148,000 for the three and nine months ended September 30, 1997, respectively, compared to $2,000 for the three and nine months ended September 30, 1996.

     The Company began collecting marketing and reservation fees from existing Microtel and Hawthorn Suites franchisees in February and April 1996, respectively. While the Company recognizes marketing and reservations fees as revenue, such fees are intended to reimburse the Company for the expenses associated with providing support services to its franchisees and do not generate profit for the Company. Marketing and reservation fees were $552,000 and $1,409,000 for the three and nine months ended September 30, 1997, respectively, compared to $452,000 and $847,000 for the respective periods in 1996.

     Three months ended December 31, 1995 to fiscal year ended December 31, 1996.

     Fees represent the Fees earned for one hotel which opened during the third quarter of 1996 and one hotel which opened in the fourth quarter of 1996.

     The Company began collecting marketing and reservation fees from existing Microtel and Hawthorn Suites franchisees in February and April 1996, respectively. While the Company recognizes marketing and reservations fees as revenue, such fees are intended to reimburse the Company for the expenses associated with providing support services to its franchisees and do not generate profit for the Company. During the twelve months ended December 31, 1996, marketing and reservation fees were $1,197,000.

     The Company received franchise application fees of $5,339,000 for the year ended December 31, 1996. The average fee for 1996 was approximately $26,000. During the fourth quarter of 1995, the Company received application fees of $120,000 for an average fee of approximately $30,000. Such fees are recognized as revenue when the underlying hotel opens; therefore, the Company did not recognize revenues related to such fees during the applicable periods, except for one hotel which opened in the third quarter of 1996 and one hotel which opened during the fourth quarter of 1996.

     EXPENSES -- USFS's expenses were as summarized below:

                           THREE MONTHS    THREE MONTHS     NINE MONTHS     NINE MONTHS    THREE MONTHS   FISCAL YEAR
                               ENDED           ENDED           ENDED           ENDED          ENDED          ENDED
                           SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                               1996            1997            1996            1997            1995           1996
                           -------------   -------------   -------------   -------------   ------------   ------------
    Marketing and
      reservations.......    $  532,000      $  535,000     $1,022,000      $1,447,000      $   13,000     $1,419,000
    Royalties paid to
      third parties......             0          35,000              0          73,000               0              0
    Franchise sales
      commission.........        17,000         259,000         17,000         496,000               0              0
    Other franchise sales
      and advertising....       757,000         749,000      2,020,000       2,237,000         550,000      2,802,000
    Corporate salaries,
      wages and
      benefits...........       548,000         850,000      1,541,000       2,519,000         423,000      2,218,000
    Other general and
      administrative.....       360,000         634,000      1,195,000       1,948,000         215,000      1,652,000
    Depreciation and
      amortization.......       143,000         142,000        411,000         409,000         126,000        537,000
                             ----------      ----------     ----------      ----------      ----------     ----------
    TOTAL................    $2,357,000      $3,204,000     $6,206,000      $9,129,000      $1,327,000     $8,628,000
                             ----------      ----------     ----------      ----------      ----------     ----------

     Three and nine months ended September 30, 1996 to three and nine months ended September 30, 1997.

     Marketing and reservation expenses were $535,000 and $1,447,000, for the three and nine months ended September 30, 1997, respectively, compared to $532,000 and $1,022,000 for the respective periods in 1996. The increase in marketing and reservation expenses for the nine months ended September 30, 1997 is primarily due to the fact that the Hawthorn Suites brand was not acquired until March 27, 1996. Therefore, there were no marketing and reservation expenses for the Hawthorn brand during the first quarter of 1996.

     Royalties paid to third parties were $35,000 and $73,000 for the three and nine months ended September 30, 1997, respectively. No royalties were paid in the respective periods in 1996. The Company is required to pay monthly royalties to Hudson for each new Microtel property opened and to HSA LLC for each new Hawthorn property opened.

     Franchise sales commissions were $259,000 and $496,000 for the three and nine months ended September 30, 1997, respectively, compared to $17,000 for the respective periods in 1996. Commissions were expensed for the 18 and 34 hotels which opened during the three and nine months ended September 30, 1997, respectively. The commission expense for the three and nine months ended September 30, 1996 is due to the opening of one hotel and the execution of an international master franchise agreement.

     Other franchise sales and advertising expenses, which are costs related to the Company's franchise sales effort, were $749,000 and $2,237,000 for the three and nine months ended September 30, 1997, respectively, compared to $757,000 and $2,020,000 for the respective periods in 1996. The increase for the nine months ended September 30, 1997 was due primarily to the following factors: (i) a larger Microtel sales force was in place which resulted in additional salary and benefit expenses as well as other sales related costs (e.g. travel and telephone) (approximately $460,000 for the nine months ended September 30,
1997), (ii) the Hawthorn Suites brand was not acquired until April of 1996 and as a result, additional sales and advertising costs were incurred (approximately $27,000 for the nine months ended September 30, 1997), (iii) the first franchise conference was held in 1997 (approximately $52,000 for the nine months ended September 30, 1997), and (iv) a program was initiated in 1997 in which a replica of a Microtel room, constructed such that it can be transported across the country, was present when each hotel broke ground (expenses include lease payments for the truck, driving and driver expenses) (approximately $74,000 for the nine months ended September 30, 1997). The increase in these expenses was partially offset by the following: (i) there were less advertising and promotions expenses (approximately $159,000 for the nine months ended September 30, 1997), (ii) a lower volume of potential franchisees were brought in to the corporate offices for education and tours of the products (approximately $43,000 for the nine months ended September 30, 1997) and (iii) lower expenses were incurred by the sales department on printing and mailings (approximately $160,000 for the nine months ended September 30, 1997).

     Corporate salaries, wages and benefits, which are non-selling personnel expenses, were $850,000 and $2,519,000 for the three and nine months ended September 30, 1997, respectively, compared to $548,000 and $1,541,000 for the respective periods in 1996. The increase since September 30, 1996 is primarily due to (i) additional personnel hired to handle the increased servicing requirements of additional executed franchise agreements and newly introduced programs (approximately $924,000 for the nine months ended September 30, 1997) and (ii) expenses related to the Company's Stock Option plans which were adopted in October 1996 (approximately $54,000 for the nine months ended September 30, 1997).

     Other general and administrative expenses were $634,000 and $1,948,000 for the three and nine months ended September 30, 1997, respectively, compared to $360,000 and $1,195,000 (including a $200,000 non-recurring charge related to the anticipated termination of the Company's corporate office lease) for the respective periods in 1996. The increase is primarily due to (i) general office and travel expenses for the additional staff in place during 1997 (approximately $597,000 for the nine months ended September 30, 1997), (ii) legal costs related to the Hawthorn Suites brand which was not acquired until March 27, 1996 (approximately $21,000 for the nine months ended September 30, 1997), and (iii) expenses related to the Company's having become a publicly traded company in October 1996 (approximately $255,000 for the nine months ended September 30,
1997).

     Depreciation and amortization expense includes (i) depreciation of equipment for the corporate and regional sales offices (approximately $83,000 for the nine months ended September 30, 1997), (ii) amortization for the cost of acquiring the Microtel brand and the exclusive rights to franchise the Hawthorn Suites brand (approximately $123,000 for the nine months ended September 30, 1997), (iii) amortization of consulting payments made to Hudson under the Microtel Acquisition Agreement (approximately $175,000 for the nine months ended September 30, 1997), and (iv) amortization of costs related to the formation of the Company (approximately $25,000 for the nine months ended September 30, 1997).

     OTHER INCOME (EXPENSES) -- Interest income resulting from investments in cash and marketable securities was $339,000 and $1,097,000 for the three and nine months ended September 30, 1997, respectively, compared to $206,000 and $537,000 for the respective periods in 1996. The increase was due to the additional interest earned on the cash received from the initial public offering in October of 1996.

     During the three and nine months ended September 30, 1997 interest expense was $492,000 and $1,452,000, respectively, compared to $36,000 and $108,000 for the respective periods in 1996. The interest expense in 1996 related to the note payable for purchasing the Microtel brand while the 1997 expense also includes the subordinated debentures (see footnote 3 to the notes to consolidated financial statements of USFS and subsidiaries attached hereto).

     Three months ended December 31, 1995 to fiscal year ended December 31, 1996.

     Marketing and reservation expenses were $1,419,000, for the year ended December 31, 1996, compared with $13,000 for the fourth quarter 1995. The increase in marketing and reservation expenses is due to the following: (i) the Hawthorn Suites brand was not acquired until March 27, 1996, therefore there were no marketing and reservation expenses in 1995 for this brand (approximately $988,000) and (ii) the Company commenced operations in October 1995 therefore limited national consumer advertising expenses were incurred for the Microtel brand in the fourth quarter of 1995 (approximately $418,000).

     Other franchise sales and advertising expenses, which are non-commission costs related to the Company's franchise sales effort, were $2,802,000 for the year ended December 31, 1996 compared to $550,000 for the fourth quarter of 1995. The increase is due primarily to the following factors: (i) the Company commenced operations in October 1995 and the majority of the sales staff did not start until December 1995 (approximately $1,131,777), (ii) the Hawthorn Suites brand was not acquired until March 27, 1996 and as a result, additional salesmen and advertising and promotion costs were incurred (approximately $537,350), and

(iii) advertising and promotional expenses were incurred for the American Dream Program and the Company's Franchisee Financing Facility Program which were introduced in 1996 (approximately $233,589).

     Corporate salaries, wages and benefits, which are non-selling personnel expenses, were $2,218,000 for the year ended December 31, 1996 compared to $423,000 for the fourth quarter of 1995. The increase is due to eighteen additional personnel hired in the areas of training, franchise services, franchise administration and quality control to handle the increased servicing requirements of additional executed franchise agreements and newly introduced programs.

     Other general and administrative expenses were $1,652,000 for the year ended December 31, 1996 compared to $215,000 for the fourth quarter of 1995. The increase is primarily due to legal fees and other general office expenses for the additional headcount in place during 1996 (approximately $1,237,000) as well as a $200,000 non-recurring charge related to the anticipated termination of the Company's corporate office lease.

     Depreciation and amortization expense includes (i) depreciation of equipment for the corporate and regional sales offices (approximately $49,000),
(ii) amortization for the cost of acquiring the Microtel brand and the exclusive rights to franchise the Hawthorn Suites brand (approximately $222,000), (iii) amortization of consulting payments made to Hudson under the Microtel Acquisition Agreement (approximately $233,000), and (iv) amortization of costs related to the formation of the Company (approximately $33,000).

     Sales commissions of $1,922,000 were accrued during the year ended December 31, 1996, compared with $15,700 during the fourth quarter of 1995. The Sales commissions relate to 206 franchise agreements which were executed year ended December 31, 1996 compared with three franchise agreements executed during the fourth quarter of 1995. Such payments are recognized as expenses when the underlying hotel opens.

     OTHER INCOME (EXPENSES) -- Interest income was $871,000 for the year ended December 31, 1996, resulting from investments in cash and marketable securities. Interest income for the fourth quarter of 1995 was $195,000.

     During the year ended December 31, 1996, interest expense on the note payable relating to the purchase of the Microtel brand was $126,000, compared to interest expense of $36,000 for the fourth quarter of 1995. The decrease in interest expense was a result of paying down the note by $706,000 since the fourth quarter of 1995.

     Net Loss -- A summary of operating results is as follows:

                       THREE MONTHS    THREE MONTHS     NINE MONTHS     NINE MONTHS    THREE MONTHS     FISCAL YEAR
                           ENDED           ENDED           ENDED           ENDED           ENDED           ENDED
                       SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,    DECEMBER 31,
                           1996            1997            1996            1997            1995            1996
                       -------------   -------------   -------------   -------------   -------------   -------------
Net Loss.............   $1,718,000      $2,181,000      $4,913,000      $6,870,000      $1,168,000      $6,591,000
Loss appl. to common
  stockholders.......   $2,158,000      $2,181,000      $6,191,000      $6,870,000      $1,577,000      $8,309,000

     Three and nine months ended September 30, 1996 to three and nine months ended September 30, 1997.

     The Company had net losses of $2,181,000 and $6,870,000 for the three and nine months ended September 30, 1997, respectively, compared to $1,718,000 and $4,913,000 for the respective periods in 1996.

     The Company had a net loss applicable to common stockholders of $2,181,000 and $6,870,000 for the three and nine months ended September 30, 1997, respectively, compared to $2,158,000 and $6,191,000 for the respective periods in 1996. The net loss applicable to common stockholders includes $440,000 and $1,278,000 of accumulated but undeclared and unpaid dividends on its 10% Cumulative Redeemable Exchangeable Preferred Stock (the "Redeemable Preferred Stock") for the three and nine months ended September 30, 1996, respectively.

     The Company had a net operating loss carryforward for income tax purposes as of September 30, 1997 of $10,472,000 compared to $3,707,000 as of September 30, 1996. Given the limited operating history of the

Company, management recorded a valuation allowance for the full amount of the deferred tax asset as of September 30, 1997.

     Three months ended December 31, 1995 to fiscal year ended December 31, 1996.

     The Company had a net loss of $6,591,000 and a net loss applicable to common stockholders of $8,309,000 (including $1,718,000 of accumulated but undeclared and unpaid dividends on its Redeemable Preferred Stock) for the year ended December 31, 1996. The Company had a net operating loss carryforward for income tax purposes as of December 31, 1996 of $6,437,000. Given the limited operating history of the Company, management has recorded a valuation allowance for the full amount of the deferred tax asset as of December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

     From August 28, 1995 (inception) to October 24, 1996, USFS financed its operations primarily through a private placement of securities, franchise application fees, and interest income. In October of 1995, USFS raised approximately $17.5 million in gross proceeds through sales of shares of its old common stock (i.e., stock prior to the reclassification of shares on October 11, 1996) and Redeemable Preferred Stock.

     On October 24, 1996, USFS completed an Offering of 1,825,000 shares of Class A Common Stock at $13.50 per share. Net proceeds to USFS from the Offering were approximately $21,391,000. The remaining proceeds of the Offering are held either as cash or cash equivalents and will be used for working capital and general corporate purposes, which may include (i) approximately $1,000,000 to fund USFS's remaining obligations under the Microtel Acquisition Agreement, (ii) approximately $10,000,000 to acquire additional lodging or other service-oriented brands or exclusive franchise rights (to the extent permitted under the Hawthorn Acquisition Agreement), (iii) approximately $1,000,000 to invest in financing programs developed by its wholly owned subsidiary, US Funding Corp., (iv) approximately $3,000,000 to service interest on the Subordinated Debentures, (v) approximately $4,000,000 to build hotel properties, and (vi) approximately $2,300,000 to invest in entities that make equity investments in hotel properties built and managed by certain franchisees with the potential for multi-unit development. Cash and cash equivalents were $21,740,000 as of September 30, 1997. In Management's opinion, based on the Company's current operations, the Company's capital resources are sufficient to fund operations for the next twelve months.

     On January 1, 1997, USFS exercised its option to exchange the Redeemable Preferred Stock at the Liquidation Value of $18,477,000 into 10% Subordinated Debentures due September 29, 2007. USFS is required to pay interest expense by issuing additional debentures for 50% of the expense with the remaining 50% to be paid in cash. Interest is payable semi-annually on the last business day in June and December of each year. If Mr. Michael A. Leven's employment terminates for any reason, USFS would be obligated to redeem all outstanding Subordinated Debentures. USFS also had outstanding indebtedness related to the Microtel Acquisition of approximately $805,000 in principal and interest as of September 30, 1997.

     The Company has no outstanding lines of credit in place. The Company uses cash and its own stock as its capital resources.

     For the nine months ended September 30, 1997, USFS had a net loss of $6,870,000. The net cash used in operating activities was $8,823,000. The net cash used was a result of increases in promissory notes receivable related to the application fees on executed franchise agreements, increases in deferred commissions paid to salesmen for executed franchise agreements and increases in other assets which primarily relate to loans issued to franchisees to aid them in the development of building hotels. Net cash used was partially offset by cash inflows of application fees for executed franchise agreements, depreciation and amortization, deferred compensation amortization related to the Company's stock option plan and decreases in accrued expenses and commissions payable.

     For the nine months ended September 30, 1997, net cash used in investing activities was $621,000 which was a result of acquiring additional office furniture, office equipment and costs related to the construction and implementation of a national reservations system.

     For the nine months ended September 30, 1997, net cash used by financing activities was $4,000 which was a result of the Company purchasing restricted stock from certain members of management who left the Company during the period.

SEASONALITY

     In the future, royalties generated by gross room revenues of franchised properties are expected to be the principal source of revenue for the Company. As a result, the Company expects to experience seasonal revenue patterns similar to those experienced by the lodging industry generally. Accordingly, the summer months, because of increased leisure travel, are expected to produce higher revenues for the Company than other periods during the year. This also may have an impact on the seasonality of the Company's revenues, a significant portion of which is not recognized until the opening of a property. Accordingly, the Company may experience lower revenues and profits in the first and fourth quarters and higher revenues and profits in the second and third quarters.

INFLATION

     The rate of inflation has not had a material effect on the revenues or operating results of the Company since its inception.

                         CAPITALIZATION OF THE COMPANY

     The following table sets forth the unaudited historical consolidated capitalization of USFS as of September 30, 1997 and the pro forma consolidated capitalization of the Company adjusted to give effect to the Merger Transactions. The adjustments made to USFS's historical consolidated capitalization to arrive at the adjusted consolidated capitalization are described under "Unaudited Pro Forma Consolidated Financial Statements." This table should be read in conjunction with the consolidated financial statements of USFS and its subsidiaries included elsewhere herein and the "Unaudited Pro Forma Consolidated Financial Statements" and related notes thereto included elsewhere in this Proxy Statement/Prospectus.

                                                                  SEPTEMBER 30, 1997
                                                              ---------------------------
                                                                               COMPANY
                                                                              PRO FORMA
                                                                              FOR MERGER
                                                              USFS ACTUAL    TRANSACTIONS
                                                              -----------    ------------
                                                                    (IN THOUSANDS)
Current portion of long-term debt:
  Due to Hudson Hotels Corporation..........................    $   277        $   277
  Other.....................................................
                                                                -------        -------
          Total current portion of long term debt...........        277            277
Long-term debt:
  Due to Hudson Hotels Corp.................................        454            454
  Subordinated Debentures...................................     19,175         19,175
                                                                -------        -------
          Total long-term debt..............................     19,629         19,629
                                                                -------        -------
Redeemable stock............................................        330            330
                                                                -------        -------
Stockholders' equity........................................      5,624         23,398
                                                                -------        -------
Total capitalization........................................    $25,860        $43,634
                                                                =======        =======

                                 LEGAL MATTERS

     The legality of the Company Common Stock being offered hereby will be passed upon for the Company by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York. The federal income tax consequences in connection with the Merger will be passed upon by Paul, Weiss, Rifkind, Wharton & Garrison.

                                    EXPERTS

     The consolidated financial statements of U.S. Franchise Systems, Inc. and its subsidiaries as of December 31, 1995 and 1996 and for the periods August 28, 1995 (Inception) to December 31, 1995 and the year ended December 31, 1996, and the balance sheet of USFS Hawthorn, Inc. as of December 12, 1997 included in this Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP, independent auditors as stated in their reports included herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
U.S. FRANCHISE SYSTEMS, INC. AND SUBSIDIARIES:
Consolidated Statements of Financial Position as of December
  31, 1996 and September 30, 1997 (Unaudited)...............   F-2
Consolidated Statements of Operations for the three and nine
  months ended September 30, 1996 and 1997 (Unaudited)......   F-3
Consolidated Statements of Cash Flows for the Nine Months
  ended September 30, 1996 and 1997 (Unaudited).............   F-4
Notes to Consolidated Financial Statements (Unaudited)......   F-5
Independent Auditors' Report................................   F-6
Consolidated Statements of Financial Position as of December
  31, 1995 and 1996.........................................   F-7
Consolidated Statements of Operations for the period from
  August 28, 1995 (inception) to December 31, 1995 and for
  the year ended December 31, 1996..........................   F-8
Consolidated Statements of Stockholders' Equity (Deficit)
  for the period from August 28, 1995 (inception) to
  December 31, 1995 and for the year ended December 31,
  1996......................................................   F-9
Consolidated Statements of Cash Flows for the period from
  August 28, 1995 (inception) to December 31, 1995 and for
  the year ended December 31, 1996..........................  F-10
Notes to Consolidated Financial Statements..................  F-11

USFS HAWTHORN, INC.:
Independent Auditors' Report................................  F-20
Balance Sheet as of December 12, 1997.......................  F-21
Notes to Balance Sheet......................................  F-22

ROYALTY AND OTHER PAYMENTS FROM U.S. FRANCHISE SYSTEMS, INC.
  TO HSA PROPERTIES, L.L.C.:
Statement of Royalties and Other Payments (Unaudited).......  F-23

U.S. FRANCHISE SYSTEMS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
DECEMBER 31, 1995 AND 1996
--------------------------------------------------------------------------------

                                                                                        (UNAUDITED)
                                                              DECEMBER 31, 1996      SEPTEMBER 30, 1997
                                                              -----------------      ------------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                      $31,188,000            $ 21,740,000
  Accounts receivable                                                114,000                 195,000
  Deposits                                                            93,000                 106,000
  Prepaid expenses                                                   494,000                 529,000
  Promissory notes receivable                                        784,000               1,381,000
  Deferred commissions                                             1,261,000               1,775,000
                                                                 -----------            ------------
         Total current assets                                     33,934,000              25,726,000

PROMISSORY NOTES RECEIVABLE                                          390,000               1,532,000
EQUIPMENT -- Net                                                     292,000                 849,000
FRANCHISE RIGHTS                                                   3,264,000               3,140,000
DEFERRED COMMISSIONS                                               1,492,000               2,827,000
OTHER ASSETS                                                         733,000               2,441,000
                                                                 -----------            ------------
         Total Assets                                            $40,105,000            $ 36,515,000
                                                                 ===========            ============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                                               $   679,000            $    216,000
  Commissions payable                                                837,000               1,022,000
  Deferred application fees                                        2,916,000               3,301,000
  Accrued expenses                                                 1,110,000               1,391,000
  Due to Hudson Hotels Corporation                                   277,000                 277,000
                                                                 -----------            ------------
         Total current liabilities                                 5,819,000               6,207,000

DUE TO HUDSON HOTELS CORPORATION                                     454,000                 454,000
DEFERRED APPLICATION FEES                                          2,749,000               4,729,000
SUBORDINATED DEBENTURES                                                                   19,175,000
                                                                 -----------            ------------
         Total liabilities                                       $ 9,022,000            $ 30,565,000
                                                                 ===========            ============

REDEEMABLE STOCK:
  Preferred shares, par value $0.01 per share; authorized
    525,000 shares; issued and outstanding 163,500 shares;
    cumulative exchangeable (entitled in liquidation to
    $18,477,000 at December 31, 1996)                             18,477,000                      --
  Common shares, par value $0.01 per share; issued and
    outstanding 3,186,280 Class A shares entitled in
    redemption (under certain conditions) to $330,000 at
    December 31, 1996 and September 30, 1997                         330,000                 330,000

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common shares, par value $0.01 per share; authorized
    30,000,000 shares of Class A Common Stock and 5,000,000
    shares of Class B Common Stock; issued and outstanding
    6,686,196 Class A shares and 2,707,919 Class B shares at
    December 31, 1996; issued and outstanding 6,647,206
    Class A shares and 2,707,919 Class B shares at September
    30, 1997                                                          96,000                  96,000
  Treasury Stock                                                                              (4,000)
Capital in excess of par                                          20,547,000              20,765,000
Accumulated deficit                                               (8,367,000)            (15,237,000)
                                                                 -----------            ------------
         Total stockholders' equity                               12,276,000               5,620,000
                                                                 -----------            ------------
                                                                 $40,105,000            $ 36,515,000
                                                                 ===========            ============

See notes to consolidated financial statements.

U.S. FRANCHISE SYSTEMS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
--------------------------------------------------------------------------------

                                                 3 MONTHS ENDED   3 MONTHS ENDED   9 MONTHS ENDED   9 MONTHS ENDED
                                                 SEPTEMBER 30,    SEPTEMBER 30,    SEPTEMBER 30,    SEPTEMBER 30,
                                                      1996             1997             1996             1997
                                                 --------------   --------------   --------------   --------------
REVENUES:
           Marketing and reservation fees         $   452,000      $   552,000      $   847,000      $ 1,409,000
           Franchise application and royalty
             fees                                      15,000          551,000           15,000        1,057,000
           Other                                        2,000           73,000            2,000          148,000
                                                 -----------------------------------------------------------------
                                                      469,000        1,176,000          864,000        2,614,000
                                                 =================================================================
           Marketing and reservations             $   532,000      $   535,000      $ 1,022,000      $ 1,447,000
           Royalties paid to third parties                 --           35,000               --           73,000
           Franchise sales commissions                 17,000          259,000           17,000          496,000
           Other franchise sales and
             advertising                              757,000          749,000        2,020,000        2,237,000
           Corporate salaries, wages, and
             benefits                                 548,000          850,000        1,541,000        2,519,000
           Other general and administrative           360,000          634,000        1,195,000        1,948,000
           Depreciation and amortization              143,000          142,000          411,000          409,000
                                                 -----------------------------------------------------------------
                                                    2,357,000        3,204,000        6,206,000        9,129,000
                                                 -----------------------------------------------------------------

LOSS FROM OPERATIONS                               (1,888,000)      (2,028,000)      (5,342,000)      (6,515,000)

OTHER INCOME (EXPENSE):
           Interest income                            206,000          339,000          537,000        1,097,000
           Interest expense                           (36,000)        (492,000)        (108,000)      (1,452,000)
                                                 -----------------------------------------------------------------

NET LOSS                                          $(1,718,000)     $(2,181,000)     $(4,913,000)     $(6,870,000)
                                                 =================================================================

LOSS APPLICABLE TO COMMON STOCKHOLDERS            $(2,158,000)     $(2,181,000)     $(6,191,000)     $(6,870,000)
                                                 =================================================================

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING                                      10,755,409       12,541,405       10,755,409       12,567,398
                                                 =================================================================

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS PER
  SHARE                                           $     (0.20)     $     (0.17)     $     (0.58)     $     (0.55)
                                                 =================================================================

See notes to consolidated financial statements.

U.S. FRANCHISE SYSTEMS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
--------------------------------------------------------------------------------

                                                                  NINE MONTHS            NINE MONTHS
                                                              ENDED SEPTEMBER 30,    ENDED SEPTEMBER 30,
                                                                      1996                   1997
                                                              --------------------   --------------------
OPERATING ACTIVITIES:
    Net Loss                                                      $(4,913,000)           $(6,870,000)
    Adjustments to reconcile net loss to net cash used in
      operating activities:
    Depreciation and amortization                                     409,000                409,000
    Deferred compensation amortization                                     --                218,000
    Increase in deposits and accounts receivable                     (153,000)               (94,000)
    Increase in prepaid expenses                                     (131,000)              (210,000)
    Increase in promissory notes receivable                        (1,022,000)            (1,739,000)
    Increase in deferred commissions                               (1,847,000)            (1,849,000)
    Increase in other assets                                         (618,000)            (1,755,000)
    Increase (decrease) in accounts payable                           124,000               (463,000)
    Decrease in accrued expenses                                      952,000                282,000
    Increase (decrease) in commissions payable                        541,000                185,000
    Increase in deferred application fees                           4,069,000              2,365,000
    Increase in royalties due to HSA properties                       321,000                     --
    Decrease in liability to Hudson Hotels Corporation               (352,000)                    --
    Increase in subordinated debentures paid in kind                       --                698,000
                                                                  -----------            -----------
         Net cash used in operating activities                     (2,620,000)            (8,823,000)
INVESTING ACTIVITIES:
    Acquisition of equipment                                         (382,000)              (621,000)
    Acquisition of franchise rights                                  (117,000)                    --
                                                                  -----------            -----------
         Net cash used in investing activities                       (499,000)              (621,000)
FINANCING ACTIVITIES:
    Issuance of capital stock                                         122,000                     --
    Redemption of capital stock                                      (119,000)                    --
    Treasury stock                                                         --                 (4,000)
                                                                  -----------            -----------
         Net cash provided by financing activities                      3,000                 (4,000)
NET DECREASE IN CASH AND CASH EQUIVALENTS                          (3,116,000)            (9,448,000)
CASH AND CASH EQUIVALENTS:
    Beginning of period                                            13,893,000             31,188,000
                                                                  -----------            -----------
    End of period                                                 $10,777,000            $21,740,000
                                                                  ===========            ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Noncash activities:
      Undeclared dividends accrued on redeemable preferred
         stock                                                    $ 1,278,000
                                                                  ===========
      Exchange of redeemable preferred stock for
         subordinated debentures                                                         $18,477,000
                                                                                         ===========
    Portion of purchase price due to Hudson Hotels
      Corporation in future years, discounted at 10%                                     $   454,000
                                                                                         ===========

See notes to consolidated financial statements.

U.S. FRANCHISE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
--------------------------------------------------------------------------------

1.  BASIS OF PRESENTATION

    The accompanying unaudited financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission for reporting on Form 10-Q. Accordingly, certain information and footnotes required by generally accepted accounting principles for complete financial statements have been omitted. In the opinion of management, all adjustments, consisting of normal recurring adjustments, which are necessary for a fair presentation of financial position and results of operations have been made. These interim financial statements should be read in conjunction with the consolidated financial statements and notes thereto, presented in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Securities and Exchange Commission. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of results that may be expected for the full year.

2.  EARNINGS PER SHARE

    Earnings per share for the three and nine months ended September 30, 1996 and 1997 have been calculated by dividing the loss applicable to common shareholders by the weighted average shares outstanding. Weighted averaged shares include redeemable common shares outstanding. Loss applicable to common stockholders for the three and nine months ended September 30, 1996 represents net loss adjusted for accrued dividends on the redeemable preferred stock.

3.  SUBORDINATED DEBENTURES

    On January 1, 1997, the Company exercised its option to exchange the redeemable preferred stock at the liquidation value of $18,477,000 into 10% subordinated debentures due September 29, 2007. The Company is required to pay interest expense by issuing additional debentures for 50% of the expense with the remaining 50% to be paid in cash. Interest is payable semi-annually on the last business day in June and December of each year. If Mr. Michael
    A. Leven's employment were to be terminated by the Company for any reason (including resignation) or the Company were to otherwise experience a change of control, the Company would be obligated to redeem all outstanding subordinated debentures.

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
U.S. Franchise Systems, Inc.:

     We have audited the accompanying consolidated statements of financial position of U.S. Franchise Systems, Inc. and subsidiaries (the "Company") as of December 31, 1995 and 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from August 28, 1995 (inception) to December 31, 1995 and for the year December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1995 and 1996 and the results of its operations and its cash flows for the period from August 28, 1995 (inception) to December 31, 1995 and for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

/S/   DELOITTE & TOUCHE LLP

Atlanta, Georgia
February 21, 1997

U.S. FRANCHISE SYSTEMS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
DECEMBER 31, 1995 AND 1996
--------------------------------------------------------------------------------

                                                                 1995          1996
                                                              -----------   -----------
ASSETS
CURRENT ASSETS:
  Cash and temporary cash investments                         $13,893,000   $31,188,000
  Accounts receivable                                                           114,000
  Deposits                                                         87,000        93,000
  Prepaid expenses                                                399,000       494,000
  Promissory notes receivable                                                   784,000
  Deferred commissions                                                        1,261,000
                                                              -----------   -----------
        Total current assets                                   14,379,000    33,934,000
PROMISSORY NOTES RECEIVABLE                                                     390,000
EQUIPMENT -- Net                                                   60,000       292,000
FRANCHISE RIGHTS                                                3,371,000     3,264,000
DEFERRED COMMISSIONS                                               41,000     1,492,000
OTHER ASSETS                                                      221,000       733,000
                                                              -----------   -----------
                                                              $18,072,000   $40,105,000
                                                              ===========   ===========
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable                                            $   201,000   $   679,000
  Commissions payable                                              22,000       837,000
  Deferred application fees                                       120,000     2,916,000
  Accrued expenses                                                 65,000     1,110,000
  Due to Hudson Hotels Corporation                                706,000       277,000
                                                              -----------   -----------
        Total current liabilities                               1,114,000     5,819,000

DUE TO HUDSON HOTELS CORPORATION                                  731,000       454,000

DEFERRED APPLICATION FEES                                                     2,749,000
                                                              -----------   -----------
        Total liabilities                                       1,845,000     9,022,000
REDEEMABLE STOCK:
  Preferred shares, par value $0.01 per share; authorized
  525,000 shares; issued and outstanding 163,500 shares;
  cumulative, exchangeable (entitled in liquidation to
  $16,759,000 and $18,477,000 at December 31, 1995 and 1996,
  respectively)                                                16,759,000    18,477,000
  Common shares, par value $0.01 per share; issued and
  outstanding 3,186,280 Class A shares entitled in
  redemption (under certain conditions) to $330,000 at
  December 31, 1995 and 1996.                                     330,000       330,000
COMMITMENTS AND CONTINGENCIES (Notes 5 and 12)
STOCKHOLDERS' EQUITY (DEFICIT):
  Common shares, par value $0.01 per share; authorized
  30,000,000 shares of Class A Common Stock and 5,000,000
  shares of Class B Common Stock; issued and outstanding
  4,861,196 Class A shares and 2,707,919 Class B shares at
  December 31, 1995 and 6,686,196 Class A shares and
  2,707,919 Class B shares at December 31, 1996 (See Note 9)       78,000        96,000
  Capital in excess of par                                        228,000    20,547,000
  Accumulated deficit                                          (1,168,000)   (8,367,000)
                                                              -----------   -----------
        Total Stockholders' equity (deficit)                     (862,000)   12,276,000
                                                              -----------   -----------
                                                              $18,072,000   $40,105,000
                                                              ===========   ===========

See notes to consolidated financial statements.

U.S. FRANCHISE SYSTEMS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                                                  PERIOD
                                                                AUGUST 28,
                                                                   1995
                                                              (INCEPTION) TO       YEAR ENDED
                                                               DECEMBER 31,       DECEMBER 31,
                                                                   1995               1996
                                                              --------------      ------------
REVENUES:
  Marketing and reservation fees                                                  $ 1,197,000
  Other                                                                                95,000
                                                                                  -----------
                                                                                    1,292,000

EXPENSES:
  Marketing and reservations                                   $    13,000          1,419,000
  Other franchise sales and advertising                            550,000          2,802,000
  Corporate salaries, wages, and benefits                          423,000          2,218,000
  Other general and administrative                                 215,000          1,652,000
  Depreciation and amortization                                    126,000            537,000
                                                               -----------        -----------
                                                                 1,327,000          8,628,000
                                                               -----------        -----------
LOSS FROM OPERATIONS                                             1,327,000          7,336,000

OTHER INCOME (EXPENSE):
  Interest income                                                  195,000            871,000
  Interest expense                                                 (36,000)          (126,000)
                                                               -----------        -----------

NET LOSS                                                       $ 1,168,000        $ 6,591,000
                                                               ===========        ===========
LOSS APPLICABLE TO COMMON STOCKHOLDERS                         $ 1,577,000        $ 8,309,000
                                                               ===========        ===========

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING            10,755,409         11,059,576
                                                               ===========        ===========

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS PER SHARE           $      0.15        $      0.75
                                                               ===========        ===========

See notes to consolidated financial statements.

U.S. FRANCHISE SYSTEMS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
PERIOD FROM AUGUST 28, 1995 (INCEPTION) TO
DECEMBER 31, 1995 AND FOR THE YEAR ENDED DECEMBER 31, 1996
--------------------------------------------------------------------------------

                                                         COMMON STOCK                                          TOTAL
                                                     --------------------    CAPITAL IN     ACCUMULATED    STOCKHOLDERS'
                                                       SHARES     AMOUNT    EXCESS OF PAR     DEFICIT     EQUITY (DEFICIT)
                                                     ----------   -------   -------------   -----------   ----------------

BALANCE -- August 28, 1995                                   --   $   --     $        --    $       --      $        --
Issuance of capital stock                             7,569,115   78,000         637,000                        715,000
Undeclared dividends on redeemable preferred stock                              (409,000)                      (409,000)
Net loss                                                                                    (1,168,000)      (1,168,000)
                                                     ----------   -------    -----------    -----------     -----------

BALANCE -- December 31, 1995                          7,569,115   78,000         228,000    (1,168,000)        (862,000)
Redemption of capital stock -- other management      (1,149,502)  (11,000)      (108,000)                      (119,000)
Issuance of capital stock -- other management         1,149,502   11,000         111,000                        122,000
Issuance of capital stock -- initial public
  offering proceeds, net                              1,825,000   18,000      21,373,000                     21,391,000
Undeclared dividends on redeemable preferred stock                            (1,110,000)     (608,000)      (1,718,000)
Fair value of stock options granted                                               53,000                         53,000
Net loss                                                                                    (6,591,000)      (6,591,000)
                                                     ----------   -------    -----------    -----------     -----------
BALANCE -- December 31, 1996                          9,394,115   $96,000    $20,547,000    $(8,367,000)    $12,276,000
                                                     ==========   =======    ===========    ===========     ===========

See notes to consolidated financial statements.

U.S. FRANCHISE SYSTEMS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                   PERIOD
                                                               AUGUST 28, 1995
                                                               (INCEPTION) TO        YEAR ENDED
                                                              DECEMBER 31, 1995   DECEMBER 31, 1996
                                                              -----------------   -----------------
OPERATING ACTIVITIES:
    Net Loss                                                     $(1,168,000)        $(6,591,000)
    Adjustments to reconcile net loss to net cash used in
     operating activities:
    Depreciation and amortization                                    126,000             537,000
    Increase in deposits and accounts receivable                     (87,000)           (120,000)
    Increase in prepaid expenses                                    (457,000)           (329,000)
    Increase in promissory notes receivable                                           (1,174,000)
    Increase in deferred commissions                                 (41,000)         (2,712,000)
    Increase in other assets                                        (230,000)           (560,000)
    Increase in accounts payable                                     201,000             478,000
    Increase in accrued expenses                                      65,000           1,045,000
    Increase in commissions payable                                   22,000             815,000
    Increase in deferred application fees                            120,000           5,545,000
                                                                 -----------         -----------
         Net cash used in operating activities                    (1,449,000)         (3,066,000)

INVESTING ACTIVITIES:
    Acquisition of equipment                                         (62,000)           (263,000)
    Acquisition of franchise rights                               (1,991,000)           (117,000)
                                                                 -----------         -----------
         Net cash used in investing activities                    (2,053,000)           (380,000)

FINANCING ACTIVITIES:
    Issuance of redeemable preferred stock                        16,350,000
    Issuance of common stock, net                                  1,045,000          21,513,000
    Redemption of common stock                                                          (119,000)
    Stock options granted                                                                 53,000
    Principal payments on borrowings                                                    (706,000)
                                                                 -----------         -----------
         Net cash provided by financing activities                17,395,000          20,741,000
                                                                 -----------         -----------

NET INCREASE IN CASH AND TEMPORARY CASH INVESTMENTS               13,893,000          17,295,000

CASH AND TEMPORARY CASH INVESTMENTS:
    Beginning of period                                                               13,893,000
                                                                 -----------         -----------
    End of period                                                $13,893,000         $31,188,000
                                                                 ===========         ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Cash paid during the year for interest                                --         $   144,000
                                                                 ===========         ===========
    Noncash activities:
      Undeclared dividends accrued on redeemable preferred
       stock                                                     $   409,000         $ 1,718,000
                                                                 ===========         ===========
    Portion of purchase price due to Hudson Hotels
     Corporation in future years, discounted at 10%              $ 1,437,000
                                                                 ===========

See notes to consolidated financial statements.

U.S. FRANCHISE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 1995 AND 1996 AND
PERIOD FROM AUGUST 28, 1995 (INCEPTION)
TO DECEMBER 31, 1995 AND FOR THE
YEAR ENDED DECEMBER 31, 1996
--------------------------------------------------------------------------------

1.  BASIS OF PRESENTATION AND ORGANIZATION

    U.S. Franchise Systems, Inc. (the "Company") was incorporated under the laws of the State of Delaware on August 28, 1995 to acquire, market, and license distinct franchise brands principally within the United States. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries: Microtel Inns and Suites Franchising, Inc. (and its wholly owned subsidiary Microtel International, Inc.); Hawthorn Suites Franchising, Inc. ("HSF"); and US Funding Corp. ("US Funding"). The consolidated financial statements also include the accounts of the marketing and reservation funds of the Microtel and Hawthorn hotel systems. All significant intercompany balances and transactions have been eliminated in consolidation.

    On October 24, 1996, the Company completed an initial public offering of 1,825,000 shares of Class A Common Stock at $13.50 per share (the "Offering"). Net proceeds to the Company from the Offering were approximately $21,391,000. Had such Offering occurred on January 1, 1996, pro forma loss applicable to common stockholders per share would have been $.66 for the year ended December 31, 1996. Pro forma weighted average shares of 12,580,409 are assumed outstanding for purposes of the pro forma loss applicable to common stockholder per share calculation.

    MICROTEL INNS AND SUITES FRANCHISING, INC.

    On October 5, 1995, the Company entered into an agreement (the "Microtel Agreement") with Hudson Hotels Corporation ("Hudson") to acquire the exclusive worldwide franchising rights and operating assets of the Microtel hotel system (the "Microtel Acquisition) for $3,037,000. The Company paid $1,600,000 at closing and agreed to pay $1,437,000 (see Note 6) over the next three years with interest at 10%. The Company also agreed to pay $700,000 for consulting services, $400,000 of which was paid at closing, with the remainder payable over two years. As of December 31, 1996, the Company had paid $150,000 with the remainder due by October 5, 1997. As part of the Microtel Agreement, the Company received warrants to purchase 100,000 common shares of Hudson through September 1, 2000 at an exercise price of $8.375 per share. The Microtel Agreement requires the Company to pay a royalty for the right to use, and license others to use, certain trademarks, service marks and trade names (the "Microtel Proprietary Marks") associated with the Microtel hotel system (see Note 12).

    The Company did not acquire physical facilities, employee base, sales force, production techniques, or an existing customer base in conjunction with the acquisition of the worldwide franchising rights.

    Pursuant to a Trademark, Service Mark, and System License Agreement (the "Microtel License Agreement"), the Company granted to Microtel Inns and Suites Franchising, Inc. the exclusive right to use, and license others to use, the Microtel Proprietary Marks in connection with the operation of hotels under the Microtel hotel system.

    HAWTHORN SUITES FRANCHISING, INC.

    On March 27, 1996, the Company entered into an agreement with HSA Properties, LLC ("HSA") to acquire the exclusive franchising rights with respect to the Hawthorn hotel system (the "Hawthorn Agreement"). The Company made no payment to HSA at closing but agreed to remit to HSA a portion of the royalties the Company actually receives from future Hawthorn franchisees.

    Pursuant to a Trademark Service Mark, and System License Agreement which expires in April 1998 (the "Hawthorn License Agreement"), the Company granted to HSF, its wholly owned subsidiary, the exclusive right to use, and license others to use, the Hawthorn Proprietary Marks in connection with the Hawthorn hotel system (see Note 12).

    MARKETING AND RESERVATION FUNDS

    Marketing and reservation fees are collected from franchisees and used at the Company's discretion to develop, support, and enhance the reservation systems and marketing programs of the Microtel and Hawthorn hotel systems. The related revenues and expenses are reported gross in the accompanying financial statements.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Application Fee Revenue and Related Costs -- Initial franchise fee revenue consists of application fees received by the Company's subsidiaries from prospective franchisees. Such fees are recognized in income when the underlying hotels open for business. Related franchise sales commissions are deferred until the underlying hotels open for business, at which time such costs are charged to expense.

    Cash and Temporary Cash Investments -- The Company considers its investments with an original maturity of three months or less to be cash equivalents. Included in "cash and temporary cash investments" are the following at December 31, 1995 and 1996, respectively:

                                                              1995             1996
                                                           -----------      -----------
Cash in bank deposit accounts............................  $   518,000      $ 2,355,000
Money market funds.......................................   13,375,000       28,833,000
                                                           -----------      -----------
                                                           $13,893,000      $31,188,000
                                                           ===========      ===========

    Franchise Rights -- Franchise rights represent the cost of acquiring such rights and are amortized on a straight-line basis over 25 years. Accumulated amortization is $57,000 and $281,000 at December 31, 1995 and 1996, respectively.

    Impairment of Long-Lived Assets -- The Company has adopted Statement of Financial Accounting Standards ("SFAS") 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed of," as of January 1, 1996. The adoption of SFAS 121 in 1996 did not have a material effect on the financial condition or operations of the Company. Long-lived assets, principally intangibles, are evaluated annually and written down to fair value when management believes that the unamortized balance cannot be recovered through future undiscounted cash flows.

    Income Taxes -- The Company has adopted the provisions of SFAS 109, "Accounting for Income Taxes," which requires the use of the asset and liability approach in accounting for income taxes.

    Fair Value of Financial Instruments -- The carrying amounts of cash and cash equivalents, trade and notes receivables, other current assets, accounts payable, accrueds, and notes payable meeting the definition of a financial instrument approximate fair value.

    Stock Plans -- The Company has elected to account for stock plans in accordance with SFAS 123, "Accounting for Stock-Based Compensation." Under the provisions of SFAS 123, compensation is recognized for the fair value of options granted over the vesting period.

    Per Share Amounts -- Per share amounts are determined by dividing loss applicable to common stockholders by weighted average shares outstanding. Weighted average shares include redeemable common shares outstanding. Loss applicable to common stockholders represents net loss adjusted for dividends accreted on the redeemable preferred stock.

    Management Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Reclassifications -- Certain amounts in the prior year financial statements have been reclassified to conform with the 1996 financial statement presentation.

3.  REDEEMABLE PREFERRED STOCK

    The cumulative redeemable exchangeable preferred stock (the "Redeemable Preferred Stock") earns cumulative dividends at an annual dividend rate of 10%, payable in additional shares of redeemable preferred stock when declared. The Redeemable Preferred Stock is, at the Company's option, redeemable or exchangeable into 10% subordinated debentures due September 29, 2007 at $100 per share plus accrued and unpaid dividends (the "Liquidation Value") at any time before September 29, 2007. If issued, 50% of the interest due on the debentures may be paid partially in kind by the issuance of additional debentures at the option of the Company, with the balance of interest payable in cash. On September 29, 2007, the redeemable Preferred Stock is required to be redeemed at the Liquidation Value.

4.  EQUIPMENT

    Equipment is recorded at historical cost and consisted of the following at December 31, 1995 and 1996:

                                                               1995       1996
                                                              -------   --------
Furniture and fixtures......................................  $25,000   $124,000
Computer equipment and software.............................   16,000    144,000
Office equipment............................................   21,000     56,000
                                                              -------   --------
                                                               62,000    324,000
Less accumulated depreciation...............................    2,000     32,000
                                                              -------   --------
                                                              $60,000   $292,000
                                                              =======   ========

    Computer software is depreciated on a straight-line basis over a period of three years. Computer equipment is depreciated using the 200% declining-balance method over a period of five years. The remaining fixed assets are depreciated using the 200% declining-balance method over a period of seven years.

5.  LEASES

    The Company leases certain equipment and office space used in its operations. Rental expense under operating leases was $41,000 for the period from August 28, 1995 (inception) to December 31, 1995 and $231,000 for the year ended December 31, 1996. The future minimum rental commitments under non-cancelable operating leases at December 31, 1996 were as follows:

1997........................................................  $285,000
1998........................................................   229,000
1999........................................................   237,000
2000........................................................   192,000
                                                              --------
                                                              $943,000
                                                              ========

6.  DUE TO HUDSON HOTELS CORPORATION

    The Company is required to pay Hudson $1,437,000 ($1,700,000 discounted at a rate of 10%) of which $731,000 remains payable as of December 31, 1996 for the assets of the Microtel hotel system (see Note 1) and is payable on October 5, annually, as follows:

1997........................................................  $277,000
1998........................................................   454,000
                                                              --------
                                                               731,000
Less current portion........................................   277,000
                                                              --------
                                                              $454,000
                                                              ========

7.  PREPAID EXPENSES

    Pursuant to the Microtel Agreement, Hudson is required, for a period of three years, to consult with and assist in establishing the Company as an operating entity in the business of selling and administering franchises utilizing the Microtel hotel system. An initial payment in the amount of $400,000 was made to Hudson in October 1995 and recorded as a prepaid expense. The Company is obligated to pay an additional $150,000 in 1997 in connection with such consulting arrangements. Such amounts are being amortized over the term of the Microtel Agreement. Amortization expense of $58,000 and $233,000 was charged to expense for the period from August 28, 1995 (inception) to December 31, 1995 and for the year ended December 31, 1996, respectively.

8.  STOCK PURCHASED BY EMPLOYEES

    On October 5, 1995, as part of the initial capitalization of the Company, two of its officers (the "Original Management Investors") purchased 5,485,259 shares of common stock (51% of the total issued) pursuant to "Stock Purchase Agreements" for an aggregate purchase price of $567,245 or $.1034 per share. In conjunction with the Company's initial public offering, the Stock Purchase Agreements were amended to revise the vesting requirements with respect to 50% of the Restricted Shares (as hereinafter defined) (approximately 13% of the Common Stock outstanding before the Offering). Such Restricted Shares were deemed earned and vested notwithstanding the fact that performance criteria were not yet met by the Company. Remaining Restricting Shares will be Class A Common Stock when earned. As of December 31, 1996, 4,087,054 shares were unrestricted (the "Unrestricted Shares") and 1,398,205 shares were restricted (the "Restricted Shares").

    Pursuant to the terms of the Stock Purchase Agreements, in February 1996, the Company redeemed 826,833 shares, consisting of 608,359 Unrestricted Shares and 218,474 Restricted Shares (collectively, the "Transferable Shares"), from the Original Management Investors at $.1034 per share and resold such shares to other members of management at the estimated fair value at that time of $.1034 per share. In April 1996, the Company redeemed 322,669 Transferable Shares from certain other management at $.1034 per share and subsequently resold such shares to the same members of other management at the estimated fair value at that time of $.1137 per share.

    Pursuant to the terms of their respective stock purchase agreements, all members of management who own Transferable Shares must vote such shares in the same manner as the Original Management Investors vote their shares. Unrestricted Transferable Shares and restricted Transferable Shares are subject to five-and ten-year vesting periods, respectively, in each case provided that the management employee who purchased the shares remains employed by the Company. Any Transferable Shares which are forfeited will be repurchased by the Company and will be reoffered to the Original Management Investors at $.1034 or $.1137 per share, as applicable, based on the price paid by the management employee for the forfeited shares. Compensation expense will be recorded to the extent the fair value of the reoffered shares exceeds $.1034 or $.1137, as applicable.

    All Restricted Shares are subject to the earnings test formula based upon increases in the Company's earnings before interest, taxes, and depreciation and are deemed earned upon the satisfaction of these performance criteria (the "Earned Shares"). Earned Shares are subject to forfeiture if the holder's employment ceases before September 29, 2005. Any Restricted Shares that have not been earned by September 29, 2005 will be redeemed by the Company and reissued to the original stockholders of the Company (other than the Original Management Investors) pro rata based on their original holdings of common stock. Restricted Shares held by the Original Management Investors and all Transferable Shares held by other members of management have been classified as redeemable common stock in the balance sheet because they are redeemable by the Company in certain circumstances for reasons not under the Company's control.

    In the event that substantially all of the Company's stock or assets are transferred or sold, or upon a business combination, Earned Shares automatically become Unrestricted Shares. In addition, any remaining Restricted Shares at the time of a merger or sale of the Company become Unrestricted Shares to the extent that the then value of the Company results in an internal rate of return to the original stockholders of the Company of 40% compounded annually.

9.  COMMON STOCK

    On October 11, 1996, the stockholders approved the creation of two classes of common stock: Class A Common Stock, par value $.01 per share and Class B Common Stock, par value $.01 per share, and to split and reclassify each share of its existing common stock, par value $.10 per share, into 9.67 shares of Class A Common Stock. In connection with the reclassification, certain members of management and related stockholders holding 2,707,919 shares of Class A Common Stock exchanged such shares for the same number of shares of Class B Common Stock. Shares of Class A Common Stock and Class B Common Stock are identical in all respects except that (i) holders of Class B Common Stock are entitled to ten votes per share and holders of Class A Common Stock are entitled to one vote per share and (ii) the Class B Common Stock are convertible into Class A Common Stock at the option of the holder and, with limited exceptions, upon the transfer thereof. Following the reclassification, there were 30 million shares of Class A Common Stock and 5 million shares of Class B Common Stock authorized for issuance. All references in the financial statements to the number of shares and per share amounts of the Company's common stock have been retroactively restated to reflect the increased number of common shares outstanding.

10. STOCK OPTION PLANS

    The Company has two option plans which reserve shares of Class A common stock for officers, employees, consultants and advisors of the Company (the "Employee Plan") and for its non-employee directors (the "Directors Plan"). Under the Employee Plan, the Company may grant options to its employees for up to 325,000 shares of the Company's Class A common stock. The options generally become exercisable in installments of 25% per year on each of the first through the fourth anniversaries of the grant date and the option's maximum life is seven years. Under the Directors Plan, the Company may grant options to its directors for up to 125,000 shares of the Company's Class A common stock. The options become exercisable on the first anniversary of the grant date and the option's maximum life is ten years. No options were exercisable at December 31, 1996.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumption: expected volatility of 30.4%, risk-free interest rate of 6.2%, and expected lives of 3.6 years.

    A summary of the status of the Company's two stock option plans as of December 31, 1996 and changes during 1996 is presented below:

                                                                         WEIGHTED AVERAGE
FIXED OPTIONS                                                  SHARES     EXERCISE PRICE
-------------                                                 --------   ----------------
Outstanding at beginning of year............................        --        $   --
Granted.....................................................   179,100         13.48
Forfeited...................................................      (600)        13.50
                                                              --------
Outstanding at end of year..................................   178,500         13.48
                                                              ========
Weighted average fair value of options granted during the
  year......................................................  $   4.23
                                                              ========

    The range of exercise prices for options outstanding were $10.50 to $13.50 per share.

    The fair value of options granted during the year was $558,000 which is being amortized as compensation expense over the vesting period. Compensation expense of $53,000 was recorded for the year ended December 31, 1996.

11. INCOME TAXES

    Deferred income taxes in the accompanying consolidated statement of financial position includes the following amounts of deferred tax assets and liabilities at December 31, 1995 and 1996:

                                                                1995         1996
                                                              ---------   -----------
Deferred tax liability......................................              $  (338,000)
Deferred tax asset..........................................  $ 441,000     3,243,000
Valuation allowance.........................................   (441,000)   (2,905,000)
                                                              ---------   -----------
          Net deferred income taxes.........................  $      --   $        --
                                                              =========   ===========

    The deferred tax liability results primarily from the deferral of franchise sales commissions for financial reporting purposes. The deferred tax asset results from tax net operating loss carryforwards and the deferral of initial franchise fees for financial reporting purposes. A valuation allowance has been recorded for the tax effect of all the tax net operating loss carryforwards.

    For income tax purposes, as of December 31, 1996, the Company had accumulated net operating loss carryforwards of $6,437,000 which begin to expire in the year 2010.

    The following is a reconciliation of the statutory rate to the effective rate of the Company at December 31, 1995 and 1996:

                                                              1995      1996
                                                              ----      ----
Statutory federal rate......................................   34%       34%
Statutory state rate less federal effect....................    4         4
Effect of income not subject to tax.........................             (1)
Change in valuation allowance...............................  (38)      (37)
                                                              ---       ---
  Effective tax rate........................................   --%       --%
                                                              ===       ===

12. COMMITMENTS

    The Company, as part of the Mictrotel Agreement, is required to fulfill certain obligations under such Agreement. These include the following:

    - To execute franchise agreements and to have open or under development the following number of Microtel hotels each December, annually;

                                                         NUMBER
YEAR                                                    OF HOTELS
----                                                    ---------
1997..................................................      50
1998..................................................     100
1999..................................................     175
2000..................................................     250

    - The above development schedule is considered to have been complied with unless such schedule is not met for two consecutive years. If 75% of the development level has been met, a fee of $1,000,000 may be paid and upon such payment, the Company will be deemed to be in compliance with such schedule.

    - Hudson will retain the right to receive franchise application fees and all franchise royalty payments under existing agreements at October 5, 1995 or under agreements for which franchise applications had been received as of October 5, 1995, except for the reservation and marketing fees, which are retained by the Company.

    - As part of the Microtel Acquisition, Hudson retained the right to franchise and to receive royalties on 60 franchises either issued or which may be issued in the future to Hudson, its affiliates and certain other persons. For each new franchise other than the 60 issued or which may be issued to Hudson, its affiliates and such other persons, the Company is required to remit to Hudson a continuing monthly royalty equal to 1.0% of the revenues subject to royalties on the first 100 properties opened by the Company, 0.75% for the next 150 properties, and 0.5% for each new property after the first 250 properties.

    If any of the above obligations are not met, including the payment of amounts due to Hudson (see Note 6), all of the rights to the Mictrotel system will, at Hudson's discretion, revert back to Hudson. In the event Hudson exercises its rights to the Microtel system, the Company, through Mictrotel Inns and Suites Franchising, Inc. will retain the rights to any franchise royalty payments due under franchises granted by the Company and its subsidiary, less certain processing fees due to Hudson.

    The Company, as part of the Hawthorn Agreement, is required to fulfill certain obligations under such agreement. These include the following:

    - To execute qualified franchise agreements, as defined in the Hawthorn Agreement, for the operation of the following number of Hawthorn hotels (the "Termination Standard") on June 27, annually:

                                                         NUMBER
YEAR                                                    OF HOTELS
----                                                    ---------
1997..................................................      10
1998..................................................      20
1999..................................................      40
2000..................................................      60
2001..................................................      80
2002..................................................     100

    If the above franchising schedule is not met, HSA has the right to terminate the Hawthorn Agreement, at which time the Company would lose its right to franchise the Hawthorn brand. The Company will retain the rights to a percentage of the franchise royalty payments received from new franchises in existence as of the effective date of the termination based on the level of achievement of the Termination Standard.

    - For franchises open or under construction or with respect to which franchise agreements had been executed as of March 27, 1996, the date on which the Company acquired the rights to franchise the Hawthorn brand (the "Existing Hawthorn Hotels"), the Company is required to remit to HSA a continuing royalty of 100% of franchise royalty and termination fees received.

    - For each new franchise (i.e., other than Existing Hawthorn Hotels), the Company is required to remit to HSA a continuing royalty ranging from 25.3% to 67.3% (based on the number of hotel rooms) of franchise royalty and fees collected. The Company owns a 1% interest in HSA which entitles the Company to receive 1% of the gross revenues received by HSA from the Company with respect to all new franchises. Royalties due to HSA on new Hawthorn hotels are subject to increase if the royalties required to be paid under franchise agreements are less than 4% of gross room revenues or if the number of qualified franchise agreements for new Hawthorn hotels on new franchises is less than the following:

                                                         NUMBER
DATE                                                    OF HOTELS
----                                                    ---------
June 27, 1997.........................................      20
December 27, 1997.....................................      30
June 27, 1998.........................................      40
June 27, 1999.........................................      65
June 27, 2000.........................................      90
June 27, 2001.........................................     115
June 27, 2002.........................................     140

    - The Company is required to employ at least 15 persons devoted to the sales and promotion of the Hawthorn and Microtel brands and is required to spend not less than $100,000 on marketing during each of 1996 and 1997 promoting the Hawthorn brand.

    Under the Hawthorn Acquisition Agreement, the Company and its affiliates are generally restricted until June 27, 1998 from franchising any lodging brands other than (i) Hawthorn brand hotels, (ii) Microtel brand hotels, and (iii) other limited service non-suite hotels with an average daily rate of $49 and under. Until June 27, 1997, the Company generally must also refrain from franchising any brands outside of the lodging industry.

13. SELECTED QUARTERLY FINANCIAL DATA -- (UNAUDITED)

1996                                 FIRST        SECOND         THIRD        FOURTH      TOTAL YEAR
----                              -----------   -----------   -----------   -----------   -----------
Revenue.........................  $    31,000   $   364,000   $   469,000   $   428,000   $ 1,292,000
Loss from operations............    1,537,000     1,917,000     1,888,000     1,994,000     7,336,000
Net loss........................    1,398,000     1,797,000     1,718,000     1,678,000     6,591,000
Loss applicable to common
  stockholders..................    1,817,000     2,216,000     2,158,000     2,118,000     8,309,000
Weighted average shares
  outstanding...................   10,755,409    10,755,409    10,755,409    11,059,576    11,059,576
Net loss applicable to common
  stockholders per
  share(a)(b)...................  $      0.17   $      0.21   $      0.20   $      0.19   $      0.75
                                  ===========   ===========   ===========   ===========   ===========

1995                                                                          FOURTH      TOTAL YEAR
----                                                                        -----------   -----------
Revenue.........................                                            $        --   $        --
Loss from operations............                                              1,327,000     1,327,000
Net loss........................                                              1,168,000     1,168,000
Loss applicable to common
  stockholders..................                                              1,577,000     1,577,000
Weighted average shares
  outstanding...................                                             10,755,409    10,755,409
Net loss applicable to common
  stockholders per share(a).....                                            $      0.15   $      0.15
                                                                            ===========   ===========

---------------

(a) All per share information presented has been retroactively adjusted to reflect the stock splits discussed in Note 9.
(b) Due to the changes in the numbers of shares outstanding, quarterly per share amounts do not add to the total for the year.

14. SUBSEQUENT EVENT

    On January 1, 1997, the Company exercised its option to exchange the Redeemable Preferred Stock at the Liquidation Value of $18,477,000 into 10% subordinated debentures due September 29, 2007 (see Note 3).

INDEPENDENT AUDITORS' REPORT

Board of Directors
USFS Hawthorn, Inc.:

     We have audited the accompanying balance sheet of USFS Hawthorn, Inc. (the "Company") as of December 12, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company as of December 12, 1997 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
December 12, 1997

USFS HAWTHORN, INC.

BALANCE SHEET
DECEMBER 12, 1997
--------------------------------------------------------------------------------

ASSETS

CASH AND CASH EQUIVALENTS                                     $10
                                                              ===

SHAREHOLDER'S EQUITY

PREFERRED STOCK -- $.01 par value, 1,000,000 shares
  authorized, no shares issued and outstanding                $--

CLASS A COMMON STOCK -- $.01 par value, 5,000,000 shares
  authorized, 1,000 issued and outstanding                     10

CLASS B COMMON STOCK -- $.01 par value, 30,000,000 shares
  authorized, no shares issued and outstanding                 --
                                                              ---

                                                              $10
                                                              ===

See accompanying notes to balance sheet

USFS HAWTHORN, INC.

NOTES TO BALANCE SHEET AS OF DECEMBER 12, 1997
--------------------------------------------------------------------------------

1.  ORGANIZATION

    USFS Hawthorn, Inc. (the "Company") was incorporated in Delaware on November 26, 1997, and has had no operations during the period to December 12, 1997.

2.  COMMITMENTS AND CONTINGENCIES

    At December 12, 1997, the Company had no operating lease commitments, capital commitments or contingent liabilities.

3.  SHAREHOLDERS' EQUITY

    Holders of the Company's Class A Common Stock are entitled to one vote per share and holders of the Company's Class B Common Stock are entitled to ten votes per share. Each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock and, with limited exceptions, converts automatically upon any transfer thereof.

4.  PROPOSED MERGER

    U.S. Franchise Systems, Inc. ("USFS"), Hawthorn Suites Associates ("HSA") and HSA Properties, Inc. ("HPI") have proposed a series of transactions whereby all of the ownership interests of HSA Properties LLC ("HSA LLC"), a joint venture among USFS, HPI and HSA which owns an interest in the Hawthorn Suites brand of hotels, would be contributed to the Company in return for the issuance of shares of Class A Common Stock of the Company, and USFS would then merge into the Company. Under the proposed transactions, HSA and HPI would receive 22,447 and 2,199,775 Shares of Class A Common Stock, respectively. In addition, the holders of Class A Common Stock of USFS and Class B Common Stock of USFS will receive an equivalent number of the Company's Class A Common Stock and Class B Common Stock, as applicable. Currently, USFS and HSA LLC are parties to the Master Franchise Agreement, dated as of March 27, 1996 (the "Hawthorn Acquisition Agreement"), pursuant to which USFS acquired the exclusive worldwide rights to franchise and to control the development and operation of the Hawthorn Suites brand of hotels. The Hawthorn Acquisition Agreement requires that a percentage of royalties received by USFS from the franchising of Hawthorn Suites Hotels be remitted to HSA LLC and also contains certain restrictions on USFS's operations and imposes standards relating to the development of the Hawthorn Suites brand of hotels. The merger of USFS with and into the Company as contemplated will permit the Company to acquire all of the trademarks, copyrights and other intellectual property related to the Hawthorn Suites hotel brand and, as a related consequence, eliminate the aforementioned royalty payments and restrictive provisions currently governed by the Hawthorn Acquisition Agreement.

    The merger will be accounted for as the "reverse acquisition" of the Company by USFS. Accordingly, USFS will account for the merger under the "purchase" method of accounting in accordance with generally accepted accounting principles. Therefore, the fair value of USFS's stock at the date the merger was announced to be issued to HSA and HPI (approximately $17.8 million) and the estimated costs of the merger incurred by USFS will be allocated to the Company's assets acquired and the liabilities assumed based on their fair values and the results of operations of the Company will be included in the results of operations of USFS only for the periods subsequent to the merger.

    HSA LLC does not possess and thus the Company will not acquire any of the following in connection with the acquisition of the ownership interests of HSA LLC: physical facilities, employee base, sales force, production techniques or an existing customer base.

                        UNAUDITED STATEMENT OF ROYALTIES
                               AND OTHER PAYMENTS

                                                               PERIOD FROM
                                                       MARCH 27, 1996 (DATE OF THE
                                                          HAWTHORN ACQUISITION
                                                              AGREEMENT) TO           NINE MONTHS ENDED
                                                              DECEMBER 31,              SEPTEMBER 30,
                                                                  1996                      1997
                                                       ---------------------------    -----------------
Royalties and Other Payments.........................           $1,776,634               $1,518,817

                                                                      APPENDIX A



================================================================================







                          AGREEMENT AND PLAN OF MERGER



                                 BY AND BETWEEN



                          U.S. FRANCHISE SYSTEMS, INC.





                                       AND





                               USFS HAWTHORN, INC.





                               ------------------


                                DECEMBER 9, 1997


                               ------------------








================================================================================

                                TABLE OF CONTENTS

                                                                                                      Page

ARTICLE 1
         THE MERGER......................................................................................2
         1.1          The Merger.........................................................................2
         1.2          Closing; Effective Time............................................................2
         1.3          Certificate of Incorporation.......................................................3
         1.4          By-laws............................................................................4
         1.5          Directors and Officers.............................................................4
         1.6          Meeting of USFS Stockholders.......................................................4
         1.7          SEC Filings........................................................................5

ARTICLE 2
         CONVERSION OF SECURITIES........................................................................7
         2.1          Company Common Stock...............................................................7
         2.2          USFS Common Stock..................................................................7
         2.3          Effect on USFS Company Options.....................................................7
         2.4          Treasury Shares....................................................................8
         2.5          Exchange of Certificates...........................................................8

ARTICLE 3
         REPRESENTATIONS AND WARRANTIES
         OF THE COMPANY.................................................................................10
         3.1          Organization......................................................................10
         3.2          Capital Structure.................................................................10
         3.3          Authorization; Binding Agreement..................................................11
         3.4          Noncontravention..................................................................12
         3.5          Governmental Approvals; Required Consents.........................................13

ARTICLE 4
         REPRESENTATIONS AND WARRANTIES
         OF USFS........................................................................................14
         4.1          Organization......................................................................14
         4.2          Capitalization....................................................................15
         4.3          Subsidiaries......................................................................16
         4.4          Authorization; Binding Agreement..................................................16
         4.5          Noncontravention..................................................................17
         4.6          Governmental Approvals; Required Consents.........................................18
         4.7          SEC Filings; Financial Statements.................................................19
         4.8          Absence of Certain Changes or Events..............................................20
         4.9          Absence of Litigation.............................................................20
         4.10         Compliance........................................................................21




                                                                                                      Page

ARTICLE 5
         COVENANTS......................................................................................21
         5.1          Operation of the Company..........................................................21
         5.2          Stockholder Approval; Proxy Statement.............................................22
         5.3          Reasonable Best Efforts; Additional Actions.......................................22
         5.4          Notification of Certain Matters...................................................24
         5.5          Stock Exchange Listing............................................................25
         5.6          Issuance of Additional Securities; Etc............................................25

ARTICLE 6
         CONDITIONS.....................................................................................26
         6.1          Conditions to Each Party's Obligations............................................26
         6.2          Conditions to Obligation of USFS..................................................28
         6.3          Conditions to Obligation of the Company...........................................29

ARTICLE 7
         TERMINATION....................................................................................30
         7.1          Termination.......................................................................30
         7.2          Procedure for and Effect of Termination...........................................31

ARTICLE 8
         MISCELLANEOUS..................................................................................32
         8.1          Certain Definitions...............................................................32
         8.2          Amendment and Modification........................................................33
         8.3          Waiver of Compliance; Consents....................................................34
         8.4          Survival of Representations and Warranties........................................34
         8.5          Notices...........................................................................34
         8.6          Assignment........................................................................36
         8.7          Expenses..........................................................................37
         8.8          Governing Law.....................................................................37
         8.9          Counterparts......................................................................37
         8.10         Interpretation....................................................................37
         8.11         Entire Agreement..................................................................37
         8.12         Third Party Beneficiaries.........................................................38


SCHEDULES

Schedule 4.3          Subsidiaries


EXHIBITS

Exhibit A             Contribution Agreement

Exhibit B             Shareholders Agreement

                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER dated as of December 9, 1997 (the "Agreement") by and between U.S. FRANCHISE SYSTEMS, INC., a Delaware corporation ("USFS"), and USFS HAWTHORN, INC., a Delaware corporation (the "Company").
                  WHEREAS, the respective boards of directors of USFS and the Company have approved this Agreement pursuant to which, among other things, USFS will be merged with and into the Company (the "Merger") on the terms and conditions contained herein and in accordance with the General Corporation Law of the State of Delaware, as amended (the "DGCL");
                  WHEREAS, the Company, USFS, Hawthorn Suites Associates, an Illinois joint venture ("HSA"), and HSA Properties, Inc., a Delaware corporation ("HPI"), have entered into the Contribution Agreement, dated as of the date hereof (the "Contribution Agreement"), a copy of which is attached hereto as Exhibit A, pursuant to which HSA and HPI shall sell, assign, transfer, convey, grant and set over to the Company, immediately prior to the Effective Time (as defined in Section 1.2), all of their right, title and interest to their respective membership interests in HSA Properties, LLC, a Delaware limited liability company (the "LLC Company"), which collectively constitute 99% of the membership interests of the LLC Company (collectively, the "LLC Interest");

                  WHEREAS, USFS and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger; and
                  WHEREAS, it is the express intention of the Company and USFS and their respective stockholders and holders of options that the Merger constitute a tax-free reorganization for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder.
                  NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE 1
                                   THE MERGER

                  1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the DGCL, USFS shall be merged with and into the Company, which shall be the surviving corporation in the Merger (the "Surviving Corporation"). At the Effective Time, the separate existence of USFS shall cease and the other effects of the Merger shall be as set forth in Section 259 of the DGCL.
                  1.2 Closing; Effective Time. Subject to the provisions of Article 6, the closing of the Merger (the "Closing") shall take place in New York City at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, as soon as practicable but in no event later than 10:00 a.m. New York City time on the first business day after the date on which each of the conditions set forth in Article 6 have been satisfied or waived by the party or parties entitled to the benefit of such conditions, or, subject to receipt of consent of HSA and HPI pursuant to the Contribution Agreement, at such other place, at such other time or on such other date as USFS and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date." At the Closing, USFS and the Company shall cause a certificate of merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL and the parties hereto shall take all such other and further actions as may be required by law to make the Merger effective. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as is specified in the Certificate of Merger (the "Effective Time").
                  1.3 Certificate of Incorporation. The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall become, from and after the Effective Time, the certificate of incorporation of the Surviving Corporation, until thereafter altered, amended or repealed as provided therein and in accordance with applicable law, except that
Section 1 of the Certificate of Incorporation of the Company shall be amended and restated in its entirety as follows:
         "1. Name. The name of the Corporation is "U.S. Franchise Systems, Inc. (the 'Corporation')."

                  1.4 By-laws. The by-laws of the Company, as in effect immediately prior to the Effective Time, shall become, from and after the Effective time, the by-laws of the Surviving Corporation, until thereafter altered, amended or repealed as provided therein and in accordance with applicable law.
                  1.5 Directors and Officers. The directors and officers of the Surviving Corporation at the Effective Time shall be the directors and officers of USFS immediately prior to the Effective Time each of whom shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation.
                  1.6 Meeting of USFS Stockholders. USFS hereby covenants and agrees that it shall, as promptly as practicable, use its reasonable best efforts to take all necessary action in accordance with applicable law to convene a meeting of its stockholders and shall use its reasonable best efforts to hold such meeting as promptly as reasonably practicable after the date hereof. The purpose of such meeting shall be, among other things, to consider and vote upon this Agreement and the transactions contemplated hereby (including, without limitation, the Merger). The Board of Directors of USFS has approved this Agreement and the transactions contemplated hereby (including, without limitation, the Merger) and will recommend that USFS stockholders vote in favor of the Merger and the transactions contemplated hereby.

                  1.7      SEC Filings.
                           (a)      As soon as practicable after the date
hereof, the Company and USFS shall prepare and file with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-4 (such Registration Statement at the time it becomes effective, together with all amendments and exhibits thereto is referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which registers the shares of Company Common Stock (as defined in Section 2.2) to be issued pursuant to the Merger and which relates to the vote of USFS stockholders to approve the Merger and which shall contain a prospectus (the "Prospectus") which will be in the form of a Proxy Statement.
                           (b)      Each of the Company and USFS, as applicable,
shall use its reasonable best efforts to (i) respond to any comments of the SEC,
(ii) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and (iii) cause the Prospectus to be mailed to the stockholders of USFS as promptly as practicable after the Registration Statement is declared effective under the Securities Act; provided that, the Company and USFS may, upon prior written notice to each of HSA and HPI, delay the effectiveness and mailing of the Registration Statement if any event occurs and is continuing which causes the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and the Company and USFS determine that the disclosure of such events at such time would adversely affect their interests. Each of the Company and USFS shall notify the other (and shall notify each of HSA and HPI) promptly of the receipt of any comments from the SEC and of any requests by the SEC for amendments or supplements to the Registration Statement or for additional information and will supply the other (and HSA and HPI) with copies of all correspondence between such party or any of its representatives and the SEC, with respect to the Registration Statement. The Registration Statement shall comply in all material respects with all applicable requirements of law. The Company shall take any action required to be taken under state blue sky or securities laws in connection with the Merger and the issuance of the Merger consideration in connection therewith.
                           (c)      No amendment or supplement to the
Registration Statement will be made without the approval of the Company and USFS and each of HSA and HPI, which approval will not be unreasonably withheld or delayed. Each of the Company and USFS will advise each other (and each of HSA and HPI) promptly after it receives notice thereof, of the time when the Registration Statement or any amendment thereto has become effective, or the issuance of any stop order, or the suspension of the qualification of the Company Common Stock to be issued in the Merger for offering or sale in any jurisdiction or of any request by the Nasdaq Stock Market, Inc. for amendment of the Registration Statement.

                                    ARTICLE 2
                            CONVERSION OF SECURITIES

                  2.1 Company Common Stock. Each share of common stock of Company issued and outstanding immediately prior to the Effective Time shall remain outstanding.
                  2.2 USFS Common Stock. Each share of Class A Common Stock, par value $.01 per share, ("USFS Class A Stock"), and Class B Common Stock, par value $.01 per share ("USFS Class B Stock" and together with the USFS Class A Stock, collectively, the "USFS Common Stock"), of USFS issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one share of Class A Common Stock, par value $.01 per share ("Company Class A Stock"), or one share of Class B Common Stock, par value $.01 per share ("Company Class B Stock" and together with the Company Class A Stock, collectively, the "Company Common Stock"), of the Company, respectively (the "Merger Consideration").
                  2.3 Effect on USFS Company Options. At the Effective Time, each holder of an issued and outstanding option ("USFS Options") exercisable for shares of USFS Class A Stock will be entitled, by virtue of the Merger and without any action on the part of the holder thereof, to exercise such option for an equal number of shares of Company Class A Stock on the same terms and conditions as such USFS Options immediately prior to the Effective Time.

                  2.4 Treasury Shares. At the Effective Time each share of USFS Common Stock held in treasury by USFS immediately prior to the Effective Time shall, by virtue of the Merger, be converted into a share of Company Class A Stock held in treasury by the Company.
                  2.5      Exchange of Certificates.
                           2.5.1    Prior to the Closing Date, the Company shall
appoint Wachovia Bank of North Carolina, N.A. or another agent mutually acceptable to USFS, HSA and HPI to act as exchange agent (the "Exchange Agent") for the Merger. Promptly after the Closing Date, the Company shall deposit, or cause to be deposited, with the Exchange Agent such certificates evidencing such number of shares of Company Class A Stock and Company Class B Stock in order to enable the Exchange Agent to effect the exchange of certificates contemplated by
Section 2.2.
                           2.5.2    As soon as reasonably practicable following
the Closing Date, the Company and USFS shall instruct the Exchange Agent to deliver to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of USFS Common Stock (collectively, the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the Merger Consideration.

                           2.5.3    After the Effective Time, each holder of
Shares of USFS Common Stock shall surrender and deliver the Certificates to the Exchange Agent together with a duly completed and executed transmittal letter. Upon such surrender and delivery, the holder shall receive a certificate representing the number of shares of Company Common Stock into which such holder's shares of USFS Common Stock have been converted pursuant to this Agreement. Until so surrendered and exchanged, each outstanding Certificate after the Effective Time shall be deemed for all purposes to evidence the right to receive that number of shares of Company Common Stock into which the shares of USFS Common Stock evidenced thereby have been converted pursuant to this Agreement.
                           2.5.4    At the Effective Time, the stock transfer
books of USFS shall be closed and no transfer of shares USFS Common Stock shall be made thereafter, other than transfers of shares of USFS Common Stock that have occurred prior to the Effective Time. In the event that, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for shares of Company Common Stock as provided in Section 2.2.
                           2.5.5    Any portion of the Merger Consideration that
shall not have been paid to any holder of shares of USFS Common Stock pursuant to this Section 2.5 prior to the second anniversary of the Effective Time shall be paid to the Company and any stockholder who has not theretofore complied with this Section 2.5 thereafter shall look, subject to escheat and other similar laws, solely to the Company for payment of the Merger Consideration to which they are entitled under this Agreement.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

                  The Company represents and warrants to USFS as follows:
                  3.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect (as defined in Section 8.1.e) with respect to the Company. The Company has previously delivered or made available to USFS correct and complete copies of its certificate of incorporation and by-laws, as currently in effect.
                  3.2 Capital Structure. On the date hereof, the Company has no subsidiaries or any interest in any person or entity. The Company has conducted no business or other activity other than the execution and delivery of this Agreement and the Contribution Agreement and the consummation of the transactions contemplated hereby and thereby. Immediately prior to the Effective Time, the authorized capital stock of the Company will consist of 30,000,000 shares of Company Class A Stock of which 2,222,222 shares will be issued and outstanding (after giving effect to the redemption at $.01 per share of the 1,000 shares of Company Class A Stock held by Neal K. Aronson, to occur immediately prior to the Effective
Time), 5,000,000 shares of Company Class B Stock, none of which shares will be issued and outstanding, and 1,000,000 shares of Preferred Stock, par value $.01 per share, none of which will be issued and outstanding. At the Effective Time, the Company will have good title to the LLC Interest, free and clear of any claim, charge or encumbrance ("Lien"), and the LLC Interest will have been duly authorized and validly issued, and will be fully paid and non-assessable. There are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any securities or obligations convertible into, or any powers of attorney relating to, shares of the capital stock of the Company. Except for the Shareholders Agreement, there are no outstanding agreements or instruments binding upon any of the Company or its stockholders relating to the ownership of its shares of capital stock. The shares of Company Common Stock to be exchanged for shares of USFS Common Stock in the Merger have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and non-assessable and free of preemptive rights.
                  3.3 Authorization; Binding Agreement. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to any required approval by the Company's stockholders of the issuance of Company Common Stock in connection with the Merger (which will be obtained prior to the Effective Time). This Agreement has been duly and validly executed and delivered by the Company and, subject to any required approval by the Company's stockholders of the issuance of Company Common Stock in connection with the Merger (which will be obtained prior to the Effective
Time), constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, fraudulent conveyance, fraudulent transfer, insolvency, reorganization, liquidation, conservatorship, moratorium and other similar laws relating to or affecting creditors' rights or the collection of debtors' obligations generally and any general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law) and the discretion of any court before which any proceedings therefor may be brought.
                  3.4 Noncontravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
(a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of the Company, (b) require any consent, approval or notice under or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation (collectively, "Contracts and Other Agreements") to which the Company is a party or by which it or any material portion of its properties or assets is bound or (c) violate any order, judgment, writ, injunction, determination, award, decree, law, statute, rule or regulation (collectively, "Legal Requirements") applicable to the Company or any material portion of its properties or assets, provided that no representation or warranty is made in foregoing clauses (b) and (c) with respect to matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect with respect to the Company.
                  3.5      Governmental Approvals; Required Consents .
                         (i)  No consent, approval or authorization of or
declaration or filing with any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (each, a "Governmental Entity") on the part of the Company that has not been obtained or made is required in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) filings and other applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act, the Exchange Act, and under state securities or "Blue Sky" laws; and

(c) consents, approvals, authorizations, declarations or filings that, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to the Company or prevent the Company from consummating the transactions contemplated hereby.
                        (ii) No consent, approval or action of, or filing with, or notice to, any Person (other than a Governmental Entity) shall be required in connection with the execution or delivery by the Company of this Agreement, consummation by the Company of the transactions contemplated hereby or compliance by the Company with the provisions hereof (the "Company Required Consents"), other than consents, approvals, actions, filings or notices which would not have a Material Adverse Effect with respect to the Company.

                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES
                                     OF USFS

                  USFS represents and warrants to the Company as follows:
                  4.1 Organization. Each of USFS and its subsidiaries is a Person duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of USFS and its subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it make such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to USFS. USFS has previously delivered or made available to the Company correct and complete copies of its certificate of incorporation and by-laws, as currently in effect.
                  4.2 Capitalization. Immediately prior to the Effective Time, except as provided in the Disclosure Letter, the authorized capital stock of USFS will consist of 30,000,000 shares of USFS Class A Stock, of which 9,844,972 shares will be issued and outstanding (and 57,807 shares will be held in treasury), 5,000,000 shares of USFS Class B Stock, of which 2,707,919 shares will be issued and outstanding, and 1,000,000 shares of preferred stock, par value $.01 per share, none of which will be issued and outstanding. USFS has good title to all of the shares or other equity interests of each of its subsidiaries, free and clear in each case of any lien, restriction or encumbrance. Except as disclosed in the USFS SEC Filings (as defined in Section 4.7) and except for 57,807 shares of USFS Class A Stock that Michael Leven and Neal Aronson collectively have the right to purchase from USFS (the "Repurchase Option"), pursuant to those certain Amended and Restated Employee Stock Purchase Agreements, dated October 30, 1996, in the forms previously delivered to USH, HSA and HPI, and except for options granted under the U.S. Franchise Systems, Inc. 1996 Stock Option Plan and the U.S. Franchise Systems, Inc. 1996 Stock Option Plan for Non-Employee Directors, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any securities or obligations convertible into, or any powers of attorney relating to, shares of the capital stock of USFS or any of its subsidiaries. There are no outstanding agreements or instruments binding upon USFS or its subsidiaries relating to the ownership of shares of their respective capital stock or other equity interests, as the case may be. All issued and outstanding shares of USFS Common Stock have been duly authorized and validly issued, fully paid, non-assessable and free of preemptive rights.
                  4.3 Subsidiaries. Except as disclosed in the USFS SEC Filings or as set forth on Schedule 4.3, USFS does not own, directly or indirectly, (a) any shares of capital stock or other equity securities of any subsidiary of USFS or (b) any other equity interest in any person, domestic or foreign. All of the outstanding shares of capital stock or other equity securities of each of USFS's subsidiaries that are owned by USFS or any other subsidiary of USFS (collectively, the "USFS Subsidiary Shares") have been duly authorized and are validly issued, fully paid and nonassessable and free of preemptive rights. There are no irrevocable proxies or similar obligations or restrictions with respect to any of the USFS Subsidiary Shares and all of the USFS Subsidiary Shares are owned by USFS free and clear of all Liens.
                  4.4 Authorization; Binding Agreement. USFS has the full corporate power and authority to execute and deliver this Agreement and, subject to obtaining any necessary approval of its stockholders as contemplated by
Section 1.6 hereof with respect to the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of USFS subject to the adoption of this Agreement by the stockholders of USFS in accordance with the DGCL and the certificate of incorporation and by-laws of USFS. This Agreement has been duly and validly exe cuted and delivered by USFS and subject to the adoption of this Agreement by the stockholders of USFS in accordance with the DGCL and the certificate of incorporation and by-laws of USFS constitutes a legal, valid and binding agreement of USFS enforceable against USFS in accordance with its terms, except as such enforcement may be limited by bankruptcy, fraudulent conveyance, fraudulent transfer, insolvency, reorganization, liquidation, conservatorship, moratorium and other similar laws relating to or affecting creditors' rights or the collection of debtors' obligations generally and any general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law) and the discretion of any court before which any proceedings therefor may be brought.
                  4.5 Noncontravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
(a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of USFS, (b) require any consent, approval or notice under or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any

Contracts and Other Agreements to which USFS is a party or by which USFS or any material portion of its properties or assets may be bound or (c) violate any Legal Requirements applicable to USFS or any material portion of its properties or assets; provided that no representation or warranty is made in the foregoing clauses (b) and (c) with respect to matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect with respect to USFS.
                  4.6      Governmental Approvals; Required Consents.
                         (i)  No consent, approval or authorization of, or
declaration or filing with, any Governmental Entity on the part of USFS that has not been obtained or made is required in connection with the execution or delivery by USFS of this Agreement or the consummation by USFS of the transactions contemplated hereby, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) filings under the HSR Act, the Securities Act, the Exchange Act and state securities or "Blue Sky" laws, and (c) consents, approvals, authorizations, declarations or filings that, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to USFS or prevent USFS from consummating the transactions contemplated hereby.
                        (ii) No consent, approval or action of, or filing with, or notice to, any Person (other than a Governmental Entity) shall be required in connection with the execution or delivery by USFS of this Agreement, consummation by USFS of the transactions contemplated hereby or compliance by USFS with the provisions hereof

(the "USFS Required Consents") other than consents, approvals, actions, filings or notices which would not have, individually or in the aggregate, a Material Adverse Effect with respect to USFS.
                  4.7 SEC Filings; Financial Statements. USFS has delivered or made available to the Company, HSA and HPI, correct and complete copies of USFS's (a) Annual Report on Form 10-K for the year ended December 31, 1996 (the "USFS 1996 Form 10-K"), as filed with the SEC, (b) proxy statements relating to all of USFS's meetings of stockholders (whether annual or special) since October 30, 1996 and (c) all other reports, statements and registration statements (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed by USFS with the SEC since October 30, 1996 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, and as such documents have been amended or supplemented since their time of filing, the "USFS SEC Filings"). As of their respective dates or, if amended or supplemented, as of the date of the last such amendment or supplement, the USFS SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of USFS and its subsidiaries included in the USFS 1996 Form 10-K and USFS's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes to such financial statements) and fairly present in all material respects the consolidated financial position of USFS and its subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows for the respective periods then ended (subject, in the case of unaudited interim financial statements, to normal year-end adjustments).
                  4.8 Absence of Certain Changes or Events. Except as disclosed in the USFS SEC Filings or the Disclosure Letter, since September 30, 1997 USFS and its subsidiaries have conducted their respective businesses in the normal and ordinary course consistent with past practice and there has not been any condition, event or occurrence that has resulted, or could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to USFS (without regard, however, to changes in conditions generally applicable to the industries in which USFS and its subsidiaries are involved or general economic condition in the jurisdictions in which USFS or its subsidiaries conduct business, and any changes in the condition, business, operations or financial results of USFS and its subsidiaries taken as a whole that are caused primarily or substantially by such changes or events or as a result of the announcement of this Agreement and the transactions contemplated hereby including the payment of any costs, expenses, fees or similar charges incurred by USFS's contemplation, negotiation, execution or consummation of this Agreement).
                  4.9      Absence of Litigation.   Except as disclosed in the
USFS SEC Filings, as of the date hereof there are no claims, actions or proceedings pending or, to the knowledge of USFS, threatened against USFS or any of its subsidiaries or any material portion of their properties or assets before any court or Governmental Entity that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to USFS. As of the date hereof, neither USFS nor any of its subsidiaries nor any material portion of their properties or assets is subject to any order of any court or Governmental Entity.
                  4.10 Compliance. Except as disclosed in the USFS SEC Filings, neither USFS nor any of its subsidiaries is in default or violation of any term, condition or provision of (a) its certificate of incorporation or by-laws (or equivalent governing instruments), (b) any Contracts and Other Agreements to which USFS or any of its subsidiaries is a party or by which any of them or any material portion of their properties or assets may be bound or (c) any Legal Requirements applicable to USFS or any of its subsidiaries or any material portion of their properties or assets; provided that no representation or warranty is made in the foregoing clauses (b) and (c) with respect to matters that have not had or could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to USFS.

                                    ARTICLE 5
                                    COVENANTS

                  5.1 Operation of the Company. Prior to the Effective Time the Company shall not engage in any activity or business, other than executing and delivering this Agreement and the Contribution Agreement and consummating the transactions contemplated hereby and thereby.
                  5.2 Stockholder Approval; Proxy Statement. Each of the Company and USFS shall take all action necessary in accordance with applicable law to convene the USFS Stockholders' Meeting as promptly as practicable after the date hereof to consider and vote upon this Agreement and the transactions contemplated hereby. USFS shall, through its Board of Directors (the "USFS Board"), recommend that its stockholders vote in favor of the adoption of this Agreement and the transactions contemplated hereby. The Company shall obtain the approval of its stockholders of this Agreement and the transactions contemplated hereby.
                  5.3      Reasonable Best Efforts; Additional Actions.
                           5.3.1    Upon the terms and subject to the conditions
of this Agreement, each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using all reasonable best efforts to (a) obtain all consents, amendments to or waivers under the terms of any of the Company's and USFS's borrowing or other contractual arrangements required by the transactions contemplated by this Agreement (other than consents, amendments or waivers the failure of which to obtain could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect), (b) effect promptly all necessary or appropriate registrations and filings with Governmental Entities, including, without limitation, filings and submissions pursuant to the HSR Act, the Securities Act, the Exchange Act, the DGCL and state "Blue Sky" laws (it being agreed that a copy of each of such registration and filing shall be delivered to HSA and HPI), (c) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (d) fulfill or cause the fulfillment of the conditions to Closing set forth in Article 6.
                           5.3.2    If, at any time after the Effective Time,
the Surviving Corporation shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation the right, title or interest in, to or under any of the rights, properties or assets of USFS or its subsidiaries acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of USFS or its subsidiaries or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of USFS or its subsidiaries or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                  5.4 Notification of Certain Matters. Each of the Company and USFS shall give prompt notice to the other party (and to HSA and HPI) of: (i) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default under any agreement, indenture or instrument material to the business, assets, property, condition (financial or otherwise) or the results of operations of the Company or of USFS and its subsidiaries, taken as a whole, as the case may be, to which the Company or USFS or any of its subsidiaries, as the case may be, is a party or is subject; (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by the Contribution Agreement or this Agreement including the Merger; (iii) any notice or other communication from any regulatory authority, the Nasdaq Stock Market, Inc. or national securities exchange in connection with the transactions contemplated by the Contribution Agreement or this Agreement, including the Merger; (iv) any material adverse change in the business, assets, financial condition or results of operations of the Company or of USFS and its subsidiaries, taken as a whole, as the case may be, or the occurrence of an event which, so far as reasonably can be foreseen at the time of its occurrence, would result in any such change;
(v) any claims, actions, proceedings or investigations commenced or, to the best of its knowledge, threatened, involving or affecting the Company or USFS or any of its subsidiaries, as the case may be, or any of their respective property or assets, or, to the best of its knowledge, any employee, director or officer, in his or her capacity as such, of the Company or any of its subsidiaries or USFS, as the case may be, which, if pending on the date hereof, would have been required to have been disclosed in a Schedule pursuant to this Agreement or which relates to the consummation of the Merger;
(vi) any occurrence, or failure to occur, of any event, which occurrence or failure to occur has caused or could reasonably be expected to cause any representation or warranty in this Agreement to be untrue or inaccurate in any material respect at any time after the date hereof and prior to the Effective Time and (vii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
                  5.5 Stock Exchange Listing. The Company shall use its reasonable best efforts to cause the shares of Company Class A Stock to be issued in the Merger to be listed on the Nasdaq National Market, subject only to official notice of issuance thereof.
                  5.6 Issuance of Additional Securities; Etc. Each of the Company and USFS hereby agrees that from and after the date of this Agreement through the Effective Time, except as contemplated by this Agreement, the Contribution Agreement or the Disclosure Letter or pursuant to the Repurchase Option or any employee or director stock option plan described in the USFS SEC Filings, it shall not (a) issue, or authorize the issuance of, any additional shares of its capital stock, (b) grant, or agree to grant, any options, warrants, rights, contract, calls, put, rights to subscribe, conversion rights or enter into, or agree to enter into, any other agreements or commitments providing for the issuance, disposition or acquisition of any shares of its capital stock, (c) grant, or agree to grant, any stock appreciation, phantom stock or similar rights with respect to shares of its capital stock, (d) enter into, or agree to enter into, any voting trusts, proxies or any other agreements or understandings with respect to the voting of its capital stock, (e) incur any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock except as otherwise contemplated by Section 3.2 hereto or (f) declare or distribute any cash dividend.

                                    ARTICLE 6
                                   CONDITIONS

                  6.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:
                           (a)      This Agreement shall have been adopted by
the affirmative vote of the stockholders of USFS and the Company by the requisite vote in accordance with applicable law;
                           (b)      No Legal Requirements shall have been
enacted, entered, promulgated or enforced by any court or Governmental Entity that prohibit or prevent the consummation of the Merger;

                           (c)      The Registration Statement shall have become
effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order;
                           (d)      All approvals required under state
securities or "Blue Sky" laws shall have been obtained;
                           (e)      The Company Common Stock to be issued in
the Merger pursuant to this Agreement shall have been authorized for listing on the Nasdaq National Market, subject to official notice of issuance;
                           (f)      (i) All consents, authorizations, orders and
approvals of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made (as the case may be), except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Material Adverse Effect with respect to the Company or USFS and (ii) such consents, authorizations, orders and approvals shall be subject to no conditions other than conditions that could not reasonably be expected to have a Material Adverse Effect with respect to the Company and USFS, taken as a whole;
                           (g)      Any required consents or approvals of any
person to the Merger or the transactions contemplated hereby shall have been obtained and be in full force and effect, except for those the failure to obtain will not have a material adverse effect on the business, assets, properties, financial condition or the results of operations of the Surviving Corporation and its subsidiaries taken as a whole; and
                           (h)      Any waiting period applicable to the Merger
under the HSR Act shall have expired or been terminated.
                  6.2 Conditions to Obligation of USFS. The obligation of USFS to effect the Merger shall be subject to the fulfillment or waiver at the Effective Time of the following additional conditions:
                           (a)      The Company shall have performed in all
material respects the covenants and obligations required to be performed by it under this Agreement on or prior to the Effective Time;
                           (b)      Each party to the Contribution Agreement
shall have performed in all material respect the covenants and obligations required to be performed by it under the Contribution Agreement on or prior to the Effective Time;
                           (c)      The representations and warranties of the
Company contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (except to the extent that any such representation or warranty had by its terms been made as of a specific date in which case such representation or warranty shall have been true and correct as of such specific date);
                           (d)      The representations and warranties of HSA
and HPI contained in the Contribution Agreement shall be true and correct in all material respects on and as of the Closing (as defined in the Contribution Agreement) as if made on and as of such time (except to the extent that any such representation or warranty had by its terms been made as of a specific date in which case such representation or warranty shall have been true and correct as of such specific date);
                           (e)      The transactions contemplated by the
Contribution Agreement shall have been consummated in accordance with its terms;
                           (f)      USFS shall have received a certificate
signed by an executive officer of (i) the Company to the effect of Sections 6.2(a), (b) and (c) and (ii) of HSA and HPI to the effect of Sections 6.2(d) and
(e);
                           (g)      HSA and HPI shall have executed and
delivered to the Company the Shareholders Agreement (the "Shareholders Agreement") substantially in the form of Exhibit B hereto; and
                           (h)      USFS shall have received the opinion of
Paul, Weiss, Rifkind, Wharton & Garrison, dated the Closing Date, that, under federal income tax law, and based on (i) certain representations regarding factual matters and certain covenants as to future actions made by the Company, USFS and major holders of USFS Common Stock, and (ii) the assumption that the Merger and related transactions will take place as described herein, the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code.
                  6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger shall be subject to the fulfillment or waiver at the Effective Time of the following additional conditions:

                           (a)      USFS shall have performed in all material
respects the covenants and obligations required to be performed by it under this Agreement on or prior to the Effective Time;
                           (b)      The representations and warranties of USFS
contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date;
                           (c)      The Company shall have received a
certificate signed by an executive officer of USFS to the effect of Sections 6.3
(a) and (b); and
                           (d)      Michael A. Leven and Neal K. Aronson shall
have executed and delivered to the Company the Shareholders Agreement.

                                    ARTICLE 7
                                   TERMINATION

                  7.1 Termination. Subject to the provisions of Section 4.6 of the Contribution Agreement, this Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after adoption by the stockholders of the Company:
                           (a)      By the mutual written consent of USFS and
the Company;
                           (b)      By USFS or the Company:
                                  (i)  if there has been a material breach of
         any representation, warranty, covenant or agreement on the part of the Company, HSA or HPI, on the one hand, or USFS, on the other hand, as the case may be, set forth in this Agreement or the Contribution Agreement which breach, if not a willful breach, has not been cured within ten (10) Business Days following receipt by the breaching party of notice of such breach;
                                 (ii) if a court of competent jurisdiction or other Governmental Entity shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order or other action shall have become final and nonappealable; or
                                (iii)  if the Effective Time shall not have
         occurred on or before April 30, 1998 provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to any party whose failure to fulfill materially any covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; and
                           (c)      by USFS, if the approval of USFS's
stockholders shall not have been obtained by reason of the failure to obtain the requisite vote at a duly held meeting of such stockholders or at any adjournment thereof.
                  7.2 Procedure for and Effect of Termination. In the event that this Agreement is terminated and the Merger is abandoned by USFS, on the one hand, or by the Company, on the other hand, pursuant to Section 7.1, written notice of such termination and abandonment shall forthwith be given to the other party (and to HSA and HPI) and this Agreement shall terminate and the Merger shall be abandoned without any further action. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party under the terms of this Agreement except with respect to the willful breach by any party hereto and except that the provisions of this Section 7.2 and Article 8 shall survive the termination of this Agreement.

                                    ARTICLE 8
                                  MISCELLANEOUS

                  8.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them in this Section 8.1:
                           (a)      "affiliate," with respect to any person,
shall mean any person controlling, controlled by or under common control with such person;

                           (b)      "Business Day" means any day other than a
day on which (i) banks in the State of Delaware are authorized or obligated to be closed or (ii) the Nasdaq National Market is closed;
                           (c)      "Disclosure Letter" means the letter dated
the date hereof, from USFS to HPI and HSA.
                           (d)      "knowledge," with respect to the Company or
USFS, shall mean the actual knowledge of any executive officer or director of the Company or USFS, respectively;
                           (e)      "Material Adverse Effect," with respect to
any Person, shall mean a material adverse effect on the business, assets, properties, financial condition or results of operations of such Person and its subsidiaries taken as a whole;

                           (f)      "Person" shall mean and include an
individual, a partnership, a joint venture, a limited liability company or partnership, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; and
                           (g)      "subsidiary," with respect to any Person,
shall mean any corporation 50% or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity 50% or more of the total equity interest of which, is directly or indirectly owned by such Person. For purposes of this Agreement, all references to "subsidiaries" of a Person shall be deemed to mean "subsidiary" if such person has only one subsidiary.
                  8.2 Amendment and Modification. Subject to applicable law and the provisions of the Contribution Agreement requiring the prior written consent of HSA and HPI, this Agreement may be amended, modified or supplemented only by a written agreement signed by each of the parties hereto at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that after this Agreement is adopted by USFS's stockholders, no such amendment or modification shall (a) alter or change the amount or kind of the consideration to be delivered to the stockholders of USFS, (b) alter or change any term of the certificate of incorporation of the Surviving Corporation (other than as contemplated pursuant to Section 1.3 hereof) or (c) alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the stockholders of USFS.

                  8.3 Waiver of Compliance; Consents. Any failure of USFS, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by USFS or the Company (with the prior written consent, in either case, of HSA and HPI), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.3.
                  8.4 Survival of Representations and Warranties. Unless otherwise provided for herein, the respective representations and warranties of USFS and the Company contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the execution and delivery of this Agreement and shall terminate at the Effective Time.
                  8.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopier (with a confirmed receipt thereof) or registered or certified mail (postage prepaid, return receipt requested), and on the next business day when sent by overnight courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                           (a)      if to USFS, to:

                                    U.S. Franchise Systems, Inc.
                                    13 Corporate Square, Suite 250
                                    Atlanta, Georgia  30329
                                    Attention:     Neal K. Aronson
                                    Telecopier:    (404) 235-7448

                                    with copies to:

                                    Paul Weiss, Rifkind, Wharton & Garrison
                                    1285 Avenue of the Americas
                                    New York, New York  10019
                                    Attention:     Paul D. Ginsberg
                                    Telecopier:    (212) 757-3990

                                    and

                                    HSA Properties, Inc.
                                    200 West Madison Street
                                    Suite 3800
                                    Chicago, Illinois  60606
                                    Attention:     Harold S. Handelsman, Esq.
                                    Telecopier:    (312) 750-8545

                                    and

                                    Neal, Gerber & Eisenberg
                                    Two North LaSalle Street
                                    Suite 2200
                                    Chicago, Illinois  60602
                                    Attention:     Michael A. Pucker, Esq.
                                    Telecopier:    (312) 269-1747


                           (b)      if to the Company, to:

                                    c/o USFS Hawthorn, Inc.
                                    U.S. Franchise Systems, Inc.
                                    13 Corporate Square, Suite 250
                                    Atlanta, Georgia  30329
                                    Attention:     Neal K. Aronson
                                    Telecopier:    (404) 235-7448
                                    with copies to:

                                    Paul Weiss, Rifkind, Wharton & Garrison
                                    1285 Avenue of the Americas
                                    New York, New York  10019
                                    Attention:     Paul D. Ginsberg
                                    Telecopier:    (212) 757-3990

                                    and

                                    HSA Properties, Inc.
                                    200 West Madison Street
                                    Suite 3800
                                    Chicago, Illinois  60606
                                    Attention:     Harold S. Handelsman, Esq.
                                    Telecopier:    (312) 750-8545

                                    and

                                    Neal, Gerber & Eisenberg
                                    Two North LaSalle Street
                                    Suite 2200
                                    Chicago, Illinois  60602
                                    Attention:     Michael A. Pucker, Esq.
                                    Telecopier:    (312) 269-1747

                  8.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement is not intended to confer upon any other person except the parties hereto and HSA and HPI any rights or remedies hereunder.

                  8.7 Expenses. Whether or not the Merger is consummated, all fees, charges and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, charges or expenses.
                  8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the choice of law principles thereof.
                  8.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
                  8.10 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.
                  8.11 Entire Agreement. This Agreement, the Contribution Agreement and the Shareholders Agreement (including the schedules, exhibits, documents or instruments referred to herein and therein), embodies entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties, or between any of them, with respect to the subject matter hereof and thereof.

                  8.12 Third Party Beneficiaries. This Agreement is not intended to, and does not, create any rights or benefits of any party other than the parties hereto and HSA and HPI.

                  IN WITNESS WHEREOF, USFS and the Company have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                              U.S. FRANCHISE SYSTEMS, INC.


                              By   /s/ Michael A. Leven
                                ----------------------------------------
                                  Name: Michael A. Leven
                                  Title: Chief Executive Officer and
                                            President


                              USFS HAWTHORN, INC.


                              By   /s/ Neal K. Aronson
                                ----------------------------------------
                                  Name: Neal K. Aronson
                                  Title: President

                                                           SCHEDULE 4.3 (1 of 2)


                          U.S. FRANCHISE SYSTEMS, INC.
                                       ***
                         List of Subsidiaries/Affiliates
                            Revised December 3, 1997

Subsidiary                       State of Incorporation  Stockholder(s)                      Number of Shares
----------                       ----------------------  --------------                      ----------------
Microtel Inns and Suites
Franchising, Inc.                Georgia                 U.S. Franchise Systems, Inc.        1,000
Hawthorn Suites
Franchising, Inc.                Georgia                 U.S. Franchise Systems, Inc.        1,000
Microtel Inns Realty Corp.
("MIRC") (sub of Microtel)
(makes equity investments in                             Microtel Inns and Suites
land/hotels)                     Georgia                 Franchising, Inc.                   1,000
Microtel International, Inc.
(sub of Microtel)                                        Microtel Inns and Suites
(international licensing)        Georgia                 Franchising, Inc.                   1,000
U.S. Funding Corp. (sub of
USFS) (receives fees from
Nomura)                          Georgia                 U.S. Franchise Systems, Inc.        10,000
U.S. Franchise Capital, Inc.
(sub of USFS) (loans money
to franchisees)                  Georgia                 U.S. Franchise Systems, Inc.        10,000
Equity Partners, L.P.                                    USFS Equity, L.L.C. (General
(affiliate)                      Delaware                Partner)

                                                           SCHEDULE 4.3 (2 of 2)

Subsidiary                            State of Incorporation      Stockholder(s)                        Number of Shares
----------                            ----------------------      --------------                        ----------------
USFS Equity, L.L.C. (sub
of USFS) (general partner of                                      U.S. Franchise Systems, Inc.
Equity Partners)                      Delaware                    (Managing Member)
                                                                  CMS Hotel Associates, L.P.
                                                                  (Member)

Tempe Inns Realty Corp.               Georgia                     Microtel Inns Realty Corp.            100
(sub of MIRC) (not being
used at this time)
Chandler Inns Realty Corp.            Georgia                     Microtel Inns Realty Corp.            100
(sub of MIRC) (not being
used at this time)
Tempe Holdings, LLC (sub                                          Microtel Inns Realty Corp.
of MIRC) (borrower under              Arizona LLC                 (Managing Member)                     100% interest
construction loan for Tempe,
Arizona Microtel)
Chandler Holdings, LLC                                            Microtel Inns Realty Corp.
(sub of MIRC) (borrower               Arizona LLC                 (Managing Member)                     100% interest
under construction loan for
Tempe, Arizona Microtel)

                                                                    Appendix B-1




                             CONTRIBUTION AGREEMENT

              THIS CONTRIBUTION AGREEMENT (this "AGREEMENT"), dated as of December 9, 1997, by and among Hawthorn Suites Associates, an Illinois joint venture ("HSA"), HSA Properties, Inc., a Delaware corporation ("HPI," and together with HSA, the "ASSIGNORS"), USFS Hawthorn, Inc., a Delaware corporation (the "COMPANY"), and U.S. Franchise Systems, Inc., a Delaware corporation ("USFS").

              WHEREAS, HSA owns a 98% percentage interest (the "HSA INTEREST"), and HPI owns a 1% percentage interest (the "HPI INTEREST" and together with the HSA Interest collectively, the "EQUITY INTERESTS"), in HSA Properties, L.L.C., a Delaware limited liability company ("HSA LLC"); and

              WHEREAS, in order to induce the Company and USFS to enter into the Agreement and Plan of Merger (the "MERGER AGREEMENT"), dated as of the date hereof, by and between USFS and the Company, the Assignors are entering into this Agreement pursuant to which the Assignors and the Company will consummate the transactions contemplated hereby immediately prior to the Effective Time of the Merger (each as defined in the Merger Agreement), on the terms and conditions set forth herein.

              NOW THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    SECTION I
                                  DEFINED TERMS

       1.1 Defined Terms. Except as otherwise herein expressly provided, defined terms when used in this Agreement shall have the meanings set forth in

Section 8.1.

                                   SECTION II
                       CONTRIBUTION AND ISSUANCE; CLOSING

       2.1 Contribution. Upon the terms and subject to the conditions set forth herein, on the Closing Date (as defined in Section 2.4), each of the Assignors shall sell, assign, transfer, convey, grant and set over to the Company all of its rights, title and interest in and to the Equity Interests, free and clear of all liens, encumbrances and claims (collectively, "LIENS"), including, without limitation, all of the Assignors' rights to receive allocations of income, gain, loss, deduction, credit and similar items and distributions by reason of the Assignors' interest in HSA LLC in respect of all periods subsequent to the Closing Date (it being agreed that the Assignors shall receive and be entitled to distribute all allocations of income, gain, loss, deduction, credit and similar items and distributions of HSA LLC to which they are otherwise entitled through the Closing Date), as well as all of the Assignors' rights as members in HSA LLC, with the intent that on the Closing Date the Company shall become a member in HSA LLC, to the extent of the Equity Interests conveyed.

       2.2 Assumption. Upon the terms and subject to the conditions set forth herein, on the Closing Date the Company shall accept, assume, take over and succeed to all of the Assignors' rights, title and interest in and to the Equity Interests and shall assume and agree to perform and discharge in full, when due, all of the obligations and commitments of the Assignors related thereto pursuant to the terms of the Operating Agreement of HSA Properties, L.L.C., dated as of March 27, 1996 ("HSA LLC AGREEMENT"), in the form previously delivered to the parties hereto, or otherwise and to be bound by all of the provisions of the HSA LLC Agreement.

       2.3 Subscription. Upon the terms and subject to the conditions set forth herein, and in consideration for the Equity Interests, on the Closing Date the Company shall issue to the Assignors an aggregate of 2,222,222 shares of Class A common stock, par value $.01 per share (the "CLASS A STOCK"), of the Company to be allocated between the Assignors as specified on Schedule 1 hereto. Such shares of Class A Stock shall be issued on the Closing Date and when issued shall be duly authorized, validly issued, fully paid and non-assessable and the certificates therefor shall so state.

       2.4    Closing. The closing of the transactions contemplated by this
Section 2 (the "CLOSING") shall take place on the day of (the "CLOSING DATE"), and immediately prior to, the Effective Time of the Merger at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York. At the Closing, in addition to the other deliveries specified in this Agreement, each Assignor shall deliver to the Company such good and sufficient instruments of conveyance and assignment as the Company and its counsel shall deem reasonably necessary or appropriate to vest in the Company good title in and to the Equity Interests, respectively owned by each such Assignor, free and clear of all Liens.

                                   SECTION III
                       REPRESENTATIONS AND WARRANTIES 3.1


       3.1 Representations and Warranties of the Company and USFS. The Company and USFS, severally and jointly, represent and warrant to the Assignors that:

              (a) Merger Agreement. The representations and warranties contained in Articles 3 and 4 of the Merger Agreement are true and correct.

              (b) Due Authorization and Validity. Each of the Company and USFS has all requisite corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by each of the Company and USFS and constitutes the legal, valid and binding obligation of each of the Company and USFS enforceable against the Company and USFS, respectively, in accordance with its terms, except as such enforcement may be limited by bankruptcy, fraudulent conveyance, fraudulent transfer, insolvency, reorganization, liquidation, conservatorship, moratorium and other similar laws relating to or affecting creditors' rights or the collection of debtors' obligations generally and any general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law) and the discretion of any court before which any proceedings therefor may be brought.

              (c) Non-Contravention. The execution, delivery and performance by each of the Company and USFS of this Agreement and the issuance by the Company of the shares of Class A Stock pursuant hereto do not and will not conflict with or result in a breach or violation of any agreement to which the

Company or USFS is a party or is otherwise bound or subject and do not and will not result in any violation of the Certificate of Incorporation or By-laws of the Company or USFS or any statute, order, rule or regulation of any foreign, federal, state, municipal or other court, commission or governmental agency or body (each, a "Governmental Authority") having jurisdiction over the Company or USFS or any of their respective properties.

              (d) Shares Issued Free and Clear of Liens. All of the shares of Class A Stock to be issued to each Assignor pursuant to this Agreement shall be duly authorized, validly issued, fully paid and nonassessable, and issued free and clear of any Liens.

              (e) Due Incorporation. Each of the Company and USFS is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

              (f) Certificate of Incorporation and By-Laws of the Company. Each of the Certificate of Incorporation and By-Laws of the Company is in full force and effect in the form previously delivered to the Assignors and has not been amended, modified, revoked or rescinded since the date thereof.

              (g) Capitalization of the Company; Subsidiaries. The authorized capital stock of the Company consists of 30,000,000 shares of Class A Stock, of which, as of the date hereof, 1,000 shares are issued and outstanding, and 5,000,000 shares of Class B common stock, par value $.01 per share (the "Class B Stock"), of which, as of the date hereof, no shares are issued and outstanding, and 1,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock" and together with the Class A Stock and the Class B Stock, the "Company Stock"), of which, as of the date hereof, no shares are issued and outstanding. As of the date hereof, Neal K. Aronson is the sole record and beneficial owner of all of the issued and outstanding shares of Class A Stock. All of the issued and outstanding shares of Common Stock have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights. Except for this Agreement and the Merger Agreement, as of the date hereof, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding on the Company providing for the issuance, disposition or acquisition of any shares of its capital stock. As of the date hereof, there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. As of the date hereof, there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company. Except for the redemption at $.01 per share of the 1,000 shares of Class A Stock owned by Neal K. Aronson to occur at the Closing, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. The Company does not own or hold, directly or indirectly, any shares of capital stock, partnership or membership interests, or other ownership of any entity.

              (h) Liabilities. The Company does not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise.

       3.2 Representations and Warranties of Assignors. Subject to Section 3.3, each Assignor hereby represents and warrants, severally and jointly, to the Company and USFS that:

              (a) Due Organization. It is an organization duly organized and validly existing in good standing under the laws of its jurisdiction of organization.

              (b) Due Authorization and Validity. Such Assignor has full right, power and authority to enter into this Agreement and consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Assignor and constitutes the legal, valid and binding obligation of such Assignor, enforceable against such Assignor in accordance with its terms, except as such enforcement may be limited by bankruptcy, fraudulent conveyance, fraudulent transfer, insolvency, reorganization, liquidation, conservatorship, moratorium and other similar laws relating to or affecting creditors' rights or the collection of debtors' obligations generally and any general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law) and the discretion of any court before which any proceedings therefor may be brought.

              (c) Non-Contravention. The execution, delivery and performance by such Assignor of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with or result in any breach or violation of any agreement to which such Assignor is a party or is otherwise bound or subject and do not and will not result in any violation of the organizational documents of such Assignor or any statute, order, rule or regulation of any Governmental Authority having jurisdiction over such Assignor or any of its properties.

              (d) Title to Equity Interests. Such Assignor is the legal, beneficial and record owner of the Equity Interests opposite its name on
Schedule 1, free and clear of any Liens.

              (e) Due Formation of HSA LLC. HSA LLC is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and has full right, power and authority to own and license the Hawthorn Brand. HSA LLC, at the time of the Master Franchise Agreement, had the full right, power and authority to execute, deliver and perform the Existing Licenses and the assignment thereof to USFS. The authorized and issued and outstanding limited liability company interests of HSA LLC are as described on
Schedule 2 hereto.

              (f) Investment. Such Assignor or such Assignor's representatives has had an opportunity to ask questions of and receive answers from officers of the Company and USFS, or a person or persons acting on their behalf, concerning the terms and conditions of this investment. Such Assignor is an "accredited investor" as such term is defined in Regulation 501 promulgated under the Securities Act of 1933, as amended (the "ACT"), and has such knowledge and experience in financial and business matters to evaluate the risks of investment in the Company. The shares of Class A Stock are being acquired by such Assignor for the Assignor's own benefit and account for investment and not with a view to, or for resale in connection with, a public offering or distribution. Such Assignor acknowledges that such Assignor has been advised that the shares being acquired by it hereunder have not been registered under the Act and, accordingly, that such Assignor may not be able to sell or otherwise dispose of such shares when such Assignor wishes to do so. Such Assignor agrees that such shares will not be resold (a) without registration thereof under the Act (unless an exemption from such registration is available) or (b) in violation of any law; and the certificate or certif icates representing such shares may be endorsed with a legend indicating that such shares are not registered under the Act and reciting that transfer thereof is restricted.

              (g)    Intellectual Property.

                     (1) To the Knowledge of the Assignors, HSA LLC owns or is exclusively licensed or otherwise has the exclusive right to use, practice, sell, license and dispose of, without restriction, all Intellectual Property reasonably necessary for the operation of the business relating to the Hawthorn System as conducted on the date of the Master Franchise Agreement, without violation or infringement of any rights of HSA LLC, the Assignors or USFS.

                     (2) Schedule 3.2(g)(2) hereto sets forth all Trademarks, Patents and Copyrights which, to the Knowledge of the Assignors, are owned by HSA LLC and used by HSA LLC in connection with the Hawthorn System which
Schedule 3.2(g)(2) specifies, as to each item of Trademark, Patent or Copyright:
(w) the nature of the item, including the title or description; (x) the jurisdictions by or in which the item is, to Knowledge of the Assignors, issued or registered, or in which an application for issuance or registration has been filed, including the respective registration or application numbers; (y) the issue date and expiration date of the item, and (z) with respect to each Trademark, the class or classes of goods or services on which such Trademark is or is intended to be used.

                            (3)    Schedule 3.2(g)(3) sets forth all licenses,
sublicenses and other agreements ("IP LICENSES") under which HSA LLC is a licensee or otherwise is authorized to use or practice any Intellectual Property and all IP Licenses under which HSA LLC is a licensor or otherwise authorizes any Person to use or practice Intellectual Property, other than the Master Franchise Agreement.

                            (4)    To the Knowledge of the Assignors, HSA LLC
possesses all right, title and interest in and to the Intellectual Property, free and clear of any lien or other restriction (other than the Master Franchise Agreement and the IP Licenses), and has received no notice from any third party to the contrary.

                            (5)    To the Knowledge of the Assignors, HSA LLC is
not, and, as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder and subsequent to the completion of the transactions contemplated herein, will not be, in violation of, and will not lose any rights pursuant to, any instrument or agreement governing Intellectual Property. Each IP License is now, to the Knowledge of the Assignors, valid and enforceable and in full force and effect (except as such enforcement may be limited by bankruptcy, fraudulent conveyance, fraudulent transfer, insolvency, reorganization, liquidation, conservatorship, moratorium and other similar laws relating to or affecting creditors' rights or the collection of debtors' obligations generally and any general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law) and the discretion of any court before which any proceedings therefor may be brought) and will continue to be so on identical terms following the execution and delivery of this Agreement, in accordance with the terms of each such IP License.

                            (6)    To the Knowledge of the Assignors, no other
party is in breach or default under any IP License in any material respect, nor does any condition exist which with notice or lapse of time or both would constitute a material breach or default by any such third party, or permit termination, modification or acceleration thereunder, and no such third party has repudiated any provision thereof. HSA LLC has not received from any third party any notice, and has no actual knowledge of the existence of, any breach or default under any IP License in any material respect, nor, to the Knowledge of the Assignors, does any condition exist which with notice or the lapse of time or both would constitute a material breach or default by HSA LLC or permit termination, modification or acceleration thereunder, or give rise to a right of repudiation, by any other party to any such IP License.

                            (7)    No litigation is pending or, to the Knowledge
of the Assignors, threatened that challenges the validity, enforceability, ownership or right to use, sell, license or dispose of any item of Intellectual Property, and no item of Intellectual Property is subject to any outstanding order, ruling, judgment, decree, stipulation, charge or agreement (other than the Master Franchise Agreement) restricting in any manner the use or licensing thereof by HSA LLC or the sublicensing thereof by USFS.

                            (8)    HSA LLC has received no notice of any claim,
charge, complaint, demand or notice alleging any infringement upon or other violation of the intellectual property rights of third parties, and, to the Knowledge of the

Assignors, no basis for any such claim exists. To the Knowledge of the Assignors, the use of the Intellectual Property by USFS in the manner contemplated by the Master Franchise Agreement will not infringe upon or otherwise violate any intellectual property right of third parties.

                     (9) To the Knowledge of the Assignors, no third party is infringing upon or otherwise violating any of its rights to the Intellectual Property.

                     (10) "Intellectual Property" shall mean each of the following, except, in each case, to the extent such description refers to commercially available "canned" or off-the-shelf software:

                            (i) United States and foreign trademarks, service marks, trade names, brand names, trade dress, designs and logos, and product or service identifiers, whether registered or unregistered, and all registrations and applications for registration thereof, that were, as of the date of the Master Franchise Agreement, and that are as, of the date hereof, used by HSA LLC in connection with the Hawthorn System (the "TRADEMARKS");

                            (ii) Patents and patent applications throughout the world that were, as of the date of the Master Franchise Agreement, and that are, as of the date hereof, actually used by HSA LLC in connection with the Hawthorn System (the "PATENTS");

                            (iii) Copyrights, registered or unregistered, throughout the world that were, as of the date of the Master Franchise Agreement and that are, as of the date hereof, actually used by HSA LLC in connection with the Hawthorn System (the "COPYRIGHTS");

                                 (iv)   Trade secrets (if any) actually used by
       HSA LLC in connection with the Hawthorn System and other confidential and proprietary intellectual property information in the possession of HSA LLC concerning the Hawthorn System that is not generally available to the public and that is treated as confidential or proprietary by HSA LLC (excluding information regarding financial performance and employees);

                                  (v)    Computer software programs, source
       code, object code, date and documentation to the extent owned by HSA LLC that were, as of the date of the Master Franchise Agreement, and that are, as of the date hereof, actually used in connection with the Hawthorn System;

                                 (vi)   All transferable permits, grants and
       licenses or other rights running to or from HSA LLC relating to any of the foregoing; and

                                (vii)  Any other similar intellectual property
       rights actually used in connection with the Hawthorn Brand.

                     (h)    Non-Contravention of HSA LLC. Except as set forth on
Schedule 3.2(h), neither the execution and delivery of this Agreement by the Assignors or any other agreement or instrument contemplated hereby, nor the consummation of the transactions contemplated hereby, nor the performance of this Agreement or any other agreement or instrument contemplated hereby in accordance with their respective terms and conditions, by the Assignors will (i) require HSA LLC to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Authority or other person, (ii) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (with or without notice or lapse of time or both), to the Knowledge of the Assignors, a default under, the certificate of formation of HSA LLC, the HSA LLC Agreement or any law, statute, rule or regulation, order, writ, injunction, determination, award, judgment or decree applicable to HSA LLC or, to the Knowledge of the Assignors, the Hawthorn System, or any material instrument, contract, franchise agreement or other agreement to which HSA LLC is a party or by which HSA LLC or, to the Knowledge of the Assignors, the Hawthorn System may be bound or subject, or (iii) require any consent, approval or written notice under or result in a violation or breach of, or a material modification of the effect of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture or any agreement, instrument, license or obligation to which HSA LLC is a party or by which HSA LLC or, to the Knowledge of the Assignors, the Hawthorn System may be bound, provided that no representation or warranty is made in foregoing clauses (i), (ii) or (iii) with respect to matters that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to HSA LLC.

                     (i) No Claims. To the Knowledge of the Assignors, there are no outstanding orders, writs, injunctions, determinations, awards, judgments or decrees against HSA LLC relating to the Hawthorn System, and there are no actions, suits, claims or legal administrative or arbitral proceedings or investigations (collectively, "CLAIMS"), pending or, to the Knowledge of the Assignors, threatened against HSA LLC provided that no representation or warranty is made in this subsection 3.2(i) with respect to matters that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect with respect to HSA LLC.

                     (j) Compliance with Laws. To the Knowledge of the Assignors, HSA LLC is in material compliance with all laws (including, without limitation, all federal and state franchise laws and regulations), ordinances, regulations and orders, judgments, injunctions, awards or decrees as presently enacted and in force, of any governmental authority relating to HSA LLC. To the Knowledge of the Assignors, HSA LLC has all material licenses, permits, orders or approvals (excluding any licenses, permits, orders or approvals that relate to the offer and sale by USFS of franchises) of any governmental authority (collectively, "PERMITS") that are necessary for the conduct of the Hawthorn System as now conducted and Schedule 3.2(j) contains a true and complete list of all Permits currently in effect and held by HSA LLC. To the Knowledge of the Assignors, HSA LLC has received no written notice from any governmental authority of any material violation of any Permit and no proceeding is pending, or to the Knowledge of the Assignors, threatened, to revoke or limit any Permit.

                     (k) Contracts. Schedule 3.2(k) sets forth a true and complete list of all material agreements, contracts, commitments or undertakings entered into by HSA LLC or any of its Affiliates with respect to the Hawthorn System (the "CONTRACTS"). HSA LLC has delivered or made available to the Company and/or USFS true and complete copies of each of the Contracts. Each of the Contracts is, to the Knowledge of the Assignors, legal, valid, binding and enforceable and in full force and effect and will continue to be so on identical terms after the consummation of the transactions contemplated hereby (except as such enforcement may be limited by bankruptcy, fraudulent conveyance, fraudulent transfer, insolvency, reorganization, liquidation, conservatorship, moratorium and other similar laws relating to or affecting creditors' rights or the collection of debtors' obligations generally and any general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law) and the discretion of any court before which any proceedings therefor may be brought). To the Knowledge of the Assignors, no party is in breach or default under any Contract in any material respect, nor, to the Knowledge of the Assignors, does any condition exist which with notice or lapse of time or both would constitute a material breach or default or permit termination, modification or acceleration thereunder, and no party has repudiated any provision thereof.

                     (l) Financial Statements. The unaudited balance sheets of HSA LLC as of December 31, 1996 and September 30, 1997 and the unaudited related statements of earnings, members' equity (deficit), and unaudited cash flows for the periods ended on such dates, have been prepared in accordance with United States generally accepted accounting principles in effect for the periods covered thereby, and present fairly the financial position of HSA LLC at such dates and the results of HSA LLC's operations for such periods (subject, in the case of interim financial statements, to normal year-end adjustments). Since September 30, 1997, there has been no material adverse change in the condition, financial or otherwise, of HSA LLC, except changes in the ordinary course of business, which individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business, assets, properties, prospects or condition (financial or otherwise) of HSA LLC.

                     (m) Liabilities. Except as reflected in the most recent financial statements referred to in Section 3.2(l), or the notes thereto, and subject to normal year-end adjustments, HSA LLC does not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise ("LIABILITIES"), whether or not of a kind required by generally accepted accounting principles to be set forth in a financial statement. HSA LLC does not have any (i) obligations in respect of borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instru ments, (iii) obligations which would be required by generally accepted accounting principles to be classified as "capital leases," (iv) obligations to pay the deferred purchase price of property or services and (v) any guaranties of any obligations of any other person. Prior to the Closing Date, the contracts and other agreements, including without limitation, management agreements, and commitments between HSA LLC and either of the Assignors or any of their Affiliates set forth on Schedule 3.2(m) shall be terminated without any liability to HSA LLC and all amounts owing thereunder by HSA LLC shall have been paid in full or shall have been forgiven (it being understood that, notwithstanding the foregoing, the Assignors shall be entitled to receive all allocations of income, gain, loss, deduction, credit and similar items and distributions of HSA LLC to which they are otherwise entitled through the Closing Date).

                     (n) Information Supplied. None of the information relating to HSA LLC supplied or to be supplied in writing by HSA LLC or the Assignors for inclusion or incorporation by reference in the Registration Statement (as defined in the

Merger Agreement) will, at the time the Registration Statement becomes effective under the Act or at the time the proxy statement included therein is mailed to USFS stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

       3.3 Agreement Regarding Representations and Warranties of Assignors. Notwithstanding any of the representations and warranties made by the Assignors in Section 3.2 hereof, the Company and USFS hereby agree that neither of the Assignors shall have any liability or obligation (including indemnification obligations under Section 6.1 hereof) for any inaccuracies contained in, or omissions from, any of the representations and warranties set forth in such
Section 3.2 (including the Schedules and other deliveries contemplated thereby) to the extent that such (a) arise or result from or were or are caused by any act or omission of USFS or any of its Affiliates since the date of the Master Franchise Agreement in respect of the management, control, franchising, licensing or operation of the Hawthorn Brand or Hawthorn System and/or in USFS's capacity as a member of HSA LLC, or (b) are actually known to USFS or any of its Affiliates on the date hereof or as of the date of Closing.

                                   SECTION IV
                                    COVENANTS

       4.1 Cooperation. The parties mutually covenant and agree to cooperate with each other and promptly to take such other action and to execute and deliver, or use their reasonable best efforts to cause to be executed or delivered, such other and further documents as may be reasonable and necessary to give effect to the transactions contemplated by this Agreement and the Merger Agreement including, but not limited to, any amendments to limited liability company agreements necessary to provide for the admission of the Company as a member thereof, as the case may be and the preparation and filing of the Registration Statement. Between the date of this Agreement and the Closing Date, the Assignors shall use their reasonable best efforts to cause HSA LLC to afford the Company, and the Company and USFS shall afford the Assignors and their respective authorized representatives (including its accountants, financial advisors and legal counsel) reasonable access during normal business hours to all of the properties, personnel, contracts and other agreements, books and records of HSA LLC, the Company and/or USFS, as the case may be, and shall promptly deliver or make available to the Company or the Assignors, as applicable, all information concerning the business, properties, assets and personnel of HSA LLC, the Company and/or USFS, as the case may be, as the Company or the Assignors, respectively, may from time to time reasonably request. In furtherance of the above, the parties shall use their reasonable best efforts to ensure that their accountants (and the accountants for HSA LLC) cooperate in a timely manner including, but not limited to, in the preparation of financial information for inclusion in the Registration Statement.

       4.2 Shareholders Agreement. At or prior to the Closing, HSA, HPI and the Company shall execute and deliver the Shareholders Agreement substantially in the form previously delivered to the parties hereto (the "SHAREHOLDERS AGREEMENT").

       4.3 Operations. During the period commencing on the date hereof and ending at the Effective Time, the Assignors shall use their reasonable best efforts to cause HSA LLC to conduct its operations according to its ordinary course of business consistent with past practice.

       4.4 Operation of the Company. Prior to the Effective Time (as defined in the Merger Agreement), the Company shall not, and USFS shall not cause or permit the Company to, engage in any business or activity other than executing and delivering this Agreement, the Merger Agreement and the Shareholders Agreement and consummating the transactions contemplated hereby and thereby.

       4.5 Certificate of Incorporation and By-Laws. Prior to the Closing Date, the Company shall not, and USFS shall not cause or permit the Company to, take any action to amend, modify, revoke or rescind its Certificate of Incorporation or By-Laws.

       4.6 Merger and Merger Agreement. Immediately after the closing of the transactions contemplated hereby, USFS and the Company hereby agree with the Assignors that they shall consummate the Merger in accordance with, and subject to, the terms and conditions of the Merger Agreement, in the form previously delivered to the parties hereto. Neither the Company nor USFS shall take any action to amend, modify or terminate the Merger Agreement, without the prior written consent of the Assignors, which shall not be unreasonably withheld.

       4.7    Reasonable Efforts; Additional Actions.

              (a) Upon the terms and subject to the conditions of this Agreement, and in addition to the covenants contained in Section 4.1, each of the parties hereto shall use all reasonable best efforts, and the Assignors shall use their reasonable best efforts to cause HSA LLC, to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using all reasonable efforts to (a) obtain all consents, amendments to or waivers under the terms of any of the parties' or HSA LLC's borrowing or other contractual arrangements required by the transactions contemplated by this Agreement (other than consents, amendments or waivers the failure of which to obtain could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on HSA LLC or the Company or the consummation of the transactions contemplated hereby), (b) effect promptly all necessary or appropriate registrations and filings with any Governmental Authority, including, without limitation, filings and submissions pursuant to the HSR Act (as defined in Section 7.1(b)), the Act, the Securities Exchange Act of 1934, as amended, the General Corporation Law of the State of Delaware and state "blue sky" laws, (c) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (d) fulfill or cause the fulfillment of the conditions to Closing set forth in Article 7.

              (b) If, at any time after the Effective Time (as defined in the Merger Agreement), the Company shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm in the Company the right, title or interest in, to or under any of the rights, properties or assets of, or Equity Interests to, HSA LLC, acquired or to be acquired by the Company as a result of, or in connection with, the Merger, this Agreement or any of the transactions contemplated hereby or thereby or otherwise to carry out this Agreement, the officers and directors of the Company shall be authorized to execute and deliver, in the name and on behalf HSA LLC, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of HSA LLC and the Assignors, all such other actions and things as may be reasonably necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets of, or Equity Interests in, HSA LLC or to carry out this Agreement.

       4.8 Notification of Certain Matters. Each of the parties hereto shall give prompt notice (and provide copies) to each other party of: (i) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default under any agreement, indenture or instrument material to the business, assets, property, condition (financial or otherwise) or the results of operations of such party or HSA LLC, as the case may be, to which such party or HSA LLC or any of their respective subsidiaries, as the case may be, is a party or is otherwise bound or subject; (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by the Merger Agreement or this Agreement, including the Merger;
(iii) any notice or other communication from any regulatory authority, the Nasdaq Stock Market, Inc. or national securities exchange in connection with the transactions contemplated by the Merger Agreement or this Agreement, including the Merger; (iv) any material adverse change in the business, assets, financial condition or results of operations of such parties and their subsidiaries, taken as a whole, as the case may be, or the occurrence of an event which, so far as reasonably can be foreseen at the time of its occurrence, would result in any such change; (v) any claims, actions, proceedings or investigations commenced or, to the best of its knowledge, threatened, involving or affecting such party or HSA LLC, or any of their respective property or assets, or, to the best of its knowledge, any employee, director or officer, in his or her capacity as such, of such party or HSA LLC, as the case may be, which, if pending on the date hereof, would have been required to have been disclosed in a Schedule pursuant to this Agreement or would otherwise render inaccurate any representation or warranty contained herein or which relates to the consummation of the transactions contemplated by this Agreement; (vi) any occurrence, or failure to occur, of any event, which occurrence or failure to occur has caused or could reasonably be expected to cause any representation or warranty in this Agreement to be untrue or inaccurate in any material respect at any time after the date hereof and prior to the Closing Date and (vii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that the delivery of any notice pursuant to this Section 4.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

       4.9 Provision of Additional Information. Each of the Company and USFS hereby agrees to provide, or cause to be provided, to each of the Assignors, copies of all documents contemplated by the Merger Agreement, including, without, limitation, the Proxy Statement/Registration Statement on Form S-4, and submissions pursuant to the HSR Act (as defined in Section 7.1(b)).

       4.10 Confidentiality. At all times, both during the term of this Agreement and after the Closing Date, each party (including, without limitation, their agents, representatives, attorneys, accountants, financial advisors and employees) shall not use or disclose any non-public, confidential or proprietary information in the possession of or known by the parties hereto in connection with their respective business or operations, or any of their respective subsidiaries, except as required by law (provided that before making any disclosure by reason of legal requirement the party seeking to make such disclosure shall give prior notice to each other party hereunder, and use its best efforts to provide such parties an opportunity to obtain appropriate protective orders or confidentiality undertakings). Each party agrees that it shall not divulge, furnish or make accessible any such knowledge or information to anyone except their or another party's attorneys, accountants and advisors who are aware of and bound by the requirements of confidentiality provisions set forth herein, or as authorized in writing by the appropriate other party hereto and they shall not use any such knowledge or information in any trade or business. The provisions of this
Section 4.10 shall survive the Closing or any termination of this Agreement.

                                    SECTION V
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

              The representations and warranties of the Company contained in
Section 3.1 of this Agreement (including the Schedules and other deliveries contemplated thereby) and of HSA and HPI contained in Section 3.2 of this Agreement (including the Schedules and other deliveries contemplated thereby) shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of one year following the Closing Date, except that those contained in Sections 3.2(d), 3.2(m) and 3.2(n) shall survive for a period of five years following the Closing Date and those fraudulently made shall survive indefinitely.

                                   SECTION VI
                                 INDEMNIFICATION

       6.1    Indemnity by Assignors and Rockwood.

              (a) The Assignors, jointly and severally, do hereby indemnify and agree to defend and hold each of the Company and USFS, its officers, directors, shareholders, employees, agents, successors, permitted assigns and Affiliates completely free and harmless from any and all manner of claim, loss, damage, liability or expense (including, without limitation, reasonable legal fees and expenses) (collectively, the "LOSSES") arising under or relating to:
(i) any representation or warranty of HSA LLC contained in the Master Franchise Agreement being untrue or incorrect as of the date of the Master Franchise Agreement; (ii) any representation and warranty of an Assignor herein contained being untrue or incorrect as of the date made or as of the Closing Date; (iii) the failure of HSA LLC to have performed or complied with any of its covenants or agreements contained in the Master Franchise Agreement to have been performed or complied with on or prior to the Closing Date; (iv) the failure of an Assignor to perform or comply with any of its covenants or agreements contained in this Agreement; (v) the operation of the Hawthorn System, including, without limitation, any matters pertaining to the Existing Licenses (including without limitation the administration of the Ad Fund), prior to the date of the Master Franchise Agreement; (vi) the grant of any Hawthorn License, or the execution of any agreement, by HSA LLC or any of its Affiliates prior to the date of the Master Franchise Agreement; (vii) any Restrictive Agreement (as defined in the Master Franchise Agreement) that relates to or is asserted against any Hawthorn

Brand hotel for which Deemed Approval (as defined in the Master Franchise Agreement) was given under Section 2.4(b) of the Master Franchise Agreement or which is not listed on Schedule I to the Master Franchise Agreement; (viii) any matters pertaining to any UFOC prepared or delivered by the Company, USFS or any of their Affiliates or the Registration Statement, in each case solely to the extent such losses are the result of information that was provided in writing by HSA LLC, HSA, HPI or their Affiliates to the Company, USFS or any of their Affiliates for inclusion therein; (ix) the operation of HSA LLC on or prior to the Closing Date; or (x) any claim made by any Affiliate, shareholder or joint venture partner of HSA or HPI, in respect of the transactions contemplated hereby or the operation of HSA LLC on or prior to the Closing Date, except in each case to the extent that such arise or result from or were or are caused by any act or omission of USFS or any of its Affiliates since the date of the Master Franchise Agreement in respect of the management, control, franchising, licensing or operation of the Hawthorn Brand or Hawthorn System or in USFS's capacity as a member of HSA LLC (other than an act or omission taken or not taken, as the case may be, in reliance on any representation, warranty, covenant or agreement of HSA LLC under the Master Franchise Agreement).

              (b) Rockwood & Co. ("Rockwood") does hereby indemnify and agree to defend and hold each of the Company and USFS, its officers, directors, shareholders, employees, agents, successors, permitted assigns and Affiliates completely free and harmless from any and all Losses arising under or relating to: (i) any representation or warranty contained in Section 3.2(d), 3.2(m) (solely to the extent such Losses exceed the Basket Amount) or 3.2(n) of this Agreement being untrue or incorrect as of the date made or as of the Closing Date or any other representation and warranty of the Assignors contained in this Agreement that was fraudulently made; (ii) any Restrictive Agreement that relates to or is asserted against any Hawthorn Brand hotel for which Deemed Approval was given under Section 2.4(b) of the Master Franchise Agreement or which is not listed on
Schedule I to the Master Franchise Agreement; (iii) any Losses resulting from the Registration Statement solely to the extent such Losses are the result of information that was provided in writing by HSA LLC, HSA, HPI or their Affiliates to the Company, USFS or their Affiliates for inclusion therein; (iv) the operation of HSA LLC on or prior to the Closing Date (solely to the extent such Losses exceed the Basket Amount); or (v) any claim made by any Affiliate, shareholder or joint venture partner of HSA or HPI, in respect to the transactions contemplated hereby or the operation of HSA LLC on or prior to the Closing Date, except in each case to the extent that such arise or result from or were or are caused by any act or omission of USFS or any of its Affiliates since the date of the Master Franchise Agreement in respect of the management, control, franchising, licensing or operation of the Hawthorn Brand or Hawthorn System or in USFS's capacity as a member of HSA LLC (other than an act or omission taken or not taken, as the case may be, in reliance on any representation, warranty, covenant or agreement of HSA LLC under the Master Franchise Agreement).

       6.2 Indemnity by the Company and USFS. The Company and USFS, jointly and severally, hereby agree to indemnify, defend and hold HSA and HPI, their officers, directors, shareholders, employees, agents, successors, permitted assigns and Affiliates completely free and harmless from any and all manner of

Losses arising under or relating to the operation of the Hawthorn System, or any other acts or omissions of the Company, USFS or their Affiliates, with respect to the Hawthorn Brand or the Hawthorn System, to the extent the same relates to matters occurring or events arising or otherwise in any respect relating to the period on and after the date of the Master Franchise Agreement (except for such matters that entitle the Company to indemnity from HSA and HPI under Section 6.1). Without in any way eliminating the generality of the foregoing, the aforesaid indemnity shall relate to: (i) any representation or warranty of the Company or USFS herein contained being untrue or incorrect in any material respect as of the date made or as of the Closing Date; (ii) failure of the Company or USFS to perform and comply in any material respect with any of its covenants or agreements contained in this Agreement or the Merger Agreement;
(iii) the operation of the Hawthorn System after the date of the Master Franchise Agreement; (iv) the grant of any Hawthorn License after the date of the Master Franchise Agreement; or (v) any matters pertaining to any UFOC prepared or delivered by USFS or the Company or any of their Affiliates other than any matters included therein relating to or arising out of information that was provided in writing by HSA LLC (prior to the Closing Date), HSA or HPI or their Affiliates for inclusion therein.

       6.3 Limitations on Indemnification. (a) The Assignors shall not be obligated to pay any amounts for indemnification under Section 6.1(a) in respect of any Loss (except those based upon, arising out of or otherwise in respect of a matter for which indemnification is available under Section 6.1(b) (the "Basket Exclusions")), until the aggregate amounts of such Losses, exclusive of those based on the Basket Exclusions, equals $200,000 (the "Basket Amount"), whereupon the

Assignors shall be obligated to pay in full the amount of all such Losses in excess of the Basket Amount.

              (b) The Assignors and Rockwood shall be obligated to pay any amounts for indemnification based on the Basket Exclusions in accordance with
Section 6.1(a) and 6.1(b) without regard to whether all other indemnification payments shall have exceeded, in the aggregate, the Basket Amount.

              (c) The Assignors shall not be obligated to make any payment for indemnification under Section 6.1(a) to the extent that such payment, together with all prior indemnifications made by the Assignors under Section 6.1(a) in respect of Losses that are not Basket Exclusions exceeds Twenty Million Dollars ($20,000,000).

              (d) Except in the case of fraud, no claim for indemnification shall be made unless notice thereof shall have been delivered to the indemnifying party (i) in the case of a claim under 6.1(a), 6.1(b)(i) (with respect to representations and warranties contained in Sections 3.2(m) or (n)), 6.1(b)(ii)-(iv), or 6.2, on or prior to the first anniversary of the Closing Date or (ii) in the case of a claim under Section 6.1(b)(i) (with respect to representations and warranties contained in Section 3.2(d)) or 6.1(b)(v), on or prior to the fifth anniversary of the Closing Date.

       6.4 Indemnification Procedures. Any party that proposes to assert the right to be indemnified under Section VI shall, promptly after receipt of notice of commencement or threatened commencement of any action against such party in respect of which a claim is to be or may be made against an indemnifying party or parties under Section VI, notify the indemnifying party of the commencement or threatened commencement of such action, enclosing a copy of all papers served, it being understood and agreed, however, that the failure so to notify promptly the indemnifying party will not relieve the indemnifying party from any liability it may have to any indemnified party under such Section unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the indemnifying party or otherwise materially adversely affects the ability of the indemnifying party to defend against or diminish the losses arising out of such claim, action or proceeding. If any such action is brought against any indemnified party and it notifies the indemnifying party of its commencement, the indemnifying party will be entitled to participate in and, to the extent that it elects by delivering written notice to the indemnified party promptly after receiving notice of the commencement of the action from the indemnified party, to assume the defense of the action, with counsel selected by the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party will not be liable to the indemnified party for any legal or other expenses except as provided below. It is understood and agreed that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm of counsel (together with local counsel in each applicable jurisdiction) at any one time for all such indemnified party or parties. All such fees, disbursements and other charges will be paid or reimbursed by the indemnifying party promptly as they are incurred. An indemnifying party who has assumed the defense of any claim or action pursuant to this Section 6.4 will not be liable for any settlement of any action or claim effected without its written consent. If the indemnifying party assumes the defense of any claim or action pursuant to this

Section 6.4, the indemnified party shall make available to the indemnifying party any books, records or other documents within its control that are reasonably necessary for such defense.

       6.5 Indemnification Payments by Assignor(s). In the event that the Assignors, or either of them, is required to make any payments pursuant to this
Section VI, such payments may be made, in the sole discretion of such Assignor(s), by the delivery of shares of Class A Stock to the party entitled to receive such payment (subject to compliance with all applicable laws and the terms of the Shareholders Agreement referred to in Section 4.2 hereof). Any shares of Class A Stock delivered by the Assignor(s) in satisfaction of its or their obligations pursuant to this Section VI shall have a value per share equal to the average of the closing trade prices for the Class A Stock as reported on the NASDAQ National Market for the five (5) trading days immediately prior to such payment.

       6.6 Exclusive Remedy. Except as such claim may arise as a result of fraud, the indemnification provisions of this Section VI shall be the exclusive remedies of the parties hereto for any breach of representation or warranty contained herein.

                                   SECTION VII
                               CLOSING CONDITIONS

       7.1 Conditions to the Company's Obligations. The obligations of the Company to complete the transactions contemplated in this Agreement are subject to the fulfillment of the following conditions on or before the Closing Date:

              (a) the Assignors shall have assigned, transferred and set over their respective Equity Interests (in accordance with Schedule 1) to the Assignee.

              (b) All filings required to be made prior to the Closing Date with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing Date from, governmental entities, including, without limitation, any such filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR ACT"), in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby the Company will have been made or obtained (as the case may be) and all HSR Act waiting periods shall have expired or been terminated.

              (c) The representations and warranties of the Assignors contained in this Agreement shall be true and correct as of the Closing Date as if made at such time.

              (d) The conditions to the Merger contained in the Merger Agreement shall have been satisfied in accordance with their terms.

              (e) The Assignors shall have duly executed and delivered the Shareholders Agreement referenced in Section 4.2 hereof.

              (f) The Company and USFS shall have received the opinion of Neal, Gerber & Eisenberg, dated the Closing Date, in the form reasonably acceptable to the parties.

              (g) Hyatt Hotels Corporation shall have delivered a letter to the Company substantially in the form of the letter dated March 27, 1996 (the "SPIRIT

SYSTEM LETTER"), addressed to USFS, confirming the matters contained in the Spirit System Letter.

       7.2 Condition to the Obligations of Assignors. The obligations of the Assignors to complete the transactions contemplated in this Agreement are subject to the fulfillment of the following conditions on or before the Closing
Date:

              (a) The Assignors shall have been issued the shares of Class A Stock pursuant to Section 2.3.

              (b) All filings required to be made prior to the Closing Date with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing Date from, governmental entities, including, without limitation any such filings under the HSR Act, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will have been made or obtained (as the case may be) and all HSR Act waiting periods shall have expired or been terminated.

              (c) The representations and warranties of the Company and USFS contained in this Agreement shall be true and correct as of the Closing Date as if made at such time.

              (d) The conditions to the Merger contained in the Merger Agreement shall have been satisfied in accordance with their terms (without waiver or modification).

              (e) The Assignors shall have received the opinion of Paul, Weiss, Rifkind, Wharton & Garrison, dated the Closing Date, in the form reasonably acceptable to the parties.

              (f) The Company, Michael A. Leven and Neal K. Aronson shall have duly executed and delivered the Shareholders Agreement referred to in
Section 4.2 hereof.

              (g) USFS shall have duly executed and delivered a Release Agreement and Covenant Not to Sue, in the form reasonably acceptable to the parties, releasing Rockwood & Co. from all liabilities and obligations arising under or related to the Master Franchise Agreement (other than as provided in Section 6.1(b)).

              (h) USFS shall have duly executed and delivered an Estoppel Certificate, in the form reasonably acceptable to the parties, certifying that, on and as of the Closing Date, (i) USFS is not in breach or default of any of the terms or conditions of the Master Franchise Agreement, and (ii) to the best of USFS's and USFS's Affiliates actual knowledge, (A) neither of the Assignors is in breach or default of any of the terms or conditions of the Master Franchise Agreement, and (B) there does not exist any condition (with or without notice or lapse of time or both) which would constitute a breach or default of the Master Franchise Agreement by either or both of the Assignors and (c) the Assignors are not in breach of any representation or warranty contained in
Section 3.2 of this Agreement.

                                  SECTION VIII
                                  MISCELLANEOUS

       8.1    Certain Definitions.

              (a) "Affiliate," with respect to any person, shall mean any person controlling, controlled or under common control with such person.

              (b) "Hawthorn Brand" shall mean the trade names "Hawthorn," "Hawthorn Suites" and any other trade names, trademarks, copyrights and other Intellectual Property now used, or which may hereafter be developed for use, in connection with the operation of hotels under the "Hawthorn" brand.

              (c) "Hawthorn System" shall mean the Hawthorn Brand, together with the system of operation now existing with respect thereto, including, without limitation, the system of licensing, reservations, training, marketing and advertising, prototype plans, specifications and working drawings, and operations, used or associated with the use and operation of hotels operated under the Hawthorn Brand, and together with the rights and interests of HSA LLC under the Reservation Agreement (referred to in the Master Franchise Agreement) and the Contracts.


              (d) "Knowledge of the Assignors" shall mean the actual (as opposed to imputed or constructive) knowledge of any of Nicholas J. Pritzker, any other member of the Pritzker family, Douglas G. Geoga, Harold S. Handlesman or John Lyons.

              (e) "Master Franchise Agreement" shall mean the Master Franchise Agreement, dated as of March 27, 1996, between HSA Properties, L.L.C. and U.S. Franchise Systems, Inc.

              (f) "Material Adverse Effect," with respect to any Person, shall mean a material adverse effect on the business, assets, properties, financial condition or results of operations of such Person and its subsidiaries taken as a whole;

              (g) "Person" shall mean and include an individual, a partnership, a joint venture, a limited liability company or partnership, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

       8.2 Consent. The Assignors and USFS hereby provide such consents and waivers as may be necessary under the HSA LLC Agreement to permit the completion of the transactions contemplated in this Agreement.

       8.3 Expenses. All fees, charges and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, charges or expenses.

       8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopier (with a confirmed receipt thereof) or registered or certified mail (postage prepaid, return receipt requested), and on the next business day when sent by overnight courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

              (a)      If to the Company or USFS, to:
                       U.S. Franchise Systems, Inc.
                       13 Corporate Square, Suite 250
                       Atlanta, Georgia 30329
                       Attention:  Mr. Neal K. Aronson
                       Telecopier: (404) 235-7448

                       With a copy to:

                       Paul, Weiss, Rifkind, Wharton & Garrison
                       1285 Avenue of the Americas
                       New York, New York 10019
                       Attention:  Paul D. Ginsberg, Esq.
                       Telecopier: (212) 757-3990

                                                                              37
              (b)      If to HSA or HPI, to:

                       c/o HSA Properties, Inc.
                       200 West Madison Street
                       Suite 3800
                       Chicago, Illinois 60606
                       Attention:  Harold S. Handelsman, Esq.
                       Telecopier: (312) 750-8545

                       With copies to:

                       Neal, Gerber & Eisenberg
                       Two North LaSalle Street
                       Suite 2200
                       Chicago, Illinois 60602
                       Attention:  Michael A. Pucker, Esq.
                       Telecopier: (312) 269-1747

       8.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       8.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns for the uses and purposes set forth and referred to herein, effective as of the date hereof.

       8.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS.

       8.8 Amendments; Waivers. This Agreement may not be amended, supplemented or discharged, and no provision hereof may be modified or waived, except expressly by an instrument in writing signed by all of the parties. No waiver of any provision hereof by any party shall be deemed a waiver by any other party nor shall any waiver by any party be deemed a continuing waiver of any matter by such party.

       8.9 Severability. If any provision hereof or any application thereof shall be invalid or unenforceable, the remainder hereof and any other application of such provision shall not be affected thereby.

       8.10 Termination. This Agreement may be terminated by mutual written consent of the Company and the Assignors or, at the election of any of the

Assignors or the Company, if the Closing Date has not occurred on or prior to April 30, 1998.

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                  HAWTHORN SUITES ASSOCIATES

                                  By:  Meridian Associates, L.P.,
                                       its managing venturer

                                  By:  Meridian Investments, Inc.,
                                       its general partner


                                  By:   /s/ Glen Miller
                                       ---------------------------------------
                                       Name: Glen Miller
                                       Title: Vice President


                                  HSA PROPERTIES, INC.


                                  By:   /s/ Glen Miller
                                       ---------------------------------------
                                       Name: Glen Miller
                                       Title: Vice President


                                  USFS HAWTHORN, INC.


                                  By:   /s/ Neal K. Aronson
                                       ---------------------------------------
                                       Name: Neal K. Aronson
                                       Title: President


                                  U.S. FRANCHISE SYSTEMS, INC.


                                  By:   /s/ Michael A. Leven
                                       ---------------------------------------
                                       Name: Michael A. Leven
                                       Title: Chief Executive Officer and
                                              President

                            JOINDER OF ROCKWOOD & CO.

              The undersigned, Rockwood & Co., a Delaware corporation, for valuable consideration which is hereby acknowledged, hereby joins in the execution and delivery of this Agreement solely for purposes of binding itself to the provisions of Section VI.

              Notwithstanding the foregoing, the liability of the undersigned hereunder shall be limited to the periods specified in Section 6.3(d) of this Agreement and shall be limited to an aggregate amount of Twenty Million Dollars ($20,000,000) (the "GUARANTEE AMOUNT"). At such time as the undersigned has paid, in the aggregate (and without consideration of interest or other carrying charges), the Guarantee Amount, whether or not as a result of any single or group of related occurrences, this Joinder shall terminate and the undersigned shall have no further liability or obligation hereunder.

              The provisions of this Joinder are intended solely for the benefit of the Company and USFS and their successors in interest under the above Agreement, and are not intended for the benefit of, and may not be enforced by, any third party.

                                             ROCKWOOD & CO.,
                                              a Delaware corporation



                                            By: /s/ Glen Miller
                                               -----------------------
                                               Name: Glen Miller
                                               Title: Vice President

                                   SCHEDULE 1

--------------------------------------------------------------------------------
                                                    NUMBER OF SHARES OF CLASS A
                                                       COMMON STOCK OF USFS/
   NAME OF ASSIGNOR         EQUITY INTERESTS                HAWTHORN, INC.
--------------------------------------------------------------------------------
Hawthorn Suites          98% membership interest           2,199,775
Associates               in HSA Properties, LLC
--------------------------------------------------------------------------------
HSA Properties, Inc.     1% membership interest              22,447
                         in HSA Properties, LLC
--------------------------------------------------------------------------------

                                   SCHEDULE 2

--------------------------------------------------------------------------------
     NAME OF MEMBER                      EQUITY INTEREST
--------------------------------------------------------------------------------
Hawthorn Suites Associates           98% membership interest of HSA
                                     Properties, LLC
--------------------------------------------------------------------------------
HSA Properties, Inc.                 1% membership interest of HSA Properties,
                                     LLC
--------------------------------------------------------------------------------
U.S. Franchise Systems, Inc.         1% membership interest of HSA Properties,
                                     LLC
--------------------------------------------------------------------------------

                             ASSIGNORS' SCHEDULES TO
                             CONTRIBUTION AGREEMENT






                                General Comments


         While the Assignors have endeavored to identify under each Section and Section subheading the particular items relevant thereto, items listed under one Section or under one Section subheading may be relevant to another Section or Section subheading of the following schedules. Accordingly, items listed under each Section and Section subheading are hereby incorporated by reference in each other Section and Section subheading.

         The inclusion of a matter herein is not an admission by and does not reflect a judgment on the part of either of the Assignors or its partners, officers or employees that such matter is material to the business of HSA Properties, L.L.C. or that it does or may have a material adverse effect.

         Capitalized terms used herein and not otherwise defined have the meanings specified in the Contribution Agreement.

         In addition, please note that the attached schedules may not include or reflect matters that have arisen since the date of the Master Franchise Agreement and were the result of any act or omission of U.S. Franchise Systems, Inc. Please refer to Section 3.3 of the Contribution Agreement with respect to such matters.

                               SCHEDULE 3.2(g)(2)

                       TRADEMARKS, PATENTS AND COPYRIGHTS



1. See attached chart showing Trademarks, Patents and Copyrights assigned to HSA Properties, L.L.C. in connection with the Master Franchise Agreement.


2. HSA Properties, L.L.C. may have limited common law trademark rights to the marks HAWTHORN SUITES HAPPENINGS, HAWTHORN SUITES HOTELS and IT'S SO MUCH LIKE HOME.


3. As of the date of the Master Franchise Agreement, Riverview Marketing had compiled information in a database for Hawthorn Suites Associates.


         NOTE: NEITHER OF THE ASSIGNORS NOR HSA PROPERTIES, L.L.C. HAS TAKEN ANY ACTION WITH RESPECT TO ANY TRADEMARKS, PATENTS OR COPYRIGHTS HELD BY HSA PROPERTIES, L.L.C. SINCE THE DATE OF THE MASTER FRANCHISE AGREEMENT, EXCEPT AT THE REQUEST OF USFS.

                               SCHEDULE 3.2(g)(2)

                             HSA PROPERTIES, L.L.C.
                       TRADEMARKS, PATENTS AND COPYRIGHTS
              ASSIGNED TO HSA PROPERTIES, L.L.C. IN CONNECTION WITH
                         THE MASTER FRANCHISE AGREEMENT


===============================================================================================================================

 MARK/COUNTRY           APPLICATION/                  PRIORITY DATES                          GOODS/SERVICES
                        REGISTRATION
                             NO.
HAWTHORN SUITES        Reg. No. 1,401,695        1st use alleged 10/7/85;             Hotel services, namely providing
                                                 application filed 11/13/85;          lodging and restaurant services in
                                                 registered 7/15/86                   hotels
United States

HAWTHORN SUITES        Application No.           Application filed 3/13/87 (ITU)      Operation of a business providing
Canada                 579,986                                                        hotel, food and cocktail services

TREE LOGO              Reg. No.                  1st use alleged 11/02/86;            Hotel, restaurant and bar services;
United States          1,534,742                 application filed 3/23/87;           hotel management and reservation
                                                 registered 4/11/89                   services

TREE LOGO              Application No.           Application filed                    Operation of a business providing
Canada                 579,955                   3/13/87 (ITU)                        hotel, food and cocktail services

HAWTHORN SUITES        Reg. No. 1,531,365        1st use alleged 11/02/86;            Hotel, restaurant and bar services;
AND TREE LOGO                                    application filed 3/23/87;           hotel management and reservation
United States                                    registered 3/21/89;                  services

HAWTHORN SUITES        Reg. No.                  Application filed 3/22/91;           Hotel, food and cocktail services
AND TREE LOGO          426,084                   registered 11/24/92
Mexico

THE SUITE              Application No.           Application filed                    Operation of a business of providing
OPPORTUNITY            579,979                   3/13/87 (ITU)                        hotel services and providing food and
Canada                                                                                cocktail services, namely the
                                                                                      operation of restaurants, provisions of
                                                                                      banquet facilities and operation of
                                                                                      cocktail lounges

HAWTHORN SUITES        Reg. No.                  1st use alleged 5/16/89;             Entertainment services, namely,
CARES ABOUT KIDS       1,626,350                 application filed 6/5/89;            providing children's activities
United States                                    registered 12/4/90                   programs featuring games, beverages,
                                                                                      food and sound events at a hotel

STAY A LITTLE          Reg. No.                  1st use alleged 5/87; application    Rendering technical aid and
CLOSER TO HOME         1,512,029                 filed 7/2/87; registered 11/8/88     assistance in the establishment and/or
United States                                                                         operation of hotels and restaurants
===============================================================================================================================

                               SCHEDULE 3.2(g)(3)

                         INTELLECTUAL PROPERTY LICENSES


                                      None

                                 SCHEDULE 3.2(h)

                         EXCEPTIONS TO NON-CONTRAVENTION
                    REPRESENTATION OF HSA PROPERTIES, L.L.C.


As of December 9, 1997, HSA Properties, L.L.C. was not in good standing in the State of Delaware solely as a result of the failure to file its Annual Report and pay the required franchise fee. A Certificate to Restore Good Standing with respect to this entity was filed with the Secretary of State of the State of Delaware on December 9, 1997. According to the Office of the Secretary of State of the State of Delaware, the amount required to restore the company to good standing is approximately $211.00.

                                SCHEDULE 3.2(j)

                                    PERMITS


                                    None (1)




























    (1) Please refer to Schedule 7.2(i) of the Master Franchise Agreement for permits held by Hawthorn Suites Associates as of the date of that agreement.

                                SCHEDULE 3.2(k)

                                   CONTRACTS

HSA Properties, L.L.C. or its Affiliates have entered into (or acknowledged) the following contracts:

         1. Reservation Agreement, dated as of March 27, 1996, between Hyatt Corporation d/b/a Regency Systems Solutions, Inc. and HSA Properties, L.L.C. (1)

         2. Master Franchise Agreement, dated as of March 27, 1996, between HSA Properties, L.L.C. and U.S. Franchise Systems, Inc., together with the Side Letter (re: Naperville License) of even date therewith.

         3. Assignment of Existing Licenses from HSA Properties, L.L.C. to Hawthorn Suites Franchising Inc.

         4. Assignment of Contracts from HSA Properties, L.L.C. to Hawthorn Suites Franchising Inc.

         5. License Agreement, dated March 27, 1996, between HSA Properties, L.L.C. and Hawthorn Suites Associates.

         6. Fee Agreement, dated as of March 27, 1996, between Rockwood & Co., Inc. and HSA Properties, L.L.C.

         7. Shared Space and Services Agreement, dated as of March 27, 1996, among Hawthorn Suites Associates, HSA Properties, Inc. and HSA Properties, L.L.C.

         8. Hawthorn Suites Hotel's Master Development Strategic Alliance Agreement, dated December 23, 1996, among USFS, Hawthorn Suites Franchising, Inc. and Sunstone Hotel Investors, L.P. (acknowledged by HSA Properties, L.L.C., January 20, 1997).

             NOTE: With respect to the Existing Licenses (as defined in the Master Franchise Agreement), neither of the Assignors nor HSA Properties, L.L.C. has taken any action since the date of the Master Franchise Agreement, except at the direction of, or as disclosed to, USFS.



(1) As set forth in the attached letter from Peter D. Connolly, Senior Vice President and General Counsel of Hyatt Hotels Corporation, certain aspects of the reservation system have been outsourced to CSC Outsourcing, Inc.

                                                  Peter D. Connolly
                                                  Senior Vice President
                                                    and General Counsel

                                                  Hyatt Hotels Corporation
                                                  200 West Madison
                                                  Chicago, IL  60606  USA

                                                  Telephone:  312.750.8105
                                                  Telex:  687 1520
                                                  FAX:  312.750.8581


                                     December 10, 1997


Michael Pucker, Esquire
Neal, Gerber & Eisenberg
Two North LaSalle
Suite 2300
Chicago, Illinois  60602

         Re:  Reservation Services

Dear Michael:

         You have requested that I summarize for you the impact, if any, of the Outsourcing Agreement between Hyatt and CSC Outsourcing, Inc. dated June 30, 1996 and effective August 1, 1996, on the obligations of Hyatt to provide central reservations services to Hawthorn Suites, pursuant to the Reservations Agreement between the latter two entities.

         The Outsourcing Agreement specifies a series of particular services which CSCO and its subcontractor, the Sabre Group, are obligated to provide to Hyatt and members of the Hyatt Organization (which defined term includes Hawthorn Suites). These services include the maintenance, enhancement and future development of the hardware, software, data bases and network configurations which comprise the SPIRIT reservation system. Hyatt ultimately maintains direction and control over the services provided, which activities are measured against a series of minimum acceptable service levels. Hyatt continues to operate the call center activities at the Omaha Reservation Center with Hyatt employees, as those functions were not outsourced. Thus, in shorthand, CSCO maintains the box and Hyatt answers the phone.

         Nothing in the Outsourcing Agreement should impact Hawthorn Suites' rights to continue to receive reservations services under the terms and conditions of the Reservations Agreement. If you need further information concerning the Outsourcing Agreement or related issues, please don't hesitate to call me.

                                                     Very truly yours,

                                                     /s/ Peter D. Connolly

                                 SCHEDULE 3.2(m)

                   CONTRACTS TO BE TERMINATED PRIOR TO CLOSING


         1. Fee Agreement, dated as of March 27, 1996, between Rockwood & Co., Inc. and HSA Properties, L.L.C.

         2. Shared Space and Services Agreement, dated as of March 27, 1996, among Hawthorn Suites Associates, HSA Properties, Inc. and HSA Properties, L.L.C.

                                                                    Appendix B-2





                         FORM OF SHAREHOLDERS AGREEMENT



              THIS SHAREHOLDERS AGREEMENT, dated as of _________, 1998 (the "Agreement") by and among Hawthorn Suites Associates, an Illinois joint venture ("HSA"), HSA Properties, Inc., a Delaware corporation ("HPI", and together with HSA, the "Securityholders"), Michael A. Leven ("Leven"), Neal K. Aronson ("Aronson"), and U.S. Franchise Systems, Inc. (formerly known as USFS Hawthorn, Inc.), a Delaware corporation (the "Company").

              WHEREAS, concurrently herewith, pursuant to a Contribution Agreement, by and among the Securityholders, the Company and Old USFS (as defined below), dated as of December __, 1997 (the "Contribution Agreement"), HSA shall acquire 2,199,775 shares of Class A Common Stock, $.01 par value per share, of the Company ("Class A Stock"), and HPI shall acquire 22,447 shares of Class A Stock (such shares hereinafter referred to as the "Shares"), and the Securityholders shall contribute, assign, transfer and convey (the "Transfer") all of their respective interests in HSA Properties, L.L.C., a Delaware limited liability company ("HSA LLC"), on the terms, and subject to the conditions, contained in the Contribution Agreement;

              WHEREAS, on the date hereof, immediately upon the consummation of the Transfer, U.S. Franchise Systems, Inc., a Delaware corporation ("Old USFS"), shall merge with and into the Company with the Company as the surviving corporation (the "Merger"), pursuant to the Agreement and Plan of Merger, dated as of December __, 1997 (the "Merger Agreement"), between the Company and Old USFS. In the Merger, each outstanding share of Class A Common Stock, par value $.01 per share, and Class B Common Stock, par value $.01 per share, of Old USFS shall be converted into the right to receive a share of Class A Stock or Class B Common Stock, par value $.01 per share ("Class B Stock" and together with the Class A Stock, collectively, the "Common Stock"), of the Company, respectively, and the Shares will remain outstanding; and

              WHEREAS, it is a condition to the consummation of the transactions contemplated by each of the Merger Agreement and the Contribution Agreement that the parties hereto execute and deliver this Agreement.

              NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows.

       Section 1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

              "Affiliate" means, with respect to any Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with the Person in question. In addition to the foregoing, with respect to the Securityholders, "Affiliate" shall mean the lineal descendants of Nicholas J. Pritzker, deceased, and their immediate family members, trusts primarily for the benefit of such individuals and Persons controlled, directly or indirectly, by such individuals and/or trusts.

              "Commission" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act and the Exchange Act.

              "Common Stock" means shares of Class A Common Stock, par value $.01 each, of the Company and shares of Class B Common Stock, par value $.01 each, of the Company.

              "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

              "Designated Holder" means each of the Securityholders and their permitted transferees under Section 2(b)(i).

              "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

              "Included Transferee" means, with respect to a Principal Stockholder, an immediate family member (which shall mean, with respect to such person, such person's spouse, parents, children and grandchildren and the spouse of such person's children and grandchildren) of such Principal Stockholder, and any trust or partnership of which all the beneficiaries or partners, as the case may be, are Principal Stockholders and/or an immediate family member of such Principal Stockholder.

              "Lockup Period" means the period commencing on the date hereof and ending on the second anniversary of the date hereof.

              "Person" means an individual or a corporation, partnership, limited liability company or partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

              "Principal Stockholder" means each of Michael A. Leven and Neal K. Aronson.

              "Registrable Securities" means each of the following: (a) any and all Shares owned by the Designated Holders and (b) any shares of Class A Stock issued or issuable to any of the Designated Holders with respect to the Shares by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise and shares of Common Stock or other equity securities of the Company issuable upon conversion, exercise or exchange thereof. Registrable Securities will cease to be Registrable Securities when (i) a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act by the Commission and such Registrable Securities have been disposed of pursuant to such effective Registration Statement, (ii) such securities shall have been sold pursuant to Rule 144 (or any successor provision) under the Securities Act and in compliance with the requirements of paragraphs (c) (e), (f) and (g) of Rule 144 (notwithstanding the provisions of paragraph (k) of such Rule), or (iii) the Registrable Securities are sold or distributed by a Person not entitled to the registration rights granted by this Agreement.

              "Registration Expenses" means all expenses arising from or incident to the Company's performance of, or compliance with, this Agreement, including, without limitation, all registration, filing and listing fees; all fees and expenses of complying with state securities or "blue sky" laws (including reasonable fees and disbursements of counsel in connection with "blue sky" qualifications of Registrable Securities); all printing, messenger and delivery expenses; the fees and disbursements of counsel for the Company and its independent public accountants; the fees and disbursements of one firm of counsel (other than in-house counsel) retained by the holders of Registrable Securities being registered; the expenses of any special audits required by or incident to such performance and compliance; and any liability insurance or other premiums for insurance obtained in connection with any registration pursuant to the terms of this Agreement.

              "Registration Statement" means a registration statement filed pursuant to the Securities Act.

              "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

              "Voting Securities" shall mean the shares of Common Stock and any other securities of the Company entitled to vote generally in the election of directors.

      Section 2.     Transfer of Shares.

              (a) Restrictions on Transfer. Each Designated Holder agrees that such Designated Holder will not, directly or indirectly, offer, sell, exchange, pledge, hypothecate, encumber, transfer, assign or otherwise dispose of (collectively, a "transfer") any of its Shares, except as provided in Section 2(b).

              (b) Exceptions to Restrictions. Subject to Section 4(e), the provisions of Section 2(a) shall not apply to any of the following transfers:

                     (i) from any Designated Holder to the Company or to any Affiliate of such Designated Holder, provided that, each such Affiliate shall execute an agreement in form and substance reasonably satisfactory to the Company pursuant to which such Affiliate shall agree to comply with, and shall be bound by, the terms of this Agreement;

                     (ii)   pursuant to Section 3;

                     (iii) pursuant to a registered offering in which either of the Principal Stockholders or an Included Transferee is participating; provided that the Designated Holder's shares of Common Stock included in such offering do not represent a greater percentage of the total shares of Common Stock owned by such Designated Holder then the shares of Common Stock being sold by such Principal Stockholder or Included Transferee represents of his total shares of Common Stock owned;

                     (iv) pursuant to a tender offer, exchange offer, merger, consolidation or other business combination involving the Company, or a sale of all or substantially all of the outstanding shares of Common Stock of the Company with a third party not an Affiliate of the Company
       (x) which the Board of Directors of the Company does not oppose or (y) which the Board of Directors of the Company opposes (an "Opposed Tender"); provided that, no indication or arrangement to tender the Shares may be made in the case of an Opposed Tender until twenty-four hours prior to the expiration of any time after which securities tendered may be treated less favorably than securities tendered prior to such time;

                     (v)    after the expiration the Lockup Period;

                     (vi) to the extent necessary to obtain or maintain, without suspension or threatened revocation, any gaming license, permit or approval of any Affiliate of any Securityholder; provided that, in the event of any such proposed transfer the transferor shall have complied with the right of first refusal contained in Section 2(c); provided further that, the transferee shall execute an agreement in form and substance reasonably satisfactory to the

         Company pursuant to which such transferee shall agree to comply with, and be bound by, the terms of this Agreement; or

                     (vii) as contemplated by Section VI of the Contribution Agreement; provided that, prior to the expiration of the Lockup Period each transferee (other than the Company ) shall execute an agreement in form and substance reasonably satisfactory to the Company pursuant to which such transferee shall agree to comply with, and be bound by, the terms of this Agreement.

              Notwithstanding the foregoing, no transfer shall be permitted under Section 2(b),(i), (ii), (iii), (iv) or (vi) prior to the first anniversary of the date of this Agreement unless HSA and/or HPI, as the case may be, shall have agreed, in a written instrument reasonably acceptable to the Company not to transfer any of the net (pre-tax) proceeds received in such transfer prior to the first anniversary of the date of this Agreement.

                     (c)    Right of First Refusal.

                            (i) If during the Lockup Period any Designated Holder (a "Selling Stockholder") desires to transfer all or any portion to its Shares to any Person (a "Third Party Offeror") pursuant to Section 2(b)(vi) and has received a bona fide offer from such Third Party Offeror to buy all of such Shares (a "Third Party Offer"), such Selling Stockholder shall send written notice (a "Notice") to the Company, which shall state (a) the number of Shares proposed to be transferred (the "Offered Securities"), (b) the proposed purchase price per Share to be paid by the Third Party Offeror (the "Offer Price"), which shall be payable solely in cash, (c) the name of the Third Party Offeror, (d) that the proposed purchase of the Offered Securities shall be consummated after the expiration or termination of the Option Period (as defined below) but on or prior to the first business day which occurs after the later of sixty (60) days after delivery of the Notice and the date which is five (5) days after the expiration or waiver of any applicable waiting period under the HSR Act (as defined below), and (e) that the Third Party Offer has been accepted by the Selling Stockholder subject to the rights of the Company contained in this Section 2(c). The Offering Notice shall also state any other material terms and conditions of the Third Party Offer and shall include a copy of all writings between the Third Party Offeror and the Selling Stockholder necessary to establish the terms of the Third Party Offer.

                            (ii) For a period of ten (10) days after the delivery of the Notice (the "Option Period"), the Company or its designee shall have the right to elect to purchase all (but not less than all) of the Offered Securities at a purchase price equal to the Offer Price and upon the terms and conditions of the Third Party Offer. The election of the Company or its designee under this

              Section 2(c) shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the Option Period, to the Selling Stockholder. The failure of the Company or its designee to respond within the Option Period to the Selling Stockholder shall be deemed to be a waiver of its rights under this Section 2(c).

                            (iii) The closing of the purchase of Offered Securities to be purchased by the Company or its designee under this Section 2(c) shall be held at the principal office of the Company at 11:00 a.m., local time, on the date that is the later of sixty (60) days after delivery of the Notice and the date which is five (5) days after the expiration or waiver of any applicable waiting period under the HSR Act or at such other time and place as the parties to the transaction may agree. At such closing, the Selling Stockholder shall deliver to the Company or its designee certificates representing the Offered Securities, duly endorsed for transfer and accompanied by all requisite transfer taxes, if any, and such Offered Securities shall be free and clear of any liens, claims, options, charges, encumbrances or rights (other than those arising hereunder), and the Selling Stockholder shall so represent and warrant, and shall further represent and warrant that it is the beneficial and record owner of such Offered Securities. The Company or its designee shall, at the closing, deliver to the Selling Stockholder payment in full in immediately available funds for the Offered Securities purchased by it. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

                            (iv) Unless the Company or its designee elects to purchase all of the Offered Securities pursuant to Section 2(c), the Selling Stockholder may sell all (but not less than all) the Offered Securities to the Third Party Offeror on the terms and conditions of the Third Party Offer; provided, however, that such sale is bona fide and made prior to or the date that is the later of ninety (90) days after delivery of the Notice and five (5) days after the expiration or waiver of any applicable waiting period under the HSR Act. If such sale is not completed prior to such date, for any reason, then the restrictions provided for herein shall again become effective, and no transfer of such Offered Securities may be made thereafter under Section 2(b)(vi) without again offering the same to the Company in accordance with this
              Section 2(c).

                     (d)    Endorsement on Certificates, etc.

                            (i) Upon the execution of this Agreement, in addition to any other legend which the Company may deem advisable under the Securities Act and certain state securities laws, all certificates representing issued and outstanding Shares and shares of Common Stock owned by the Principal Stockholders shall be endorsed as follows:

                     THIS CERTIFICATE IS SUBJECT TO, AND IS TRANSFERABLE ONLY UPON COMPLIANCE WITH, THE PROVISIONS OF A SHAREHOLDERS AGREEMENT DATED AS OF ___________, 1998, AMONG THE COMPANY AND CERTAIN OF ITS SHAREHOLDERS. A COPY OF THE ABOVE-REFERENCED AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

                     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR AN EXEMPTION FROM REGISTRATION UNDER SAID ACT AS EVIDENCED BY AN OPINION OF COUNSEL THAT REGISTRATION IS NOT REQUIRED.

                            (ii) Except as otherwise expressly provided in this Agreement, all certificates or other instruments representing shares of Common Stock hereafter issued to or acquired by any of the Designated Holders or their successors, assigns or transferees shall bear the legends set forth above, and the shares of Common Stock represented by such certificates or instruments shall be subject to the applicable provisions of this Agreement.

                            (iii) Notwithstanding any other provision of this Agreement, no transfer of the Shares may be made unless (a) the transfer complies in all material respects with the applicable provisions of this Agreement and applicable federal and state securities laws, including without limitation, the Securities Act and (b) if requested by the Company, an opinion of counsel to such transferring Securityholder shall be supplied to the Company, at such transferring Securityholder's expense, to the effect that such transfer complies in all material respects with, or is otherwise exempt from the provisions of, all applicable federal and state securities laws. The second paragraph of the legend set forth in clause (i) of this Section 2(d) shall be removed from a particular certificate representing shares of Common Stock when an opinion of counsel has been delivered to the Company to the effect that any such security may be freely sold to the public without compliance with the registration provisions of the Securities Act. Counsel referred to in this Section 2(d)(iii) shall be reasonably acceptable to the Company and may include an attorney who is an employee of a Securityholder.

                            (iv) Whenever the restrictions imposed by this Agreement shall terminate as to any particular shares of Common Stock, the holder thereof shall be entitled to receive from the Company, without expense, upon delivery to the Company of the existing certificate representing such shares of Common Stock, a new certificate not bearing the restrictive legends otherwise required pursuant to this Section 2(d).

              (e) Improper Transfer. Any attempt to transfer or encumber any shares of Common Stock other than in accordance with the terms of this Agreement shall be null and void and neither the Company nor any transfer agent of such securities shall give any effect to such attempted transfer or encumbrance in its stock records.

       Section 3.    Tag-Along Rights.

               (a) If a Principal Stockholder or his Included Transferees desires to transfer (such transferring stockholder(s) being referred to as the "Transferor(s)") to any Person, (i) at any time during the Lockup Period, any shares of Common Stock, or (ii) at any time after the Lockup Period, shares of Common Stock that, together with any shares of Common Stock sold by the Principal Stockholders and their Included Transferees in such transaction or series of related transactions, that would result in a transfer of "control" of the Company, the Transferors shall, in the case of clauses (i) and (ii), prior to making any such transfer, first notify each of the Securityholders of such transfer. Such notice (the "Transferors' Notice") shall specify the proposed transferee thereof, the number of shares of Common Stock to be transferred, and the amount and type of consideration to be received therefor, and shall contain the Participation Offer set forth in Section 3(c).

              (b) Notwithstanding Section 3(a), a Transferor shall not be obligated to deliver a Transferors' Notice in respect of, and the provisions of this Section 3 shall not apply to, (i) any transfers made to a Principal Stockholder or an Included Transferee, (ii) any transfers made pursuant to a registered public offering for which the Securityholders have been provided registration rights under Section 6 and (iii) any transfers made by a Transferor to a Person not a Principal Stockholder or an Included Transferee of shares of Common Stock that, together with each other transfer of such type since the date of this Agreement, constitute less than 5% of the number of shares owned as of the date of this Agreement by the Principal Stockholders and the Included Transferees.

              (c) The Transferors shall offer (the "Participation Offer") to include in the proposed transfer: a number of shares of Common Stock designated by each Designated Holder, not to exceed, in respect of any such Designated Holder the number of shares of Common Stock equal to the product of (x) the aggregate number of shares of Common Stock proposed to be transferred pursuant to the Transferors' Notice and (y) a fraction, the numerator of which is equal to the number of shares of Common Stock owned by such Designated Holder and the denominator of which is the total number of shares of Common Stock held by the Transferors and all holders (including the Designated Holder) of Common Stock who are exercising tag-along rights in connection with such transfer, in each case, as of the date of the Transferors' Notice. The Participation Offer shall be conditioned upon the Transferors consummating a transfer on the terms described in the Transferors' Notice (which they shall not be obligated to do) to the transferee named in the Transferors' Notice.

              (d) Any Designated Holder which does not accept the Participation Offer by written notice to the Transferors within 5 business days after such Designated Holder has received notice thereof shall be deemed to have waived its rights under this Section 3 (for purposes only of the particular transfer described in the Transferors' Notice), and the Transferors and, if any Designated Holder accepts the Participation Offer, such Designated Holder (the Transferors and each such accepting Securityholder being hereinafter sometimes called "Sellers") may transfer the shares described in the Transferors' Notice and the shares included by such Designated Holder pursuant to the Participation Offer to the proposed transferee, in accordance with the terms of such transfer set forth in the Transferors' Notice, so long as such transfer occurs on or before the later of 90 days after the date the Transferors' Notice was received by the other Designated Holder and the date which is five days after the expiration or waiver of any applicable waiting period to such proposed transfer pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The price per share, form of consideration and other terms and conditions for sales of Common Stock made pursuant to this Section 3 shall be the same for the Transferors and each Designated Holder accepting the Participation Offer; provided, however, that any indemnification obligations of any Designated Holder which accepts the Participation Offer shall be made severally, and not jointly, and shall, in any event, be limited to a maximum amount equal to the net (pre-tax) proceeds actually received by such Designated Holder in connection with the transfer subject to the Participation Offer.

       Section 4.    Standstill.

               (a) During such period as (x) Leven is Chairman, Chief Executive Officer or President of the Company and (y) the Principal Stockholders and their Included Transferees, in the aggregate, own at least one-half of the shares of Common Stock owned by such Persons, in the aggregate, on the date hereof, the Designated Holders each agree, without the prior written consent of the Board of Directors of the Company specifically expressed in a resolution adopted by a majority of the directors of the Company who are not Affiliates of the Designated Holders, that the Designated Holders, acting either individually or together, will not, and the Designated Holders will use their reasonable best efforts to cause each of its Affiliates not to, directly or indirectly:

                     (i) acquire, announce an intention to acquire, offer or propose to acquire, or agree to acquire (except, in any case, by way of stock dividends or other distributions or offerings made available to holders of any Common Stock generally, provided, that any such securities shall be subject to the provisions hereof), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another Person (as hereinafter defined), by joining a partnership, limited partnership, syndicate or other "group" (within the meaning of Section 13(d)(3) of the Exchange Act) or otherwise, any equity securities of the Company that would result in such Designated Holder and its Affiliates, in the aggregate, owning Voting Securities representing a greater amount of the voting power of the Company than would be held by any Nonexcluded Person following such transaction. "Nonexcluded Person" means any Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Principal Stockholders, the Included Transferees or a "group" which includes any of the Principal Stockholders or Included Transferees;

                     (ii) make, or in any way participate, directly or indirectly, in any "solicitation" (as such term is used in the proxy rules of the Commission as in effect on the date hereof) of proxies or consents (whether or not relating to the election or removal of directors), seek to advise, encourage or influence any Person with respect to the voting of any Voting Securities, initiate, propose or otherwise "solicit" (as such term is used in the proxy rules of the Commission as in effect on the date hereof) stockholders of the Company for the approval of stockholder proposals made pursuant to Rule 14a-8 of the Exchange Act, or induce or attempt to induce any other Person to initiate any such stockholder proposal;

                     (iii) seek, propose, or make any statement (whether written or oral) with respect to, any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities (except as and to the extent specifically permitted hereby), dissolution, liquidation, restructuring, recapitalization or similar transactions of or involving the Company or any of its Affiliates or solicit or encourage any other person to make any such statement or proposal;

                     (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities, other than groups consisting solely of one or more of the Securityholders, directors of the Company, other parties hereto and their respective Affiliates;

                     (v) deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of any Voting Securities except a set forth in
       Section 5 hereof;

                     (vi) execute any written consent with respect to the Company or its Voting Securities, except as set forth in Section 5 hereof;

                     (vii) otherwise act, alone or in concert with others, to control or seek to control or influence or seek to influence the management, Board of Directors or policies of the Company;

                     (viii) seek, alone or in concert with others, representation on the Board of Directors of the Company or seek the removal of any member of the Board of Directors;

                     (ix) make any publicly disclosed proposal or enter into any discussion regarding any of the foregoing;

                     (x) make any proposal, statement or inquiry, or disclose any intention, plan or arrangement (whether written or oral) inconsistent with the foregoing, or make or disclose any request to amend, waive or terminate any provision of this Agreement or the Certificate of Incorporation or By-laws of the Company;

                     (xi) have any discussions or communications or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other Person in connection with any of the foregoing, or make any investment in or enter into any arrangement with, any other Person that engages, or offers or proposes to engage, in any of the foregoing; or

                     (xii) request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provisions of this Agreement or take any action which might require the other party to make a public announcement regarding the possibility of a merger, consolidation, tender or exchange offer or other business combination or extraordinary transaction.

              (b) The Securityholders and their Affiliates may acquire Voting Securities and other securities of the Company without regard to the foregoing limitation if any of the following events shall occur: (A) a tender or exchange offer is made by any Person or 13D Group (as hereinafter defined) (other than an Affiliate of, or any Person acting in concert with, a Securityholder or any of its Affiliates and other than a Principal Stockholder, any Affiliate thereof or 13D Group including a Principal Stockholder), which Person or 13D Group has the financial wherewithal to consummate such a transaction, to acquire Voting Securities in an amount which, together with Voting Securities (if any) already owned by such person or 13D Group, would represent more than 50% of the total combined voting power of all Voting Securities then outstanding or (B) it is publicly disclosed that Voting Securities representing more than 50% of the total combined voting power of all Voting Securities then outstanding have been acquired subsequent to the Closing Date by an Person or 13D Group (other than the Securityholders or any of their respective Affiliates and other than a Principal Stockholder, any Affiliate thereof or 13D Group including a Principal Stockholder). As used herein, the term "13D Group" shall mean any group of Persons formed for the purpose of acquiring, holding, voting or disposing of Voting Securities which would be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder (as now in effect) to file a statement on Schedule 13D with the Securities and Exchange Commission as a "person" within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Voting Securities representing more than 5% of the total combined voting power of all Voting Securities then outstanding.

              (c) Nothing in this Section 4 shall prohibit any Person who is serving as a director of the Company as contemplated by Section 7 of this Agreement from, solely in his or her capacity as director, (a) taking any action or making any statement at any meeting of the Board of Directors of the Company or any committee thereof or (b) making any statement to any director, officer or agent of the Company. In addition, nothing in this Section 4 shall restrict any private communications between the Securityholders and any Person designated by the Securityholders as a director, provided that all such communications by such Person remain subject to the fiduciary duties of such Person as a director.

              (d) Notwithstanding anything contained in this Section 4, the Securityholders shall have the right in their sole discretion to vote any Voting Securities owned by them as they shall determine in connection with any Significant Event. "Significant Event" shall mean any event other than the election of directors or appointment of auditors or approval of any stockholder proposal made pursuant to Rule 14a-8 of the Exchange Act.

              (e)    Except in connection with a transfer made pursuant to
Section 3, the Securityholders each agree that they shall not effect any transfer of any of the Shares to any Person who such Securityholder believes, after due inquiry, would, after giving effect to such transfer beneficially own, together with its Affiliates, more than 5% of the total combined voting power of all Voting Securities then outstanding unless it shall have obtained prior to such transfer a written instrument from such transferee agreeing to be bound by this Section 4, in form and substance satisfactory to the Company.

       Section 5. Voting. The Designated Holders each agree that so long as they or any of their respective Affiliates beneficially own any Voting Securities, it will, and will cause its Affiliates to, (a) be present, in person or represented by proxy, at all properly noticed annual and special meetings of stockholders of the Company so that all Voting Securities beneficially owned by such Securityholder and its Affiliates then entitled to vote may be counted for the purpose of determining the presence of a quorum at such meetings, (b) support each nominee on the slate of nominees proposed by the Board of Directors of the Company and vote all Voting Securities which it is then entitled to vote in favor of the election of each such nominee, and (c) vote in accordance with the Board of Directors' recommendation on all stockholder proposals made pursuant to Rule 14a-8 under the Exchange Act.

       Section 6.    Registration Rights.

              (a)    Incidental Registration.

                     (i)    If the Company, at any time or from time to time,
       (1) after the Lockup Period proposes to register any of its shares of Common Stock for its own account under the Securities Act (other than (i) a registration of an employee stock ownership, stock option, stock purchase or other employee compensation plan or arrangement adopted in the ordinary course of business on Form S-8 (or any successor form), or any dividend reinvestment plan or (ii) a registration of securities on Form S-4 (or any successor form), including, without limitation, in connection with a proposed issuance in exchange for securities or assets of, or in connection with a merger or consolidation with, another corporation or (2) during the Lockup Period so proposes to register any of its shares of Common Stock and such Registration Statement also includes the registration of shares of Common Stock owned by either or both of the Principal Stockholders or their Included Transferees, then it will at each such time give written notice (given at least 30 days prior to the proposed filing date) describing the proposed registration and distribution to each of the Designated Holders of its intention to do so and, upon the written request of each of the Designated Holders, made within 30 days after the receipt of any such notice (which request shall specify the amount of Registrable Securities proposed to be sold by such Designated Holder and the intended method of disposition thereof), the Company will, as provided in this Section 6, use its reasonable best efforts to effect the registration under the Securities Act of all of the Registrable Securities that the Company has been so requested to register by the Designated Holders, to the extent required to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities to be registered (each, an "Incidental Registration"); provided, however, that if, at any time after giving written notice of its intention to register any of its shares of Common Stock and prior to the effective date of the Registration Statement filed in connection with such Incidental Registration, the Company shall determine for any reason not to register such shares of Common Stock, the Company may, at its election, give written notice of such determination to each of the Designated Holders and, thereupon, shall be relieved from its obligation to register any Registrable Securities in connection with such Incidental Registration. In connection with any Incidental Registration under this Section 6(a) involving an underwriter, or a distribution with the assistance of a selling agent, the right of any Designated

         Holder to participate in such Incidental Registration shall be conditioned upon such Designated Holder's participation in such underwriting or distribution on terms not less favorable than those available to other stockholders participating therein.

                            (ii) Notwithstanding anything to the contrary set forth in Section 6(a), if a proposed Incidental Registration is for a registered public offering involving an underwriting and the representative of the underwriters advises the Company in writing that the registration of all or part of the shares of Common Stock to be underwritten in such Incidental Registration would adversely effect such offering, then the Company shall so advise the Designated Holders and any other holders of shares of Common Stock requesting registration in such Incidental Registration, and the number of shares of Common Stock that are entitled to be included in the Incidental Registration shall be allocated (i) first, to the Company for shares of Common Stock being sold for its own account, (ii) second, among the Principal Stockholders, the Designated Holders and any other holders of shares of Common Stock entitled to "incidental" registration rights and requesting inclusion of shares of Common Stock in such Incidental Registration, pro rata on the basis of the number of shares of Common Stock requested to be included in such Incidental Registration, and (iii) third, any other shares of Common Stock requested to be included in such Incidental Registration.

                     (b)    Demand Registrations.

                            (i) At any time after the expiration of the Lockup Period, the Designated Holders holding a majority of the then Registrable Securities may request registration under the Securities Act of all or any portion of their Registrable Securities in accordance with the provisions of this Section 6(b). All registrations requested pursuant to this Section 6(b) are referred to herein as "Demand Registrations." Each request for a Demand Registration shall specify the number of Registrable Securities requested to be registered. Within ten days after receipt of any such request, the Company shall give written notice of such requested registration to all other holders of Registrable Securities and shall include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within fifteen (15) days after the receipt of the Company's notice.

                            (ii)   The Designated Holders of Registrable
       Securities shall be entitled to request no more than three Demand Registrations in accordance with this Section 6(b). The aggregate offering value of the Registrable Securities requested to be registered in any Demand Registration must, in the good faith judgment of the holders thereof, equal at least $5,000,000. A registration shall not count as one of the permitted Demand

       Registrations until it has become effective (unless the holders of a majority of the Registrable Securities included in such registration have agreed to abandon such registration after a registration statement has been filed with the Commission).

                            (iii) If a Demand Registration is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold in an orderly manner in such offering within a price range acceptable to the holders of a majority of the Registrable Securities included in such registration, the Company shall include in such registration prior to the inclusion of any securities which are not Registrable Securities the number of Registrable Securities requested to be included which in the opinion of such underwriters can be sold in an orderly manner within the price range of such offering, pro rata among the respective holders thereof on the basis of the amount of securities requested to be included therein by each such holder.

                            (iv) The Company shall not be obligated to effect more than one Demand Registration in any twelve-month period, and the Company shall not be obligated to effect any Demand Registration within 60 days after the effective date of a previous offering of Common Stock registered under the Securities Act. The Company may postpone for up to 180 days the filing or the effectiveness of a registration statement for a Demand Registration if the Company's board of directors determines in its reasonable good faith judgment that such Demand Registration would reasonably be expected to have a material adverse effect on any proposal or plan by the Company or any of its subsidiaries to engage in any acquisition (other than in the ordinary course of business) or any merger, consolidation, tender offer, reorganization or similar transaction; provided that (a) the Company may exercise its right to delay a Demand Registration only once in any twelve-month period and (b) if a Demand Registration is delayed hereunder, the holders of Registrable Securities initially requesting such Demand Registration shall be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration shall not count as one of the permitted Demand Registrations hereunder and the Company shall pay all Registration Expenses in connection with such registration. Notwithstanding anything to the contrary in this Section 6(b)(iv), (x) the Company may not prevent, delay or postpone any Demand Registration and (y) the Securityholders shall not be subject to any lockup or similar agreements following any Demand Registration for more than 270 days during any 360-day period.

                            (v) The Designated Holders shall have the right to select the investment banker(s) and manager(s) to administer the offering, subject to the approval of the Company in its sole discretion.

                     (c) Expenses. The Company shall pay all Registration Expenses in connection with any registration pursuant to this Section 6, whether or not such registration becomes effective; provided, that all underwriting discount and selling commissions applicable to the Registrable Securities shall be borne by the holders selling such Registrable Securities, in proportion to the number of Registrable Securities sold by each such holder; provided further that, the Designated Holders that have requested to include Registrable Securities that may, in the reasonable opinion of counsel to the Company delivered to such Designated Holders, be distributed to the public without limitation as to volume pursuant to Rule 144 (or any successor provision of the Securities Act), in any Registration Statement that does not also cover shares of Common Stock owned by any of the Principal Stockholders or any of their Included Transferees, shall pay their pro rata portion of all Registration Expenses incurred in connection with such offering.

                     (d) Holdback Agreements. Each of the Designated Holders agrees not to effect any public sale or distribution of any Registrable Securities being registered or of any securities convertible into or exchangeable or exercisable for such Registrable Securities, including a sale pursuant to Rule 144 under the Securities Act (i) during the 90 day period beginning on the effective date of such Registration Statement (except as part of such registration), in the case of a non-underwritten public offering, or
(ii) during the reasonable period, if any, requested by the underwriters, in the case of an underwritten public offering, provided, in each case, that all directors of the Company, Principal Stockholders and other 5% or greater beneficial owners of shares of the Common Stock of the Company (other than institutional shareholders in respect of shares of Common Stock not acquired directly from the Company) seeking to include shares of Common Stock in such Registration Statement are similarly restricted.

                     (e) Seller Information. The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish to the Company such information regarding the distribution of such securities as the Company may from time to time reasonably request in writing and as shall be required by law in connection therewith.

                     (f) Notice to Discontinue. Each Designated Holder of Registrable Securities agrees that, upon receipt of any notice from the Company of the happening of any event that causes the Registration Statement to include an untrue statement of a material fact or to omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, such Designated Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Designated Holder's receipt of the copies of a supplemented or amended prospectus and, if so directed by the Company, such Designated Holder shall deliver to the Company all copies, of the prospectus covering such Registrable Securities that is current at the time of receipt of such notice.

                     (g) Registration Procedures. Whenever the Designated Holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, the Company shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as reasonably practicable:

                            (i) prepare and file with the Commission within 90 days after the request or demand therefor a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective (provided that before filing a Registration Statement or prospectus or any amendments or supplements thereto, the Company shall furnish to the counsel selected by the holders of a majority of the Registrable Securities covered by such Registration Statement copies of all such documents proposed to be filed);

                            (ii) notify each holder of Registrable Securities of the effectiveness of each Registration Statement filed hereunder and prepare and file with the Securities and Exchange Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period of not less than 180 days and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;

                            (iii)  furnish to each seller of Registrable
       Securities such number of copies of such Registration Statement, each amendment and supplement thereto, the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

                            (iv) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company shall not be required to (a) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (b) subject itself to taxation in any such jurisdiction or
       (c) consent to general service of process in any such jurisdiction);

                            (v) notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

                            (vi) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on the NASD automated quotation system and, if listed on the NASD automated quotation system, use its reasonable best efforts to secure designation of all such Registrable Securities covered by such Registration Statement as a NASDAQ "national market system security" within the meaning of Rule llAa2-1 of the Commission or, failing that, to secure NASDAQ authorization for such Registrable Securities;

                            (vii) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;

                            (viii) enter into such customary agreements
       (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

                            (ix) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or other agent in connection with such Registration Statement;

                            (x) cause its employees to participate in "road shows" and other presentations as reasonably requested by the underwriters in connection with any registered offering; and

                            (xi) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Securities and Exchange Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company's first full calendar quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of
       Section 11(a) of the Securities Act and Rule 158 thereunder.

                     (h)    Indemnification; Contribution.

                            (i) In the event of any registration of any Registrable Securities pursuant to the terms of Section 6, the Company will indemnify and hold harmless, to the fullest extent permitted by law, each of the Designated Holders and their respective Affiliates, directors, officers, partners, trustees, employees, legal counsel, accountants, financial advisors and agents, and each other Person, if any, who controls (within the meaning of the Securities Act and the Exchange Act) such Designated Holder or any such directors, officers, partners, trustees, employees, legal counsel, accountants, financial advisors and agents (each of the foregoing, a "designated indemnified party") against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation), joint or several, to which such designated indemnified party may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) arise out of or are based upon (x) any untrue statement or alleged untrue statement of any material fact or (y) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading contained in any Registration Statement under which such Registrable Securities were registered under the Securities Act, provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability (or actions or proceedings in respect thereof) arises out of or is based upon (x) any untrue statement of any material fact or (y) any omission to state a material fact required to be stated therein or necessary to make the state ments therein not misleading in such Registration Statement, or amendment or supplement thereto, in reliance upon and in conformity with written informa tion concerning such Designated Holder and furnished to the Company for use in the preparation thereof.

                            (ii) The Company may require, as a condition to including any Registrable Securities in any Registration Statement filed pursuant to Section 6, that the Company shall have received an undertaking from each Designated Holder selling such Registrable Securities, severally and not jointly, to indemnify and hold harmless the Company, its directors, officers, legal counsel, accountants and financial advisors and each other Person, if any, who controls (within the meaning of the Securities Act and the Exchange Act) the Company or any such directors, officers, legal counsel, accountants and financial advisors (each of the foregoing, a "Company Indemnified Party") against any losses, claims, damages, liabilities or expenses, joint or several, to which such Company Indemnified Party may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) arise out of or are based upon (x) any untrue statement or alleged untrue statement of a material fact or (y) any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading contained in any Registration Statement under which such Registrable Securities were registered under the Securities Act or any amendment or supplement thereto, if such statement or omission was made in reliance upon and in conformity with written information concerning such Designated Holder and furnished to the Company; provided, in each instance, that any Designated Holder's maximum liability in respect of such indemnification obligations shall be limited to the amount of net (pre-tax) proceeds actually received by such Designated Holder pursuant to the sale of such Registrable Securities.

                            (iii) Promptly after receipt by any designated Indemnified Party or Company Indemnified Party (each, an "Indemnified Party") of notice of the commencement of any action, suit, proceeding or investigation or threatened thereof in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement, such Indemnified Party will give written notice thereof to the Indemnifying Party; provided, however, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice. If notice of commencement of any such action is brought against an Indemnified Party, the Indemnifying Party may, at its expense, participate in and assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action with counsel satisfactory to the Indemnified Party in its reasonable judgment or (iii) the named parties to any such action (including any impleaded parties) have been advised by such counsel in writing that either (x) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (y) there may be one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party. In no event shall the Indemnifying Party be responsible for the fees of more than one counsel (in addition to local counsel) for all Indemnified Parties. No Indemnifying Party or Indemnified Party shall consent to entry of any judgment or enter into any settlement without the written consent of the other.

              (i) If the indemnification provided for in this Section 6 from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.

              The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person.

       Section 7.    Board Representation.

              (a) On the Closing Date, Mr. Doug Geoga shall be elected as a director of the Company by the Company's Board of Directors. Subject to its fiduciary duties, the Company's Board of Directors will nominate Mr. Geoga (or, if Mr. Geoga is unable or unwilling to serve, a successor as contemplated by this Section 7) for election at each meeting (or in each action by written consent in lieu of a meeting) of stockholders of the Company for the election of directors during the term of this Agreement so long as the Securityholders and/or their Affiliates beneficially own (as such term is defined in Rule 13d-3 of the Exchange Act) more than 1.1 million shares of Common Stock (as such number of shares of Common Stock shall be adjusted to take into account any stock splits, reverse stock splits, reclassifications and other similar transactions or adjustments).

                     (b) If Mr. Doug Geoga (or such a successor) is no longer a director of the Company as contemplated by paragraph (a) of this Section 7, the Securityholders may propose to the Company as a nominee for election as a director of the Company a person who (i) has recognized standing in the business community, (ii) is not a former director, officer or employee of the Company,
(iii) does not have a conflict of interest with the Company and (iv) is at such time either the President of Hyatt Hotels Corp. or a person who is otherwise reasonably acceptable to USFS.

                     (c) The Company will use its best efforts to cause Mr. Doug Geoga or any successor nominated as provided in this Section 7 to be elected by the stockholders of the Company and will solicit proxies in favor of Mr. Geoga or any such successor at each meeting (or in each action by written consent in lieu of a meeting) of stockholders of the Company.

                     (d) If the Company does not accept a Securityholders' designee as provided in paragraph (b) of this Section 7, the process set forth therein shall be repeated so long as reasonably appropriate to find a successor candidate acceptable to both Securityholders and the Company.

       Section 8. Notification as to Certain Matters. Each Designated Holder shall notify the Company of any change in such Designated Holder's beneficial ownership of shares of Voting Securities not later than two business days after such change and from time to time, upon request, shall notify the Company of the number of shares of Voting Securities beneficially owned by such Designated Holder and of the names and addresses of all Affiliates to whom such Designated Holder shall have transferred shares in accordance with Section 2(b)(i).

       Section 9.    Representations and Warranties.

              (a) Each Securityholder, severally and not jointly, represents and warrants to the other parties hereto as follows:

                            (i) Such Securityholder has full right, power and authority to enter into this Agreement and consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Securityholder and constitutes the legal, valid and binding obligation of such Securityholder, enforceable against such Securityholder in accordance with its terms, except that such enforcement may be limited by bankruptcy, fraudulent conveyance, fraudulent transfer, insolvency, reorganization, liquidation, conservatorship, moratorium and other similar laws relating to or affecting creditors' rights or the collection of debtors' obligations generally and any general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law) and the discretion of any court before which any proceedings therefor may be brought.


                            (ii) The execution, delivery and performance by such Securityholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with or result in any breach or violation of any material agreement to which such Securityholder is a party or is otherwise bound or subject and do not and will not result in any material violation of the organizational documents of such Securityholder or any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over such Securityholder or any of its properties.

                     (b) The Company represents and warrants to the other parties as follows:

                            (i) The Company has all requisite corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except that such enforcement may be limited by bankruptcy, fraudulent conveyance, fraudulent transfer, insolvency, reorganization, liquidation, conservatorship, moratorium and other similar laws relating to or affecting creditors' rights or the collection of debtors' obligations generally and any general equitable principles (regardless of whether an enforcement is considered in a proceeding in equity or at law) and the discretion of any court before which any proceedings therefor may be brought.

                            (ii) The execution, delivery and performance by the Company of this Agreement do not and will not conflict with or result in a breach or violation of any agreement to which the Company is bound or subject and do not and will not result in any violation of the Certificate of Incorporation or Bylaws of the Company or any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its properties.

                     (c) Leven and Aronson, severally and not jointly, each represents and warrants to the other parties as follows:

                            (i) He has the full right, capacity and authority to enter into this Agreement. This Agreement has been duly authorized, executed and delivered by such Person and constitutes the legal, valid and binding obligation of such Person enforceable against him in accordance with its terms, except that such enforcement may be limited by bankruptcy, fraudulent conveyance, fraudulent transfer, insolvency, reorganization, liquidation, conservatorship, moratorium and other similar laws relating to or affecting creditors' rights or the collection of debtors' obligations generally and any general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law) and the discretion of any court before which any proceedings therefor may be brought.

                            (ii) The execution, delivery and performance by such Persons do not and will not conflict with or result in a breach or violation of any agreement to which such Person is bound or subject and do not and will not result in any violation of any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over such Person.

       Section 10.   Miscellaneous.

              (a) Recapitalizations, Exchanges, etc. The provisions of this Agreement shall apply, to the full extent set forth herein, with respect to (i) the shares of Common Stock and (ii) any and all equity securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise), which may be issued in respect of, in conversion of, in exchange for or in substitution of, the shares of Common Stock, and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof.

              (b) No Inconsistent Agreements. The Company shall not enter into any agreement with respect to its securities that is inconsistent with the registration rights granted in this Agreement.

              (c) Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties hereto. Except as specifically provided herein, this Agreement is not assignable by any of the parties.

              (d) Specific Performance. Each of the parties hereto acknowledges that the other parties would not have an adequate remedy at law for money damages if any of the covenants or agreements of the parties in this Agreement were not performed in accordance with its terms and therefore agrees that the other party(ies) shall be entitled to specific enforcement of such covenants or agreements and to injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

              (e) Survival of Representations and Warranties. The representations, warranties, covenants and agreements contained in this Agreement shall survive the execution of this Agreement and any investigation at any time by the Securityholders, the Company, or on behalf of either thereof.

                     (f) Entire Agreement. This Agreement, together with the Merger Agreement and the Contribution Agreement, contains the entire understandings of the parties with respect to the subject matter of such agreements. This Agreement may not be amended except by a writing signed by all of the Company, Leven, Aronson and record holders of a majority of the Shares.

                     (g) Severability. If any terms, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restriction of this Agreement shall remain in full force and effect, unless such action would substantially impair the benefits to either party of the remaining provisions of this Agreement.

                     (h) Notices. Any notices and other communications required to be given pursuant to this Agreement shall be delivered by hand, by registered or certified mail, postage prepaid, return receipt requested, by private courier, by facsimile or by telex, as follows:

                  If to the Company, Leven or Aronson:

                     U.S. Franchise Systems, Inc.
                     13 Corporate Square, Suite 250
                     Atlanta, Georgia  30329
                     Attention:  Neal K. Aronson
                     Telecopier: (404) 235-7448

                  With copies to:

                     Paul, Weiss, Rifkind, Wharton & Garrison
                     1285 Avenue of the Americas
                     New York, New York  10019-6064
                     Attention:  Paul D. Ginsberg, Esq.
                     Telecopier: (212) 757-3990

                  If to the Securityholders:

                           c/o HSA Properties, Inc.
                           200 West Madison Street
                           Suite 3800
                           Chicago, Illinois  60606
                           Attention:  Harold S. Handelsman, Esq.
                           Telecopier: (312) 750-8545

                  with copies to:

                           Neal, Gerber & Eisenberg
                           Two North LaSalle Street
                           Suite 2200
                           Chicago, Illinois  60602
                           Attention:  Michael A. Pucker, Esq.
                           Telecopier: (312) 269-1747


                           (i)      Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the State of Delaware.

                           (j)      Counterparts.  This Agreement may be
executed in one or more counterparts, which together will constitute a single agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.


                                   HAWTHORN SUITES ASSOCIATES

                                        By:  Meridian Associates, L.P., its
                                                 managing venturer

                                        By:  Meridian Investments, Inc., its
                                                 general partner


                                   By:
                                      -------------------------------------
                                      Name:
                                      Title:


                                   HSA PROPERTIES, INC.



                                   By:
                                      -------------------------------------
                                      Name:
                                      Title:

                                   U.S. FRANCHISE SYSTEMS, INC.



                                   By:
                                      -------------------------------------
                                      Name:
                                      Title:


                                   ----------------------------------------
                                             Michael A. Leven


                                   ----------------------------------------
                                             Neal K. Aronson

                                                                      Appendix C





  [Form of Short Form Tax Opinion of Paul, Weiss, Rifkind, Wharton & Garrison]




(212) 373-3000








U.S. Franchise Systems, Inc.
13 Corporate Square
Suite 250
Atlanta, GA 30329

                  Re:      U.S. Franchise Systems, Inc.


Dear Sir or Madam:

                  We have acted as United States federal income tax counsel for U.S. Franchise Systems, Inc. ("USFS") in connection with the merger of USFS with and into USFS Hawthorn, Inc. ("USH") in which USH will be the surviving corporation (the "Merger").

                  We are giving this opinion in connection with the Proxy Statement, as amended (the "Proxy Statement"), relating to the Merger filed pursuant to the Securities Act of 1933, as amended, and the rules and regulations of the Securities Exchange Commission promulgated thereunder. Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Proxy Statement.

                  In rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements and other documents as we have deemed relevant and necessary and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed the authenticity of original

U.S. Franchise Systems, Inc.
                                                                               2




documents, the accuracy of copies and the genuineness of signatures. We understand and assume that (i) each such agreement represents the valid and binding obligation of the respective parties thereto, enforceable in accordance with its respective terms and the entire agreement between the parties with respect to the subject matter thereof, (ii) the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein, (iii) the transactions provided for by each agreement were and will be carried out in accordance with their terms and (iv) certain representations regarding factual matters and certain covenants as to future actions made by USFS, USH and major holders of USFS Common Stock will be complied with.

                  Our opinion is based upon existing United States federal income tax laws, regulations, administrative pronouncements and judicial decisions. All such authorities are subject to change, either prospectively or retroactively, and any such change could affect our opinion.

                  The opinion set forth herein has no binding effect on the United States Internal Revenue Service or the courts of the United States. No assurance can be given that, if the matter were contested, a court would agree with the opinion set forth herein.

                  We hereby confirm the opinion set forth under the caption "Certain Federal Income Tax Consequences" in the Proxy Statement. While such description discusses the material anticipated United States federal income tax consequences applicable to holders of USFS Common Stock who are citizens or residents of the United States, it does not purport to discuss all United States federal income tax consequences and our opinion is limited to those United States federal income tax consequences specifically discussed therein.

                  In giving the foregoing opinion, we express no opinion other than as to the federal income tax laws of the United States of America.

                  We are furnishing this letter in our capacity as United States federal income tax counsel to USFS. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below.

                  We hereby consent to the filing of this opinion as an Exhibit to the Proxy Statement and we further consent to the use of our name under the captions "Certain Federal Income Tax Consequences in the Proxy Statement." The issuance of

U.S. Franchise Systems, Inc.
                                                                               3




such a consent does not concede that we are an "expert" for purposes of the Securities Act.

                                    Very truly yours,



                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON

                                                                      Appendix D

                                      PROXY

                          U.S. FRANCHISE SYSTEMS, INC.
                         13 CORPORATE SQUARE, SUITE 250
                             ATLANTA, GEORGIA 30329

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                               BOARD OF DIRECTORS

                        SPECIAL MEETING OF STOCKHOLDERS,
                                 MARCH 11, 1998


The undersigned hereby appoints Michael A. Leven and Neal K. Aronson, and each of them, with full power of substitution, the true and lawful attorneys in fact, agents and proxies of the undersigned to vote on behalf of the undersigned all of the shares of Class A common stock, par value $.01 per share, of U.S. Franchise Systems, Inc. ("USFS") and Class B common stock, par value $.01 per share of USFS, which the undersigned is entitled to vote at the special meeting (the "Special Meeting") of Stockholders of USFS, to be held on March 11, 1998, commencing at 4:00 p.m., local time, at the offices of USFS, 13 Corporate Square, Suite 250, Atlanta, Georgia 30329, and any and all adjournments or postponements thereof, the following proposals more fully described in the Notice of Special Meeting of Stockholders and the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") of USFS and USFS Hawthorn, Inc. ("USH").

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1 LISTED BELOW.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN HEREIN, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1 BELOW, AND IN THE DISCRETION OF THE PROXIES IN ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND ANY ALL ADJOURNMENTS OR POSTPONEMENTS THEREOF.

1. To approve a proposal to adopt the Agreement and Plan of Merger dated December 9, 1997, as amended, among USFS and USH, which provides for the merger of USFS with and into USH (the "Merger"), with USH as the surviving corporation, and to authorize the Merger and certain related transactions, as more fully set forth in the Proxy Statement/Prospectus.

                  FOR   [ ]          AGAINST   [ ]          ABSTAIN   [ ]


2. To transact such other business as may properly come before the Special Meeting and any and all adjournments or postponements thereof.

Your signature on this proxy card is your acknowledgment of receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement/Prospectus.

The undersigned stockholder hereby revokes all proxies heretofore given by the undersigned stockholder to vote at the Special Meeting or any adjournments or postponements thereof.


                                        Dated:                            , 1998
                                              ----------------------------


                                        --------------------------------
                                        Signature


                                        --------------------------------
                                        Signature if held jointly

                                        Please sign exactly as name(s) appear on this Proxy Card. When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, personal representative, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person. If you attend the Special Meeting and decide to vote by ballot, such vote will supersede this proxy.

                                        To help us in our planning, please check here if you expect to attend the Special Meeting [ ]

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH THIS PROXY CARD.